UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                                 Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Nash-Finch Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The boards of directors of each of Spartan Stores, Inc. (referred to as “Spartan Stores”) and Nash-Finch Company (referred to as “Nash-Finch”) have unanimously approved a business combination (referred to as the “merger”). Spartan Stores and Nash-Finch entered into an Agreement and Plan of Merger, dated as of July 21, 2013 (referred to as the “merger agreement”). Under the terms of the merger agreement, a wholly owned subsidiary of Spartan Stores will merge with and into Nash-Finch, with Nash-Finch surviving as a wholly owned subsidiary of Spartan Stores.

Upon completion of the merger, Nash-Finch stockholders will receive 1.20 shares of Spartan Stores common stock for each share of Nash-Finch common stock that they own (referred to as the “exchange ratio”). The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Based on the closing price of Spartan Stores common stock on the Nasdaq Stock Market (referred to as “Nasdaq”) on July 19, 2013, the last trading day before public announcement of the merger, the 1.20 exchange ratio represented approximately $25.44 in value for each share of Nash-Finch common stock. Spartan Stores shareholders will continue to own their existing Spartan Stores shares. Spartan Stores common stock and Nash-Finch common stock are currently traded on Nasdaq under the symbols “SPTN” and “NAFC,” respectively. We urge you to obtain current market quotations of Spartan Stores and Nash-Finch common stock.

We intend for the merger to qualify as a reorganization for U.S. federal income tax purposes. Accordingly, Nash-Finch stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes upon the exchange of shares of Nash-Finch common stock for shares of Spartan Stores common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Spartan Stores common stock.

Based on the estimated number of shares of Spartan Stores and Nash-Finch common stock that will be outstanding immediately prior to the closing of the merger, we estimate that, upon the closing, former Spartan Stores shareholders will own approximately 57.7% of the combined company following the merger and former Nash-Finch stockholders will own approximately 42.3% of the combined company following the merger.

Spartan Stores and Nash-Finch will each hold special meetings of their respective shareholders in connection with the proposed merger. At the Spartan Stores special meeting, Spartan Stores shareholders will be asked to vote on the proposal to approve the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger and on the proposal to approve and adopt an amendment to Spartan Stores’ restated articles of incorporation to increase the number of authorized shares of Spartan Stores common stock. At the Nash-Finch special meeting, Nash-Finch stockholders will be asked to vote on the proposal to approve the merger agreement.

We cannot complete the merger unless the Spartan Stores shareholders approve the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger and the Nash-Finch stockholders approve the merger agreement, in each case as described above. Your vote is very important, regardless of the number of shares that you own. Whether or not you expect to attend your special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Spartan Stores or Nash-Finch special meeting, as applicable.

The Spartan Stores board of directors unanimously recommends that the Spartan Stores shareholders vote “FOR” the proposal to approve the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger, “FOR” the proposal to approve an amendment to Spartan Stores’ restated articles of incorporation and “FOR” the proposal to approve the adjournment of the Spartan Stores special meeting, if necessary or appropriate, to permit further solicitation of proxies. The Nash-Finch board of directors unanimously recommends that the Nash-Finch stockholders vote “FOR” the proposal to approve the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Nash-Finch’s named executive officers that is based on or otherwise relates to the proposed transactions and “FOR” the proposal to approve the adjournment of the Nash-Finch special meeting, if necessary or appropriate, to permit further solicitation of proxies.

The obligations of Spartan Stores and Nash-Finch to complete the merger are subject to the satisfaction or waiver of several conditions. The accompanying joint proxy statement/prospectus contains detailed information about Spartan Stores, Nash-Finch, the special meetings, the merger agreement and the merger. You should read this joint proxy statement/prospectus carefully and in its entirety before voting, including the section entitled “Risk Factors” beginning on page 26.

We look forward to the successful combination of Spartan Stores and Nash-Finch.

Sincerely,

Dennis Eidson	Alec C. Covington

President and Chief Executive Officer	President and Chief Executive Officer

Spartan Stores, Inc.	Nash-Finch Company

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated October 15, 2013 and is first being mailed to Spartan Stores shareholders and Nash-Finch stockholders on or about October 17, 2013.

Spartan Stores, Inc.

850 76th Street, S.W.

P.O. Box 8700

Grand Rapids, Michigan 49518-8700

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On November 18, 2013

To the Shareholders of Spartan Stores, Inc.:

We are pleased to invite you to attend the special meeting of shareholders of Spartan Stores, Inc., a Michigan corporation (referred to as “Spartan Stores”), which will be held at the offices of Warner Norcross & Judd LLP, 111 Lyon Street NW, Grand Rapids, MI 49503, on Monday, November 18, 2013 at 10:00 a.m., local time, for the following purposes:

•

to vote on a proposal to approve the issuance of shares of Spartan Stores common stock, no par value per share, to stockholders of Nash-Finch Company (referred to as “Nash-Finch”) in connection with the merger contemplated by the Agreement and Plan of Merger, dated July 21, 2013, by and among Spartan Stores, Nash-Finch and SS Delaware, Inc., a wholly owned subsidiary of Spartan Stores, as it may be amended from time to time (referred to as the “merger agreement”), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice is a part;

•

to vote on a proposal to approve an amendment to Spartan Stores’ restated articles of incorporation to increase the number of authorized shares of common stock from 50 million to 100 million, a copy of which amendment is included as Annex B to the joint proxy statement/prospectus of which this notice is a part; and

•

to vote on a proposal to approve the adjournment of the Spartan Stores special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Spartan Stores will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Spartan Stores special meeting.

The Spartan Stores board of directors has fixed the close of business on October 15, 2013 as the record date for the Spartan Stores special meeting. Only Spartan Stores shareholders of record at that time are entitled to receive notice of, and to vote at, the Spartan Stores special meeting or any adjournment or postponement thereof.

Completion of the merger is conditioned on approval of the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger, but it is not conditioned on approval of the proposed amendment to Spartan Stores’ restated articles of incorporation. Approval of the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger requires the approval of a majority of the votes cast at the Spartan Stores special meeting, assuming a quorum. Approval of the proposed amendment to Spartan Stores’ restated articles of incorporation requires the affirmative vote of the holders of a majority of the shares of Spartan Stores common stock outstanding and entitled to vote at the special meeting. Approval of the adjournment of the Spartan Stores special meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies requires the approval of a majority of the votes cast at the Spartan Stores special meeting.

The Spartan Stores board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that Spartan Stores shareholders vote “FOR” the proposal to approve the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger, “FOR” the proposal to approve the amendment to Spartan Stores’ restated articles of incorporation and “FOR” the proposal to approve the adjournment of the Spartan Stores special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Your vote is very important. Whether or not you expect to attend the Spartan Stores special meeting in person, to ensure your representation at the Spartan Stores special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (i) visiting the internet site listed on the Spartan Stores proxy card, (ii) calling the toll-free number listed on the Spartan Stores proxy card or (iii) submitting your Spartan Stores proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Spartan Stores stock who is present at the Spartan Stores special meeting may vote in person, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the Spartan Stores special meeting in the manner described in the accompanying document. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the bank, broker or other nominee.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the Spartan Stores special meeting. We urge you to carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes in their entirety. If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of Spartan Stores common stock, please contact Spartan Stores’ proxy solicitor:

Eagle Rock Proxy Advisors, LLC

12 Commerce Drive

Cranford, New Jersey 07016

Toll-free: (877) 705-6168

Email: spartanstores@eaglerockproxy.com

www.eaglerockproxy.com

By Order of the Spartan Stores Board of Directors,

Alex J. DeYonker

Executive Vice President, General Counsel and Secretary

Grand Rapids, Michigan

October 15, 2013

Nash-Finch Company

7600 France Avenue South

Edina, MN 55435

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS To Be Held On November 18, 2013

To the Stockholders of Nash-Finch Company:

We are pleased to invite you to attend the special meeting of stockholders of Nash-Finch Company, a Delaware corporation (referred to as “Nash-Finch”), which will be held at the Westin Edina Galleria, Room: Cahill B, 3201 Galleria, Edina, MN 55435, on Monday, November 18, 2013, at 9:00 a.m., local time, for the following purposes:

•

to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 21, 2013, by and among Nash-Finch, Spartan Stores, Inc., a Michigan corporation (referred to as “Spartan Stores”), and SS Delaware, Inc., a Delaware corporation and a wholly owned subsidiary of Spartan Stores, as it may be amended from time to time (referred to as the “merger agreement”), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice is a part;

•

to consider and cast an advisory (non-binding) vote on the compensation that may be paid or become payable to Nash-Finch’s named executive officers that is based on or otherwise related to the proposed transactions; and

•

to vote on a proposal to approve the adjournment of the Nash-Finch special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Nash-Finch will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the Nash-Finch special meeting.

The Nash-Finch board of directors has fixed the close of business on October 2, 2013 as the record date for the Nash-Finch special meeting. Only Nash-Finch stockholders of record at that time are entitled to receive notice of, and to vote at, the Nash-Finch special meeting or any adjournment or postponement thereof. A complete list of such stockholders will be available for inspection by any Nash-Finch stockholder for any purpose germane to the special meeting during ordinary business hours for the ten days preceding the Nash-Finch special meeting at Nash-Finch’s offices at 7600 France Avenue South, Edina, MN 55435. The eligible Nash-Finch stockholder list will also be available at the Nash-Finch special meeting for examination by any stockholder present at such meeting.

Completion of the merger is conditioned on approval and adoption of the merger agreement by the Nash-Finch stockholders, which requires the approval of a majority of the issued and outstanding shares of Nash-Finch common stock entitled to vote at the Nash-Finch special meeting.

The Nash-Finch board of directors has unanimously approved the merger and the merger agreement and unanimously recommends that Nash-Finch stockholders vote “FOR” the proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to

Nash-Finch’s named executive officers that is based on or otherwise relates to the proposed transactions and “FOR” the proposal to approve the adjournment of the Nash-Finch special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Your vote is very important, regardless of the number of shares that you own. Whether or not you expect to attend the Nash-Finch special meeting in person, to ensure your representation at the Nash-Finch special meeting, we urge you to submit a proxy to vote your shares as promptly as possible by (i) accessing the internet site listed on the Nash-Finch proxy card, (ii) calling the toll-free number listed on the Nash-Finch proxy card or (iii) submitting your Nash-Finch proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Nash-Finch stock who is present at the Nash-Finch special meeting may vote in person, thereby canceling any previous proxy. In any event, a proxy may be revoked in writing at any time before the Nash-Finch special meeting in the manner described in the accompanying document. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger and the merger agreement and the other matters to be considered at the Nash-Finch special meeting. We urge you to carefully read the joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes in their entirety. If you have any questions concerning the merger or the joint proxy statement/prospectus, would like additional copies or need help voting your shares of Nash-Finch common stock, please contact Nash-Finch’s proxy solicitor:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

203-658-9400

Toll-free: 800-662-5200

www.morrowco.com

info@morrowco.com

By Order of the Nash-Finch Board of Directors,

Kathleen M. Mahoney

Executive Vice President, General Counsel and Secretary

Edina, Minnesota

October 15, 2013

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Spartan Stores and Nash-Finch from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

If you are a Spartan Stores shareholder:	If you are a Nash-Finch stockholder:

Eagle Rock Proxy Advisors, LLC	Morrow & Co., LLC
12 Commerce Drive	470 West Avenue
Cranford, New Jersey 07016	Stamford, CT 06902 203-658-9400
Toll-free: (877) 705-6168	Toll-free: 800-662-5200
www.eaglerockproxy.com	www.morrowco.com
spartanstores@eaglerockproxy.com	info@morrowco.com

Investors may also consult Spartan Stores’ or Nash-Finch’s website for more information about Spartan Stores or Nash-Finch, respectively. Spartan Stores’ website is www.spartanstores.com. Nash-Finch’s website is www.nashfinch.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

If you would like to request any documents, please do so by November 8, 2013 in order to receive them before the special meetings.

For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” beginning on page 160.

i

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (referred to as the “SEC”) by Spartan Stores, constitutes a prospectus of Spartan Stores under Section 5 of the Securities Act of 1933, as amended (referred to as the “Securities Act”), with respect to the shares of Spartan Stores common stock to be issued to Nash-Finch stockholders in connection with the merger. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Spartan Stores and Nash-Finch under Section 14(a) of the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”). It also constitutes a notice of meeting with respect to the special meeting of Spartan Stores shareholders and a notice of meeting with respect to the special meeting of Nash-Finch stockholders.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated October 15, 2013. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither our mailing of this joint proxy statement/prospectus to Spartan Stores shareholders or Nash-Finch stockholders nor the issuance by Spartan Stores of shares of common stock pursuant to the merger will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus regarding Spartan Stores has been provided by Spartan Stores and information contained in this joint proxy statement/prospectus regarding Nash-Finch has been provided by Nash-Finch.

All references in this joint proxy statement/prospectus to “Spartan Stores” refer to Spartan Stores, Inc., a Michigan corporation; all references in this joint proxy statement/prospectus to “Merger Sub” refer to SS Delaware, Inc., a Delaware corporation and wholly owned subsidiary of Spartan Stores formed for the sole purpose of effecting the merger; all references in this joint proxy statement/prospectus to “Nash-Finch” refer to Nash-Finch Company, a Delaware corporation; unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we,” “our” and “us” refer to Spartan Stores and Nash-Finch collectively, unless otherwise indicated or as the context requires; and all references to the “merger” or “merger agreement” refer to the Agreement and Plan of Merger, dated as of July 21, 2013, by and among Spartan Stores, Inc., SS Delaware, Inc. and Nash-Finch Company, a copy of which is included as Annex A to this joint proxy statement/prospectus. Spartan Stores and Nash-Finch, subject to and following completion of the merger, are sometimes referred to in this joint proxy statement/prospectus as the “combined company.”

v

QUESTIONS AND ANSWERS

The following are some questions that you, as a Spartan Stores shareholder or a Nash-Finch stockholder, may have regarding the merger and the other matters being considered at the special meetings and the answers to those questions. Spartan Stores and Nash-Finch urge you to carefully read the remainder of this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes in their entirety because the information in this section does not provide all of the information that might be important to you with respect to the merger and the other matters being considered at the special meetings.

Q: Why am I receiving this joint proxy statement/prospectus?

A: Spartan Stores and Nash-Finch have agreed to a business combination pursuant to the terms of the merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is included in this joint proxy statement/prospectus as Annex A. In order to complete the merger, among other things, Spartan Stores shareholders must approve the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger, and Nash-Finch stockholders must approve the merger agreement. In addition, while not a condition to the closing of the transactions contemplated by the merger agreement, Spartan Stores shareholders will vote on a proposal to approve an amendment to Spartan Stores’ restated articles of incorporation to increase the number of authorized of shares of capital stock of Spartan Stores.

Spartan Stores and Nash-Finch will hold separate special meetings of their stockholders to obtain these approvals. This joint proxy statement/prospectus, including its Annexes, contains and incorporates by reference important information about Spartan Stores and Nash-Finch, the merger and the stockholder meetings of Spartan Stores and Nash-Finch. You should read all of the available information carefully and in its entirety.

Q: What will I receive in the merger?

A: Spartan Stores shareholders: Whether or not the merger is completed, Spartan Stores shareholders will retain the Spartan Stores common stock that they currently own. They will not receive any merger consideration, and they will not receive any additional shares of Spartan Stores common stock in the merger.

Nash-Finch stockholders: If the merger is completed, Nash-Finch stockholders will receive 1.20 shares of Spartan Stores common stock for each share of Nash-Finch common stock that they hold at the effective time of the merger. Nash-Finch stockholders will not receive any fractional shares of Spartan Stores common stock in the merger. Instead, Spartan Stores will pay cash in lieu of any fractional shares of Spartan Stores common stock that a Nash-Finch stockholder would otherwise have been entitled to receive. Nash-Finch stockholders will also be entitled to any dividends declared and paid by Spartan Stores with a record date after the effective time of the merger after they have surrendered their certificates representing Nash-Finch common stock.

Q: What is the value of the merger consideration?

A: Because Spartan Stores will issue 1.20 shares of Spartan Stores common stock in exchange for each share of Nash-Finch common stock, the value of the merger consideration that Nash-Finch stockholders receive will depend on the price per share of Spartan Stores common stock at the effective time of the merger. That price will not be known at the time of the special meetings and may be less than the current price or the price at the time of the special meetings. We urge you to obtain current market quotations of Spartan Stores common stock and Nash-Finch common stock. See “Risk Factors.”

Q: When and where will the special meetings be held?

A: Spartan Stores shareholders: The special meeting of Spartan Stores shareholders will be held at the offices of Warner Norcross & Judd LLP, 111 Lyon Street NW, Grand Rapids, MI 49503, on Monday, November 18, 2013, at 10:00 a.m. local time.

Nash-Finch stockholders: The special meeting of Nash-Finch stockholders will be held at the Westin Edina Galleria, Room: Cahill B, 3201 Galleria, Edina, MN 55435, on Monday, November 18, 2013, at 9:00 a.m. local time.

Q: Who is entitled to vote at the special meetings?

A: Spartan Stores shareholders: The record date for the Spartan Stores special meeting is October 15, 2013. Only record holders of shares of Spartan Stores common stock at the close of business on such date are entitled to notice of, and to vote at, the Spartan Stores special meeting or any adjournment or postponement thereof.

Nash-Finch stockholders: The record date for the Nash-Finch special meeting is October 2, 2013. Only record holders of shares of Nash-Finch common stock at the close of business on such date are entitled to notice of, and to vote at, the Nash-Finch special meeting or any adjournment or postponement thereof.

Q: What constitutes a quorum at the special meetings?

A: Spartan Stores shareholders: Shareholders who hold shares representing at least a majority of the shares entitled to vote at the Spartan Stores special meeting must be present in person or represented by proxy to constitute a quorum. All shares of Spartan Stores common stock represented at the Spartan Stores special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes will not be treated as present for purposes of determining the presence or absence of a quorum.

No business may be transacted at the Spartan Stores special meeting unless a quorum is present. If a quorum is not present, or if fewer shares are voted in favor of the proposal to approve the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger than is required, if necessary or appropriate to allow additional time for obtaining additional proxies, the special meeting may be adjourned if the approval of a majority of the votes cast at the special meeting is obtained. No notice of an adjourned meeting need be given unless:

•	the adjournment is for more than 30 days; or

•

if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

Nash-Finch stockholders: Stockholders who hold shares representing at least a majority of the voting power of all issued and outstanding shares of capital stock entitled to vote at the Nash-Finch special meeting must be present in person or represented by proxy to constitute a quorum. All shares of Nash-Finch common stock represented at the Nash-Finch special meeting, either person or by proxy, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes will have no effect on determining the presence or absence of a quorum at the Nash-Finch special meeting.

No business may be transacted at the Nash-Finch special meeting unless a quorum is present. If a quorum is not present, the special meeting may be adjourned to allow additional time for obtaining additional proxies if the approval to adjourn the meeting of at least a majority of the stockholders present or represented by proxy is obtained. No notice of an adjourned meeting need be given unless:

•	the adjournment is for more than 30 days, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting; or

•

a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, in which case the board of directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of such record date.

At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

Q: How do I vote if I am a stockholder of record?

A: Spartan Stores shareholders: If you were a record holder of Spartan Stores stock at the close of business on the record date for the Spartan Stores special meeting, you may vote in person by attending the Spartan Stores special meeting or, to ensure that your shares are represented at the Spartan Stores special meeting, you may authorize a proxy to vote by:

•	visiting the internet site listed on the Spartan Stores proxy card and following the instructions provided on that site anytime up to 1:00 a.m. Eastern time, on November 18, 2013;

•	calling the toll-free number listed on the Spartan Stores proxy card and following the instructions provided in the recorded message anytime up to 1:00 a.m. Eastern time, on November 18, 2013; or

•	submitting your Spartan Stores proxy card by mail by using the provided self-addressed, stamped envelope.

If you hold shares of Spartan Stores common stock in “street name” through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the Spartan Stores special meeting.

Nash-Finch stockholders. If you were a record holder of Nash-Finch stock at the close of business on the record date for the Nash-Finch special meeting, you may vote in person by attending the Nash-Finch special meeting or, to ensure that your shares are represented at the Nash-Finch special meeting, you may authorize a proxy to vote by:

•	visiting the internet site listed on the Nash-Finch proxy card and following the instructions provided on that site anytime up to 11:59 p.m. Eastern time, on November 17, 2013;

•	calling the toll-free number listed on the Nash-Finch proxy card and following the instructions provided in the recorded message anytime up to 11:59 p.m. Eastern time, on November 17, 2013; or

•	submitting your Nash-Finch proxy card by mail by using the provided self-addressed, stamped envelope.

If you hold shares of Nash-Finch common stock in “street name” through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your broker, bank or other nominee to ensure that your shares are represented at the Nash-Finch special meeting.

Q: How many votes do I have?

A: Spartan Stores shareholders: With respect to each proposal to be presented at the Spartan Stores special meeting, holders of Spartan Stores common stock are entitled to one vote for each share of Spartan Stores common stock owned at the close of business on the Spartan Stores record date. At the close of business on the Spartan Stores record date, there were 21,874,509 shares of Spartan Stores common stock outstanding and entitled to vote at the Spartan Stores special meeting.

Nash-Finch stockholders: With respect to each proposal to be presented at the Nash-Finch special meeting, holders of Nash-Finch common stock are entitled to one vote for each share of Nash-Finch common stock owned at the close of business on the Nash-Finch record date. At the close of business on the Nash-Finch record date, there were 12,315,543 shares of Nash-Finch common stock outstanding and entitled to vote at the Nash-Finch special meeting.

Q: What vote is required to approve each proposal?

A: Spartan Stores shareholders: The approval of the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger requires the approval of a majority of the votes cast at the Spartan Stores special meeting, assuming a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for this proposal.

The approval of the proposed amendment to Spartan Stores’ restated articles of incorporation requires the approval of a majority of the outstanding shares of Spartan Stores common stock entitled to vote at the Spartan Stores special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote “AGAINST” this proposal.

The adjournment of the Spartan Stores special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of a majority of the votes cast at the Spartan Stores special meeting, regardless of whether there is a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote.

Nash-Finch stockholders: The adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Nash-Finch common stock entitled to vote at the special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote “AGAINST” this proposal.

The approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Nash-Finch’s named executive officers that is based on or otherwise related to the proposed transactions requires the affirmative vote of a majority of the issued and outstanding shares of Nash-Finch common stock that are present in person or represented by proxy and entitled to vote at the special meeting, assuming a quorum. Failures to vote and broker non-votes will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

The adjournment of the Nash-Finch special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the issued and outstanding shares of Nash-Finch common stock that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of whether or not there is a quorum. Failures to vote and broker non-votes will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

Q: How does the Spartan Stores board of directors recommend that Spartan Stores shareholders vote?

A: The Spartan Stores board of directors has unanimously determined that the merger and the other transactions contemplated by the merger agreement (including the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger) and the approval of a proposed amendment to Spartan Stores’ restated articles of incorporation are in the best interests of Spartan Stores and its shareholders. Accordingly, the Spartan Stores board of directors unanimously recommends that Spartan Stores shareholders vote “FOR” the proposal to approve the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger, “FOR” the proposal to approve an amendment to Spartan Stores’ restated articles of incorporation and “FOR” the proposal to approve the adjournment of the Spartan Stores special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q: How does the Nash-Finch board of directors recommend that Nash-Finch stockholders vote?

A: The Nash-Finch board of directors has unanimously adopted the merger agreement and determined that the merger agreement is in the best interests of Nash-Finch and its shareholders. Accordingly, the Nash-Finch board of directors unanimously recommends that Nash-Finch stockholders vote “FOR” the proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, “FOR” the proposal to approve on an advisory (non-binding) basis, the compensation that may be paid or become payable to Nash-Finch’s named executive officers that is based on or otherwise related to the proposed transactions and “FOR” the proposal to approve the adjournment of the Nash-Finch special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q: My shares are held in “street name” by my broker, bank or other nominee. Will my broker, bank or other nominee automatically vote my shares for me?

A: No. If your shares are held through a stock brokerage account or a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. You must provide the record holder of your shares with instructions on how to vote your shares. Otherwise, your broker, bank or other nominee may not vote your shares on any of the proposals to be considered at the Spartan Stores special meeting or the Nash-Finch special meeting, as applicable, and a broker non-vote will result. In connection with the Spartan Stores special meeting, broker non-votes will have (i) no effect on the proposal to approve the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger (assuming a quorum is present), (ii) the same effect as a vote “AGAINST” the proposal to approve an amendment to Spartan Stores’ restated articles of incorporation and (iii) no effect on the proposal to approve the adjournment of the Spartan Stores special meeting, if necessary or appropriate, to permit further solicitation of proxies. In connection with the Nash-Finch special meeting, broker non-votes will have (i) the same effect as a vote “AGAINST” the proposal to approve the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) no effect on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Nash-Finch’s named executive officers that is based on or otherwise related to the proposed transactions and (iii) no effect on the proposal to approve the adjournment of the Nash-Finch special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Please follow the voting instructions provided by your broker, bank or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Spartan Stores or Nash-Finch or by voting in person at the special meeting unless you first obtain a “legal proxy” from your broker, bank or other nominee.

Q: What will happen if I fail to vote?

A: Spartan Stores shareholders: If you fail to vote, it will have (i) no effect on the proposal to approve the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger (assuming a quorum), (ii) the same effect as a vote “AGAINST” the proposal to approve an amendment to Spartan Stores restated articles of incorporation and (iii) no effect on the proposal to approve the adjournment of the Spartan Stores special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Nash-Finch stockholders: If you fail to vote, it will have (i) the same effect as a vote “AGAINST” the proposal to approve the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) no effect on the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Nash-Finch’s named executive officers that is based on or otherwise related to the proposed transactions and (iii) no effect on the proposal to approve the adjournment of the Nash-Finch special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q: What will happen if I mark my proxy or voting instructions to abstain from voting?

A: Spartan Stores shareholders: If you mark your proxy or voting instructions to abstain, it will have (i) no effect on the proposal to approve the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger (assuming a quorum), (ii) the same effect as a vote “AGAINST” the proposal to approve an amendment to Spartan Stores restated articles of incorporation and (iii) no effect on the proposal to approve the adjournment of the Spartan Stores special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Nash-Finch stockholders: If you mark your proxy or voting instructions to abstain, it will have (i) the same effect as a vote “AGAINST” the proposal to approve the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) the same effect as a vote “AGAINST” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Nash-Finch’s named executive officers that is based on or otherwise related to the proposed transactions and (iii) the same effect as a vote “AGAINST” the proposal to approve the adjournment of the Nash-Finch special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q: What will happen if I return my proxy card without indicating how to vote?

A: Spartan Stores shareholders: If you properly complete and sign your proxy card but do not indicate how your shares of Spartan Stores common stock should be voted on a proposal, the shares of Spartan Stores common stock represented by your proxy will be voted as the Spartan Stores board of directors recommends and, therefore, “FOR” the proposal to approve the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger, “FOR” the proposal to approve an amendment to Spartan Stores restated articles of incorporation and “FOR” the proposal to approve the adjournment of the Spartan Stores special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Nash-Finch stockholders: If you properly complete and sign your proxy card but do not indicate how your shares of Nash-Finch common stock should be voted on a proposal, the shares of Nash-Finch common stock represented by your proxy will be voted as the Nash-Finch board of directors recommends and, therefore, “FOR” the proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, “FOR” the proposal to approve on an advisory (non-binding) basis, the compensation that may be paid or become payable to Nash-Finch’s named executive officers that is based on or otherwise related to the proposed transactions, and “FOR” the proposal to approve the adjournment of the Nash-Finch special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Q: Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A: Yes. If you are the record holder of either Spartan Stores or Nash-Finch stock: You can change your vote or revoke your proxy at any time before your proxy is voted at the applicable special meeting. You can do this by:

•	timely delivering a signed written notice of revocation;

•	timely delivering a new, valid proxy bearing a later date (including by telephone or through the internet); or

•

attending the special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person. Simply attending the Spartan Stores special meeting or the Nash-Finch special meeting without voting will not revoke any proxy that you have previously given or change your vote.

If you choose either of the first two methods, your notice of revocation or your new proxy must be received by the Secretary of Spartan Stores or Nash-Finch, as applicable, no later than the beginning of the applicable special meeting.

Regardless of the method used to deliver your previous proxy, you may revoke your proxy by any of the above methods.

If you hold shares of either Spartan Stores or Nash-Finch in “street name,” you must contact your broker, bank or other nominee to change your vote.

Q: What are the material U.S. federal income tax consequences of the merger to U.S. holders of Nash-Finch common stock?

A: The merger is intended to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (referred to as the “Code”). Assuming the merger qualifies as a reorganization, a holder of Nash-Finch common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of Nash-Finch common stock for shares of Spartan Stores common stock in connection with the merger, except with respect to cash received in lieu of fractional shares. For further information, see “Material U.S. Federal Income Tax Consequences” beginning on page 118.

The U.S. federal income tax consequences described above may not apply to all holders of Nash-Finch common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q: When do you expect the merger to be completed?

A: Spartan Stores and Nash-Finch hope to complete the merger as soon as reasonably possible and expect the closing of the merger to occur in the fourth quarter of calendar 2013. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions, and it is possible that factors outside the control of Spartan Stores and Nash-Finch could result in the merger being completed at an earlier time, a later time or not at all. There may be a substantial amount of time between the Spartan Stores and Nash-Finch special meetings and the completion of the merger.

Q: Do I need to do anything with my shares of common stock other than voting for the proposals at the special meeting?

A: Spartan Stores shareholders: If you are a Spartan Stores shareholder, after the merger is completed, you are not required to take any action with respect to your shares of Spartan Stores common stock.

Nash-Finch stockholders: If you are a Nash-Finch stockholder, after the merger is completed, each share of Nash-Finch common stock that you hold will be converted automatically into the right to receive 1.20 shares of Spartan Stores common stock, together with cash in lieu of any fractional shares, as applicable. You will receive instructions at that time regarding exchanging your shares for shares of Spartan Stores common stock. You do not need to take any action at this time. Please do not send your Nash-Finch stock certificates with your proxy card.

Q: Are stockholders entitled to appraisal rights?

A: No. Neither the stockholders of Nash-Finch nor the shareholders of Spartan Stores are entitled to appraisal rights in connection with the merger under Delaware law or Michigan law or under the governing documents of either company.

Q: What happens if I sell my shares of Nash-Finch common stock before the Nash-Finch special meeting?

A: The record date for the Nash-Finch special meeting is earlier than the date of the Nash-Finch special meeting and the date that the merger is expected to be completed. If you transfer your Nash-Finch shares after the Nash-Finch record date but before the Nash-Finch special meeting, you will retain your right to vote at the Nash-Finch special meeting, but will have transferred the right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares through the effective date of the merger.

Q: What if I hold shares in both Spartan Stores and Nash-Finch?

A: If you are both a Spartan Stores shareholder and a Nash-Finch stockholder, you will receive two separate packages of proxy materials. A vote cast as a Spartan Stores shareholder will not count as a vote cast as a Nash-Finch stockholder, and a vote cast as a Nash-Finch stockholder will not count as a vote cast as a Spartan Stores shareholder. Therefore, please separately submit a proxy for each of your Spartan Stores and Nash-Finch shares.

Q: Who can help answer my questions?

A: Spartan Stores shareholders or Nash-Finch stockholders who have questions about the merger, the other matters to be voted on at the special meetings, or how to submit a proxy or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

If you are a Spartan Stores shareholder:	If you are a Nash-Finch stockholder:

Eagle Rock Proxy Advisors, LLC 12 Commerce Drive Cranford, New Jersey 07016 Toll-free: (877) 705-6168 www.eaglerockproxy.com spartanstores@eaglerockproxy.com	Morrow & Co., LLC 470 West Avenue Stamford, CT 06902 203-658-9400 Toll-free: 800-662-5200 www.morrowco.com info@morrowco.com

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all the information that is important to you with respect to the merger and the other matters being considered at the Spartan Stores and Nash-Finch special meetings. Spartan Stores and Nash-Finch urge you to read the remainder of this joint proxy statement/prospectus carefully, including the attached Annexes, and the other documents to which we have referred you. See also the section entitled “Where You Can Find More Information” beginning on page 160. We have included page references in this summary to direct you to a more complete description of the topics presented below.

The Companies

Spartan Stores, Inc.

Spartan Stores is a leading regional grocery distributor and grocery retailer, operating principally in Michigan and Indiana. Spartan Stores operates two reportable business segments: Distribution and Retail. Spartan Stores’ Distribution segment provides a full line of grocery, general merchandise, health and beauty care, frozen and perishable items to approximately 390 independently owned grocery locations and Spartan Stores’ 102 corporate owned stores. Spartan Stores’ retail segment operates 102 retail supermarkets in Michigan including D&W Fresh Markets, Family Fare Supermarkets, Glen’s Markets, VG’s Food and Pharmacy and Valu Land. In addition, Spartan Stores’ Retail segment operates 30 fuel centers/convenience stores, generally adjacent to our supermarket locations. Spartan Stores’ supermarkets have a “neighborhood market” focus to distinguish them from supercenters.

Spartan Stores common stock trades on the Nasdaq Stock Market under the symbol “SPTN.”

The principal executive offices of Spartan Stores are located at 850 76th Street, S.W., Grand Rapids, Michigan, and Spartan Stores’ telephone number is (616) 878-2000. Additional information about Spartan Stores and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 160.

Nash-Finch Company

Nash-Finch is a Fortune 500 company and the largest food distributor serving military commissaries and exchanges in the United States, in terms of revenue. Nash-Finch’s core businesses include distributing food to military commissaries and exchanges and independent grocery retailers located in 41 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores, Bahrain and Egypt. Nash-Finch also owns and operates a base of 76 retail stores, primarily supermarkets under the Family Fresh Market®, Econofoods®, Family Thrift Center®, No Frills®, Bag ‘n Save®, Supermercado Nuestra Familia®, and Sun Mart® trade names. Nash-Finch was originally established in 1885 and incorporated in 1921.

Nash-Finch common stock trades on the Nasdaq Stock Market under the symbol “NAFC.”

The principal executive offices of Nash-Finch are located at 7600 France Avenue South, Minneapolis, Minnesota, and Nash-Finch’s telephone number is (952) 832-0534. Additional information about Nash-Finch and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 160.

SS Delaware, Inc.

SS Delaware, Inc., a wholly owned subsidiary of Spartan Stores, Inc., is a Delaware corporation that was formed on July 18, 2013 for the sole purpose of effecting the merger. In the merger, SS Delaware, Inc. will be merged with and into Nash-Finch, with Nash-Finch surviving as a wholly owned subsidiary of Spartan Stores.

The Merger

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Spartan Stores and Nash-Finch encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page 97.

Form of the Merger (see page 97)

Subject to the terms and conditions of the merger agreement, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of Spartan Stores formed for the sole purpose of effecting the merger, will be merged with and into Nash-Finch. Nash-Finch will survive the merger as a wholly owned subsidiary of Spartan Stores. The combined company may pursue an internal restructuring of certain legal entities after completing the merger. The internal restructuring of the combined company would be subject to, among other things, the continuing evaluation of such restructuring and the approval of the board of directors of the combined company after the merger.

Merger Consideration (see page 98)

Nash-Finch stockholders will have the right to receive 1.20 shares of Spartan Stores common stock for each share of Nash-Finch common stock they hold at the effective time of the merger (referred to as the “exchange ratio”). The exchange ratio is fixed and will not be adjusted for changes in the market value of the common stock of Nash-Finch or Spartan Stores. As a result, the implied value of the consideration to Nash-Finch stockholders will fluctuate between the date of this joint proxy statement/prospectus and the effective date of the merger. Based on the closing price of Spartan Stores common stock on the Nasdaq Stock Market (referred to as the “Nasdaq”) on July 19, 2013, the last trading day before public announcement of the merger, the exchange ratio represented approximately $25.44 in value for each share of Nash-Finch common stock. Based on the closing price of Spartan Stores common stock on Nasdaq on October 14, 2013, the latest trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $27.23 in value for each share of Nash-Finch common stock.

Material U.S. Federal Income Tax Consequences of the Merger (see page 118)

The merger is intended to be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as a reorganization, a holder of Nash-Finch common stock will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of Nash-Finch common stock for shares of Spartan Stores common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Spartan Stores common stock.

As a condition to the completion of the merger, Spartan Stores and Nash-Finch will have received an opinion, dated as of the closing date of the merger, that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

The tax opinions regarding the merger will not address any state, local or foreign tax consequences of the merger. The opinions will be based on certain assumptions and representations as to factual matters from Spartan Stores and Nash-Finch, as well as certain covenants and undertakings by Spartan Stores and Nash-Finch. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated in any material respect, the validity of the conclusions reached by counsel in their opinions would be jeopardized and the tax consequences of the merger could differ from those described in this joint proxy statement/prospectus. Neither Spartan Stores nor Nash-Finch is currently aware of any facts or circumstances that would cause the assumptions, representations, covenants and undertakings to be incorrect, incomplete, inaccurate or violated in any material respect.

An opinion of counsel represents such counsel’s best legal judgment but is not binding on the Internal Revenue Service (referred to as the “IRS”) or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

You are urged to consult your own tax advisor regarding the particular consequences to you of the merger.

Recommendation of the Board of Directors of Spartan Stores (see page 59)

After careful consideration, the Spartan Stores board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Spartan Stores and its shareholders, approved the merger and the merger agreement and recommended to Spartan Stores shareholders the approval of the issuance of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger. The Spartan Stores board of directors approved and declared advisable the proposed amendment to Spartan Stores’ restated articles of incorporation which increases the number of authorized shares of capital stock under its articles of incorporation at the effective time of the merger, and recommends the approval of the amendment to Spartan Stores restated articles of incorporation to the holders of Spartan Stores common stock. For more information regarding the factors considered by the Spartan Stores board of directors in reaching its decisions relating to its recommendations, see the section entitled “The Merger—Spartan Stores’ Reasons for the Merger; Recommendation of the Spartan Stores Board of Directors.” The Spartan Stores board of directors unanimously recommends that Spartan Stores shareholders vote “FOR” the proposal to approve the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger, “FOR” the proposal to approve an amendment to Spartan Stores restated articles of incorporation and “FOR” the proposal to approve the adjournment of the Spartan Stores special meeting to a later date or dates, if necessary or appropriate to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the issuance of shares of Spartan Stores common stock.

Recommendation of the Board of Directors of Nash-Finch (see page 72)

After careful consideration, the Nash-Finch board of directors unanimously adopted the merger agreement, determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Nash-Finch’s stockholders, and recommended that the merger agreement be approved by Nash-Finch’s shareholders. For more information regarding the factors considered by the Nash-Finch board of directors in reaching its decision to recommend the adoption of the merger agreement, see the section entitled “The Merger—Nash-Finch’s Reasons for the Merger; Recommendation of the Nash-Finch Board of Directors.” The Nash-Finch board of directors unanimously recommends that Nash-Finch stockholders vote “FOR” the proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, “FOR” the proposal to approve on an advisory (non-binding) basis, the compensation that may be paid or become payable to Nash-Finch’s named executive officers that is based on or otherwise related to the proposed transactions and “FOR” the proposal to approve the adjournment of the Nash-Finch special meeting to a later date or dates, if necessary or appropriate to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Opinion of Spartan Stores’ Financial Advisor (see page 61)

In connection with the merger, Spartan Stores’ board of directors received a written opinion, dated July 21, 2013, from Spartan Stores’ financial advisor, Moelis & Company LLC, referred to as “Moelis”, as to the fairness to Spartan Stores, from a financial point of view and as of the date of such opinion, of the exchange ratio. The full text of Moelis’ written opinion dated July 21, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. Shareholders are urged to read Moelis’ written opinion carefully and in its entirety. Moelis’ opinion was provided for the use and benefit of Spartan Stores’ board of directors (in its capacity as such) in its evaluation of the merger. Moelis’ opinion is limited solely to the fairness to Spartan Stores, from a financial point of view, of the exchange ratio and does not address Spartan Stores’ underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available with respect to Spartan Stores. Moelis’ opinion does not constitute a recommendation to any shareholder of Spartan Stores as to how such shareholder should vote or act with respect to the merger or any other matter.

Opinion of Nash-Finch’s Financial Advisor (see page 75)

Nash-Finch retained J.P. Morgan Securities LLC (referred to as “J.P. Morgan”) to act as its financial advisor in connection with the merger. At the meeting of Nash-Finch’s board of directors on July 21, 2013, J.P. Morgan rendered its oral opinion to the board of directors of Nash-Finch that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Nash-Finch common stock. The oral opinion was subsequently confirmed in writing by delivery of J.P. Morgan’s written opinion dated the same date. The full text of the written opinion of J.P. Morgan, dated July 21, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference. The Nash-Finch stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the board of directors of Nash-Finch, is directed only to the fairness from a financial point of view of the exchange ratio in the proposed merger as of the date of the opinion and does not constitute a recommendation to any stockholder of Nash-Finch as to how such stockholder should vote at the Nash-Finch special meeting.

Interests of Spartan Stores Directors and Executive Officers in the Merger (see page 84)

Certain of Spartan Stores’ directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of Spartan Stores shareholders generally.

As detailed below under “The Merger—Board of Directors and Management Following the Merger,” the merger agreement provides that upon consummation of the merger, the board of directors of Spartan Stores will consist of up to twelve directors, which will include seven directors chosen by the current Spartan Stores directors (at least five of whom will be independent for purposes of the Nasdaq rules) and four of the five current Nash-Finch directors who are independent for purposes of the Nasdaq rules. In addition, Nash-Finch has the right to designate a fifth independent director selected by its board of directors, subject to approval by Spartan Stores (which approval shall not be unreasonably withheld), prior to the consummation of the merger. If such additional independent director is not selected prior to the consummation of the merger, such independent director may be selected by the board of directors of the combined company.

It is anticipated that no payments or benefits will be triggered as a result of the merger under the employment agreements, executive severance agreements, or other benefit plans that Spartan Stores has entered into with its executive officers, or under any Spartan Stores equity incentive plan.

As of October 15, 2013, the record date for the Spartan Stores special meeting, the directors and executive officers of Spartan Stores and their affiliates beneficially owned and were entitled to vote 854,001 shares of Spartan Stores common stock, collectively representing approximately 3.9% of the shares of Spartan Stores common stock outstanding and entitled to vote.

The Spartan Stores board of directors was aware of these interests and considered them, among other matters, in evaluating the merger and in making its recommendations to Spartan Stores shareholders.

Interests of Nash-Finch Directors and Executive Officers in the Merger (see page 84)

Certain of Nash-Finch’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of Nash-Finch’s stockholders generally.

As detailed below under “The Merger—Board of Directors and Management Following the Merger,” the merger agreement provides that upon consummation of the merger, the board of directors of Spartan Stores will consist of up to twelve directors, which will include seven directors chosen by the current Spartan Stores directors (at least five of whom will be independent for purposes of the Nasdaq rules) and four of the five current Nash-Finch directors (who are independent for purposes of the Nasdaq rules). In addition, Nash-Finch has the right to designate a fifth independent director selected by its board of directors, subject to approval by Spartan Stores (which approval shall not be unreasonably withheld), prior to the consummation of the merger. If such additional independent director is not selected prior to the consummation of the merger, such independent director may be selected by the board of directors of the combined company. Alec Covington, the current President and Chief Executive Officer of Nash-Finch, will serve as an advisor to the combined company on an as needed basis to help ensure a smooth transition. Edward Brunot, who currently serves as President of Nash-Finch’s military business, will continue to lead that business in the combined companies. Each of Mr. Covington, Robert B. Dimond, Nash-Finch’s Executive Vice President, Chief Financial Officer and Treasurer, Kevin Elliott, Nash-Finch’s Executive Vice President, President and Chief Operating Officer, Nash-Finch Wholesale/Retail and Calvin S. Sihilling, Nash-Finch’s Executive Vice President and Chief Information Officer, has been notified that his respective employment by the combined company will be terminated following the consummation of the merger. Other executive officers of Nash-Finch may also become employees or otherwise provide services to Spartan Stores or the combined company following the consummation of the merger. Current and former directors and officers of Nash-Finch will also be entitled to continued indemnification. Please see “Interests of Nash-Finch Directors and Executive Officers in the Merger.”

Also as described in “Interests of Nash-Finch Directors and Executive Officers in the Merger,” the merger will result in the acceleration of certain cash bonus awards and accelerated vesting and payout of certain benefits, including restricted stock units, performance units and deferred compensation account balances, payable to directors and executive officers. Upon a termination of employment of an executive officer by the combined company not-for-cause or by the executive officer for good reason following the merger, including the termination of employment of Messrs. Covington, Dimond, Elliott and Sihilling described above. The executive officer would be entitled to additional compensation.

As of October 2, 2013, the record date for the Nash-Finch special meeting, the directors and executive officers of Nash-Finch and their affiliates beneficially owned 767,812 shares of Nash-Finch common stock (including shares that such persons were entitled to receive pursuant to currently vested equity awards) and were entitled to vote 62,914 shares of Nash-Finch common stock (excluding shares that such persons may be entitled to receive pursuant to currently vested equity awards or upon the vesting of certain equity awards immediately prior to the effective time of the merger), collectively representing approximately 5.9% and 0.5%, respectively of the shares of Nash-Finch common stock outstanding and entitled to vote.

The Nash-Finch board of directors was aware of these interests and considered them, among other matters, in evaluating the merger and in making its recommendations to Nash-Finch stockholders.

Board of Directors and Management Following the Merger (see page 92)

Immediately following the effective time of the merger, the board of directors of the combined company will consist of up to twelve members, including: (i) seven directors chosen by the current Spartan Stores directors (at least five of whom will be independent for purposes of the Nasdaq rules), and (ii) four of the five current directors of Nash-Finch who are independent for purposes of the Nasdaq rules. In addition, Nash-Finch has the right to designate a fifth independent director selected by its board of directors, subject to approval by Spartan Stores (which approval shall not be unreasonably withheld), prior to the consummation of the merger. If such additional independent director is not selected prior to the consummation of the merger, such independent director may be selected by the board of directors of the combined company. The fees and/or other remuneration to be provided to the non-employee directors of the combined company have not been determined.

The merger agreement provides that Craig C. Sturken will continue to serve as Spartan Stores’ Chairman of the board, and that Dennis Eidson will continue to serve as President and Chief Executive Officer. Alec Covington, the current President and Chief Executive Officer of Nash-Finch, will serve as an advisor to the combined company to help ensure a smooth transition.

Treatment of Nash-Finch Stock Options and Other Equity-Based Awards (see page 94)

Upon completion of the merger, each right of any kind to receive Nash-Finch common stock or benefits measured by the value of a number of shares of Nash-Finch common stock granted under the Nash-Finch stock plans will be converted into an award with respect to a number of shares of Spartan common stock equal to the product of (i) the aggregate number of shares of Nash-Finch common stock subject to such award, multiplied by (ii) 1.20 (the exchange ratio in the merger). Such converted awards shall otherwise continue to have, and be subject to, the same terms and conditions set forth in the applicable Nash-Finch stock plan (or any other agreement to which such converted award was subject immediately prior to the effective time of the merger). The exercise or strike price (if any) per share of Spartan common stock applicable to any such converted award shall be equal to (i) the per share exercise price of such converted award immediately prior to the effective time of the merger divided by (ii) 1.20 (the exchange ratio in the merger).

Regulatory Clearances Required for the Merger (see page 93)

Spartan Stores and Nash-Finch have each agreed to take actions in order to obtain regulatory clearance required to consummate the merger. Regulatory clearance includes expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (referred to as the “HSR Act”), following required notifications with and review by the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice. On July 30, 2013, each of Spartan Stores and Nash-Finch filed its notification under the HSR Act. On August 29, 2013, the pre-merger waiting period under the HSR Act expired without action by the Federal Trade Commission or the Department of Justice.

While Spartan Stores and Nash-Finch expect to obtain all required regulatory clearances, we cannot assure you that these regulatory clearances will be obtained or that the granting of these regulatory clearances will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Amendment to the Restated Articles of Incorporation of Spartan Stores (see page 72)

The Spartan Stores board of directors has approved, subject to Spartan Stores shareholder approval, an amendment to the Spartan Stores restated articles of incorporation which increases the number of authorized shares of common stock from 50 million to 100 million. The form of amendment to Spartan Stores’ restated articles of incorporation is included in this joint proxy statement/prospectus as Annex B. The approval of the amendment by the Spartan Stores shareholders is not a condition precedent to the closing of the merger. In the event this proposal is approved by Spartan Stores shareholders, but the merger is not completed, the amendment will not become effective.

Expected Timing of the Merger

Spartan Stores and Nash-Finch currently expect the closing of the merger to occur in the fourth calendar quarter of 2013. However, the merger is subject to various regulatory clearances and the satisfaction or waiver of other conditions as described in the merger agreement, and it is possible that factors outside the control of Spartan Stores and Nash-Finch could result in the merger being completed at an earlier time, a later time or not at all.

Conditions to Completion of the Merger (see page 109)

The obligations of Spartan Stores and Nash-Finch to complete the merger are subject to the satisfaction of the following conditions:

•	The adoption of the merger agreement by the holders of a majority of the outstanding shares of Nash-Finch common stock;

•

approval of the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger by the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Spartan Stores special meeting, assuming a quorum;

•	the expiration or earlier termination of the waiting period (and any extension thereof) applicable to the merger under the HSR Act;

•	absence of any injunction, decree, order, statute, rule or regulation by a court or other governmental entity that makes unlawful or prohibits the consummation of the merger;

•

effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings threatened or initiated by the SEC for that purpose;

•

authorization for the listing on Nasdaq of the shares of Spartan Stores common stock to be issued in connection with the merger and upon conversion of the Nash-Finch restricted stock and the shares of Spartan Stores common stock reserved for issuance pursuant to Spartan Stores stock options, subject to official notice of issuance; and

•

the combined company’s financing sources shall not have failed to enter into the credit facility and make the initial loans under the new credit facility due to the occurrence of a material adverse effect or the failure of a condition to the new credit facility relating to minimum opening excess availability.

In addition, each of Spartan Stores’ and Nash-Finch’s obligations to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•

the representations and warranties of the other party, other than the representations related to the ownership of subsidiaries, capitalization, and authorization of the merger (i) to the extent qualified by material adverse effect, will be true and correct, and (ii) to the extent not qualified by material adverse effect, will be true and correct except where the failure to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on such party as of the date of the merger agreement and as of the closing date (other than those representations and warranties that were made only as of a specified date, which need only be true and correct as of such specified date);

•

the representations and warranties of the other party relating to the ownership of subsidiaries and capitalization will be true and correct in all respects (other than de minimis inaccuracies) as of the date of the merger agreement and as of the closing date (except to the extent such representations or warranties were made only as of a specified date, in which case, as of such specified date);

•	the representations and warranties of the other party relating to the authorization of the merger will be true and correct in all respects;

•	the other party having performed, in all material respects, its covenants and agreements under the merger agreement required to be performed on or prior to the closing date;

•	receipt of a certificate executed by the other party’s chief executive officer or chief financial officer as to the satisfaction of the conditions described in the preceding four bullets;

•	there shall not have occurred a material adverse effect with respect to the other party; and

•

receipt of a tax opinion from the party’s tax counsel as described in the section titled “The Merger Agreement—Conditions to Completion of the Merger,” including an opinion that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

No Solicitation of Alternative Proposals (see page 104)

The merger agreement precludes Spartan Stores and Nash-Finch from soliciting or engaging in discussions or negotiations with a third party with respect to a proposal for an acquisition proposal. However, if Spartan Stores or Nash-Finch receives an unsolicited acquisition proposal from a third party, and Spartan Stores’ or Nash-Finch’s board of directors, as applicable, among other things, determines in good faith (after consultation with its legal and financial advisors) that such unsolicited proposal is, or is reasonably expected to lead to, a superior proposal to the merger, then Spartan Stores or Nash-Finch, as applicable, may furnish non-public information to and enter into discussions with, and only with, that third party regarding such acquisition proposal.

Termination of the Merger Agreement (see page 111)

Spartan Stores and Nash-Finch may mutually agree to terminate the merger agreement at any time, notwithstanding adoption of the merger agreement by stockholders. Either company may also terminate the merger agreement if the merger is not consummated by January 21, 2014, subject to certain exceptions. In addition, either company may terminate the agreement to enter into a definitive agreement with respect to a superior proposal, subject to certain conditions and the payment of a termination fee. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” for a discussion of these and other rights of each of Spartan Stores and Nash-Finch to terminate the merger agreement.

Termination Fees and Expenses (see page 113)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses, subject to the specific exceptions discussed in this joint proxy statement/prospectus where Spartan Stores or Nash-Finch, as the case may be, may be required to pay a termination fee of $12 million or expense reimbursement up to $10 million. See the section entitled “The Merger Agreement—Expenses and Termination Fees; Liability for Breach” for a discussion of the circumstances under which such termination fee will be required to be paid.

Accounting Treatment (see page 121)

Spartan Stores and Nash-Finch each prepares its respective financial statements in accordance with accounting principles generally accepted in the United States of America, which is referred to as “GAAP”. The merger will be accounted for using the acquisition method of accounting. Spartan Stores will be treated as the acquirer for accounting purposes.

No Appraisal Rights (see page 156)

Neither the holders of shares of Spartan Stores common stock nor the holders of shares of Nash-Finch common stock are entitled to appraisal rights in connection with the merger in accordance with Michigan or Delaware law, respectively. Neither the restated articles of incorporation of Spartan Stores or its bylaws, nor the fifth amended and restated certificate of incorporation of Nash-Finch or its bylaws, confers such appraisal rights.

Comparison of Stockholder Rights and Corporate Governance Matters (see page 138)

Nash-Finch stockholders receiving merger consideration will have different rights once they become stockholders of the combined company due to differences between the governing corporate documents of Nash-Finch and the governing corporate documents of the combined company. These differences are described in detail under the section entitled “Comparison of Rights of Spartan Stores Shareholders and Nash-Finch Stockholders.”

Listing of Shares of Spartan Stores Common Stock; Delisting and Deregistration of Shares of Nash-Finch Common Stock (see page 95)

It is a condition to the completion of the merger that the shares of Spartan Stores common stock to be issued to Nash-Finch stockholders pursuant to the merger (including those shares of Spartan Stores common stock to be issued upon conversion of the Nash-Finch stock options, restricted stock, and restricted stock units) be authorized for listing on Nasdaq at the effective time of the merger, subject to official notice of issuance. Upon completion of the merger, shares of Nash-Finch common stock currently listed on Nasdaq will cease to be listed on Nasdaq and will be subsequently deregistered under the Exchange Act.

The Meetings

The Spartan Stores Special Meeting (see page 37)

The special meeting of Spartan Stores shareholders will be held at the offices of Warner Norcross & Judd LLP, 111 Lyon Street NW, Grand Rapids, MI 49503, on Monday, November 18, 2013, at 10:00 a.m., local time. The special meeting of Spartan Stores shareholders is being held to consider and vote on:

•	a proposal to approve the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger;

•	a proposal to approve an amendment to Spartan Stores’ restated articles of incorporation to increase the number of authorized shares of Spartan Stores common stock; and

•

a proposal to approve the adjournment of the Spartan Stores special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Completion of the merger is conditioned on approval of the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger, however it is not conditioned on the approval of the amendment to Spartan Stores’ restated articles of incorporation to increase the number of authorized shares of Spartan Stores common stock.

With respect to each Spartan Stores proposal listed above, Spartan Stores shareholders may cast one vote for each share of Spartan Stores common stock that they own. The proposal to approve the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger requires the approval of a majority of the votes cast at the Spartan Stores special meeting, assuming a quorum. The proposal to approve an amendment to Spartan Stores restated articles of incorporation requires the approval of a majority of the outstanding shares of Spartan Stores common stock entitled to vote at the Spartan Stores special meeting. No business may be transacted at the Spartan Stores special meeting unless a quorum is present. If a quorum is not present, or if fewer shares are voted in favor of the proposal to approve the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger than is required, to allow additional time for obtaining additional proxies, the special meeting may be adjourned if the approval of a majority of the votes cast at the special meeting is obtained. No notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

The Nash-Finch Special Meeting (see page 42)

The special meeting of Nash-Finch stockholders will be held at the Westin Edina Galleria, Room: Cahill B, 3201 Galleria, Edina, MN 55435, on Monday, November 18, 2013, at 9:00 a.m., local time. The special meeting of Nash-Finch stockholders is being held to consider and vote on:

•

a proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages 47 and 97, respectively;

•

an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to Nash-Finch’s named executive officers that is based on or otherwise related to the proposed transactions; and

•

a proposal to approve the adjournment of the Nash-Finch special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Completion of the merger is conditioned on the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

With respect to each Nash-Finch proposal listed above, Nash-Finch stockholders may cast one vote for each share of Nash-Finch common stock that they own. The proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Nash-Finch common stock entitled to vote at the Nash-Finch special meeting. The proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Nash-Finch’s named executive officers that is based on or otherwise related to the proposed transactions the affirmative vote of a majority of the issued and outstanding shares of Nash-Finch common stock that are present in person or represented by proxy and entitled to vote at the special meeting, assuming a quorum. No business may be transacted at the Nash-Finch special meeting unless a quorum is present. If a quorum is not present, or if fewer shares are voted in favor of the proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement than is required, to allow additional time for obtaining additional proxies, the special meeting may be adjourned upon the affirmative vote of a majority of the issued and outstanding shares of Nash-Finch common stock that are present in person or represented by proxy and entitled to vote at the special meeting. No notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting.

Summary Historical Consolidated Financial Data

Summary Historical Consolidated Financial Data of Spartan Stores

The following statement of earnings data for each of the three years in the period ended March 30, 2013 and the balance sheet data as of March 30, 2013 and March 31, 2012 have been derived from the audited consolidated financial statements of Spartan Stores contained in its Annual Report on Form 10-K for the fiscal year ended March 30, 2013, which is incorporated into this document by reference. The statement of earnings data for the years ended March 27, 2010 and March 28, 2009 and the balance sheet data as of March 26, 2011, March 27, 2010 and March 28, 2009 have been derived from Spartan Stores’ audited consolidated financial statements for such years, which have not been incorporated into this document by reference.

The statement of earnings data for the twelve weeks ended June 22, 2013 and June 23, 2012, and the balance sheet data as of June 22, 2013 have been derived from Spartan Stores’ unaudited interim condensed consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 22, 2013, which is incorporated into this document by reference. The balance sheet data as of June 23, 2012 has been derived from Spartan Stores’ unaudited interim condensed consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 23, 2012, which has not been incorporated into this document by reference. These financial statements are unaudited, but, in the opinion of Spartan Stores’ management, contain all adjustments necessary to present fairly Spartan Stores’ consolidated financial position and results of operations for the periods indicated.

You should read this summary financial data together with the consolidated financial statements that are incorporated by reference into this document and their accompanying notes and management’s discussion and analysis of financial condition and results of operations of Spartan Stores contained in such reports. See “Where You Can Find More Information” beginning on page 160.

Consolidated Statement of Earnings Data of Spartan Stores

	Twelve Weeks Ended		Years Ended
	June 22, 2013	June 23, 2012	March 30, 2013	March 31, 2012(a)	March 26, 2011	March 27, 2010	March 28, 2009(b)
	(In thousands, except per share data)
Net Sales	$612,405	$603,912	$2,608,160	$2,634,226	$2,533,064	$2,551,956	$2,576,738
Gross profit	125,276	121,720	545,544	556,110	556,515	558,650	536,113
Restructuring, asset impairment and other(c)	987	—	1,589	(23)	532	6,154	—
Operating earnings	9,936	11,713	60,968	66,483	67,966	58,664	72,744
Interest expense	2,265	3,156	13,410	15,037	15,104	16,394	14,138
Debt extinguishment	—	—	5,047	—	—	—	—
Earnings before income taxes and discontinued operations	7,680	8,605	43,267	51,556	52,959	42,408	58,947
Income taxes	2,896	2,529	15,425	19,686	20,420	16,475	23,914
Earnings from continuing operations	$4,784	$6,076	$27,842	$31,870	$32,539	$25,933	$35,033
Earnings from continuing operations per share:
Basic	$0.22	$0.28	$1.28	$1.40	$1.44	$1.16	$1.59
Diluted	$0.22	$0.28	$1.27	$1.39	$1.43	$1.15	$1.57
Cash dividends declared per share	$0.09	$0.08	$0.32	$0.26	$0.20	$0.20	$0.20

(a)	Includes 53 weeks in accordance with Spartan Stores’ 52—53 week reporting convention.
(b)	Spartan Stores acquired certain assets and assumed certain liabilities of VG’s Food Centers in fiscal 2009.

(c)	Discussion regarding these charges can be found in Note 3 to the unaudited interim condensed consolidated financial statements included in Spartan Stores’ unaudited interim condensed consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 22, 2013, which is incorporated into this document by reference, Note 3 to the consolidated financial statements included in the audited consolidated financial statements of Spartan Stores contained in its Annual Report on Form 10-K for the fiscal year ended March 30, 2013, which is incorporated into this document by reference, and the notes to the consolidated financial statements included in the audited consolidated financial statements of Spartan Stores contained in its Annual Reports on Form 10-K for the fiscal years ended March 26, 2011 and March 27, 2010, respectively, which have not been incorporated into this document by reference.

Balance Sheet Data of Spartan Stores

	As of		As of
	June 22, 2013	June 23, 2012	March 30, 2013	March 31, 2012	March 26, 2011	March 27, 2010	March 28, 2009
	(In thousands)
Total assets	$792,291	$784,346	$789,667	$763,473	$751,396	$753,481	$723,311
Long-term debt and capital lease obligations	148,031	156,397	145,876	133,565	170,711	181,066	194,115
Shareholders’ equity	338,478	317,567	335,655	323,608	305,505	273,905	247,205

Summary Historical Consolidated Financial Data of Nash-Finch

The following statement of operations data for each of the three years in the period ended December 29, 2012 and the balance sheet data as of December 29, 2012 and December 31, 2011 have been derived from the audited consolidated financial statements of Nash-Finch contained in its Annual Report on Form 10-K for the fiscal year ended December 29, 2012, which is incorporated into this document by reference. The statement of operations data for the years ended January 2, 2010 and January 3, 2009 and the balance sheet data as of January 1, 2011, January 2, 2010 and January 3, 2009 have been derived from Nash-Finch’s audited consolidated financial statements for such years, which have not been incorporated into this document by reference.

The statement of operations data for the twenty-four weeks ended June 15, 2013 and June 16, 2012, and the balance sheet data as of June 15, 2013 have been derived from Nash-Finch’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 15, 2013, which is incorporated into this document by reference. The balance sheet data as of June 16, 2012 has been derived from Nash-Finch’s unaudited interim consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarterly period ended June 16, 2012, which has not been incorporated into this document by reference. These financial statements are unaudited, but, in the opinion of Nash-Finch’s management, contain all adjustments necessary to present fairly Nash-Finch’s financial position and results of operations for the periods indicated.

You should read this summary financial data together with the financial statements that are incorporated by reference into this document and their accompanying notes and management’s discussion and analysis of financial condition and results of operations of Nash-Finch contained in such reports. See “Where You Can Find More Information” beginning on page 160.

Statement of Operations Data of Nash-Finch

	Twenty-Four Weeks Ended		Years Ended
	June 15, 2013	June 16, 2012	December 29, 2012	December 31, 2011	January 1, 2011	January 2, 2010(a)	January 3, 2009(b)
	(In thousands, except per share data)
Sales	$2,298,993	$2,174,087	$4,820,797	$4,855,459	$5,034,926	$5,253,610	$4,683,240
Gross profit	192,418	169,517	391,468	380,026	400,788	418,688	406,949
Selling, general and administrative	147,334	121,212	290,393	261,000	269,140	287,328	288,263
Special charges	—	—	—	—	—	6,020	—
Gain on acquisition of a business	—	(6,639)	(6,639)	—	—	(6,682)	—
Gain on litigation settlement	—	—	—	—	—	(7,630)	—
Goodwill impairment	—	131,991	166,630	—	—	50,927	—
Depreciation and amortization	17,570	16,586	37,834	35,704	36,119	40,603	38,429
Interest expense	9,957	10,598	24,944	24,894	23,403	24,372	26,466
Income tax expense (benefit)	6,568	(24,717)	(27,822)	22,623	21,185	20,972	20,646
Net earnings (loss)	$10,989	$(79,514)	$(93,872)	$35,805	$50,941	$2,778	$33,145
Earnings (loss) per share:
Basic	$0.85	$(6.14)	$(7.24)	$2.80	$3.97	$0.21	$2.57
Diluted	$0.84	$(6.14)	$(7.24)	$2.74	$3.86	$0.21	$2.52
Cash dividends declared per share	$0.36	$0.36	$0.72	$0.72	$0.72	$0.72	$0.72

(a)	Information presented for fiscal 2009 reflects Nash-Finch’s acquisition on January 31, 2009, from GSC Enterprises, Inc., of three distribution centers which service military commissaries and exchanges.
(b)	Includes 53 weeks in accordance with Nash-Finch’s 52—53 week reporting convention.

Balance Sheet Data of Nash-Finch

	As of		As of
	June 15, 2013	June 16, 2012	December 29, 2012	December 31, 2011	January 1, 2011	January 2, 2010	January 3, 2009
	(In thousands)
Total assets	$1,099,144	$1,009,370	$1,003,617	$1,073,768	$1,050,675	$999,536	$952,546
Long-term debt and capital lease obligations	429,988	352,254	371,058	294,451	311,186	279,032	248,026
Stockholders’ equity	304,032	320,901	296,389	404,623	377,004	350,559	349,019

Summary Unaudited Pro Forma Condensed Combined Financial Information of Spartan Stores and Nash-Finch

The following table presents selected unaudited pro forma condensed combined financial information about Spartan Stores’ consolidated balance sheet and statements of earnings, after giving effect to the merger with Nash-Finch. The information under “Statement of Earnings Data” in the table below gives effect to the merger as if it had been consummated on April 1, 2012, the beginning of the earliest period presented. The information under “Balance Sheet Data” in the table below assumes the merger had been consummated on June 22, 2013. This unaudited pro forma combined financial information was prepared using the acquisition method of accounting with Spartan Stores considered the acquirer of Nash-Finch. See “Accounting Treatment” on page 121.

In addition, the unaudited pro forma combined financial information includes adjustments which are preliminary and will likely be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company.

The information presented below should be read in conjunction with the historical consolidated financial statements of Spartan Stores and Nash-Finch, including the related notes, filed by each of them with the SEC, and with the pro forma condensed combined financial statements of Spartan Stores and Nash-Finch, including the related notes, appearing elsewhere in this document. See “Where You Can Find More Information” beginning on page 160 and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 122. The unaudited pro forma condensed combined financial data is not necessarily indicative of results that actually would have occurred or that may occur in the future had the merger been completed on the dates indicated.

	Twelve Weeks Ended June 22, 2013	Year Ended March 30, 2013
	(In thousands, except per share data)
Statement of Operations Data:
Net sales	$1,706,646	$7,428,957
Operating earnings (loss)	$22,017	$(29,510)
Income tax expense (benefit)	$5,159	$(9,865)
Earnings (loss) from continuing operations	$8,988	$(61,818)
Earnings (loss) from continuing operations per share—basic	$0.24	$(1.63)
Earnings (loss) from continuing operations per share—diluted	$0.24	$(1.63)

June 22, 2013
(In thousands)
Balance Sheet Data:
Total assets	$1,943,938
Long-term debt and capital lease obligations	$579,330
Total shareholders’ equity	$665,513

Unaudited Comparative Per Share Data

Presented below are Spartan Stores’ historical per share data for the twelve weeks ended June 22, 2013 and the year ended March 30, 2013 and Nash-Finch’s historical per share data for the twelve weeks ended March 23, 2013 and the year ended December 29, 2012 and unaudited pro forma combined per share data for the twelve weeks ended June 22, 2013 and the year ended March 30, 2013. This information should be read together with the consolidated financial statements and related notes of Spartan Stores and Nash-Finch that are incorporated by reference into this joint proxy statement/prospectus and with the unaudited pro forma combined financial data included under “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 122. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The historical book value per share is computed by dividing total shareholders’ equity by the number of shares of common stock outstanding as of June 22, 2013 for Spartan Stores and June 15, 2013 for Nash-Finch. The pro forma earnings per share of the combined company is computed by dividing the pro forma income by the pro forma weighted average number of shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma shareholders’ equity by the pro forma number of shares of common stock outstanding as of June 22, 2013.

Spartan Stores	Historical	Unaudited Pro Forma Combined
Twelve Weeks Ended June 22, 2013
Earnings from continuing operations per share:
Basic	$0.22	$0.24
Diluted	$0.22	$0.24
Cash dividends	$0.09	$0.09
Year Ended March 30, 2013
Earnings (loss) from continuing operations per share:
Basic	$1.28	$(1.63)
Diluted	$1.27	$(1.63)
Cash dividends	$0.32	$0.32
As of June 22, 2013
Book value per share of common stock	$15.46	$17.52

Nash-Finch	Historical	Unaudited Pro Forma Equivalent(a)
Twelve Weeks Ended March 23, 2013
Earnings per share:
Basic	$0.16	$0.29
Diluted	$0.16	$0.29
Cash dividends	$0.18	$0.11
Year Ended December 29, 2012
Loss per share:
Basic	$(7.24)	$(1.96)
Diluted	$(7.24)	$(1.96)
Cash dividends	$0.72	$0.38
As of June 15, 2013
Book value per share of common stock	$24.74	$21.02

(a)	The Nash-Finch unaudited pro forma equivalent per share financial information is computed by multiplying the Spartan Stores unaudited pro forma combined amounts by the exchange ratio (1.20 shares of Spartan Stores common stock for each share of Nash-Finch common stock) so that the per share amounts are equated to the respective values for one share of Nash-Finch common stock.

Comparative Market Prices

The following table shows the closing sale prices of Spartan Stores and Nash-Finch common stock as reported on NASDAQ as of July 19, 2013, the last trading day before public announcement of the merger, and as of October 14, 2013, the last trading day before the date of this joint proxy statement/prospectus.

	Spartan Stores Common Stock	Nash-Finch Common Stock	Implied Value for Each Share of Nash-Finch Common Stock
July 19, 2013	$21.20	$25.43	$25.44
October 14, 2013	$22.69	$27.19	$27.23

The market price of Spartan Stores common stock and Nash-Finch common stock will fluctuate prior to the merger. Spartan Stores’ shareholders and Nash-Finch stockholders are urged to obtain current market quotations for the shares prior to making any decision with respect to the merger.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of the federal securities laws that are not limited to historical facts, but reflect Spartan Stores and Nash-Finch’s current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Spartan Stores’ and Nash-Finch’s expectations with respect to the synergies, costs and other anticipated financial impacts of the proposed transaction; future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; approval of the proposed transaction by stockholders and by governmental regulatory authorities; the satisfaction of the closing conditions to the proposed transaction; and the timing of the completion of the proposed transaction.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Spartan Stores and Nash-Finch and are difficult to predict. These risks and uncertainties also include those set forth under “Risk Factors,” beginning on page 26, as well as, among others, risks and uncertainties relating to:

•	the actions of actual or potential competitors in the markets in which the combined company will operate;

•

the combined company’s ability to effectively address food cost or price inflation or deflation, maintain and improve customer and supplier relationships; realize expected synergies and other benefits of the merger; realize growth opportunities, maintain or expand our customer base, reduce operating costs, continue to meet the terms of applicable debt covenants; continue to pay dividends, and successfully implement and realize the expected benefits of various programs, initiatives and goals;

•

possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action, changes in funding levels, or the effects of mandated reductions in or sequestration of government expenditures;

•	effects of governmental and environmental regulations and policies;

•	the availability and cost of financing;

•	the effectiveness of the combined company’s capital investments and marketing strategies;

•	general economic conditions;

•

the proposed merger, including the ability to complete the merger in the anticipated timeframe or at all, the diversion of each party’s management in connection with the merger and the combined company’s ability to realize fully or at all the anticipated benefits of the merger; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in each party’s SEC filings.

Spartan Stores and Nash-Finch caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in Spartan Stores’ and Nash-Finch’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. All subsequent written and oral forward-looking statements concerning Spartan Stores, Nash-Finch, the proposed transaction or other matters and attributable to Spartan Stores or Nash-Finch or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements speak only as of the date made and, other than as required by law, neither Spartan Stores nor Nash-Finch undertake any obligation to update publicly or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

In addition to the other information included and incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 25, you should carefully consider the following risk factors before deciding whether to vote for the proposal to adopt the merger agreement and approve the merger, in the case of Nash-Finch stockholders, or for the proposal to approve the Spartan Stores share issuance, in the case of Spartan Stores shareholders. In addition, you should read and consider the risks associated with each of the businesses of Nash-Finch and Spartan Stores because these risks will relate to the combined company following the completion of the merger. Descriptions of some of these risks can be found in the Annual Reports of Spartan Stores and Nash-Finch on Form 10-K for the fiscal years ended March 30, 2013 and December 29, 2012, respectively, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this document and the other documents incorporated by reference into this document. See the section entitled “Where You Can Find More Information” beginning on page 160.

Risks Relating to the Merger

The merger is subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all. Failure to complete the merger could have material and adverse effects on Spartan Stores and Nash-Finch.

The completion of the merger is subject to a number of conditions, including the approval by the Spartan Stores shareholders of the Spartan Stores share issuance and the approval by Nash-Finch stockholders of the adoption of the merger agreement and of the merger, which make the completion and timing of the completion of the merger uncertain. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger,” beginning on page 109, for a more detailed discussion. Also, either Spartan Stores or Nash-Finch may terminate the merger agreement if the merger has not been consummated by January 21, 2014, except that this right to terminate the merger agreement will not be available to any party whose failure to perform any obligation under the merger agreement has been the cause of or the primary factor that resulted in the failure of the merger to be consummated on or before that date.

If the merger is not completed on a timely basis, or at all, Spartan Stores’ and Nash-Finch’s respective ongoing businesses may be adversely affected and, without realizing any of the benefits of having completed the merger, Spartan Stores and Nash-Finch will be subject to a number of risks, including the following:

•

Spartan Stores and Nash-Finch will be required to pay their respective costs relating to the merger, such as legal, accounting, financial advisory and printing fees, whether or not the merger is completed;

•	time and resources committed by Spartan Stores’ and Nash-Finch’s respective management to matters relating to the merger could otherwise have been devoted to pursuing other beneficial opportunities;

•	the market price of Spartan Stores common stock or Nash-Finch common stock could decline to the extent that the current market price reflects a market assumption that the merger will be completed; and

•

if the merger agreement is terminated and the board of directors of Spartan Stores or the board of directors of Nash-Finch seeks another business combination, Spartan Stores shareholders and Nash-Finch stockholders cannot be certain that Spartan Stores or Nash-Finch will be able to find a party willing to enter into a merger agreement on terms equivalent to or more attractive than the terms that the other party has agreed to in the merger agreement.

The merger agreement contains provisions that limit each party’s ability to pursue alternatives to the merger, could discourage a potential competing acquiror of either Spartan Stores or Nash-Finch from making a favorable alternative transaction proposal and, in specified circumstances, could require either party to pay a termination fee of $12 million to the other party.

The merger agreement contains certain provisions that restrict each of Spartan Stores’ and Nash-Finch’s ability to initiate, solicit, knowingly encourage or, subject to certain exceptions, engage in discussions or negotiations with respect to, or approve or recommend, any third-party proposal for an alternative transaction. Further, even if the Spartan Stores board of directors withdraws or qualifies its recommendation with respect to the Spartan Stores share issuance or if the Nash-Finch board of directors withdraws or qualifies its recommendation with respect to the adoption of the merger agreement and the approval of the merger, unless the merger agreement has been terminated in accordance with its terms, Spartan Stores or Nash-Finch, as the case may be, will still be required to submit each of their merger-related proposals to a vote at their special meeting of stockholders. In addition, the other party generally has an opportunity to offer to modify the terms of the transactions contemplated by the merger agreement in response to any third-party alternative transaction proposal before the board of directors of the company that has received a third-party alternative transaction proposal may withdraw or qualify its recommendation with respect to the merger-related proposal. In some circumstances, upon termination of the merger agreement, a party will be required to pay a termination fee of $12 million to the other party. See the sections entitled “The Merger Agreement—Restrictions on Solicitation” beginning on page 104, “The Merger Agreement—Termination of the Merger Agreement” beginning on page 111 and “The Merger Agreement—Termination Fees and Expenses; Liability for Breach” beginning on page 113.

These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of Spartan Stores or Nash-Finch or pursuing an alternative transaction from considering or proposing such a transaction, even if it were prepared to pay consideration with a higher per share cash or market value than the per share cash or market value proposed to be received or realized in the merger or might result in a potential third-party acquiror or merger partner proposing to pay a lower price to the Spartan Stores shareholders or Nash-Finch stockholders than it might otherwise have proposed to pay because of the added expense of the $12 million termination fee that may become payable in certain circumstances.

If the merger agreement is terminated and either Spartan Stores or Nash-Finch determines to seek another business combination, Spartan Stores or Nash-Finch, as applicable, may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the merger.

If either party terminates the merger agreement because of the failure by the other party to fulfill its obligations, then the breaching party may be required to reimburse the terminating party’s expenses.

The merger agreement provides that Spartan Stores may terminate the agreement, subject to certain exceptions, if Nash-Finch breaches or fails to perform any of its representations, warranties, covenants or other agreements therein and such breach or failure to performance is not cured within 30 business days or is incapable of being cured by January 21, 2014. Similarly, Nash-Finch may terminate the agreement, subject to certain exceptions, if Spartan Stores or Merger Sub breaches or fails to perform any of its respective representations, warranties, covenants or other agreements therein and such breach or failure to performance is not cured within 30 business days or is incapable of being cured by January 21, 2014. If the merger agreement is terminated as a result of a breach by the other party, the breaching party will be required to reimburse up to $10 million of the terminating party’s documented out-of-pocket fees and expenses in connection with the transaction. In addition, if the breaching party receives a third-party proposal for certain types of alternative transactions prior to termination of the merger agreement and consummates a takeover proposal within 12 months after termination of the merger agreement or enters into an agreement for a takeover proposal within 12 months after termination of the merger agreement and subsequently consummates such transaction, the breaching party shall be required to pay a termination fee of $12 million, minus the amount of any expense reimbursement, to the terminating party.

Spartan Stores’ and Nash-Finch’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Spartan Stores and Nash-Finch stockholders generally.

Spartan Stores’ and Nash-Finch’s executive officers and directors have interests in the merger that may be different from, or in addition to, the interests of Spartan Stores and Nash-Finch stockholders generally. The executive officers of Nash-Finch have arrangements with Nash-Finch that provide for severance, accelerated vesting of certain rights and other benefits if their employment is terminated under certain circumstances following the completion of the merger. In addition, certain of Nash-Finch’s compensation and benefit plans and arrangements provide for payment or accelerated vesting or distribution of certain rights or benefits upon completion of the merger. Executive officers and directors of Nash-Finch also have rights to indemnification, advancement of expenses and directors’ and officers’ liability insurance that will survive completion of the merger.

The merger agreement contains certain provisions relating to the governance of the combined company following completion of the merger. Completion of the merger is subject to the conditions described under “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 109.

The board of directors of the combined company and its committees will have up to 12 directors as of the closing, including four of the five directors of Nash-Finch who are currently independent under NASDAQ rules and seven directors of Spartan Stores chosen by the current Spartan Stores board of directors, including five directors who are independent under NASDAQ rules. In addition, Nash-Finch has the right to designate a fifth independent director selected by its board of directors, subject to approval by Spartan Stores (which approval shall not be unreasonably withheld), prior to the consummation of the merger. If such additional independent director is not selected prior to the consummation of the merger, such independent director may be selected by the board of directors of the combined company. Each director shall be elected annually. The current Chairman of the Spartan Stores board of directors will continue as Chairman of the Board following the closing. In addition, following the closing, the Chairman of each of the Audit Committee and the Nominating and Governance Committee of the combined company shall be one of the directors who is currently an independent director of Nash-Finch and the Chairperson of the Compensation Committee of the combined company shall be one of the directors who is currently an independent director of Spartan Stores. The Spartan Stores board of directors shall re-nominate the former Nash-Finch members of the board for re-election at each of the next three annual meetings of shareholders.

The current President and Chief Executive Officer of Spartan Stores shall continue as the President and Chief Executive Officer of Spartan Stores after the closing. The current President and Chief Executive Officer of Nash-Finch will serve as an advisor to the combined company on an as needed basis. The President of Nash-Finch’s military business will continue to lead the business in the combined company.

As of the date of this joint proxy statement/prospectus, Spartan Stores has not made a determination as to which of its directors will remain on the board of directors of the combined company.

The Spartan Stores and Nash-Finch boards of directors were aware of these interests at the time each approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. These interests may cause Spartan Stores’ and Nash-Finch’s directors and executive officers to view the proposed merger differently and more favorably than you may view them. These interests are described in greater detail in the sections entitled “The Merger—Interests of Spartan Stores Directors and Executive Officers in the Merger” beginning on page 84, “The Merger—Interests of Nash-Finch Directors and Executive Officers in the Merger” beginning on page 84, and “The Merger—Board of Directors and Management Following the Merger” beginning on page 92.

Each party is subject to business uncertainties and contractual restrictions while the proposed merger is pending, which could adversely affect each party’s business and operations.

In connection with the pendency of the merger, it is possible that some customers, suppliers and other persons with whom Spartan Stores or Nash-Finch has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Spartan Stores or

Nash-Finch, as the case may be, as a result of the merger, which could negatively affect Spartan Stores’ or Nash-Finch’s respective revenues, earnings and cash flows, as well as the market price of Spartan Stores’ or Nash-Finch’s common stock, regardless of whether the merger is completed.

Under the terms of the merger agreement, each of Spartan Stores or Nash-Finch is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies, including the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. Such limitations could negatively affect each party’s businesses and operations prior to the completion of the merger.

The exchange ratio is fixed and will not be adjusted in the event of any change in either Spartan Stores’ or Nash-Finch’s stock price.

Upon completion of the merger, each share of Nash-Finch common stock will be converted into the right to receive 1.20 shares of Spartan Stores common stock. This exchange ratio will not be adjusted for changes in the market price of either Spartan Stores common stock or Nash-Finch common stock between the date of signing the merger agreement and completion of the merger. Changes in the price of Spartan Stores common stock prior to the merger will affect the value of Spartan Stores common stock that Nash-Finch common stockholders will receive on the closing date. The exchange ratio will, however, be adjusted appropriately to fully reflect the effect of any reorganization, reclassification, recapitalization, stock split, split-up, stock dividend or other distribution, combination, exchange or readjustment with respect to the shares of either Nash-Finch common stock or Spartan Stores common stock prior to the completion of the merger.

The prices of Spartan Stores common stock and Nash-Finch common stock on the date of the completion of the merger may vary from their prices on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of each stockholder meeting. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of Spartan Stores common stock during the period from July 19, 2013, the last full trading day before the public announcement of the merger, through October 14, 2013, the latest practicable trading date before the date of this joint proxy statement/prospectus, the exchange ratio represented a value ranging from a high of $27.67 to a low of $23.60 for each share of Nash-Finch common stock.

These variations could result from changes in the business, operations or prospects of Spartan Stores or Nash-Finch prior to or following the completion of the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Spartan Stores or Nash-Finch. At the time of the special stockholders meetings, Nash-Finch stockholders will not know with certainty the value of the shares of Spartan Stores common stock that they will receive upon completion of the merger.

The merger is subject to the expiration of applicable waiting periods and the receipt of approvals, consents or clearances from regulatory authorities that may impose conditions that could have an adverse effect on Nash-Finch, Spartan Stores or the combined company or, if not obtained, could prevent completion of the merger.

Before the merger may be completed, any waiting period (or extension thereof) applicable to the merger must have expired or been terminated, and any approvals, consents or clearances required in connection with the merger must have been obtained, in each case, under the HSR Act and other applicable law. In deciding whether to grant the required regulatory approval, consent or clearance, the relevant governmental entities will consider the effect of the merger on competition within their relevant jurisdiction. The terms and conditions of the approvals, consents and clearances that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. Under the merger agreement, Spartan Stores and Nash-Finch have agreed to use their commercially reasonable efforts to obtain such approvals, consents and clearances and therefore may be required to comply with conditions or limitations imposed by governmental authorities, except that neither party may be required to agree to hold separate or divest any of its or its subsidiaries’ assets, facilities, properties or businesses, or agree to any limitations on its or its subsidiaries’ conduct or actions or covenants affecting business practices, and neither party may agree to any of the foregoing without the other party’s prior written consent. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the completion of the merger. In addition, neither Spartan Stores nor Nash-Finch can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. For a more detailed description of the regulatory review process, see the section entitled “The Merger—Regulatory Clearances Required for the Merger” beginning on page 93.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees which could adversely affect the future business and operations of the combined company.

Spartan Stores and Nash-Finch are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. The combined company’s success after the completion of the merger will depend in part upon the ability of Spartan Stores and Nash-Finch to retain key management personnel and other key employees. Current and prospective employees of Spartan Stores and Nash-Finch may experience uncertainty about their roles within the combined company following the completion of the merger, which may have an adverse effect on the ability of each of Spartan Stores and Nash-Finch to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of Spartan Stores and Nash-Finch to the same extent that Spartan Stores and Nash-Finch have previously been able to attract or retain their own employees.

Litigation filed against Spartan Stores, Nash-Finch, Merger Sub and Nash-Finch’s board of directors could prevent or delay the consummation of the merger or result in the payment of damages following completion of the merger.

In connection with the merger, purported Nash-Finch stockholders have filed two putative stockholder class action lawsuits against Spartan Stores, Nash-Finch, Merger Sub and Nash-Finch’s boards of directors, among others. Among other remedies, the plaintiffs seek to enjoin the merger. The outcome of any such litigation is uncertain. If a dismissal is not granted or a settlement is not reached, the lawsuits could prevent or delay completion of the merger and result in substantial costs to Spartan Stores and Nash-Finch, including any costs associated with indemnification. Additional lawsuits may be filed against Spartan Stores, Nash-Finch or the directors and officers of either company in connection with the merger. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows. See “The Merger—Litigation Related to the Merger” beginning on page 96 for more information about the lawsuits that have been filed related to the merger.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and may not be reflective of the operating results and financial condition of the combined company following completion of the merger.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. Further, the combined company’s actual results and financial position after the merger may differ materially and adversely from the unaudited pro forma condensed combined financial data that is included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial information has been prepared with the expectation, as of the date of this joint proxy statement/prospectus, that Spartan Stores will be identified as the acquirer under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed. The final acquisition accounting will be based upon the actual purchase price and the fair value of the assets and liabilities of the party that is determined to be the acquiree under GAAP as of the date of the completion of the merger. In addition, subsequent to the closing date, there will be further refinements of the acquisition accounting as additional information becomes available. Accordingly, the final acquisition accounting may differ materially from the pro forma condensed combined financial information reflected in this document. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 122 for more information.

Completion of the merger may trigger change in control or other provisions in certain agreements to which Nash-Finch is a party.

The completion of the merger may trigger change in control or other provisions in certain agreements to which Nash-Finch is a party. If Spartan Stores and Nash-Finch are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Spartan Stores and Nash-Finch are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Nash-Finch or the combined company.

Risks Relating to the Combined Company after Completion of the Merger

The combined company may be unable to successfully integrate the businesses of Spartan Stores and Nash-Finch and realize the anticipated benefits of the merger.

The merger involves the combination of two companies that currently operate as independent public companies. The combined company will be required to devote significant management attention and resources to integrating the business practices and operations of Spartan Stores and Nash-Finch. Potential difficulties the combined company may encounter as part of the integration process include the following:

•	the inability to successfully combine the businesses of Spartan Stores and Nash-Finch in a manner that permits the combined company to achieve the full synergies anticipated to result from the merger;

•

complexities associated with managing the businesses of the combined company, including the challenge of integrating complex systems, technology, distribution channels, networks and other assets of each of the companies in a seamless manner that minimizes any adverse impact on customers, suppliers, employees and other constituencies;

•	integrating the workforces of the two companies while maintaining focus on providing consistent, high quality customer service; and

•

potential unknown liabilities and unforeseen increased expenses or delays associated with the merger, including capital expenditures and one-time cash costs to integrate the two companies that may exceed the anticipated range of $24 million to $27 million in one-time cash costs and capital expenditures that Spartan Stores and Nash-Finch currently estimate.

In addition, Spartan Stores and Nash-Finch have operated and, until the completion of the merger, will continue to operate independently and may not begin the actual integration process. Although the parties are conducting an integration planning process as permitted by legal restrictions, this process could result in:

•	diversion of the attention of each company’s management; and

•	the disruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies,

any of which could adversely affect each company’s ability to maintain relationships with customers, suppliers, employees and other constituencies or Spartan Stores’ and Nash-Finch’s ability to achieve the anticipated benefits of the merger or could reduce each company’s earnings or otherwise adversely affect the business and financial results of the combined company.

Spartan Stores shareholders and Nash-Finch stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over the policies of the combined company.

Spartan Stores shareholders presently have the right to vote in the election of Spartan Stores’ board of directors and on other matters affecting Spartan Stores. Nash-Finch stockholders presently have the right to vote in the election of Nash-Finch’s board of directors and on other matters affecting Nash-Finch. Immediately after the merger is completed, it is expected that current Spartan Stores shareholders will own approximately 57.7% of the combined company’s common stock outstanding and current Nash-Finch stockholders will own approximately 42.3% of the combined company’s common stock outstanding, respectively.

As a result, current Spartan Stores shareholders and current Nash-Finch stockholders will have less influence on the policies of the combined company than they now have on the policies of Spartan Stores and Nash-Finch, respectively.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the completion of the merger.

Following the completion of the merger, the size of the business of the combined company will increase significantly beyond the current size of either Spartan Stores’ or Nash-Finch’s business. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the merger.

The combined company is expected to incur substantial expenses related to the completion of the merger and the integration of Spartan Stores and Nash-Finch.

The combined company is expected to incur substantial expenses in connection with the completion of the merger and the integration of Spartan Stores and Nash-Finch. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, payroll, pricing, revenue management, marketing and benefits. In addition, the businesses of Spartan Stores and Nash-Finch will continue to maintain a presence in Grand Rapids, Michigan and Minneapolis, Minnesota. While Spartan Stores and Nash-Finch have assumed that a certain level of expenses would be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings. These integration expenses likely will result in the combined company taking significant charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

The combined company will be significantly more highly leveraged than Spartan Stores is currently.

Upon completion of the merger, the combined company expects to incur approximately $100 million in additional indebtedness. Although the combined company intends to repay the current indebtedness of Nash-Finch in full with the proceeds of the new indebtedness, the combined company will have consolidated indebtedness of approximately $600 million, which is greater than the current indebtedness of Spartan Stores prior to the merger. The increased indebtedness and higher debt-to-equity ratio of the combined company in comparison to that of Spartan Stores on a historical basis will have the effect, among other things, of reducing the flexibility of Spartan Stores to respond to changing business and economic conditions and increasing borrowing costs. For more information on the financial impact of the combined company’s indebtedness, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 122.

The financing arrangements that the combined company will enter into in connection with the merger may, under certain circumstances, contain restrictions and limitations that could significantly impact the combined company’s ability to operate its business.

Spartan Stores is incurring significant new indebtedness in connection with the merger. Spartan Stores and Nash-Finch expect that the agreements governing the indebtedness that the combined company will incur in connection with the merger will contain covenants that, among other things, may, under certain circumstances, place limitations on the dollar amounts paid or other actions relating to:

•	payments in respect of, or redemptions or acquisitions of, debt or equity issued by the combined company or its subsidiaries, including the payment of dividends on Spartan Stores common stock;

•	incurring additional indebtedness;

•	incurring guarantee obligations;

•	paying dividends;

•	creating liens on assets;

•	entering into sale and leaseback transactions;

•	making investments, loans or advances;

•	entering into hedging transactions;

•	engaging in mergers, consolidations or sales of all or substantially all of their respective assets; and

•	engaging in certain transactions with affiliates.

In addition, the combined company will be required to maintain a minimum amount of excess availability as set forth in these agreements.

The combined company’s ability to maintain minimum excess availability in future periods will depend on its ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond the combined company’s control. The ability to comply with this covenant in future periods will also depend on the combined company’s ability to successfully implement its overall business strategy and realize contemplated merger synergies.

Various risks, uncertainties and events beyond the combined company’s control could affect its ability to comply with the covenants contained in its debt agreements. Failure to comply with any of the covenants in its existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, the combined company might not have sufficient funds or other resources to satisfy all of its obligations. In addition, the limitations imposed by financing agreements on the combined company’s ability to incur additional debt and to take other actions might significantly impair its ability to obtain other financing.

We have obtained commitment letters from potential lenders. However, the loan documents have not been finalized.

The market price of the combined company’s common stock may be affected by factors different from those affecting the price of Spartan Stores or Nash-Finch common stock.

Upon completion of the merger, holders of Spartan Stores common stock and Nash-Finch common stock will become holders of common stock in the combined company. As the businesses of Spartan Stores and Nash-Finch are different, the results of operations as well as the price of the combined company’s common stock may in the future be affected by factors different from those factors affecting Spartan Stores and Nash-Finch as independent stand-alone companies. The combined company will face additional risks and uncertainties that Spartan Stores or Nash-Finch may currently not be exposed to as independent companies.

Other Risk Factors of Spartan Stores and Nash-Finch

Spartan Stores’ and Nash-Finch’s businesses are and will be subject to the risks described above. In addition, Spartan Stores and Nash-Finch are, and will continue to be subject to the risks described in Spartan Stores’ and Nash-Finch’s Annual Reports on Form 10-K for the fiscal year ended March 30, 2013 and December 29, 2012, respectively, as updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 160 for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE COMPANIES

Spartan Stores, Inc.

Spartan Stores is a leading regional grocery distributor and grocery retailer, operating principally in Michigan and Indiana. Spartan Stores operates two reportable business segments: Distribution and Retail. Spartan Stores’ Distribution segment provides a full line of grocery, general merchandise, health and beauty care, frozen and perishable items to approximately 390 independently owned grocery locations and Spartan Stores’ 102 corporate owned stores. Spartan Stores’ retail segment operates 102 retail supermarkets in Michigan including D&W Fresh Markets, Family Fare Supermarkets, Glen’s Markets, VG’s Food and Pharmacy and Valu Land. In addition, Spartan Stores’ Retail segment operates 30 fuel centers/convenience stores, generally adjacent to Spartan Stores’ supermarket locations. Spartan Stores’ supermarkets have a “neighborhood market” focus to distinguish them from supercenters.

Established in 1917 as a cooperative grocery distributor, Spartan Stores converted to a for-profit business corporation in 1973. In January 1999, Spartan Stores began to acquire retail supermarkets in Spartan Stores’ focused geographic regions. In August 2000, Spartan Stores common stock became listed on Nasdaq.

Spartan Stores’ common stock is traded on Nasdaq under the symbol “SPTN.”

The principal executive offices of Spartan Stores are located at 850 76th Street, S.W., Grand Rapids, Michigan 49518, and Spartan Stores’ telephone number is (616) 878-2000. Additional information about Spartan Stores and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 160.

Nash-Finch Company

Nash-Finch is the largest food distributor serving military commissaries and exchanges in the United States, in terms of revenue. Its core businesses include distributing food to military commissaries and independent grocery retailers and distributing to and operating its corporate-owned retail stores. Its business consists of three primary operating segments: Military Food Distribution (referred to as “Military”), Food Distribution and Retail.

Nash-Finch’s Military segment contracts with manufacturers to distribute a wide variety of food products to military commissaries and exchanges located in the United States and the District of Columbia, and in Europe, Puerto Rico, Cuba, the Azores, Egypt and Bahrain. Nash-Finch has over 30 years of experience acting as a distributor to U.S. military commissaries and exchanges.

Nash-Finch’s Food Distribution segment sells and distributes a wide variety of nationally branded and private label grocery products and perishable food products from 13 distribution centers to approximately 1,500 independent retail locations and corporate-owned retail stores located in 41 states, primarily in the Midwest, Great Lakes, and Southeast regions of the United States.

Nash-Finch’s Retail segment operated 76 corporate-owned grocery stores, as of August 20, 2013, primarily in the Upper Midwest under the Family Fresh Market®, Econofoods®, Family Thrift Center®, No Frills®, Bag ‘n Save®, Supermercado Nuestra Familia®, and Sun Mart® trade names.

Nash-Finch common stock trades on the Nasdaq Stock Market under the symbol “NAFC.”

The principal executive offices of Nash-Finch are located at 7600 France Avenue South, Minneapolis, Minnesota 55435 , and Nash-Finch’s telephone number is (952) 832-0534. Additional information about Nash-Finch and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” on page 160.

SS Delaware, Inc.

SS Delaware, Inc., a wholly owned subsidiary of Spartan Stores, Inc., is a Delaware corporation that was formed on July 18, 2013 for the sole purpose of effecting the merger. In the merger, SS Delaware, Inc. will be merged with and into Nash-Finch, with Nash-Finch surviving as a wholly owned subsidiary of Spartan Stores.

THE SPARTAN STORES SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the Spartan Stores shareholders as part of a solicitation of proxies by the Spartan Stores board of directors for use at the Spartan Stores special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides Spartan Stores shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Spartan Stores special meeting.

Date, Time and Place

The special meeting of Spartan Stores shareholders will be held at the offices of Warner Norcross & Judd LLP, 111 Lyon Street NW, Grand Rapids, MI 49503, on Monday, November 18, at 10:00 a.m., local time.

Purpose of the Spartan Stores Special Meeting

At the Spartan Stores special meeting, Spartan Stores shareholders will be asked to consider and vote on the following:

•	a proposal to approve the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger;

•	a proposal to approve an amendment to Spartan Stores’ restated articles of incorporation to increase the number of authorized shares of common stock of Spartan Stores from 50 million to 100 million;

•

a proposal to approve the adjournment of the Spartan Stores special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Completion of the merger is conditioned on approval of the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger, but it is not conditioned on approval of the proposed amendment to Spartan Stores’ restated articles of incorporation.

Recommendation of the Spartan Stores Board of Directors

At a special meeting held on July 21, 2013, the Spartan Stores board of directors unanimously determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger, are in the best interests of Spartan Stores and its shareholders. At that same special meeting, the Spartan Stores board of directors determined that the proposed amendment to the Spartan Stores’ restated articles of incorporation to increase the authorized shares of common stock from 50 million to 100 million is in the best interests of Spartan Stores and its shareholders. Accordingly, the Spartan Stores board of directors unanimously recommends that Spartan Stores shareholders vote “FOR” the proposal to approve the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger, “FOR” the proposal to approve an amendment to the Spartan Stores restated articles of incorporation and “FOR” the proposal to approve the adjournment of the Spartan Stores special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Spartan Stores shareholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Spartan Stores Record Date; Shareholders Entitled to Vote

The record date for the Spartan Stores special meeting is October 15, 2013. Only record holders of shares of Spartan Stores common stock at the close of business on such date are entitled to notice of, and to vote at, the Spartan Stores special meeting or any adjournment or postponement thereof. At the close of business on the record date, the only outstanding voting securities of Spartan Stores were common stock, and 21,874,509 shares of Spartan Stores common stock were issued and outstanding.

Each share of Spartan Stores common stock outstanding on the record date of the Spartan Stores special meeting is entitled to one vote on each proposal and any other matter coming before the Spartan Stores special meeting.

Voting by Spartan Stores’ Directors and Executive Officers

At the close of business on the record date for the Spartan Stores special meeting, Spartan Stores directors and executive officers and their affiliates were entitled to vote 854,001 shares of Spartan Stores common stock or approximately 3.9% of the shares of Spartan Stores common stock outstanding on that date. We currently expect that Spartan Stores directors and executive officers and their affiliates will vote their shares in favor of all Spartan Stores proposals, but no director has entered into any agreement obligating him or her to do so.

Quorum

No business may be transacted at the Spartan Stores special meeting unless a quorum is present. Shareholders who hold shares representing at least a majority of the shares entitled to vote at the Spartan Stores special meeting must be present in person or represented by proxy to constitute a quorum. If a quorum is not present, or if fewer shares are voted in favor of the proposal to approve the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger than is required, then the special meeting may be adjourned to allow additional time for obtaining additional proxies, if the approval of a majority of the votes cast at the special meeting is obtained.

No notice of an adjourned meeting need be given unless after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

All shares of Spartan Stores common stock represented at the Spartan Stores special meeting, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes will have no effect on determining the presence or absence of a quorum.

Required Vote

The required votes to approve the Spartan Stores proposals are as follows:

•

The issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger requires the approval of a majority of the votes cast at the Spartan Stores special meeting, assuming a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for the proposal.

•

The approval of the proposed amendment to Spartan Stores’ restated articles of incorporation to increase the number of authorized shares of Spartan Stores common stock requires the approval of a majority of the outstanding shares of Spartan Stores common stock entitled to vote at the Spartan Stores special meeting. Failures to vote, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the proposal.

•

The adjournment of the Spartan Stores special meeting, if necessary or appropriate, to solicit additional proxies requires the approval of a majority of the votes cast at the Spartan Stores special meeting, regardless of whether there is a quorum. Failures to vote, broker non-votes and abstentions will have no effect on the vote for the proposal.

Voting of Proxies by Holders of Record

If you were a record holder of Spartan Stores stock at the close of business on the record date of the Spartan Stores special meeting, a proxy card is enclosed for your use. Spartan Stores requests that you vote your shares as promptly as possible by (i) visiting the internet site listed on the Spartan Stores proxy card, (ii) calling the toll-free number listed on the Spartan Stores proxy card or (iii) submitting your Spartan Stores proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Spartan Stores common stock represented by it will be voted at the Spartan Stores special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy is returned without an indication as to how the shares of Spartan Stores common stock represented are to be voted with regard to a particular proposal, the Spartan Stores common stock represented by the proxy will be voted in accordance with the recommendation of the Spartan Stores board of directors and, therefore, “FOR” the proposal to approve the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger, “FOR” the proposed amendment to the Spartan Stores restated articles of incorporation and “FOR” the proposal to adjourn the Spartan Stores special meeting, if necessary or appropriate, to permit further solicitation of proxies.

At the date hereof, the Spartan Stores board of directors has no knowledge of any business that will be presented for consideration at the Spartan Stores special meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in Spartan Stores’ Notice of Special Meeting of Stockholders. If any other matter is properly presented at the Spartan Stores special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, if you were a record holder of Spartan Stores common stock on the record date of the Spartan Stores special meeting, please sign and return the enclosed proxy card or vote via the internet or telephone whether or not you plan to attend the Spartan Stores special meeting in person. Proxies submitted through the specified internet website or by phone must be received by 1:00 a.m., Eastern Time, on November 18, 2013.

Shares Held in Street Name

If you hold shares of Spartan Stores common stock through a stock brokerage account or a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Spartan Stores or by voting in person at the Spartan Stores special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Please also note that brokers, banks or other nominees who hold shares of Spartan Stores common stock on behalf of their customers may not give a proxy to Spartan Stores to vote those shares without specific instructions from their customers.

If you are a Spartan Stores shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the Spartan Stores proposals.

Attending the Meeting; Voting in Person

Only Spartan Stores shareholders, their duly appointed proxies, and invited guests may attend the meeting. All attendees must present government-issued photo identification (such as a driver’s license or passport) for admittance. The additional items, if any, that attendees must bring depend on whether they are shareholders of record, beneficial owners, or proxy holders. A Spartan Stores shareholder who holds shares directly registered in such shareholder’s name with Spartan Stores’ transfer agent, Computershare, who wishes to attend the special meeting in person should bring government-issued photo identification.

A shareholder who holds shares in “street name” through a broker, bank, trustee or other nominee (referred to as a “beneficial owner”) who wishes to attend the special meeting in person must bring proof of beneficial ownership as of the record date, such as a letter from the broker, bank, trustee or other nominee that is the record owner of such beneficial owner’s shares, a brokerage account statement or the voting instruction form provided by the broker).

A person who holds a validly executed proxy entitling such person to vote on behalf of a record owner of Spartan Stores shares who wishes to attend the special meeting in person must bring the validly executed proxy naming such person as the proxy holder, signed by the Spartan Stores shareholder, and proof of the signing shareholder’s record ownership as of the record date.

No cameras, recording equipment or other electronic devices will be allowed in the meeting room. Failure to provide the requested documents at the door or failure to comply with the procedures for the special meeting may prevent stockholders from being admitted to the Spartan Stores special meeting.

Revocation of Proxies

A Spartan Stores shareholder may revoke a proxy at any time before it is voted at the meeting by taking any of the following four actions:

•	delivering written notice of revocation to Spartan Stores’ Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700;

•	delivering a proxy card bearing a later date than the proxy that you wish to revoke;

•	casting a subsequent vote via telephone or the Internet, as described above; or

•	attending the meeting and voting in person.

Merely attending the meeting will not, by itself, revoke your proxy; you must cast a subsequent vote at the meeting using forms provided for that purpose. Your last valid vote that we receive before or at the annual meeting is the vote that will be counted.

Tabulation of Votes

Spartan Stores has appointed IVS Associates to serve as the Inspector of Election for the Spartan Stores special meeting. IVS Associates will independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

Spartan Stores is soliciting proxies for the Spartan Stores special meeting from its stockholders. In accordance with the merger agreement, Spartan Stores will pay its own cost of soliciting proxies from its shareholders, including the cost of mailing this joint proxy statement/prospectus. In addition to solicitation of proxies by mail, proxies may be solicited by Spartan Stores’ officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

Spartan Stores will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Spartan Stores common stock. Spartan Stores may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

To help assure the presence in person or by proxy of the largest number of shareholders possible, we have engaged Eagle Rock Proxy Advisors, LLC, a proxy solicitation firm (referred to as “Eagle Rock”), to solicit proxies on Spartan Stores’ behalf. We have agreed to pay to Eagle Rock a proxy solicitation fee of $7,500. We will also reimburse Eagle Rock for its reasonable out-of-pocket costs and expenses.

Adjournments

Any adjournment of the Spartan Stores special meeting may be made from time to time if the approval of the holders of a majority of the votes cast at the Spartan Stores special meeting is obtained, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting (unless a new record date is fixed). If a quorum is not present at the special meeting, the chairman may adjourn the meeting to solicit additional proxies. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the proposal to issue shares of Spartan Stores common stock in connection with the merger, then Spartan Stores shareholders may be asked to vote on a proposal to adjourn the Spartan Stores special meeting so as to permit the further solicitation of proxies.

THE NASH-FINCH SPECIAL MEETING

This joint proxy statement/prospectus is being provided to the Nash-Finch stockholders as part of a solicitation of proxies by the Nash-Finch board of directors for use at the Nash-Finch special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides Nash-Finch stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Nash-Finch special meeting.

Date, Time and Place

The special meeting of Nash-Finch stockholders will be held at the Westin Edina Galleria, Room: Cahill B, 3201 Galleria, Edina, MN 55435, on Monday, November 18, 2013, at 9:00 a.m., local time.

Purpose of the Nash-Finch Special Meeting

At the Nash-Finch special meeting, Nash-Finch stockholders will be asked to consider and vote on the following:

•

a proposal to adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, which is further described in the sections titled “The Merger” and “The Merger Agreement,” beginning on pages 47 and 97, respectively;

•

an advisory (non-binding) proposal to approve the compensation that may be paid or become payable to Nash-Finch’s named executive officers that is based on or otherwise related to the proposed transactions; and

•

a proposal to approve the adjournment of the Nash-Finch special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the first proposal listed above.

Completion of the merger is conditioned on the adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Recommendation of the Nash-Finch Board of Directors

At a special meeting held on July 21, 2013, the Nash-Finch board of directors adopted the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Nash-Finch and its stockholders. Accordingly, the Nash-Finch board of directors unanimously recommends that Nash-Finch stockholders vote “FOR” the proposal to adopt the merger agreement, the merger and the transactions contemplated by the merger agreement, “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Nash-Finch’s named executive officers that is based on or otherwise relates to the proposed transactions and “FOR” the proposal to approve the adjournment of the Nash-Finch special meeting, if necessary or appropriate, to permit further solicitation of proxies.

Nash-Finch stockholders should carefully read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Nash-Finch Record Date; Stockholders Entitled to Vote

The record date for the Nash-Finch special meeting is October 2, 2013. Only record holders of shares of Nash-Finch common stock at the close of business on such date are entitled to notice of, and to vote at, the Nash-Finch special meeting or any adjournment or postponement thereof. At the close of business on the record date, the only outstanding voting securities of Nash-Finch were common stock, and 12,315,543 shares of Nash-Finch common stock were issued and outstanding. A list of the Nash-Finch stockholders of record who are entitled to vote at the Nash- Finch special meeting will be available for inspection by any Nash-Finch stockholder for any purpose germane to the special meeting during ordinary business hours for the ten days preceding the Nash-Finch special meeting at Nash-Finch’s executive offices at 7600 France Avenue South, Edina, MN 55435 and will also be available at the Nash-Finch special meeting for examination by any stockholder present at such meeting.

Each share of Nash-Finch common stock outstanding on the record date of the Nash-Finch special meeting is entitled to one vote on each proposal and any other matter coming before the Nash-Finch special meeting.

Voting by Nash-Finch’s Directors and Executive Officers

At the close of business on the record date of the Nash-Finch special meeting, Nash-Finch directors and executive officers and their affiliates were entitled to vote 62,914 shares of Nash-Finch common stock or approximately 0.5% of the shares of Nash-Finch common stock outstanding on that date. The Nash-Finch directors and executive officers also had the right to receive an additional 704,898 shares underlying currently vested equity awards. Assuming the issuance of all such awards, Nash-Finch directors and executive officers and their affiliates would have the right to vote approximately 5.9% of the outstanding shares of Nash-Finch common stock. The Nash-Finch directors and executive officers and their affiliates are currently expected to vote their shares in favor of all Nash-Finch proposals, but no director or executive officer has entered into any agreement obligating him or her to do so.

Quorum

No business may be transacted at the Nash-Finch special meeting unless a quorum is present. Stockholders who hold shares representing at least a majority of the voting power of all issued and outstanding shares of capital stock entitled to vote at the Nash-Finch special meeting must be present in person or represented by proxy to constitute a quorum. If a quorum is not present, the special meeting may be adjourned to allow additional time for obtaining additional proxies if the approval to adjourn the meeting of at least a majority of the stockholders present or represented by proxy is obtained. No notice of an adjourned meeting need be given unless:

•	the adjournment is for more than 30 days, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting; or

•

a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, in which case the board of directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of such record date.

At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

All shares of Nash-Finch common stock represented at the Nash-Finch special meeting, either in person or by proxy, including shares that are represented but that vote to abstain, will be treated as present for purposes of determining the presence or absence of a quorum. Broker non-votes will have no effect on determining the presence or absence of a quorum at the Nash-Finch special meeting.

Required Vote

The required votes to approve the Nash-Finch proposals are as follows:

•

The adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Nash-Finch common stock entitled to vote at the special meeting. Each share of Nash-Finch common stock outstanding on the record date of the Nash-Finch special meeting is entitled to one vote on this proposal. Failures to vote, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

•

The approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Nash-Finch’s named executive officers that is based on or otherwise related to the proposed transactions requires the affirmative vote of a majority of the issued and outstanding shares of Nash-Finch common stock that are present in person or represented by proxy and entitled to vote at the special meeting, assuming a quorum. Each share of Nash-Finch common stock outstanding on the record date for the Nash-Finch special meeting is entitled to one vote on this proposal. Failures to vote and broker non-votes will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

•

The adjournment of the Nash-Finch special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the issued and outstanding shares of Nash-Finch common stock that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of whether or not there is a quorum. Each share of Nash-Finch common stock outstanding on the record date for the Nash-Finch special meeting is entitled to one vote on this proposal. Failures to vote and broker non-votes will have no effect on the vote for this proposal; however, abstentions will have the same effect as a vote “AGAINST” the approval of such proposal.

Voting of Proxies by Holders of Record

If you were a record holder of Nash-Finch stock at the close of business on the record date of the Nash-Finch special meeting, a proxy card is enclosed for your use. Nash-Finch requests that you vote your shares as promptly as possible by (i) accessing the internet site listed on the Nash-Finch proxy card, (ii) calling the toll-free number listed on the Nash-Finch proxy card or (iii) submitting your Nash-Finch proxy card by mail by using the provided self-addressed, stamped envelope. Information and applicable deadlines for voting through the internet or by telephone are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Nash-Finch common stock represented by it will be voted at the Nash-Finch special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

If a proxy is returned without an indication as to how the shares of Nash-Finch common stock represented are to be voted with regard to a particular proposal, the Nash-Finch common stock represented by the proxy will be voted in accordance with the recommendation of the Nash-Finch board of directors and, therefore, “FOR” the proposal to approve and adopt the merger agreement, “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Nash-Finch’s named executive officers that is based on or otherwise related to the proposed transactions and “FOR” the proposal to adjourn the Nash-Finch special meeting, if necessary or appropriate, to permit further solicitation of proxies.

At the date hereof, the Nash-Finch board of directors has no knowledge of any business that will be presented for consideration at the Nash-Finch special meeting and that would be required to be set forth in this joint proxy statement/prospectus or the related proxy card other than the matters set forth in Nash-Finch’s Notice of Special Meeting of Stockholders. If any other matter is properly presented at the Nash-Finch special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, if you were a record holder of Nash-Finch common stock on the record date of the Nash-Finch special meeting, please sign and return the enclosed proxy card or vote via the internet or telephone whether or not you plan to attend the Nash-Finch special meeting in person. Proxies submitted through the specified internet website or by phone must be received by 11:59 p.m., eastern time, on November 17, 2013.

Shares Held in Street Name

If you hold shares of Nash-Finch common stock through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Nash-Finch or by voting in person at the Nash-Finch special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Furthermore, brokers, banks or other nominees who hold shares of Nash-Finch common stock on behalf of their customers may not give a proxy to Nash-Finch to vote those shares without specific instructions from their customers.

If you are a Nash-Finch stockholder and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee may not vote your shares on any of the Nash-Finch proposals.

Voting in Person

If you plan to attend the Nash-Finch special meeting and wish to vote in person, you will be given a ballot at the special meeting. If you are a registered stockholder, please be prepared to provide proper identification, such as a driver’s license, at the Nash-Finch special meeting. If your shares are held in “street name,” you must bring to the special meeting a proxy executed in your favor from the record holder (your broker, bank or other nominee) of the shares authorizing you to vote at the special meeting.

Revocation of Proxies

If you are the record holder of Nash-Finch common stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the special meeting. You can do this by:

•	timely delivering a signed written notice of revocation;

•	timely delivering a new, valid proxy bearing a later date (including by telephone or through the internet); or

•

attending the Nash-Finch special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person. Simply attending the Nash-Finch special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed as follows:

Nash-Finch Company

7600 France Avenue South

Edina, MN 55435

952-832-0534

Attention: Corporate Secretary

If your shares are held in “street name” through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee in accordance with its established procedures. If your shares are held in the name of a broker, bank or other nominee and you decide to change your vote by attending the special meeting and voting in person, your vote in person at the special meeting will not be effective unless you have obtained and present an executed proxy issued in your name from the record holder (your broker, bank or nominee).

Tabulation of Votes

Nash-Finch has appointed Broadridge Financial Services (referred to as “Broadridge”) to serve as the Inspector of Election for the Nash-Finch special meeting. Broadridge will independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

Nash-Finch is soliciting proxies for the Nash-Finch special meeting from its stockholders. In accordance with the merger agreement, Nash-Finch will pay its own cost of soliciting proxies, including the cost of mailing this joint proxy statement/prospectus, from its stockholders. In addition to solicitation of proxies by mail, proxies may be solicited by Nash-Finch’s officers, directors and regular employees, without additional remuneration, by personal interview, telephone or other means of communication.

Nash-Finch will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of Nash-Finch common stock. Nash-Finch may reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

To help assure the presence in person or by proxy of the largest number of stockholders possible, Nash-Finch has engaged Morrow & Co., LLC, a proxy solicitation firm (referred to as “Morrow”), to solicit proxies on Nash-Finch’s behalf. Nash-Finch has agreed to pay to Morrow a proxy solicitation fee not to exceed $15,000. Nash-Finch will also reimburse for its reasonable out-of-pocket costs and expenses.

Adjournments

The special meeting may be adjourned to allow additional time for obtaining additional proxies if the approval to adjourn the meeting of at least a majority of the stockholders present or represented by proxy is obtained, regardless of a quorum. No notice of an adjourned meeting need be given unless:

•	the adjournment is for more than 30 days, in which case a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting; or

•

a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, in which case the board of directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of such record date.

At any adjourned meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the adjourned meeting.

THE MERGER

Effects of the Merger

At the effective time of the merger, Merger Sub, a wholly owned subsidiary of Spartan Stores that was formed for the sole purpose of effecting the merger, will merge with and into Nash-Finch. Nash-Finch will survive the merger and become a wholly owned subsidiary of Spartan Stores.

In the merger, each outstanding share of Nash-Finch common stock will be converted into the right to receive 1.20 shares of Spartan Stores common stock, with cash paid in lieu of fractional shares. This exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. Spartan Stores shareholders will continue to hold their existing Spartan Stores shares.

Background of the Merger

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this joint proxy and registration statement as Annex A. You should read the entire Merger Agreement carefully, as it is the legal document that governs the Merger.

The Nash-Finch board of directors regularly reviews Nash-Finch’s performance, risks, opportunities and strategy and discusses such matters at board meetings. Nash-Finch’s board of directors and management team review and evaluate the possibility of pursuing various strategic alternatives and relationships as part of Nash-Finch’s ongoing efforts to strengthen its businesses and improve its operations and financial performance in order to create value for its stockholders, taking into account economic, regulatory, competitive and other conditions. In the past, such reviews and evaluations have resulted in considering combinations with, and acquisitions of, other companies, including consideration of an acquisition of or other combination with Spartan Stores.

Spartan Stores’ board of directors regularly evaluates and assesses Spartan Stores’ strategy and opportunities to achieve profitable growth through various initiatives and transactions in the context of developments in the industry, conditions in the geographic areas that Spartan Stores serves, competitive considerations, and other factors. As part of this process, the board of directors and management of Spartan Stores, in consultation with their advisors, have analyzed various potential strategic transactions and business combinations, including consideration of an acquisition of or other combination with Nash-Finch.

The boards of directors and management teams of Spartan Stores and Nash-Finch have each been familiar with each other’s company for many years. Because the companies are engaged in similar businesses in adjacent geographic regions, some form of combination of the two businesses has been a strategic alternative for both companies. Business combinations involving Nash-Finch and Spartan Stores, in various forms, have been proposed and considered on a number of occasions by both companies for several years.

In early 2011, Nash-Finch initiated discussions with Spartan Stores regarding a potential business combination of the two companies. The management teams of the companies engaged in numerous communications in 2011 regarding such a potential business combination and the potential structure of such a transaction. These discussions were reported to the boards of directors of both companies.

On May 18, 2011, Nash-Finch submitted a preliminary non-binding indication of interest letter offering to acquire 100% of the capital stock of Spartan Stores in an all-cash merger. The Spartan Stores board of directors authorized management and Moelis, Spartan Stores’ financial advisor, to engage in further discussion regarding this possible transaction. Following signing of a confidentiality agreement on May 31, 2011, Nash-Finch and Spartan Stores engaged in reciprocal due diligence and negotiations regarding a proposed agreement and plan of merger throughout the summer of 2011. Following the disruptions in the financial markets in the second half of

2011, Nash-Finch notified Spartan Stores that it was unwilling to pursue the transaction on the financing terms then available and wanted to temporarily cease negotiations. Both parties agreed to place the discussions on hold. On January 23, 2012, Spartan Stores advised Nash-Finch that it was terminating discussions and would not proceed with the transaction proposed by Nash-Finch in 2011.

As a result of prior discussions between the parties regarding possible transactions, Nash-Finch had previously conducted an extensive due diligence investigation of Spartan Stores and the management teams of Nash-Finch and Spartan Stores developed working relationships and a shared belief that the two companies had complementary strengths which, if combined, would present opportunities for growth and the creation of shareholder value.

On August 14, 2012, Spartan Stores’ management team, its board of directors and Moelis met to discuss potential strategic alternatives in the context of the challenges that it faces in the execution of its business strategy as an independent grocery retailer and distributor. These challenges include economic conditions in Michigan, consolidation in the grocery industry, and other factors. The primary strategic alternatives considered by the board of directors were (i) continuing to execute the Spartan Stores’ strategy as an independent publicly traded company, (ii) pursuing larger scale acquisition opportunities that would expand Spartan Stores’ business into adjacent and new markets and (iii) a possible combination with Nash-Finch. In the course of the 2011 discussions with Nash-Finch described above, the board of directors and management of Spartan Stores determined that a combination with Nash-Finch represented a potential for creation of significant shareholder value, and could be a superior strategic option compared to continuing the execution of its strategy on a stand-alone basis. This belief did not change in the months following the termination of the 2011 discussions with Nash-Finch, and a potential combination with Nash-Finch continued to be an attractive strategic option. At the conclusion of the meeting, the board of directors determined to continue discussing a possible combination with Nash-Finch at its next regularly scheduled meeting in October.

At its September 18, 2012 meeting, the Nash-Finch board of directors, in connection with its regular review of Nash-Finch’s performance, risks, opportunities and strategy, directed the Nash-Finch management team to identify a financial advisor to assist the Nash-Finch board of directors in evaluating strategic opportunities for Nash-Finch. Following an evaluation of potential advisors, the Nash-Finch management team recommended the Nash–Finch board of directors consider retaining J.P. Morgan as Nash-Finch’s financial advisor.

At a meeting held on October 17, 2012, the Spartan Stores board of directors resumed discussion of the company’s strategic alternatives. The board determined to explore a potential combination with Nash-Finch rather than pursue the other strategic alternatives considered at the August 14, 2012 meeting because it determined that combination with Nash-Finch was more likely to effectively enhance the company’s strategic position and because it offered a more attractive opportunity to create long-term shareholder value. The board of directors also believed that a potential combination with Nash-Finch had greater certainty of execution compared to other potential transaction opportunities, due in part to the prior discussions between Spartan Stores and Nash-Finch. At the conclusion of the meeting, the board of directors determined to continue to evaluate a possible combination with Nash-Finch following its release of third quarter operating results in November.

The Nash-Finch board of directors invited J.P. Morgan to its November 13, 2012 meeting to present to the Nash-Finch board of directors a summary of potential strategic alternatives for Nash-Finch. At the November 13, 2012 meeting of the Nash-Finch board of directors, which was also attended by members of the Nash-Finch management team, J.P. Morgan presented to the Nash-Finch board of directors a summary of key indices and economic indicators, an overview of food retail and distribution financial trends, structural developments in the United States capital markets, and financial analyses of comparable companies. In addition, J.P. Morgan described to the Nash-Finch board of directors various financial analyses with respect to Nash-Finch, as well as of Nash-Finch’s strengths, weaknesses and opportunities, threats to Nash-Finch’s continued growth, and potential strategic alternatives. The Nash-Finch board of directors, after consultation with its advisors, requested further analysis from J.P. Morgan with respect to its financial analyses and the potential strategic alternatives (including remaining a stand-alone publicly listed company, refinancing Nash-Finch’s convertible debt, pursuing acquisitions that could accelerate Nash-Finch’s growth, margin, scale or business model evolution, entering into a combination transaction with Spartan Stores or selling Nash-Finch to a financial buyer or strategic buyer in the food retail or distribution market). The Nash-Finch board of directors also authorized Mr. Covington to engage in discussions with Spartan Stores’ Chief Executive Officer. On November 15, 2012, following Nash-Finch’s release of its third quarter operating results, Mr. Covington left a voicemail for Mr. Eidson. Mr. Eidson returned the call on November 16, and Mr. Covington informed him that Nash-Finch was interested in discussing a possible transaction. Mr. Eidson responded that he would inform the Spartan Stores board of directors.

On November 30, 2012, the Spartan Stores board of directors held a meeting, which was attended by Moelis and Spartan Stores’ legal advisors. Mr. Eidson reviewed with the Spartan Stores board of directors the substance of his November 16 telephone conversation with Mr. Covington. At the conclusion of the meeting, the Spartan Stores board of directors authorized management to continue discussion of a possible transaction, including an exchange of information regarding business trends and other aspects of a possible transaction.

At a December 20, 2012 meeting of the Nash-Finch board of directors, J.P. Morgan presented the Nash-Finch board of directors with the additional analyses that had been requested by the Nash-Finch board of directors at its November 13, 2012 meeting, including analysis of a potential combination with Spartan Stores and its benefit to the Nash-Finch stockholders by allowing them to continue to own, and participate in the upside of a more diversified, combined public company compared to the effects of the other strategic alternatives that had been discussed at the November 13, 2012 meeting of the Nash-Finch board of directors that were ultimately not pursued. The Nash-Finch board of directors, after consultation with its advisors and the Nash-Finch management team, directed the Nash-Finch management team to determine whether Spartan Stores would be interested in a potential transaction and, if so, to negotiate a confidentiality and standstill agreement pursuant to which Nash-Finch and Spartan Stores could share information needed to evaluate such potential transaction.

On December 21, 2012, Mr. Covington contacted Mr. Eidson by telephone and expressed interest in a combination of Spartan Stores and Nash-Finch in an all-stock transaction at a ratio to be determined in accordance with their respective market capitalization, so that Nash-Finch stockholders could benefit from ownership of, and the potential upside of, the more diversified, combined company. Mr. Covington and Mr. Eidson discussed a possible meeting between the management teams of Spartan Stores and Nash-Finch the following month to discuss a possible transaction.

The Nash-Finch board of directors next met telephonically on January 7, 2013 with members of the Nash-Finch management team. J.P. Morgan and Morgan, Lewis & Bockius LLP (referred to as “Morgan Lewis”), Nash-Finch’s outside counsel, participated in this meeting as well. At this meeting, Alec Covington, the chief executive officer of Nash-Finch, informed the Nash-Finch board of directors that the Nash-Finch management team had engaged in discussions with Spartan Stores regarding its interest in discussing a potential transaction and that, based on the interest shown by Spartan Stores management, had begun negotiating a confidentiality and standstill agreement with Spartan Stores. Following the presentation by Mr. Covington, Morgan Lewis described to the Nash-Finch board of directors the fiduciary duties of the Nash-Finch board of directors regarding a potential transaction with Spartan Stores, the role of the Nash-Finch board of directors and management team in such evaluation and the importance of board review and deliberation regarding such evaluation and the general timing surrounding such evaluation. During the course of the meeting, the Nash-Finch board of directors considered the proposal it had received from J.P. Morgan to act as Nash-Finch’s financial advisor and resolved to engage J.P. Morgan as its financial advisor, and Morgan Lewis as its legal advisor, in connection with its evaluation of a potential transaction with Spartan Stores. In addition, the Nash-Finch board of directors authorized the Nash-Finch management team to meet with representatives of Spartan Stores to discuss due diligence, timing and structure with respect to a potential transaction.

On January 8, 2013, following negotiations between the Nash-Finch and Spartan Stores management teams, Nash-Finch and Spartan Stores executed a letter agreement which included confidentiality and standstill provisions to allow for further evaluation of a potential transaction between Nash-Finch and Spartan Stores.

On January 15, 2013, Alec Covington, the chief executive officer and president of Nash-Finch, Robert Dimond, the executive vice president, chief financial officer and treasurer of Nash-Finch and Kathleen Mahoney, the executive vice president, general counsel and secretary of Nash-Finch and representatives of J.P. Morgan met in Chicago, Illinois with Dennis Eidson, the president and chief executive officer of Spartan Stores, Alex DeYonker, the executive vice president and general counsel of Spartan Stores, and David Staples, the executive vice president and chief financial officer of Spartan Stores, and Moelis. At the meeting, participants discussed an overview of their respective businesses as well as potential benefits that each company and its stockholders could realize from the potential transaction and the steps that would be necessary to consummate such a transaction. On January 17, 2013, the Spartan Stores board of directors received a report from Spartan Stores management and Moelis, and authorized management to continue to explore a possible transaction.

Following the January 15, 2013 meeting, Spartan Stores and Nash-Finch began providing each other with financial and operational due diligence information. Throughout February 2013, members of the management teams of each of Nash-Finch and Spartan Stores and their respective financial advisors participated in telephone conferences to discuss the preliminary due diligence materials that had been made available.

On January 22, 2013, Nash-Finch executed an engagement letter with J.P. Morgan to advise Nash-Finch in connection with a potential transaction.

On April 17, 2013, Nash-Finch executed an engagement letter with Grant Thornton LLP (referred to as “Grant Thornton”) to advise Nash-Finch on financial due diligence and synergy validation in connection with the potential transaction.

On February 26, 2013, at a meeting of the Nash-Finch board of directors, J.P. Morgan presented to the Nash-Finch board of directors and the Nash-Finch management team preliminary financial analyses regarding Nash-Finch and a potential merger with Spartan Stores.

On February 27, 2013, at a meeting of the Spartan Stores board of directors the Spartan Stores management presented to the Spartan Stores board of directors its initial due diligence findings and preliminary proposals regarding the structure and terms of the potential transaction. Moelis presented financial information and analysis of a potential transaction with Nash-Finch, prepared in coordination with Spartan Stores’ management. Spartan Stores’ management team’s presentation included financial projections and strategic alternatives for Spartan Stores, and a discussion of the possible effects of automatic cuts in spending by the U.S. federal government on Nash-Finch’s military distribution business. Warner Norcross & Judd (referred to as “Warner Norcross”) and Skadden, Arps, Slate, Meagher & Flom, LLP (referred to as “Skadden”), advised the Spartan Stores board of directors regarding the board’s fiduciary duties in connection with considering a possible business combination and the importance of board review and deliberations. At the conclusion of the meeting, the Spartan Stores board of directors authorized management to continue consideration and negotiation of a potential transaction with Nash-Finch, and to communicate to Nash-Finch that Spartan Stores needed more time to evaluate the effects of the federal spending sequestration.

Shortly after February 27, 2013, Mr. Covington and J.P. Morgan spoke telephonically with Mr. Eidson and Moelis about the status of Spartan Stores’ review of a potential transaction between Nash-Finch and Spartan Stores. On this call, Mr. Eidson asked Mr. Covington whether, given Nash-Finch’s review of the diligence materials and consideration of a potential transaction, it would be receptive to receiving an offer from Spartan Stores regarding such a potential transaction. Mr. Covington indicated that Nash-Finch would consider any proposal received from Spartan Stores. From February 27, 2013 through March 28, 2013 the management of each company and their respective financial advisors continued to exchange due diligence information and discuss the timing, structure, and financial aspects of a possible transaction.

J.P. Morgan and Moelis spoke on March 8, 2013 regarding the status of the indication of interest letter that Spartan Stores had previously noted it would be providing to Nash-Finch. Moelis conveyed that Spartan Stores was still discussing the potential transaction internally, including certain concerns about the then-current trading price of Nash-Finch’s common stock relative to certain of its recent financial metrics, which could result in the potential consideration it would offer to holders of Nash-Finch common stock in a transaction reflecting a discount to the then-current trading price.

J.P. Morgan described its conversation with Moelis to Mr. Covington on March 9, 2013. Following a discussion with Mr. William Voss, the chairman of the Nash-Finch board of directors, Mr. Covington spoke directly with Mr. Eidson to discuss Spartan Stores’ view of the potential transaction and to advise that the Nash-Finch board of directors would not support a proposal that offered less than the current trading price of Nash-Finch common stock to Nash-Finch stockholders. Mr. Covington requested that Spartan Stores revisit the components of its proposal, and Mr. Eidson advised he would have further discussions with the Spartan Stores board of directors. Mr. Covington advised the Nash-Finch board of directors of the substance of his discussions with Mr. Eidson.

On March 22, 2013, at a special meeting of the Spartan Stores board of directors, Spartan Stores’ management team reviewed with the Spartan Stores board of directors the progress of the transaction with Nash-Finch since the February 27, 2013 Spartan Stores board of directors meeting. Spartan Stores’ management team and Moelis discussed and reviewed findings and analyses to date, including the potential financial aspects of a transaction, and expected executive management and board composition of the combined company. At the conclusion of the meeting, the Spartan Stores board of directors authorized the Spartan Stores management team to proceed further with evaluation, due diligence and negotiation directed toward reaching a definitive agreement for a stock-for-stock merger with Nash-Finch, at an exchange ratio reflecting the market prices for each company’s common stock at or near the signing of the agreement.

On March 25, 2013, Messrs. Covington and Voss received a letter from Spartan Stores in which Spartan Stores conveyed a non-binding indication of its interest in entering an all-stock merger transaction with Nash-Finch, pursuant to which each holder of a share of Nash-Finch common stock would receive shares of common stock of Spartan Stores based on the ratio of market prices of the common stock of each of Nash-Finch and Spartan Stores at or near the time of the signing of definitive transaction documents, which, based on closing market prices on March 22, 2013, was illustrated to imply a 1.12 exchange ratio. In addition, the letter provided that three members of the Nash-Finch board of directors would become members of the Spartan Stores board of directors upon consummation of the transaction. The letter also included a provision whereby during the ninety (90) days following Nash-Finch’s acceptance of the letter, each of Nash-Finch and Spartan Stores would negotiate exclusively with the other party and would inform the other party of any offer, indication of interest or proposal relating to an alternative transaction received from a third party. In the letter, Spartan Stores noted that this indication would remain open through April 1, 2013. During the week of March 25, there were several telephone conversations between the parties’ financial advisors to clarify certain aspects of the letter.

The Nash-Finch board of directors met telephonically on March 26, 2013 following Mr. Covington having notified Spartan Stores that because of scheduling conflicts, Nash-Finch would not be able to respond to the indication by the April 1, 2013 deadline. J.P. Morgan, Morgan Lewis and members of Nash-Finch’s management team also participated in the meeting. During this meeting, Mr. Covington updated the members of the Nash-Finch board of directors on the status of the discussions with Spartan Stores, including the receipt of the letter from Spartan Stores on March 25, 2013. J.P. Morgan provided the Nash-Finch board of directors with an update of its preliminary analysis of a potential combination of the two companies. In addition, Nash-Finch management, J.P. Morgan and Morgan Lewis discussed the contents of the letter received from Spartan Stores.

The Nash-Finch board of directors again met telephonically on April 1, 2013. J.P. Morgan and Morgan Lewis and members of Nash-Finch’s management team also participated in this meeting. During this meeting, Mr. Covington presented to the Nash-Finch board of directors the Nash-Finch management team’s view of Nash-Finch’s base business and the potential benefits to Nash-Finch stockholders that could be achieved in a potential transaction with Spartan Stores. In addition, at this meeting J.P. Morgan presented to the Nash-Finch board of directors a preliminary summary of financial analyses of both Nash-Finch and Spartan Stores, as well as an analysis of the potential combination of Nash-Finch and Spartan Stores. Morgan Lewis and J.P. Morgan then discussed with the Nash-Finch board of directors all of the key terms included in the March 25, 2013 letter (which are described above) and potential responses to Spartan Stores, focusing on Spartan Stores’ business integration plan for the combined company, the dividend policy of the combined company and the ability of Nash-Finch to consider unsolicited alternative proposals. The Nash-Finch board of directors also determined at this meeting that the Nash-Finch management team and J.P. Morgan should suggest to Spartan Stores that it would be more efficient to proceed with further review of the potential transaction with Spartan Stores without counter-signing the March 25, 2013 letter because of the time it would take to further negotiate the letter. The Nash-Finch board of directors did, however, discuss with its advisors and the Nash-Finch management team the specific provisions of the March 25, 2013 letter that should be revised in the event Spartan Stores required that Nash-Finch execute the letter as a condition for further discussion and the terms on which the Nash-Finch board of directors was willing to proceed with discussions, as discussed at this meeting. These revisions included: changes to the exclusivity restrictions, and removing notification requirements arising from the receipt of an offer, indication of interest or proposal relating to an alternative transaction received from a third party; the parties further discussing who would serve as the chairman of the board of directors of the combined company; and addressing the dividend policy of the combined company. In addition, the Nash-Finch board of directors indicated to the Nash-Finch management team that the letter should be revised to require that prior to entering into any potential transaction Spartan Stores would present to the Nash-Finch board of directors its plan for integrating the two businesses, including its development of a business plan for the combined company that would include a base business plan, synergy expectations and the plan to realize those synergies, and an integration plan.

On April 1, 2013, Mr. Covington, Mr. Eidson, and the parties’ respective financial advisors spoke by telephone. Mr. Covington advised that Spartan Stores’ proposed letter agreement had been considered by Nash-Finch’s board of directors at two meetings. Mr. Covington and Mr. Eidson discussed several aspects of a possible transaction and plans for the combined company, including board composition, the exchange ratio, dividend policy, and strategic plans. Mr. Covington explained the position of the Nash-Finch board of directors, that it would be more efficient to focus the efforts of both parties’ management teams and boards of directors on the review of the potential transaction rather than on further negotiation of the March 25, 2013 letter. Mr. Eidson indicated that Spartan Stores would insist on a signed letter and requested that Nash-Finch send a written response from Nash-Finch to its letter. On April 2, 2013, J.P. Morgan delivered to Spartan Stores a revised version of the March 25, 2013 letter that Nash-Finch and Morgan Lewis had prepared based on the proposed revisions received from the Nash-Finch board of directors and management team.

The Spartan Stores board of directors met telephonically on April 9, 2013 for a special meeting, during which it considered the proposed revisions to the letter agreement. The Spartan Stores board of directors authorized the Spartan Stores management team to execute a revised letter agreement reflecting that the board of directors of the combined company be composed of eleven total members. In addition, for ease of convening meetings, the Spartan Stores board of directors appointed a special committee, comprised of Craig Sturken, Dennis Eidson and Timothy O’Donovan, having the power and authority of the full Spartan Stores board of directors with respect to the proposed transaction to facilitate negotiations and decision making between meetings of the full Spartan Stores board of directors.

On April 10, 2013, Spartan Stores delivered to Nash-Finch a revised version of its indication of interest. As in the letter it delivered on March 25, 2013, this letter included an obligation for each of Spartan Stores and Nash-Finch to notify the other party of the receipt of an offer, indication of interest or proposal relating to an alternative transaction received from a third party, and reverted to the transaction thresholds that were implicated by the exclusivity provisions included in the March 25, 2013 letter as well. It also provided that the size of the board of directors of the combined company would be eleven members and that the current chairman of the Spartan Stores board of directors would serve as the chairman of the board of directors of the combined company. The provisions of the letter regarding the dividend policy of the combined company that had been proposed by Nash-Finch in the letter it delivered on April 2, 2013 were removed by Spartan Stores from the letter it delivered on April 10, 2013.

On April 12, 2013, the Nash-Finch board of directors met telephonically. Members of Nash-Finch’s management team, J.P. Morgan and Morgan Lewis participated in this meeting as well. At this meeting, J.P. Morgan updated the members of the Nash-Finch board of directors on the status of discussions with Spartan

Stores. In addition, at this meeting Mr. Covington recommended that the Nash-Finch board of directors authorize the Nash-Finch management team to continue to engage with Spartan Stores but, revise the letter to propose an increase to the number of Nash-Finch directors to be appointed to the board of directors of the combined company to ensure that the Nash-Finch stockholders had proportionate representation on the board of directors of the combined company. In addition, Morgan Lewis discussed with the Nash-Finch board of directors fiduciary obligations of the members of the board with respect to a transaction with Spartan Stores and the importance of board review and deliberation, following which the Nash-Finch board of directors indicated its agreement with management’s recommendation.

On April 13, 2013, Messrs. Covington and Eidson, and the parties’ financial advisors spoke by telephone to discuss the contents of the letter agreement. On April 14, 2013, following numerous discussions among the Nash-Finch board of directors, the Nash-Finch management team and their advisors regarding the contents of the letter, Ms. Mahoney sent a revised version of the indication of interest letter to Spartan Stores. Throughout this period, the parties discussed and negotiated the composition of the board of directors of the combined company. On April 15, 2013, Mr. Eidson and Mr. Craig Sturken, the chairman of the board of directors of Spartan Stores, executed the indication of interest letter, which provided that five of the twelve members of the board of directors of the combined company would be members of the Nash-Finch board of directors (referred to as the “Indication of Interest Letter”), on behalf of Spartan Stores. The five Nash-Finch directors represented all of Nash-Finch’s independent directors. Messrs. Covington and Voss executed the Indication of Interest Letter on behalf of Nash-Finch and the two companies thereafter continued their due diligence efforts.

On April 15, 2013, a meeting of the special committee of the Spartan Stores board of directors was held at which Mr. Eidson reviewed developments in the negotiations with Nash-Finch since the April 9, 2013 meeting of the board of directors.

On April 19, 2013, Messrs. Covington and Eidson, and the parties’ financial advisors spoke by telephone to discuss a plan of due diligence and transaction timeline. Also on April 19, Spartan Stores executed an agreement pursuant to which Moelis was engaged as of January 15, 2013 to act as Spartan Stores’ financial advisor with respect to the merger. On April 22, 2013, Spartan Stores engaged a third-party service provider to perform financial and commercial diligence, project management assistance, and preliminary operational and synergies analysis with respect to Spartan Stores’ due diligence investigation of the potential transaction.

The Nash-Finch board of directors met again on April 24, 2013. J.P. Morgan and members of the Nash-Finch management team attended this meeting. At this meeting, J.P. Morgan described for the board of directors the status of the evaluation of the potential transaction with Spartan Stores and a timeline for finalizing such evaluation. In addition, at this meeting J.P. Morgan, the Nash-Finch board of directors and the Nash-Finch management team discussed potential synergies that could arise out of the potential transaction with Spartan Stores and the due diligence process for evaluating such synergies, as well as other financial and operational aspects of the potential transaction being discussed with Spartan Stores.

On April 25, 2013, Mr. Covington received an unsolicited telephone call from the chief executive officer of a strategic competitor of Nash-Finch (referred to as “Strategic Party A”). On that call, the chief executive officer of Strategic Party A informed Mr. Covington that he had been authorized by Strategic Party A’s board of directors to contact Nash-Finch to determine whether Nash-Finch would be interested in exploring a combination of Nash-Finch and Strategic Party A. The chief executive officer of Strategic Party A indicated that Strategic Party A would be interested in exploring such a combination transaction at that time. Mr. Covington informed the chief executive officer of Strategic Party A that he would discuss the matter with the board of directors of Nash-Finch.

The board of directors of Nash-Finch met telephonically on April 29, 2013 to review the April 25, 2013 discussion between Mr. Covington and the chief executive officer of Strategic Party A. Members of Nash-Finch’s management team, Morgan Lewis and J.P. Morgan participated in this meeting as well. At this meeting, Morgan Lewis advised the members of Nash-Finch’s board of directors of Nash-Finch’s exclusivity obligations under the Indication of Interest Letter. In addition, J.P. Morgan presented to the Nash-Finch board of directors an analysis of Strategic Party A and Strategic Party A’s financial capability to engage in a potential combination transaction with Nash-Finch. The Nash-Finch board of directors discussed with J.P. Morgan, Morgan Lewis and the Nash-Finch management team the need to comply with the exclusivity obligations under the Indication of Interest Letter while also evaluating the possible benefits to the Nash-Finch stockholders of a potential transaction with Strategic Party A, and whether Nash-Finch should continue to discuss the potential transaction with Spartan Stores. Following this discussion, the board of directors of Nash-Finch authorized Mr. Covington and J.P. Morgan to inform Spartan Stores that Nash-Finch had received an indication of interest from a third party, to propose to Spartan Stores that Nash-Finch ask this third party to provide a written indication of interest to Nash-Finch and to propose that Spartan Stores waive its rights under the Indication of Interest Letter to receive details of the discussions with this third party. The Nash-Finch board of directors also instructed Nash-Finch’s management team to inform Spartan Stores that Nash-Finch was not prepared to continue discussing a potential transaction if Spartan Stores did not accept this proposal, which was conveyed to Mr. Eidson by Mr. Covington.

Following the conclusion of the April 29, 2013 meeting of the Nash-Finch board of directors, Mr. Covington and J.P. Morgan spoke telephonically with Mr. Eidson and Moelis. Mr. Covington and J.P. Morgan communicated to Mr. Eidson and Moelis that Nash-Finch had received an indication of interest from a third party and proposed that Nash-Finch ask this third party to provide a written indication of interest to Nash-Finch and that Spartan Stores waive its rights under the Indication of Interest to receive details of the discussions with this third party. Mr. Covington also conveyed to Mr. Eidson that Nash-Finch was not prepared to continue discussing a potential transaction if Spartan Stores did not accept this proposal. Mr. Covington advised Mr. Eidson that while Nash-Finch continued to be interested in discussing a proposed transaction with Spartan Stores, the Nash-Finch board of directors believed that they should evaluate the potential proposal from Strategic Party A. Mr. Eidson told Mr. Covington that he would need to discuss these matters further with the Spartan Stores board of directors and their advisors. Also on April 29, 2013, Mr. Covington called the chief executive officer of Strategic Party A to advise him that Nash-Finch was working on a response to his overture.

The special committee of the Spartan Stores board of directors met telephonically on April 29, 2013. At this meeting, the special committee reviewed the developments regarding Strategic Party A with Spartan Stores’ management team, legal counsel and Moelis. At the conclusion of the meeting, the special committee of the Spartan Stores board of directors authorized the Spartan Stores management team to waive Nash-Finch’s exclusivity obligations to permit consideration of a proposal from Strategic Party A subject to certain conditions, including reimbursement of certain of Spartan Stores’ transaction-related expenses if Nash-Finch entered into agreement for a business combination with a third party.

On April 30, 2013, Mr. Covington received a letter from Spartan Stores proposing that, in exchange for Spartan Stores waiving, for a period of time, the restriction in the Indication of Interest Letter on Nash-Finch speaking with Strategic Party A, Nash-Finch would agree to extend the exclusivity period and, in the event Nash-Finch entered into a transaction with Strategic Party A, to reimburse Spartan Stores’ expenses up to $3,000,000.

Commencing on May 1, 2013 and continuing through June 4, 2013, the Nash-Finch and Spartan Stores management teams and their respective advisors engaged in negotiation of a revised Indication of Interest Letter. These negotiations included a proposal delivered by Spartan Stores to Nash-Finch on May 16, 2013 for an alternative transaction structure in which each Nash-Finch stockholder would receive a combination of cash and Spartan Stores common stock valued in the aggregate at $25.00 per share, comprised of $12.50 per share plus 0.716 shares of Spartan Stores common stock based on the May 15, 2013 closing price of $17.46 per share. This proposal was rejected by Mr. Covington on May 23, 2013 on behalf of the Nash-Finch board of directors on the basis of both inadequate value and unfavorable structure. Thereafter the parties resumed negotiations of the revised Indication of Interest Letter on the basis of a stock-for-stock merger. In addition, during the negotiation of the revised Indication of Interest Letter the board of directors of Nash-Finch met with its advisors and the Nash-Finch management team on each of May 1, 2013, May 4, 2013 and May 20, 2013 to review the status of the negotiations with Spartan Stores over the revised Indication of Interest Letter, and the Nash-Finch management team continuously updated the board of directors of Nash-Finch on such negotiations. Similarly, the special committee of the board of directors of Spartan Stores met on each of May 6, 2013, May 7, 2013, May 22, 2013, and May 30, 2013 with its advisors to do the same. In addition, at a regularly scheduled meeting of the full Spartan Stores board of directors on May 14, 2013 the status of the negotiations with Nash-Finch over the revised Indication of Interest Letter were discussed between the Spartan Stores board of directors and its advisors.

From May 6, 2013 through June 4, 2013 Nash-Finch and Spartan Stores ceased the mutual exchange of information through the due diligence process and focused their efforts on negotiating revisions to the Indication of Interest Letter.

On May 3, 2013, Mr. Covington spoke telephonically with the chief executive officer of Strategic Party A and informed him that he was coordinating further discussion with the board of directors of Nash-Finch with respect to their April 25, 2013 discussion. The chief executive officer of Strategic Party A responded that as a result of other pending matters Strategic Party A was not able to explore a potential transaction with Nash-Finch at that time. Since this discussion, Nash-Finch and its representatives have not had any further contact with Strategic Party A.

On May 23, 2013, a telephone conference was attended by each party’s Chief Executive Officer, Chief Financial Officer, General Counsel, and financial advisor. During the call, Nash-Finch’s management team reiterated that its board of directors considered Spartan Stores’ original merger proposal to be superior to the May 16, 2013 proposal. The parties agreed to resume negotiations for a stock-for-stock merger.

On June 4, 2013, Spartan Stores and Nash-Finch entered into a revised Indication of Interest Letter, which extended the exclusivity and due diligence periods and provided that in certain circumstances, Nash-Finch or Spartan Stores would be required to reimburse the others’ expenses up to $3,000,000 should it enter into an alternative transaction.

Commencing on June 4, 2013 and continuing through July 21, 2013, Spartan Stores, Nash-Finch and their respective legal and financial advisors conducted reciprocal due diligence, primarily by reviewing documents, and meeting by telephone and in person.

On June 6, 2013, representatives of Morgan Lewis and Warner Norcross spoke telephonically regarding the structure of the definitive transaction. Following that call, Warner Norcross delivered an initial draft of the agreement and plan of merger to Nash-Finch and Morgan Lewis. Through July 20, 2013, legal counsel and financial advisors to Nash-Finch and Spartan Stores, together with each of their management teams, engaged in negotiations, including an in-person meeting at Morgan Lewis’s office in Chicago on June 25, 2013, concerning the draft agreement and plan of merger.

On June 20, 2013, a meeting of the special committee of the Spartan Stores board of directors was held by teleconference, during which Mr. Eidson summarized the status of the due diligence investigation, merger agreement negotiation, and other matters. The special committee of the Spartan Stores board of directors also considered and discussed the possible composition of the board committees and management team of the combined company.

On June 27, 2013, Messrs. Covington, Dimond, Eidson and Staples met in Detroit, Michigan to discuss the liquidity and capital resources of the combined company, business strategy for the combined company, and open issues under the merger agreement, including the exchange ratio.

The board of directors of Nash-Finch met telephonically on July 1, 2013 to discuss the transaction. Morgan Lewis, Grant Thornton, Nash-Finch’s accounting advisors, J.P. Morgan and members of the Nash-Finch management team also attended this meeting. At this meeting, J.P. Morgan presented to the Nash-Finch board of directors its preliminary analyses regarding the exchange ratio and the potential dividend policy of the combined company. Following this presentation, the Nash-Finch board of directors directed J.P. Morgan to communicate to Spartan Stores through Moelis that the exchange ratio should be determined over a longer, rather than shorter, period of time as had been previously discussed. Also, at this meeting, each of Grant Thornton and Morgan Lewis reviewed with the Nash-Finch board of directors the results of the financial and legal due diligence, respectively, it had conducted on Spartan Stores. In addition, at this meeting Mr. Voss updated the Nash-Finch board of directors on his discussions with Mr. Sturken regarding board of director leadership positions and committee assignments for the board of directors of the combined company. Also, Mr. Covington discussed with the Nash-Finch board of directors that J.P. Morgan had presented a proposal, at the request of the Nash-Finch board of directors, to provide for alternative compensation to J.P. Morgan in the event Nash-Finch received a proposal for and entered into an alternative transaction with a party other than Spartan Stores. The Nash-Finch board of directors authorized the Nash-Finch management to enter into a revised engagement letter with J.P. Morgan as outlined in the proposal.

From late June 2013 through July 20, 2013 Spartan Stores, in cooperation and consultation with Nash-Finch, negotiated with prospective financing sources to obtain a commitment for loans at the closing of the merger for the purposes of payment in full of the outstanding obligations of Spartan Stores and Nash-Finch under their respective existing credit facilities and certain other debt, payment of expenses and fees in connection with the merger, and working capital and other general corporate purposes of the combined company including the funding of permitted future acquisitions. On July 20, 2013, Spartan Stores received an executed commitment letter for up to $1 billion in initial loans from Wells Fargo Bank, National Association, Bank of America, N.A., and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

On July 2, 2013, Spartan Stores’ management and its financial and legal advisors provided an update on the potential transaction telephonically to the special committee of the Spartan Stores board of directors.

On July 10, 2013, the management teams of Nash-Finch and Spartan Stores and their financial advisors met in Kalamazoo, Michigan to conduct further financial due diligence on each company.

On July 12, 2013, following J.P. Morgan having communicated to Moelis that the Nash-Finch board of directors proposed that the exchange ratio should be determined over a longer, rather than shorter, period of time, Moelis indicated to J.P. Morgan that Spartan Stores preferred calculating the exchange ratio based on the market price for each company’s common stock during the 20-day period prior to signing of the merger agreement, consistent with potential time periods discussed earlier in the process. In response, J.P. Morgan reiterated that the Nash-Finch board of directors thought a longer period, such as 90 days, was more appropriate.

The board of directors of Nash-Finch met on July 15, 2013. Morgan Lewis, Grant Thornton, J.P. Morgan and members of the Nash-Finch management team also attended this meeting. At this meeting, Morgan Lewis described for the Nash-Finch board of directors the directors’ fiduciary obligations with respect to the proposed transaction with Spartan Stores and Grant Thornton presented the Nash-Finch board of directors its preliminary analysis of synergy opportunities presented by the potential transaction. In addition, at this meeting the Nash-Finch management reviewed for the Nash-Finch board of directors the proposed five year plans for each of Nash-Finch and Spartan Stores, the results of the synergy and integration cost analysis conducted by Nash-Finch and Spartan Stores and the proposed financing structure for the combined company. Also, at this meeting J.P. Morgan presented to the Nash-Finch board of directors its preliminary analysis of both Nash-Finch and Spartan Stores and the impact of the potential transaction for Nash-Finch stockholders. Morgan Lewis summarized for the Nash-Finch board of directors the terms of the draft agreement and plan of merger (which did not materially differ from those set forth in the Indication of Interest Letter), including covenants related to the non-solicitation of alternative acquisition proposals, the ability of the board of directors of each party to change its recommendation, post-closing board structure of the combined company, termination rights and the size and triggers for termination fees.

On July 15, 2013, the Spartan Stores board of directors held a special meeting. At the meeting, Mr. Eidson and Moelis provided an update regarding the status of discussions with Nash-Finch. Warner Norcross provided the board of directors of Spartan Stores with a summary of the terms of the draft agreement and plan of merger, including covenants related to the non-solicitation of alternative acquisition proposals, the ability of the board of directors of each party to change its recommendation, post-closing board structure of the combined company, termination rights and the size and triggers for termination fees. The Spartan Stores management team provided a description of the proposed financing for the combined company. The Spartan Stores board of directors reviewed the results of Spartan Stores’ due diligence process regarding Nash-Finch’s military distribution and other businesses and operational matters and potential synergies. Mr. Brunot was present for a portion of the meeting to serve as a resource for discussion regarding the military distribution business.

Also at the July 15, 2013 meeting, Moelis presented financial aspects of the proposed merger, including an analysis of the factors to be considered in determining the exchange ratio in the proposed merger. At all times since the original March 25, 2013 draft of the Indication of Interest Letter, the parties proceeded on the basis that the exchange ratio for the proposed merger would be determined by the ratio of market prices of the common stock of each of Nash-Finch and Spartan Stores at or near the time of the signing of definitive transaction documents. The discussion at the July 15, 2013 meeting of the board of directors included the review of exchange ratios implied by relative stock prices for Spartan Stores and Nash-Finch common stock over selected historical periods including the following:

	Spartan Stores	Nash-Finch	Implied Exchange Ratio
Recent Price (7/12/13)	$21.26	$24.83	1.17
1 Week Average (5 Trading Days)	$20.62	$24.42	1.18
1-Month Average (20 Trading Days)	$19.17	$23.14	1.21
3-Month Average (60 Trading Days)	$18.16	$22.41	1.23
90-Trading Day Average	$17.93	$21.57	1.20

Implied exchange ratios computed over longer periods of time up to five years were also presented for comparison.

Based on this recent trading data, it was determined that an exchange ratio at or near 1.20 represented a reasonable approximation of the ratio of market prices of the common stock of each of Nash-Finch and Spartan Stores.

Warner Norcross and Skadden reviewed the board’s fiduciary duties in connection with the proposed merger. The Spartan Stores board of directors then considered the information presented to them at the meeting, together with the information presented at prior meetings of the board and the special committee, and deliberated regarding the alternatives available to Spartan Stores, including continuing to execute on Spartan Stores’ long term strategic plan, and various other factors described below under “The Merger – Spartan Stores’ Reasons for the Merger; Recommendation of the Spartan Stores board of directors.” Following these deliberations, the Spartan Stores board of directors unanimously approved the merger agreement in principle on a non-binding basis, and authorized the Spartan Stores management team to continue to negotiate to a definitive agreement to be presented to the Spartan Stores board of directors at a later meeting.

On July 16, 2013, Moelis communicated to J.P. Morgan on behalf of Spartan Stores that, while it considered a 20-day period to be the most appropriate for determining the exchange ratio in the merger, as an alternative it would consider calculating the exchange ratio based on the average of each of the average market price for each company’s common stock during both the 20-day period and during the 90-day period prior to signing the merger agreement, which was approximately 1.20 as of that date, but was subject to change based on stock price fluctuations between July 16 and the signing of the merger agreement. Moelis indicated that, as an alternative, Spartan Stores was willing to agree to set the exchange ratio at 1.20 shares of Spartan Stores common stock for each share of Nash-Finch common stock, which alternative would have the advantage of excluding the effects of any unexpected volatility in the trading days leading up to the execution of the transaction documents.

On July 18, 2013, the board of directors of Nash-Finch, J.P. Morgan and members of the Nash-Finch management team met with Messrs. Eidson, Staples and DeYonker as well as Mr. Ted Adornato, the executive vice president of wholesale operations of Spartan Stores, Mr. Derek Jones, the executive vice president of retail operations of Spartan Stores, and Moelis. At this meeting, the members of the Spartan Stores management team presented an overview of Spartan Stores’ business, the integration plan for the combined company and the potential synergies achievable in connection with the proposed transaction. Throughout this meeting, the Nash-Finch board of directors asked the Spartan Stores management team various questions about the integration plan for the combined company, the potential synergies and Spartan Stores’ business.

On July 18, 2013, the companies tentatively agreed that the merger agreement would provide for an exchange ratio of 1.20 shares of Spartan Stores common stock for each share of Nash-Finch common stock to be exchanged in the merger.

The Nash-Finch board of directors met on July 19, 2013. Members of the Nash-Finch management team attended this meeting as well. At this meeting, the Nash-Finch board of directors and management discussed the presentation made by Spartan Stores on July 18, 2013 and the terms of the proposed transaction.

The board of directors of Nash-Finch met telephonically on July 21, 2013. Morgan Lewis and J.P. Morgan also attended this meeting. At this meeting, Morgan Lewis updated the Nash-Finch board of directors on revisions to the draft agreement and plan of merger since the July 15, 2013 meeting of the Nash-Finch board of directors and advised the Nash-Finch board of directors’ fiduciary duties. Also, at this meeting J.P. Morgan delivered to the Nash-Finch board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 21, 2013, to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the exchange ratio was fair, from a financial point of view, to holders of Nash-Finch common stock. Following a discussion by the Nash-Finch board of directors, in which it considered the factors discussed further under “The Merger—Nash-Finch’s Reasons for the Merger; Recommendations of the Nash-Finch board of directors”, the Nash-Finch board of directors unanimously resolved that the agreement and plan of merger and the transactions contemplated thereby, including the merger, were advisable and in the best interests of Nash-Finch and its stockholders. The Nash-Finch board of directors approved the agreement and plan of merger and authorized the execution, delivery and performance of the agreement and plan of merger and the consummation of the transactions contemplated thereby, including the merger. The Nash-Finch board of directors unanimously recommended that the Nash-Finch stockholders adopt the agreement and plan of merger.

A special meeting of the Spartan Stores board of directors was held telephonically on July 21, 2013. At the meeting, the Spartan Stores management team presented a proposed definitive agreement and plan of merger and advised the Spartan Stores board of directors of changes since the detailed presentation at the July 15, 2013 meeting of the Spartan Stores board of directors. Warner Norcross summarized the agreement and plan of merger and related documents. Warner Norcross and Skadden advised the board regarding its fiduciary duties. Moelis provided updates to its July 15, 2013 presentation on the financial aspects of the proposed merger and delivered its oral opinion, subsequently confirmed in writing, that as of July 21, 2013 and based upon and subject to the various factors, assumptions and limitations set forth in its opinion, the exchange ratio was fair, from a financial point of view, to Spartan Stores (the assumptions, details and limitations of Moelis’ opinion can be found below under “The Merger—Opinion of Spartan Stores’ Financial Advisor”). The Spartan Stores board of directors then considered the information presented to them at the meeting, together with the information presented at prior meetings of the board and the special committee. At the conclusion of its deliberations, the Spartan Stores board of directors voted unanimously to adopt the agreement and plan of merger and authorized Spartan Stores’ Chief Executive Officer to execute the merger agreement.

After the meetings of the respective boards of directors of Spartan Stores and Nash-Finch on July 21, 2013, Nash-Finch, Spartan Stores and Merger Sub executed the agreement and plan of merger. On July 22, 2013, prior to the open of trading on the NASDAQ, Nash-Finch and Spartan Stores issued a joint press release announcing the transaction.

Since the public announcement of the transaction with Spartan Stores, Nash-Finch has not received any communications from other parties regarding a possible alternative transaction.

Spartan Stores’ Reasons for the Merger; Recommendation of the Spartan Stores Board of Directors

In approving the merger agreement and recommending approval of the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger, the Spartan Stores board of directors consulted with members of Spartan Stores’ management, as well as with Spartan Stores’ legal, financial, and business advisors, and also considered a number of factors that the Spartan Stores board of directors viewed as supporting its decisions. The principal factors that the Spartan Stores board of directors viewed as supporting its decisions are:

•

that combining Spartan Stores and Nash-Finch would create a larger, more balanced company with a broader customer base across multiple food retail and distribution businesses, including military distribution, and would create opportunities for alternative retail channels;

•	the expectation that the combined company would have a broader geographic sales and distribution footprint compared to Spartan Stores on a stand-alone basis;

•

the expectation that the combined company would achieve approximately $50 million in annual cost savings and synergies from, among other things, reductions in corporate overhead and administrative costs in comparison to both companies on a stand-alone basis;

•

the expectation that combining Spartan Stores and Nash-Finch would promote earnings per share accretion (in comparison to Spartan Stores on a stand-alone basis) including through the realization of synergies;

•	the potential opportunities for greater operational efficiencies and synergies through conducting Spartan Stores’ and Nash-Finch’s operations as part of a single enterprise;

•	the expectation that the combined company would have increased resources to invest in future acquisitions and other growth opportunities in comparison to Spartan Stores on a stand-alone basis;

•	the expectation that the combined company would generate meaningful free cash flow to continue to invest in the business, pay dividends and pay down debt;

•	the expectation that shareholders would experience opportunities for share price growth driven by:

•	A more liquid public company stock;

•	A more diversified business profile;

•	The potential for accelerating earnings growth through the realization of synergies and repayment of debt; and

•	The positioning of the combined company as a consolidator with a strong platform from which to continue to pursue acquisitions.

•

that the board of directors of the combined company following the merger would have representation from the two companies consisting of seven directors chosen by the current Spartan Stores directors and the five current Nash-Finch directors who are independent for the purposes of Nasdaq rules, one of whom subsequently decided not to serve on the combined company’s board of directors in order to pursue other interests and may be replaced by an independent director as described under “—Board of Directors and Management Following the Merger”; and

•

the opinion of Moelis, dated July 21, 2013, addressed to Spartan Stores’ board of directors as to the fairness to Spartan Stores, from a financial point of view and as of the date of such opinion, of the exchange ratio, as more fully described below under the caption “Opinion of Spartan Stores’ Financial Advisor.”

In addition to considering the factors described above, the Spartan Stores board of directors also considered the following factors:

•

its knowledge of Spartan Stores’ business, operations, financial condition, earnings and prospects and its knowledge of Nash-Finch’s business, operations, financial condition, earnings and prospects, taking into account Nash-Finch’s publicly-filed information and the results of Spartan Stores’ due diligence review of Nash-Finch;

•

the current and prospective competitive climate in the grocery industry in which Spartan Stores and Nash-Finch operate, including the potential for further consolidation in the retail grocery and grocery distribution business;

•	the factors enumerated in Article VIII of the Spartan Stores, Inc. restated articles of incorporation;

•	the long-term and recent historical trading prices with respect to shares of Spartan Stores common stock and Nash-Finch common stock and the exchange ratios implied by such historical trading prices;

•

the fact that the exchange ratio is fixed and will not fluctuate based upon changes in the market price of Spartan Stores or Nash-Finch common stock between the date of the merger agreement and the date of the completion of the merger;

•	the terms and conditions of the merger agreement, including the commitments by both Spartan Stores and Nash-Finch to complete the merger;

•

the fact that completion of the merger is subject to the combined company’s financing sources not failing to enter into the new credit facility and make the initial loans under the new credit facility due to the occurrence of a material adverse effect or the failure of a condition to the new credit facility relating to minimum opening excess availability;

•

the fact that the merger agreement does not preclude a third party from making an unsolicited proposal for a competing transaction with Spartan Stores or Nash-Finch and, that under certain circumstances more fully described in the sections “The Merger Agreement—Restrictions on Solicitation” beginning on page 104 and “The Merger Agreement—Changes in Board Recommendations” beginning on page 106, Spartan Stores or Nash-Finch, as applicable, may furnish non-public information to and enter into discussions with such third party regarding the competing transaction and the Spartan Stores or Nash-Finch board, as applicable, may withdraw or modify its recommendations to Spartan Stores or Nash-Finch stockholders regarding the merger and terminate the merger agreement to enter into a competing transaction under certain circumstances; and

•

the combined company’s ability to operate under the covenants of Spartan Stores’ and Nash-Finch’s existing indebtedness or the combined company’s ability to refinance such indebtedness on reasonable terms.

The Spartan Stores board of directors weighed the foregoing against a number of potentially negative factors, including:

•	the restrictions on the conduct of Spartan Stores’ business during the period between the execution of the merger agreement and the completion of the merger;

•

the costs associated with the completion of the merger and the realization of the benefits expected to be obtained in connection with the merger, including management’s time and energy and potential opportunity cost;

•	the challenges in absorbing the effect of any failure to complete the merger, including potential termination fees and shareholder and market reactions;

•

the risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the combined company as more fully described under the caption “—Regulatory Clearances Required for the Merger” beginning on page 93;

•

the challenges inherent in the combination of two businesses of the size and complexity of Spartan Stores and Nash-Finch, including the possible diversion of management attention for an extended period of time;

•

the risk of not being able to realize all of the anticipated cost savings and operational synergies between Spartan Stores and Nash-Finch and the risk that other anticipated benefits might not be realized, including potential earnings accretion following the merger; and

•	the risks of the type and nature described under “Risk Factors,” beginning on page 26 and the matters described under “Special Note Regarding Forward-Looking Statements” beginning on page 25.

This discussion of the information and factors considered by Spartan Stores’ board of directors in reaching its conclusions and recommendation includes the principal factors considered by the board, but is not intended to be exhaustive and may not include all of the factors considered by the Spartan Stores board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the Spartan Stores board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to Spartan Stores shareholders. Rather, the Spartan Stores board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of Spartan Stores’ management and outside legal and financial advisors. In addition, individual members of the Spartan Stores board of directors may have assigned different weights to different factors.

Certain of Spartan Stores’ directors and executive officers have financial interests in the merger that are different from, or in addition to, those of Spartan Stores’ shareholders generally. The Spartan Stores board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to Spartan Stores shareholders. For a discussion of these interests, see “—Interests of Spartan Stores Directors and Executive Officers in the Merger.”

The Spartan Stores board of directors unanimously approved the merger and the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders in connection with the merger, are in the best interests of Spartan Stores and its shareholders. Accordingly, the Spartan Stores board of directors unanimously recommends that the Spartan Stores shareholders vote “FOR” the proposal to approve the issuance of shares of Spartan Stores common stock to Nash-Finch stockholders pursuant to the merger.

Opinion of Spartan Stores’ Financial Advisor

At the meeting of Spartan Stores’ board of directors on July 21, 2013 to evaluate and approve the merger agreement and the other transactions contemplated thereby, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated July 21, 2013, addressed to Spartan Stores’ board of directors to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the exchange ratio is fair, from a financial point of view, to Spartan Stores.

The full text of Moelis’ written opinion dated July 21, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. Shareholders are urged to read Moelis’ written opinion carefully and in its entirety. Moelis’ opinion was provided for the use and benefit of Spartan Stores’ board of directors (in its capacity as such) in its evaluation of the merger. Moelis’ opinion is limited solely to the fairness to Spartan Stores, from a financial point of view, of the exchange ratio and does not address Spartan Stores’ underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available with respect to Spartan Stores. Moelis’ opinion does not constitute a recommendation to any shareholder of Spartan Stores as to how such shareholder should vote or act with respect to the merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to Spartan Stores and Nash-Finch;

•

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Nash-Finch furnished to Moelis by Spartan Stores and Nash-Finch, including financial forecasts provided to or discussed with Moelis by the management of Spartan Stores and Nash-Finch (it being understood that, for the purposes of Moelis’ opinion, Moelis relied, at the direction of Spartan Stores’ board of directors, only on such forecasts as were provided by Spartan Stores and not those provided by Nash-Finch);

•

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Spartan Stores furnished to Moelis by Spartan Stores, including financial forecasts provided to or discussed with Moelis by the management of Spartan Stores;

•

reviewed certain internal information relating to cost savings, synergies and related expenses expected to result from the merger furnished to Moelis by Spartan Stores (referred to as the “Expected Synergies”);

•

conducted discussions with members of senior management and representatives of Spartan Stores and Nash-Finch concerning the publicly available and internal information described in the foregoing, as well as the business and prospects of Spartan Stores and Nash-Finch, generally;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•	reviewed the execution copy of the merger agreement;

•	participated in certain discussions and negotiations among representatives of Spartan Stores and Nash-Finch and their advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by Moelis for the purpose of its opinion and has, with the consent of Spartan Stores’ board of directors, relied on such information being complete and accurate in all material respects. In addition, with Spartan Stores’ consent, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Spartan Stores or Nash-Finch, nor was Moelis furnished with any such evaluation or appraisal. With respect to the financial forecasts and other information relating to Nash-Finch and Spartan Stores and the Expected Synergies referred to above, Moelis assumed, at the direction of Spartan Stores’ board of directors, that such financial information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Nash-Finch or Spartan Stores, as the case may be, as to the future performance of Spartan Stores and Nash-Finch and such Expected Synergies (including the amount, timing and achievability thereof). Moelis also has assumed, at the direction of Spartan Stores’ board of directors, that the future financial results (including Expected Synergies) reflected in such forecasts will be achieved at the times and in the amounts projected. In addition, at the direction of Spartan Stores’ board of directors, Moelis has relied on the assessments of the management of Spartan Stores as to Spartan Stores’ ability to retain key employees of Nash-Finch and to integrate the businesses of Nash-Finch and Spartan Stores.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion. Moelis’ opinion did not address the fairness of the merger or any aspect or implication of the merger agreement and the transactions contemplated thereby to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of Spartan Stores, other than the fairness of the exchange ratio, from a financial point of view, to

Spartan Stores. Moelis’ opinion relates to the relative values of Spartan Stores and Nash-Finch. With the consent of Spartan Stores’ board of directors, Moelis expressed no opinion as to what the value of Spartan Stores common stock actually will be when issued pursuant to the merger or the prices at which Spartan Stores common stock or Nash-Finch common stock may trade at any time. Moelis is not a tax, legal, regulatory or accounting expert and has assumed and relied upon, without independent verification, the assessments of Spartan Stores and its other advisors with respect to tax, legal, regulatory and accounting matters. In rendering this opinion, Moelis has assumed, with the consent of Spartan Stores’ board of directors, that the merger will be consummated in accordance with its terms, that the representations and warranties contained in the merger agreement are true and complete and that the parties to the merger agreement will comply with all of the material terms of the merger agreement. Moelis also has assumed, with the consent of Spartan Stores’ board of directors, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on Nash-Finch or Spartan Stores or on the expected benefits to Spartan Stores of the merger. In addition, representatives of Spartan Stores have advised Moelis, and Moelis has assumed, with the consent of Spartan Stores’ board of directors, that the merger will qualify as a reorganization for federal income tax purposes.

In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the exchange ratio or otherwise. At the direction of Spartan Stores’ board of directors, Moelis was not asked to, nor did it, offer any opinion as to any terms of the merger agreement or any aspect or implication of the merger, except for the exchange ratio to the extent expressly specified in Moelis’ opinion. Except as described in this summary, Spartan Stores and its board of directors imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion.

The following is a summary of the material financial analyses presented by Moelis to the board of directors of Spartan Stores at its meeting held on July 21, 2013 in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

Selected Public Companies Analysis

Moelis performed selected public companies analyses of both Spartan Stores and Nash-Finch. Moelis reviewed financial and stock market information of the following selected publicly traded companies that share certain business characteristics similar to Spartan Stores and/or Nash-Finch:

Food Wholesalers/Retailers:

•	Nash-Finch

•	Spartan Stores

•	Core-Mark Holding Company, Inc.

•	SUPERVALU Inc.

Conventional Supermarkets:

•	Spartan Stores

•	Koninklijke Ahold N.V.

•	Etablissements Delhaize Frères et Cie “Le Lion” (Delhaize)

•	Harris Teeter Supermarkets, Inc.

•	Ingles Markets, Incorporated

•	The Kroger Co.

•	Roundy’s, Inc.

•	Safeway Inc.

•	Village Super Market Inc.

•	Weis Markets, Inc.

Specialty Distributors:

•	Sysco Corporation

•	United Natural Foods, Inc.

•	United Stationers Inc.

•	W.W. Grainger, Inc.

Moelis reviewed, among other things, enterprise values of Spartan Stores, Nash-Finch and the selected companies (calculated as market value of the relevant company’s diluted common equity based on its closing stock price on July 19, 2013, plus preferred stock, plus, as of the relevant company’s most recently reported quarter end, short-term and long-term debt, less cash and cash equivalents, plus book value of non-controlling interests) as a multiple, to the extent information was publicly available, of EBITDA (defined as earnings before interest, taxes, depreciation, amortization, and LIFO expense and stock-based compensation expense, where applicable) for the last twelve months as of the most recently reported quarter end (referred to as “LTM EBITDA”) and for estimated calendar year 2013 (referred to as “2013E EBITDA”). Moelis also reviewed closing stock prices of Spartan Stores, Nash-Finch and the selected companies on July 19, 2013 as a multiple of estimated earnings per share for calendar year 2013 (referred to as “2013E EPS”). Financial data for Spartan Stores, Nash-Finch and the selected companies was based on publicly available consensus research analysts’ estimates, public filings and other publicly available information.

Based on publicly available financial information, using market prices on July 19, 2013, Moelis calculated the equity value and enterprise value of Spartan Stores to be $466 million and $610 million, respectively (assuming 22.0 million shares outstanding on a fully diluted basis), and the equity value and enterprise value of Nash-Finch to be $332 million and $728 million, respectively (assuming 13.1 million shares outstanding on a fully diluted basis). The identified trading multiples for the selected public companies are summarized in the table below:

Company	Enterprise Value as a Multiple of LTM EBITDA	Enterprise Value as a Multiple of 2013E EBITDA	Stock Price as a Multiple of 2013E EPS
Food Wholesalers/Retailers:
Nash-Finch	6.9x	6.9x	13.4x
Spartan Stores	5.7x	5.8x	14.3x
Core-Mark Holding Company, Inc.	7.8x	7.2x	16.6x
SUPERVALU Inc.	7.2x	6.4x	NA

Conventional Supermarkets:
Spartan Stores	5.7x	5.8x	14.3x
Koninklijke Ahold N.V.	5.2x	5.3x	14.5x
Etablissements Delhaize Frères et Cie “Le Lion” (Delhaize)	4.9x	5.1x	12.1x
Harris Teeter Supermarkets, Inc.(1)	5.3x	5.1x	14.7x
Ingles Markets, Incorporated	7.0x	NA	13.6x
The Kroger Co.	6.4x	6.4x	13.9x
Roundy’s, Inc.	5.5x	6.1x	10.0x
Safeway Inc.(2)	4.4x	4.4x	24.4x
Village Super Market Inc.	5.9x	NA	NA
Weis Markets, Inc.	6.8x	NA	NA

Specialty Distributors:
Sysco Corporation	10.2x	10.0x	18.9x
United Natural Foods, Inc.	13.0x	12.6x	25.0x
United Stationers Inc.	7.8x	8.3x	12.4x
W.W. Grainger, Inc.	12.4x	12.1x	22.0x

(1)	Based on the closing stock price prior to the announcement of an evaluation of strategic alternatives on January 18, 2013.
(2)	Pro forma for pending sale of Canadian operations and IPO of Blackhawk subsidiary. 2013E EBITDA and 2013E EPS multiples based on mid-point of management guidance provided in earnings release on July 18, 2013.

Food Wholesalers/Retailers. The median multiples for Spartan Stores, Nash-Finch and the other selected food wholesalers/retailers, as denoted above, were 7.0x and 6.7x in the case of enterprise value as a multiple of LTM EBITDA and 2013E EBITDA, respectively, and 14.3x in the case of stock price as a multiple of 2013E EPS.

Conventional Supermarkets. The median multiples for Spartan Stores and, except as described immediately below, the other selected conventional supermarkets denoted above were 5.6x and 5.3x, respectively, in the case of enterprise value as a multiple of LTM EBITDA and 2013E EBITDA, and 14.1x in the case of stock price as a multiple of 2013E EPS. In determining these median multiples, Moelis excluded Ingles Markets, Village Super Market and Weis Markets from the enterprise value as a multiple of 2013E EBITDA calculation, and Village Super Market and Weis Markets from the stock price as a multiple of 2013E EPS calculation, because the relevant data was not publicly available for such companies.

Specialty Distributors. The median multiples for the selected specialty distributors, as denoted above, were 11.3x and 11.0x, respectively, in the case of enterprise value as a multiple of LTM EBITDA and 2013E EBITDA, and 20.4x in the case of stock price as a multiple of 2013E EPS.

Moelis noted that Nash-Finch derives the majority of its revenues and substantially all of its EBITDA from its distribution businesses and, as such, deemed the Food Wholesaler/Retailer public companies as most relevant to Nash-Finch. In addition, given Nash-Finch’s military distribution business, Moelis also considered the selected Specialty Distributor public companies. Moelis noted that, given Spartan Stores’ mix of revenues and EBITDA from its food distribution and retail businesses, both the selected Food Wholesaler/Retailer public companies and the selected Conventional Supermarket public companies were relevant to Spartan Stores. Based on the foregoing, as of July 19, 2013, Moelis developed and selected the following reference ranges of trading valuation multiples for the selected publicly traded companies:

Metric	Range of Assumed Multiples for Spartan Stores	Range of Assumed Multiples for Nash-Finch
Enterprise Value as a Multiple of 2013E EBITDA	5.00x – 5.75x	6.00x – 6.75x
Stock Price as a Multiple of 2013E EPS	11.00x – 14.00x	11.00x – 14.00x

Using the reference ranges described above, Moelis estimated implied ranges of value per share for Spartan Stores and Nash-Finch. In calculating such estimates, Moelis relied on financial forecasts and other information and data provided by Spartan Stores’ management, including forecasted 2013E EBITDA and 2013E EPS for Spartan Stores (it being understood that the 2013E metrics represented Spartan Stores’ fiscal year ending March 2014). The net debt balance (defined as the sum of short-term and long-term debt, less cash and cash equivalents) used in the calculation of implied value per share of Spartan Stores common stock represented actual net debt as of June 2013 as provided by Spartan Stores’ management. The fully diluted shares outstanding used in the calculation of implied value per share of Spartan Stores common stock was based on basic shares outstanding and total stock options outstanding as of June 22, 2013, as provided by Spartan Stores’ management, and was calculated using the treasury stock method (giving effect to the exercise prices of all outstanding options). 2013E EBITDA and 2013E EPS for Nash-Finch were based on financial forecasts and other information and data provided by Spartan Stores’ management. The net debt balance used in the calculation of implied value per share of Nash-Finch common stock represented the estimated average net debt balance for Nash-Finch during the fiscal year ending December 2013 based on financial forecasts and other information and data provided by Spartan Stores’ management. Moelis utilized this methodology in order to normalize for an unusual build-up in inventory relating to new business requirements in Nash-Finch’s second quarter ended June 2013. The fully diluted shares outstanding used in the calculation of implied value per share of Nash-Finch common stock was based on the calculation of fully diluted shares outstanding under a change in control of Nash-Finch common stock ownership, as provided by Nash-Finch’s management. In accordance with the above methodologies, Moelis estimated the following implied ranges of value per share for Spartan Stores and Nash-Finch:

Metric	Range of Implied Share Prices for Spartan Stores	Range of Implied Share Prices for Nash-Finch
Enterprise Value as a Multiple of 2013E EBITDA	$18.49 – $22.17	$14.98 – $20.68
Stock Price as a Multiple of 2013E EPS	$15.90 – $20.19	$21.98 – $27.98

Moelis calculated the exchange ratio range implied by the share price ranges above for each of Spartan Stores and Nash-Finch by dividing (i) the low end share price estimate for Nash-Finch by the low end share price estimate for Spartan Stores and (ii) the high end share price estimate for Nash-Finch by the high end share price estimate for Spartan Stores. These calculations provided for the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the merger:

Implied Exchange Ratio Reference Range	Exchange Ratio in the Merger
0.94x–1.26x	1.20x

Discounted Cash Flow Analysis

Moelis performed discounted cash flow (referred to as “DCF”) analyses of Spartan Stores on a stand-alone basis and of the combined financial results of Spartan Stores and Nash-Finch, pro forma to give effect to the merger (referred to as the “Pro Forma Combined Company”), to calculate a range of share prices implied by the present value of the estimated future unlevered free cash flows projected to be generated by Spartan Stores and the Pro Forma Combined Company, respectively.

Spartan Stores. In the case of Spartan Stores on a stand-alone basis, Moelis utilized a range of discount rates based on Spartan Stores’ calculated Weighted Average Cost of Capital (referred to as “WACC”) of 8.00% to 9.00% to calculate estimated present values per share as of June 30, 2013 based on (i) Spartan Stores’ estimated after-tax unlevered free cash flows for the second, third and fourth quarters of Spartan Stores’ fiscal year ending March 2014 through the fiscal year ending March 2018, and (ii) estimated terminal values derived by applying a range of multiples of 5.00x to 5.75x to Spartan Stores’ projected EBITDA for the fiscal year ending March 2018 (implying a perpetuity growth rate range of -0.42% to 1.54%). Financial data for Spartan Stores was based on financial forecasts and other information and data provided by Spartan Stores’ management. Unlevered free cash flow is a non-GAAP operating financial measure that Spartan Stores defines as adjusted operating income, less cash taxes, plus the sum of depreciation and amortization and other non-cash expenses, including stock based compensation, less the sum of change in net working capital, change in other balance sheet items, and capital expenditures. For this purpose adjusted operating income is defined as adjusted EBITDA less depreciation and amortization and other non-cash expenses. The calculation of implied values per share was based on actual net debt as of June 2013 and fully diluted shares outstanding, as provided by Spartan Stores’ management. This analysis indicated an implied per share reference range for Spartan Stores on a stand-alone basis of approximately $19.28 to $22.93.

Pro Forma Combined Company. In the case of the Pro Forma Combined Company, Moelis utilized a range of discount rates based on the Pro Forma Combined Company’s calculated WACC of 7.75% to 8.75% to calculate estimated present values per pro forma share as of December 30, 2013 (referred to as the “Estimated Merger Closing Date”) based on (i) the Pro Forma Combined Company’s estimated after-tax unlevered free cash flows (as defined above) for the fourth quarter of the Pro Forma Combined Company’s fiscal year ending March 2014 through the fiscal year ending March 2018, inclusive of Expected Synergies and one-time integration costs for each fiscal year, as estimated by Spartan Stores’ management, and (ii) estimated terminal values derived by applying a range of multiples of 5.50x to 6.25x to the Pro Forma Combined Company’s projected EBITDA for the fiscal year ending March 2018, including Expected Synergies for that fiscal year (implying a perpetuity growth rate range of 0.54% to 2.30%). Financial data for the Pro Forma Combined Company was based on financial forecasts and other information and data provided by Spartan Stores’ management, including (i) Expected Synergies of approximately $20 million for the fiscal year ending March 2015, $35 million for the fiscal year ending March 2016 and $52 million for each of the fiscal years ending March 2017 and March 2018, (ii) one-time integration costs of approximately $14 million for the fiscal year ending March 2015, $2 million for the fiscal year ending March 2016 and $1 million for the fiscal year ending March 2017 and (iii) one-time capitalized integration expenditures of $2 million for the fiscal year ending March 2015, $3 million for the fiscal year ending March 2016 and $1 million for the fiscal year ending March 2017. The calculation of implied value per share was based on estimated pro forma fully diluted shares outstanding implied by the exchange ratio and net debt of the Pro Forma Combined Company at the Estimated Merger Closing Date, including estimated transaction fees and expenses and pre-closing integration costs. This analysis indicated an implied per share reference range for the Pro Forma Combined Company of approximately $22.67 to $27.88 as of December 30, 2013. For purposes of comparison to Spartan Stores’ stand-alone derived values per share, Moelis further discounted the implied per share reference range as of the Estimated Merger Closing Date to June 30, 2013 utilizing the mid-point of the Pro Forma Combined Company’s derived cost of equity of 11.2%, which resulted in an indicated implied per share reference range for the Pro Forma Combined Company of approximately $21.48 to $26.42. Moelis observed that the implied per share prices for the Pro Forma Combined Company as of

June 30, 2013 were greater than the implied per share prices for Spartan Stores on a stand-alone basis, as summarized in the following table:

Implied per Share Reference Range
Spartan Stores Stand-Alone	$19.28 – $22.93
Pro Forma Combined Company	$21.48 – $26.42

Other Information and Analyses

Moelis also noted for Spartan Stores’ board of directors certain additional factors that were not considered part of Moelis’ financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things:

•

Historical Exchange Ratios. Moelis reviewed the implied historical trading ratios for Spartan Stores and Nash-Finch derived by dividing the daily closing stock price of Nash-Finch common stock by the daily closing stock price of Spartan Stores common stock during the period between July 21, 2008 and July 19, 2013, which Moelis then used to calculate the average of the resulting exchange ratios across certain periods within the five-year time range. The table below lists the implied exchange ratios for these dates and periods, as compared to the exchange ratio provided for in the merger:

Trading Day Averages as of July 19, 2013	Average Exchange Ratio
Exchange Ratio in the Merger	1.20x
Closing Prices at July 19, 2013	1.20x
20-Day	1.19x
60-Day	1.23x
90-Day	1.21x
120-Day	1.21x
Last 1 Year	1.26x
Last 2 Years	1.42x
Last 3 Years	1.75x
Last 5 Years	1.88x

•

Potential EPS Accretion. Moelis analyzed potential pro forma financial effects of the merger on Spartan Stores’ projected fiscal years ending March 2015, March 2016 and March 2017, including estimated earnings per share (referred to as “EPS”) based on financial forecasts and other information and data relating to Spartan Stores and Nash-Finch provided by Spartan Stores’ management, including combined pro forma projections, giving effect to the exchange ratio, pro forma net debt including estimated transaction fees and expenses and pre-closing integration costs, and Expected Synergies (excluding estimated one-time integration costs post-closing). This analysis indicated that the merger could be accretive to Spartan Stores’ fiscal years ending March 2015, March 2016 and March 2017 EPS by approximately 5.2%, 13.5% and 25.6%, respectively.

•

Relative Contribution Analysis. Moelis assessed the relative contribution of each of Spartan Stores and Nash-Finch to the Pro Forma Combined Company with respect to EBITDA (gross contributions having been adjusted to take into account differences in respective capital structures by applying weighted average trading multiples calculated as of July 19, 2013, based on each company’s percentage contribution to the Pro Forma Combined Company) and net income for Spartan Stores’ fiscal years ended or ending March 2013, March 2014 and March 2015 and Nash-Finch’s fiscal years ended or ending December 2012, December 2013 and December 2014, based on actual and projected EBITDA and net income as provided by Spartan Stores’ management and net debt and fully diluted shares outstanding as of the most recently reported quarter end. Based on the relative contributions implied by EBITDA, Moelis derived a range of implied exchange ratios of 0.77 – 0.92 and, based on the relative contributions implied by net income, Moelis derived a range of implied exchange ratios of 1.28 – 2.01, as compared to the 1.20 exchange ratio provided for in the merger. Moelis noted that the adjustment to derived relative EBITDA contributions were based on the application of a weighted average trading multiple as of July 19, 2013 applied to each company’s EBITDA figures, which did not take into account that Spartan Stores and Nash-Finch trade at different multiples (e.g., while Spartan Stores’ 2013E EBITDA multiple as of July 19, 2013 was 5.8x, the corresponding multiple for Nash-Finch was 6.9x, in each case based on publicly available consensus research analysts’ estimates for each company). In addition, Moelis noted that the relative contribution analysis did not take into account the Expected Synergies.

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company used in the analyses described above is identical to Spartan Stores or Nash-Finch. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Spartan Stores nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio was determined through arms’ length negotiations between Spartan Stores and Nash-Finch and was approved by the board of directors of Spartan Stores. Moelis did not recommend any specific exchange ratio to Spartan Stores or its board of directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the merger.

Moelis acted as financial advisor to Spartan Stores in connection with the merger and will receive a fee for its services, currently estimated to be approximately $6.5 million in the aggregate, $1 million of which became payable in connection with the delivery of its opinion, regardless of the conclusion reached therein, and the remainder of which is contingent upon completion of the merger. In addition, Spartan Stores has agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of Spartan Stores and Nash-Finch. No Moelis employee who provided financial advice to Spartan Stores in connection with the merger owns or, at any relevant time, owned any securities of Spartan Stores or Nash-Finch. In the past two years, Moelis acted as financial advisor to Spartan Stores in connection with Spartan Stores’ consideration from time to time of various strategic opportunities and provided investment banking and other services to Spartan Stores unrelated to the merger but has received no separate fees for the rendering of such services.

The board of directors of Spartan Stores selected Moelis as its financial advisor in connection with the merger because Moelis has substantial experience in similar transactions and familiarity with Spartan Stores and Nash-Finch. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings and valuations for corporate and other purposes.

Certain Prospective Financial Information Reviewed by Spartan Stores

Spartan Stores does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of Spartan Stores has prepared the prospective financial information set forth below in connection with its evaluation of the proposed merger. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but in the view of Spartan Stores’ management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of the knowledge and belief of Spartan Stores’ management, the expected course of action and the expected future financial performance of Spartan Stores and Nash-Finch. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and the readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information. Neither Spartan Stores’ independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The prospective financial information regarding Spartan Stores’ and Nash-Finch’s anticipated future operations were prepared for or by Spartan Stores for the years 2013 through 2017. In the case of Spartan Stores’ projections of Nash-Finch’s future performance, Spartan Stores’ management based these projections in part on estimates of certain expected 2013 financial and operating data provided by Nash-Finch to Spartan Stores. The projections were reviewed by the Spartan Stores board of directors and provided by management to Spartan Stores’ financial advisor in connection with the proposed merger. The projections were independently prepared by Spartan Stores management based on assumptions that Spartan Stores management believed to be reasonable at the time and were provided to and reviewed by Nash-Finch and its financial advisor prior to the announcement of the merger.

Earnings for the retail grocery and grocery distribution business are highly volatile. The financial projections were based on numerous variables and assumptions (including but not limited to those related to industry performance, competition, general business, economic, market and financial conditions) that are inherently uncertain and are beyond the control of Spartan Stores and Nash-Finch. Financial projections for both Spartan Stores and Nash-Finch are subject to many risks and uncertainties, including, but not limited to, the impact of general economic factors outside Spartan Stores’ control, volatility in food prices, consumer sentiment, and other risks and uncertainties relating to Spartan Stores’ and Nash-Finch’s business (including their ability to achieve strategic goals, objectives and targets over applicable periods) and other factors described under “Special Note Regarding Forward-Looking Statements,” all of which are subject to change. As a result, actual results may differ materially from those contained in the financial projections.

The inclusion of a summary of the financial projections in this joint proxy statement/prospectus should not be regarded as an indication that any of Spartan Stores, Nash-Finch or their respective affiliates, officers, directors or other representatives consider the financial projections to be necessarily predictive of actual future events, and the financial projections should not be relied upon as such. None of Spartan Stores, Nash-Finch or their respective affiliates, officers, directors or other representatives can give you any assurance that actual results will not differ materially from the financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date the financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. None of Spartan Stores, Nash-Finch or their respective affiliates, officers, directors or other representatives has made or makes any representation to any shareholder or other person regarding Spartan Stores’ or Nash-Finch’s ultimate performance compared to the information contained in the financial projections or that the projected results will be achieved. The summary of the financial projections included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but are being provided because the financial projections were considered in connection with the merger.

Spartan Stores has made no representations to Nash-Finch, and Nash-Finch has made no representations to Spartan Stores, in the merger agreement or otherwise, concerning the financial projections or the estimates on which they are based. Spartan Stores and Nash-Finch urge all shareholders to review Spartan Stores’ and Nash-Finch’s most recent SEC filings for a description of Spartan Stores’ and Nash-Finch’s reported financial results.

Spartan Stores Projections

(Prepared by Spartan Stores)

	Fiscal Year Ending
	2014E March 29, 2014			2015E March 28, 2015	2016E March 26, 2016	2017E March 25, 2017	2018E March 31, 2018
	(in millions, except per share data)
Net sales		$2,673		$2,745	$2,824	$2,899	$3,025
Adjusted EBITDA		$109		$110	$113	$114	$118
Capital Expenditures		$42		$41	$37	$44	$44
Adjusted Diluted Earnings Per Share From Continuing Operations		$1.45		$1.55	$1.67	$1.76	$1.85
Stock-Based Compensation		$4		$4	$4	$4	$4
Unlevered Free Cash Flow		$—	(1)	$48	$48	$40	$45	(2)
Tax Rate	%	37.5%		37.5%	37.5%	37.5%	37.5

(1)	Unlevered Free Cash Flow only prepared for Q2 – Q4 2014E, which was 35.
(2)	53-week year.

Nash-Finch Projections

(Prepared by Spartan Stores)

	Fiscal Year Ending
	2013E December 28, 2013		2014E January 3, 2015	2015E January 2, 2016	2016E December 31, 2016	2017E December 30, 2017
	(in millions)
Net sales		$5,075	$5,207	$5,292	$5,366	$5,440
Adjusted EBITDA		$102	$105	$103	$102	$101
Capital Expenditures		$50	$27	$25	$29	$26
Stock-Based Compensation		$3	$4	$6	$6	$7
Tax Rate	%	38.2%	39.3%	39.3%	39.3%	39.3

Spartan Stores uses a variety of financial measures that are not in accordance with GAAP, including adjusted EBITDA, adjusted diluted earnings per share from continuing operations and unlevered free cash flow, as supplemental measures to evaluate operational performance. While Spartan Stores believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These are not a measure of performance under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income or cash flow statement data. Spartan Stores’ definition of adjusted EBITDA, adjusted diluted earnings per share from continuing operations and unlevered free cash flow may not be identical to similarly titled measures reported by other companies, including Nash-Finch. For adjusted EBITDA and unlevered free cash flow projections as prepared for and considered by the Nash-Finch Board of Directors, see pages 82-84.

Adjusted EBITDA is a non-GAAP operating financial measure that Spartan Stores defines as net earnings from continuing operations plus depreciation and amortization, and other non-cash items including imputed interest, deferred (stock) compensation, the LIFO provision, as well as adjustments for items that do not reflect ongoing operating activities and costs associated with the closing of operational locations, interest expense and the provision for income taxes to the extent deducted in the computation of Net Earnings.

Adjusted earnings from continuing operations is a non-GAAP operating financial measure that Spartan Stores defines as earnings from continuing operations plus or minus adjustments for items that do not reflect ongoing operating activities and costs associated with the closing of operational locations.

Unlevered free cash flow is a non-GAAP operating financial measure that Spartan Stores defines as adjusted operating income, less cash taxes at 37.5%, plus the sum of depreciation and amortization and other non-cash expenses, including stock based compensation, less the sum of change in net working capital, change in other balance sheet items, and capital expenditures. For this purpose adjusted operating income is defined as adjusted EBITDA (as defined above) less depreciation and amortization and other non-cash expenses. Unlevered free cash flow projections were prepared as data inputs for discounted cash flow analyses. Stock based compensation, which is a component of operating expense as reported under GAAP, is presented to facilitate comparison to the Nash-Finch projections which appear beginning on page 82. Spartan Stores did not prepare or consider projections of Nash-Finch stand-alone unlevered free cash flow.

Adjusted EBITDA and adjusted earnings per share from continuing operations are meant to reflect the ongoing operating performance of all retail stores and wholesale operations; consequently, these measures exclude the impact of items that could be considered “non-operating” or “non-core” in nature, and also exclude the contributions of activities classified as discontinued operations. Because Spartan Stores management uses these measures to allocate resources, assess performance against its peers and evaluate overall performance, Spartan Stores believes they provide useful information.

Amendment to the Spartan Stores Restated Articles of Incorporation

The Spartan Stores board of directors has approved, subject to Spartan Stores shareholder approval and completion of the merger, an amendment to the Spartan Stores restated articles of incorporation to provide for an increase in the number of authorized shares of common stock of Spartan Stores from 50,000,000 to 100,000,000. The approval of this amendment to the restated articles of incorporation is not a condition to completion of the merger. In the event this proposal is approved by Spartan Stores shareholders but the merger is not completed, this amendment will not become effective.

As of October 15, 2013, Spartan Stores had no shares of Spartan Stores preferred stock and 21,874,509 shares of Spartan Stores common stock issued and outstanding. As of October 15, 2013, there were approximately 2.9 million shares of Spartan Stores common stock reserved for issuance. Based on the number of shares of Nash-Finch common stock outstanding as of such date, if the merger is completed, Spartan Stores would be required to issue approximately 14.8 million additional shares of Spartan Stores common stock to the Nash-Finch stockholders. In addition, upon completion of the merger, Spartan Stores would likely reserve for issuance approximately 4.2 million additional shares of Spartan Stores common stock to cover, among other things, stock options, restricted stock, and other share-based awards assumed from Nash-Finch. Although the number of shares of common stock currently authorized under Spartan Stores’ certificate of incorporation will be sufficient to complete the merger and Spartan Stores’ management currently has no definitive plans for the issuance of any additional authorized shares, the authorization of additional shares would permit the issuance of shares for future stock dividends, stock splits, possible acquisitions, equity incentive plans and other corporate purposes. The additional shares of Spartan Stores common stock will not be entitled to preemptive rights nor will existing stockholders have any preemptive right to acquire any of those shares when issued.

Nash-Finch’s Reasons for the Merger; Recommendation of the Nash-Finch Board of Directors

In determining that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of Nash-Finch and its stockholders and in approving the merger agreement, the

Nash-Finch board of directors consulted with members of Nash-Finch’s management, as well as with Nash-Finch’s legal and financial advisors, and also considered a number of factors that the Nash-Finch board of directors viewed as supporting its decisions. The principal factors that the Nash-Finch board of directors viewed as supporting its decisions are:

•

that combining Nash-Finch and Spartan Stores would create a larger, more balanced company with a broader customer base across multiple food retail and distribution businesses and a comprehensive portfolio of strong private brands and would optimize the financial performance and operations in comparison to both companies on a stand-alone basis;

•

the combination of the Nash-Finch and Spartan Stores businesses would bring greater scale to the combined company thus better positioning the combined company to more effectively compete in the food distribution and military distribution businesses;

•

the expectation that the combined company would achieve approximately $50 million in annual cost savings and synergies from, among other things, reductions in corporate overhead, back office and product procurement costs in comparison to the two companies on a stand-alone basis;

•	the expectation that the combined company will provide a dividend to its stockholders that will initially be set at $0.48 per share of common stock annually;

•	the potential opportunities for greater operational efficiencies and synergies through conducting Spartan Stores’ and Nash-Finch’s operations as part of a single enterprise;

•

the expectation that the combined company would be burdened by a lower debt load, proportionately, in comparison to Nash-Finch on a stand-alone basis, providing greater flexibility to pursue various strategic initiatives;

•	the expectation that the combined company would have increased resources to invest in future organic and acquisition growth opportunities in comparison to Nash-Finch on a stand-alone basis;

•	the expectation that the combined company would generate meaningful free cash flow to continue to invest in the business, pay dividends and pay down debt;

•	the expectation that additional value would be returned to stockholders driven by:

•	A de-levered balance sheet;

•	The potential for accelerating earnings growth through the realization of synergies and repayment of debt; and

•	The positioning of the combined company as a consolidator with a strong platform from which to continue to pursue acquisitions.

•

that the board of directors of the combined company following the merger would have representation from the two companies, including the five current Nash-Finch directors who are independent for the purposes of NASDAQ rules, one of whom subsequently decided not to serve on the combined company’s board of directors in order to pursue other interests and may be replaced by an independent director as described under “—Board of Directors and Management Following the Merger”;

•

the fact that Nash-Finch stockholders immediately prior to the transactions would hold approximately 42.3% of the equity of the combined company immediately following completion of the merger, thus providing Nash-Finch stockholders with meaningful participation in the upside potential of a more diversified combined company; and

•

the oral opinion of J.P. Morgan delivered to Nash-Finch’s board of directors on July 21, 2013, which was confirmed by delivery of a written opinion dated July 21, 2013, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the holders of Nash-Finch common stock, as more fully described below under the caption “—Opinion of Nash-Finch’s Financial

Advisor” beginning on page 75. The full text of the written opinion of J.P. Morgan, dated July 21, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Annex D to this joint proxy statement/prospectus.

In addition to considering the factors described above, the Nash-Finch board of directors also considered the following factors:

•

its knowledge of Nash-Finch’s business, operations, financial condition, earnings and prospects and its knowledge of Spartan Stores’ business, operations, financial condition, earnings and prospects, taking into account Spartan Stores’ publicly-filed information and the results of Nash-Finch’s due diligence review of Spartan Stores;

•	the long-term and recent historical trading prices with respect to shares of Nash-Finch common stock and Spartan Stores common stock and the amount of the merger consideration;

•

the fact that the exchange ratio is fixed and will not fluctuate based upon changes in the market price of Spartan Stores or Nash-Finch common stock between the date of the merger agreement and the date of the completion of the merger and therefore the value of the merger consideration payable to Nash-Finch stockholders will increase in the event that the share price of Spartan Stores increases prior to closing;

•	the expectation that the combined company will benefit from the experienced management teams of Nash-Finch and Spartan Stores;

•	the terms and conditions of the merger agreement, including the commitments by both Spartan Stores and Nash-Finch to complete the merger and the likelihood of completing the merger;

•

the fact that completion of the merger is subject to the combined company’s financing sources not failing to enter into the new credit facility and make the initial loans under the new credit facility due to the occurrence of a material adverse effect or the failure of a condition to the new credit facility relating to minimum opening excess availability;

•

the fact that the merger agreement does not preclude a third party from making an unsolicited proposal for a competing transaction with Spartan Stores or Nash-Finch and that, under certain circumstances more fully described in the sections “The Merger Agreement—Restrictions on Solicitation” beginning on page 104 and “The Merger Agreement—Changes in Board Recommendations” beginning on page 106, Spartan Stores or Nash-Finch, as applicable, may furnish non-public information to and enter into discussions with such third party regarding the competing transaction and the Spartan Stores or Nash-Finch board, as applicable, may withdraw or modify its recommendations to Spartan Stores or Nash-Finch stockholders regarding the merger and may terminate the merger agreement to enter into a competing transaction under certain circumstances; and

•

the combined company’s ability to operate under the covenants of Spartan Stores’ and Nash-Finch’s existing indebtedness or the combined company’s ability to refinance such indebtedness on reasonable terms.

The Nash-Finch board of directors weighed the foregoing against a number of potentially negative factors, including:

•

the fact that the exchange ratio is fixed and will not fluctuate based upon changes in the market price of Spartan Stores or Nash-Finch common stock between the date of the merger agreement and the date of the completion of the merger and therefore the value of the merger consideration payable to Nash-Finch stockholders will decrease in the event that the share price of Spartan Stores decreases prior to closing;

•	the restrictions on the conduct of Nash-Finch’s business during the period between the execution of the merger agreement and the completion of the merger;

•

the costs associated with the completion of the merger and the realization of the benefits expected to be obtained in connection with the merger, including management’s time and energy and potential opportunity cost;

•

the challenges in absorbing the effect of any failure to complete the merger, including due to entering into a competing transaction, including potential termination fees and stockholder and market reactions;

•

the risk that regulatory agencies may not approve the merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the combined company as more fully described under “—Regulatory Clearances Required for the Merger” beginning on page 93;

•

the challenges inherent in the combination of two businesses of the size and complexity of Spartan Stores and Nash-Finch, including the possible diversion of management attention for an extended period of time;

•

the risk of not being able to realize all of the anticipated cost savings and operational synergies between Spartan Stores and Nash-Finch and the risk that other anticipated benefits might not be realized; and

•	the risks of the type and nature described under “Risk Factors,” beginning on page 26 and the matters described under “Special Note Regarding Forward-Looking Statements” beginning on page 25.

This discussion of the information and factors considered by Nash-Finch’s board of directors in reaching its conclusions and recommendation includes the principal factors considered by the Nash-Finch board of directors, but is not intended to be exhaustive and may not include all of the factors considered by the Nash-Finch board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, the Nash-Finch board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger and the other transactions contemplated by the merger agreement, and to make its recommendation to Nash-Finch stockholders. Rather, the Nash-Finch board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with, and questioning of, members of Nash-Finch’s management and Nash-Finch’s advisors. In addition, individual members of the Nash-Finch board of directors may have assigned different weights to different factors.

Certain of Nash-Finch’s directors and executive officers have financial interests in the merger that are different from, or in addition to, those of Nash-Finch’s stockholders generally. The Nash-Finch board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger and in making its recommendation to Nash-Finch stockholders. For a discussion of these interests, see “—Interests of Nash-Finch Directors and Executive Officers in the Merger.”

The Nash-Finch board of directors unanimously determined that the merger agreement and the transaction contemplated by the merger agreement were advisable and in the best interests of Nash-Finch and its stockholders and approved the merger agreement. Accordingly, the Nash-Finch board of directors recommends that Nash-Finch stockholders vote “FOR” the proposal to adopt the merger agreement and approve the merger at the Nash-Finch special meeting.

Opinion of Nash-Finch’s Financial Advisor

Pursuant to an engagement letter dated January 22, 2013, and as amended on July 19, 2013, Nash-Finch retained J.P. Morgan as its financial advisor in connection with the proposed Merger.

At the meeting of the Board of Directors of Nash-Finch on July 21, 2013, J.P. Morgan rendered its oral opinion to the Board of Directors of Nash-Finch that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed Merger was fair, from a financial point of view, to Nash-Finch’s common stockholders. J.P. Morgan has confirmed its July 21, 2013 oral opinion by delivering its written opinion to the Board of Directors of Nash-Finch, dated July 21, 2013, that, as of such date, the exchange ratio in the proposed Merger was fair, from a financial point of view, to Nash-Finch’s common stockholders. No limitations were imposed by Nash-Finch’s Board of Directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

The full text of the written opinion of J.P. Morgan, dated July 21, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Annex D to this Joint Proxy Statement-Prospectus and is incorporated herein by reference. Nash-Finch’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the Board of Directors of Nash-Finch, is directed only to the exchange ratio in the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger or any other matter. The summary of the opinion of J.P. Morgan set forth in this Joint Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinions, J.P. Morgan, among other things:

•	reviewed the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning Nash-Finch and Spartan and the industries in which they operate;

•

compared the financial and operating performance of Nash-Finch and Spartan with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the common stock of Nash-Finch and the common stock of Spartan and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by the managements of Nash-Finch and Spartan relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (referred to as the “Synergies”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the managements of Nash-Finch and Spartan with respect to certain aspects of the Merger, and the past and current business operations of Nash-Finch and Spartan, the financial condition and future prospects and operations of Nash-Finch and Spartan, the effects of the Merger on the financial condition and future prospects of Nash-Finch and Spartan, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Nash-Finch and Spartan or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify, nor has J.P. Morgan assumed responsibility or liability for independently verifying, any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Nash-Finch or Spartan under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the management of each company as to the expected future results of operations and financial condition of Nash-Finch and Spartan to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and that they will be consummated as described in the Merger Agreement and this Joint Proxy Statement-Prospectus. J.P. Morgan also assumed that the representations and warranties made by Nash-Finch and Spartan in the Merger Agreement and the related agreements are and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and has relied on the assessments made by advisors to Nash-Finch with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on Nash-Finch or Spartan or on the contemplated benefits of the Merger.

The projections furnished to J.P. Morgan for Nash-Finch and Spartan were prepared by the respective managements of each company. Neither Nash-Finch nor Spartan publicly discloses internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

J.P. Morgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. Subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to the holders of the common stock of Nash-Finch of the exchange ratio in the proposed Merger, and J.P. Morgan has expressed no opinion as to the fairness of the Merger to, or any consideration to be paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of Nash-Finch or the underlying decision by Nash-Finch to engage in the Merger. J.P. Morgan has expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the exchange ratio applicable to the holders of the common stock of Nash-Finch in the Merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the common stock of Nash-Finch or the common stock of Spartan will trade at any future time, whether before or after the closing of the Merger.

J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Nash-Finch or any other alternative transaction.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. The financial analyses summarized below include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth herein without considering the full narrative description of the financial analyses, including the methodologies underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.

Public Trading Multiples. Using publicly available information, J.P. Morgan compared selected financial data of Nash-Finch and Spartan with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to that of Nash-Finch and Spartan. The companies selected by J.P. Morgan were as follows:

Food retailers

Harris Teeter Supermarkets Inc.

Ingles Markets Inc.

Weis Markets Inc.

Other comparable retailers

The Kroger Co.

Koninklijke Ahold N.V.

Safeway Inc.

Delhaize Group

SuperValu Inc.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Nash-Finch and Spartan. For each of Nash-Finch, Spartan, and the companies listed above, J.P. Morgan calculated and compared various financial multiples and ratios based on publicly available financial data as of July 19, 2013, including estimates, obtained from equity research analysts’ projections, of EBITDA (defined as earnings before interest, taxes, depreciation, and amortization, and which, for purposes of its analyses and as appropriate, J.P. Morgan adjusted to include stock-based compensation expense). Among other calculations, J.P. Morgan calculated the ratio of each company’s firm value (calculated as the public market value of such company’s common equity as of July 19, 2013, plus total debt and any non-controlling equity interests, less cash and cash equivalents, as shown on publicly available financial statements) to such company’s projected EBITDA during calendar years 2013 and 2014 (based on equity research analysts’ projections and, if required, calendarized to a December 31 fiscal year end).

A summary of J.P. Morgan’s calculations of the firm values to projected EBITDA multiples is shown below:

	Firm Value / Calendar Year 2013 EBITDA	Firm Value / Calendar Year 2014 EBITDA
Nash-Finch	7.5x	7.7x
Spartan	5.9x	5.8x
Food retailers
Harris Teeter Supermarkets Inc.	5.2x	4.8x
Ingles Markets Inc.	6.8x	6.4x
Weis Markets Inc.	6.9x	7.0x
Food retailers: Median	6.8x	6.4x
Other comparable retailers
The Kroger Co.	6.2x	6.0x
Koninklijke Ahold N.V.	5.0x	4.8x
Safeway Inc.	5.4x	5.3x
Delhaize Group	5.3x	5.0x
SuperValu Inc.	6.5x	6.1x
Other comparable retailers: Median	5.4x	5.3x

Based on its analysis of the selected publicly traded companies and the historical performance of Nash-Finch and Spartan, J.P. Morgan selected a valuation range of 5.5x to 7.5x estimated 2013 and 2014 EBITDA. J.P. Morgan then calculated the implied firm values of Nash-Finch and Spartan by applying the selected valuation range to the EBITDA projections for calendar years 2013 and 2014 furnished to J.P. Morgan by the respective managements of the companies. J.P. Morgan derived a range of implied equity values per share for each company and each set of projections by subtracting from the implied firm values the value of net debt, as of March 31, 2013, and dividing the resulting figure by the number of fully diluted common shares outstanding at each company (calculated using the treasury stock method at prices shown). The resulting ranges of implied equity values per share, rounded to the nearest $0.25, are presented below:

Implied Equity Value per Share
	Nash-Finch	Spartan
5.5x – 7.5x Estimated Calendar Year 2013 EBITDA	$11.25 – $26.00	$20.25 – $29.75
5.5x – 7.5x Estimated Calendar Year 2014 EBITDA	$12.25 – $27.50	$20.00 – $29.25

J.P. Morgan compared the results for Nash-Finch to the results for Spartan, for both the calendar year 2013 and calendar year 2014 projections. For each set of projections, J.P. Morgan calculated the ratio of the lowest implied equity value per share for Nash-Finch shown above to the highest implied equity value per share for Spartan shown above, and the ratio of the highest implied equity value per share for Nash-Finch shown above to the lowest implied equity value per share for Spartan shown above, in order to derive a range of implied exchange ratios associated with each set of projections:

Implied Exchange Ratios
5.5x – 7.5x Estimated Calendar Year 2013 EBITDA	0.378x – 1.284x
5.5x – 7.5x Estimated Calendar Year 2014 EBITDA	0.419x – 1.375x

Relative Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for each of Nash-Finch and Spartan for the purpose of determining their respective fully diluted equity value per share on a stand-alone basis (i.e. without Synergies).

J.P. Morgan calculated the unlevered free cash flows that Nash-Finch is expected to generate during the second half of calendar year 2013 through the calendar year 2022 based upon financial projections prepared by the management of Nash-Finch. J.P. Morgan then calculated a range of terminal values of Nash-Finch at the end of the ten-year period ending 2022 by applying a perpetual growth rate ranging from 0.75% to 1.25% of the unlevered free cash flow of Nash-Finch during the final year of the ten-year period. J.P. Morgan repeated these calculations based on an additional set of projections provided by the management of Nash-Finch, referred to as the “Nash-Finch Upper Case”, which reflected the potential impact of increased sales in its military food distribution business.

J.P. Morgan calculated the unlevered free cash flows that Spartan is expected to generate during the second, third, and fourth quarters of Spartan’s fiscal year ending March 31, 2014, through the fiscal year ending March 31, 2023, based upon financial projections prepared by the management of Spartan. J.P. Morgan also calculated a range of terminal values of Spartan at the end of the ten-year period ending March 31, 2023, by applying a perpetual growth rate ranging from 0.75% to 1.25% of the unlevered free cash flow of Spartan during the final year of the ten-year period.

The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 7.00% to 8.00%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Nash-Finch and Spartan. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for Nash-Finch and Spartan’s estimated net debt as of June 30, 2013.

The analysis yielded the following implied equity values per share, rounded to the nearest $0.25:

	Nash-Finch	Nash-Finch Upper Case	Spartan
High	$18.00	$21.75	$26.00
Low	$9.25	$12.25	$20.50

J.P. Morgan compared the results for Nash-Finch and the Nash-Finch Upper Case to the results for Spartan. For each comparison, J.P. Morgan calculated the ratio of the lowest implied equity value per share for Nash-Finch shown above to the highest implied equity value per share for Spartan shown above, and the ratio of the highest implied equity value per share for Nash-Finch shown above to the lowest implied equity value per share for Spartan shown above, in order to derive a range of implied exchange ratios associated with each comparison:

Implied Exchange Ratios
Nash-Finch to Spartan	0.356x – 0.878x
Nash-Finch Upper Case to Spartan	0.471x – 1.061x

Contribution Analysis. J.P. Morgan analyzed the contribution of each of Nash-Finch and Spartan to the pro forma combined company with respect to EBITDA and net income for the fiscal years ending March 31, 2014 and March 31, 2015, using publically available market data and the projections provided by the managements of Nash-Finch and Spartan.

For purposes of the contribution analysis, J.P. Morgan assumed that the contributions with respect to EBITDA reflected each company’s contribution to the combined company’s pro forma firm value. Equity value contributions and relative ownership percentages were then derived by adjusting firm value contributions for outstanding net debt. J.P. Morgan assumed that contributions with respect to net income reflected each company’s contribution to the combined company’s pro forma equity value. The relative ownership interests of each company derived from each analysis were then used to generate implied exchange ratios.

The analysis indicated that the contribution of Nash-Finch to the combined company with respect to EBITDA and net income, for each fiscal year analyzed, ranged from 32.5% to 47.1%, representing a range of implied exchange ratios from 0.789x to 1.460x.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Nash-Finch or Spartan, however, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Nash-Finch and Spartan. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Nash-Finch and Spartan.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Nash-Finch with respect to the Merger on the basis of such experience and its familiarity with Nash-Finch.

For services rendered in connection with the Merger, Nash-Finch has agreed to pay J.P. Morgan a fee of $3,000,000, $2,500,000 of which will become payable only if the proposed Merger is consummated. In addition, Nash-Finch has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

Please be advised that during the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Spartan. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Nash-Finch, for which it and such affiliates have received $209,375 of aggregate fees. Such services during such period have included acting as joint lead arranger on one of Nash-Finch’s credit facilities in December 2011 and in connection with the amendment of such facility in November 2012. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Nash-Finch or Spartan for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Certain Prospective Financial Information Reviewed by Nash-Finch

Nash-Finch does not as a matter of course make projections as to future performance available to the public and avoids making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, in connection with its evaluation of the proposed merger, certain non-public, unaudited financial projections regarding Nash-Finch’s and Spartan Stores’ anticipated future operations were prepared by Nash-Finch management for the fiscal years 2013 through 2017 (and through fiscal 2018 in the case of the Spartan Stores projections)(referred to as the “Expected Case”). In the case of Nash-Finch’s projections of Spartan Stores’ future performance, Nash-Finch’s management based these projections in part on estimates of certain financial and operating data provided by Spartan Stores to Nash-Finch. The projections were independently prepared by Nash-Finch management based on assumptions that Nash-Finch management believed to be reasonable at the time.

In addition, Nash-Finch management also prepared non-public, unaudited financial projections regarding Nash-Finch’s anticipated future operations to reflect the potential impact of increased sales in its military food distribution business (referred to as the “Upper Case”). As such, the Upper Case reflects growth and earnings figures that were assumed to be higher than in the Expected Case. Nash-Finch management provided both the Expected Case and the Upper Case projections to the Nash-Finch board of directors, its financial advisor, and Spartan Stores.

The financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or GAAP. In addition, the projections were not prepared with the assistance of, or reviewed, compiled or examined by, an independent auditor. Neither Nash-Finch’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Earnings for the retail grocery and grocery distribution business are highly volatile. The financial projections were based on numerous variables and assumptions (including but not limited to those related to industry performance, competition, general business, economic, market and financial conditions) that are inherently uncertain and are beyond the control of Nash-Finch and Spartan Stores. Financial projections for both Nash-Finch and Spartan Stores are subject to many risks and uncertainties, including, but not limited to, the impact of general economic factors outside Nash-Finch’s control, volatility in food prices, consumer sentiment, and other risks and uncertainties relating to Nash-Finch’s and Spartan Stores’ business (including their ability to achieve strategic goals, objectives and targets over applicable periods) and other factors described under “Special Note Regarding Forward-Looking Statements,” all of which are subject to change. The projections also did not give effect to the merger. As a result, actual results may differ materially from those contained in the financial projections.

The inclusion of a summary of the financial projections in this joint proxy statement/prospectus should not be regarded as an indication that any of Nash-Finch, Spartan Stores or their respective affiliates, officers, directors or other representatives consider the financial projections to be necessarily predictive of actual future events, and the financial projections should not be relied upon as such. None of Nash-Finch, Spartan Stores or their respective affiliates, officers, directors or other representatives can give you any assurance that actual results will not differ materially from the financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date the financial projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. None of Nash-Finch, Spartan Stores or their respective affiliates, officers, directors or other representatives has made or makes any representation to any stockholder or other person regarding Nash-Finch’s or Spartan Stores’ ultimate performance compared to the information contained in the financial projections or that the projected results will be achieved. The summary of the financial projections included below is not being included to influence your decision whether to vote for the merger and the transactions contemplated in connection with the merger, but are being provided because the financial projections were considered in connection with the merger.

Nash-Finch has made no representations to Spartan Stores, and Spartan Stores has made no representations to Nash-Finch, in the merger agreement or otherwise, concerning the financial projections or the estimates on which they are based. Nash-Finch and Spartan Stores urge all stockholders to review Nash-Finch’s and Spartan Stores’ most recent SEC filings for a description of Nash-Finch’s and Spartan Stores’ reported financial results.

Nash-Finch Expected Case Projections

(Prepared by Nash-Finch)

	Fiscal Year Ending
	2013E December 28, 2013			2014E January 3, 2015	2015E January 2, 2016	2016E December 31, 2016	2017E December 30, 2017
	(in millions, except per share data)
Net sales		$5,075		$5,189	$5,319	$5,435	$5,552
Adjusted EBITDA		$105		$110	$111	$112	$113
Capital Expenditures		$50		$27	$25	$29	$26
Diluted Earnings Per Share		$2.05		$1.97	$1.91	$1.93	$1.99
Stock-Based Compensation		$3		$4	$6	$6	$6
Unlevered Free Cash Flow		$—	(1)	$38	$35	$31	$38
Tax Rate	%	39.5%		39.3%	39.3%	39.3%	39.3

(1)	Unlevered Free Cash Flow only prepared for 2H 2013E, which was 43.

Spartan Stores Expected Case Projections

(Prepared by Nash-Finch)

	Fiscal Year Ending
	2014E March 29, 2014			2015E March 28, 2015	2016E March 26, 2016	2017E March 25, 2017	2018E March 31, 2018
	(in millions)
Net sales		$2,673		$2,745	$2,824	$2,899	$3,025
Adjusted EBITDA		$109		$110	$113	$114	$118
Capital Expenditures		$42		$41	$37	$44	$44
Stock-Based Compensation		$4		$4	$4	$4	$4
Unlevered Free Cash Flow		$—	(1)	$38	$38	$31	$36
Tax Rate	%	37.5%		37.5%	37.5%	37.5%	37.5

(1)	Unlevered Free Cash Flow only prepared for Q2-Q4 2014E, which was 26.

Nash-Finch Upper Case Projections

(Prepared by Nash-Finch)

	Fiscal Year Ending
	2013E December 28, 2013			2014E January 3, 2015	2015E January 2, 2016	2016E December 31, 2016	2017E December 30, 2017
	(in millions, except per share data)
Net sales		$5,075		$5,255	$5,433	$5,572	$5,712
Adjusted EBITDA		$105		$115	$117	$119	$120
Capital Expenditures		$50		$27	$25	$29	$26
Diluted Earnings Per Share		$2.05		$2.11	$2.17	$2.22	$2.31
Stock-Based Compensation		$3		$5	$7	$6	$6
Unlevered Free Cash Flow		$—	(1)	$31	$33	$33	$40
Tax Rate	%	38.9%		39.3%	39.3%	39.3%	39.3

(1)	Unlevered Free Cash Flow only prepared for 2H 2013E, which was 43.

Nash-Finch uses certain financial measures that are not in accordance with GAAP, including adjusted EBITDA, as supplemental measures to evaluate operational performance. In addition, projections of estimated future unlevered free cash flow, a supplemental measure used as a data input for the discounted cash flow analyses described on pages 79-80, are presented above. While Nash-Finch believes that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These are not a measure of performance or valuation under accounting principles generally accepted in the United States of America, and should not be considered as a substitute for net earnings, cash flows from operating activities and other income statement, cash flow statement or balance sheet data. Nash-Finch’s definition of adjusted EBITDA and unlevered free cash flow may not be identical to similarly titled measures reported by other companies, including Spartan Stores. For adjusted EBITDA and unlevered free cash flow projections as prepared for and considered by the Spartan Stores Board of Directors, see pages 71-72.

Adjusted EBITDA is a non-GAAP operating financial measure that Nash-Finch defines as earnings (loss) before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges

(such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash-payments made during the current period on non-cash charges recorded in prior periods.

Adjusted EBITDA is meant to reflect the ongoing operating performance of all retail stores and wholesale operations; consequently, it excludes the impact of items that could be considered “non-operating” or “non-core” in nature, and also excludes the contributions of activities classified as discontinued operations. Because Nash-Finch management uses these measures to allocate resources, assess performance against its peers and evaluate overall performance, Nash-Finch believes they provide useful information.

Unlevered free cash flow is a non-GAAP financial measure that Nash-Finch defines as EBITDA minus stock-based compensation expense, taxes, restructuring costs and capital expenditures, and adjusted for changes in working capital. The unlevered free cash flow projections are presented because they were used as a data input for the discounted cash flow analyses described on pages 79-80 above. Stock-based compensation, which is a component of operating expense under GAAP, has also been presented to facilitate comparison to the Spartan Stores projections on pages 71-72.

Interests of Spartan Stores Directors and Executive Officers in the Merger

In considering the recommendation of the Spartan Stores board of directors that you vote to approve the proposals submitted for the Spartan Stores shareholder vote set forth in this joint proxy statement/prospectus, you should be aware that some of Spartan Stores’ directors and executive officers have financial interests in the merger that are different from, or in addition to, those of Spartan Stores’ shareholders generally. The Spartan Stores board of directors was aware of and considered these potential interests, among other matters, in evaluating the merger agreement and the merger and in recommending to you that you approve the proposals submitted for the Spartan Stores shareholder vote set forth in this joint proxy statement/prospectus.

Positions with the Combined Company

Following the completion of the merger, it is anticipated that Craig C. Sturken will continue to serve as Chairman of the board of directors of the combined company, and Dennis Eidson will continue to serve as President and Chief Executive Officer and a member of the board of directors. Please see “—Board of Directors and Management Following the Merger.”

Merger-Related Compensation

Neither Mr. Eidson nor any of the other named executive officers of Spartan Stores are entitled to any compensation or benefits under their respective employment agreements or executive severance agreements with Spartan Stores or under any other Spartan Stores compensation and benefit plans in connection with the merger, because the merger will not constitute a “change in control” under such agreements and plans.

Interests of Nash-Finch Directors and Executive Officers in the Merger

In considering the unanimous recommendation of Nash-Finch’s board of directors, you should be aware that its directors and executive officers have interests in the merger that are different from, and in addition to, the interests of Nash-Finch’s stockholders generally, among other matters, in approving the merger agreement and in determining to recommend that Nash-Finch stockholders vote for adoption of the merger agreement. The following discussion sets forth certain of these interests in the merger of each person who has served as a director or executive officer of Nash-Finch since the beginning of its last fiscal year.

Acceleration of 2013 Short Term Cash Bonus Awards

Annual short-term incentive bonuses are awarded to the executive officers under Nash-Finch’s 2013 Executive Incentive Program (referred to as “EIP”) based upon performance against objectively measurable, predetermined financial, operational and strategic goals approved by the Compensation and Management Development Committee of Nash-Finch’s board of directors. Pursuant to the EIP, upon the merger (which constitutes a change in control under the EIP), the executive officers will be entitled to a prorated bonus for the portion of the 2013 fiscal year through the effective date of the merger, calculated based on performance through the last full fiscal quarter for which periodic reports have been filed with the SEC before the effective date of the merger, and paid upon or as soon as practicable after such date, subject to the executive officers’ continued employment through such date. The EIP will then terminate at such time. As an illustration, based upon Nash-Finch’s performance through the second fiscal quarter of 2013, Nash-Finch would expect a payout of 150% of target levels in respect of such bonuses, except for the bonuses paid to Messrs. Brunot and Elliott for whom the performance criteria are based upon different metrics and for whom Nash-Finch would expect payouts of 132% and 149% of target levels, respectively. Consummation of the merger will occur after the filing of periodic reports with the SEC for the third fiscal quarter of 2013. Actual payout amounts would then be based on Nash-Finch’s financial performance through the end of the third fiscal quarter.

Accelerated Vesting of Certain Awards and Benefits

2013 LTIP Awards

Pursuant to the Long Term Incentive Programs (referred to as the “LTIPs”) established annually by Nash-Finch, Nash-Finch granted the executive officers performance units whose vesting and payout is based on Nash-Finch’s level of achievement of pre-established performance goals for a specified measurement period. Pursuant to the terms of the LTIPs, upon the merger (which constitutes a change in control under the LTIPs), the measurement period for each LTIP award granted at least six months prior to the effective time of the merger will end, and performance will be measured, through the last full fiscal quarter for which periodic reports have been filed with the SEC before the effective date of the merger, and the resulting number of shares of Nash-Finch stock, if any, will be delivered immediately prior to the effective time of the merger to each executive officer who remains employed at such time. Performance unit awards granted to the executive officers within six months of the merger terminate. As of October 2, 2013, the measurement periods for LTIP awards granted in 2011, 2012 and 2013 have not yet ended, and performance will be measured for these awards in the manner described above. There will not be any payout in respect of LTIP awards granted in 2011 and 2012. As an illustration, based upon Nash-Finch’s performance through the second fiscal quarter of 2013, Nash-Finch would expect a payout of approximately 150% of target levels in respect of LTIP awards granted in 2013. Consummation of the merger will occur after the filing of periodic reports with the SEC for the third fiscal quarter of 2013. Actual payout amounts would then be based on Nash-Finch’s financial performance through the end of the third fiscal quarter.

Restricted Stock Unit Awards

Nash-Finch from time to time granted restricted stock unit (referred to as “RSU”) awards to its executive officers pursuant to the 2000 Stock Incentive Plan and the 2009 Incentive Award Plan, which generally provide that awards granted to the executive officers that have been outstanding at least six months as of the effective time of the merger (which constitutes a change in control under such plans) will fully vest immediately prior to the effective time of the merger. With the exception of a 2009 and a 2010 RSU award to Mr. Brunot and two 2008 RSU awards to Mr. Rotelle, all RSUs granted to the executive officers are already vested as of October 2, 2013. Mr. Brunot’s and Mr. Rotelle’s unvested RSU awards will become fully vested as to 19,196 shares and 36,860 shares, respectively, of Nash-Finch common stock, without reduction for any cashless tax withholding of shares, immediately prior to the effective time of the merger.

Nash-Finch has also granted RSU awards to its non-employee directors as part of their annual compensation pursuant to the Nash-Finch Company 2009 Incentive Award Plan and the Nash-Finch Company 2000 Stock Incentive Plan. Pursuant to the terms of these grants, any unvested awards would vest immediately prior to the effective time of the merger. As of October 2, 2013, all of the director RSU awards are already vested, except the RSU awards as to approximately 2,412 shares (including dividend equivalents) per director, with a value of $60,521.84 per director at a value of $25.09 per share, the average of the daily closing prices of Nash-Finch common stock on the Nasdaq Stock Market during the five trading days immediately preceding the public announcement of the merger, made at Nash-Finch’s annual meeting of stockholders on April 24, 2013, which will vest by their terms on October 24, 2013.

Deferred Compensation Plans

With the exception of Mr. Elliott, each of the executive officers participates in Nash-Finch’s Amended and Restated Supplemental Executive Retirement Plan (referred to as “SERP”) and the Amended and Restated Deferred Compensation Plan (referred to as “DCP”). Upon the merger (which constitutes a change in control under the SERP and DCP), each executive officer’s account under the SERP and each of their Nash-Finch contribution accounts, if any, under the DCP will immediately become fully vested.

Accelerated Payout of Certain Awards and Benefits

Amounts related to equity-based awards held by the executive officers which will become vested in connection with the merger (as discussed in “—Accelerated Vesting of Certain Awards and Benefits” above) will generally be distributed either at or shortly after the effective date of the merger pursuant to either the terms of the applicable plan document, individual elections made by the executive officers, or the termination of the applicable plans, as described in further detail below.

LTIP Awards

As described in “—Accelerated Vesting of Certain Awards and Benefits” above, for LTIP awards granted in 2011, 2012 and 2013, performance will be measured and resulting shares of Nash-Finch’s stock, if any, will be delivered to our executive officers immediately prior to the effective time of the merger.

In addition, delivery of shares earned pursuant to LTIP awards for each of 2006, 2007 and 2008 made to our executive officers was automatically deferred until separation from service. In connection with the merger, the Compensation and Management Development Committee of Nash-Finch’s board of directors, as part of its action to terminate various deferred compensation arrangements, took action to provide that all shares of Nash-Finch stock subject to these awards will be delivered immediately prior to the effective time of the merger, subject to consent of all of the affected executive officers. If such consent is not obtained, delivery of the shares will be made upon separation from service in accordance with the original terms of the LTIP awards.

RSU Awards

As described in “—Accelerated Vesting of Certain Awards and Benefits” above, any unvested RSUs granted to Nash-Finch’s executive officers will become vested immediately prior to the effective time of the merger. Immediately prior to the effective time of the merger, shares of Company stock subject to such RSU awards will be delivered to the executive officer. In addition, delivery of shares subject to vested RSU awards that were granted in 2006, 2007 and 2008 made to certain of Nash-Finch’s executive officers was deferred, at the election of the recipient, until separation from service. A 2007 RSU award to Mr. Covington and a 2010 RSU award to Mr. Brunot were also automatically deferred until separation from service pursuant to the terms of each such award. In connection with the merger, the Compensation and Management Development Committee of Nash-Finch’s board of directors, as part of its action to terminate various deferred compensation arrangements, took action to provide that all shares of Nash-Finch stock subject to these awards will be delivered immediately prior to the effective time of the merger, subject to consent of all of the affected executive officers. If such consent is not obtained, delivery of the shares will be made upon separation from service in accordance with the original terms of the RSU awards.

For directors, pursuant to the terms of their RSU agreements, settlement of RSUs in the form of shares of Nash-Finch stock occurs upon separation of service, but is accelerated and the shares will be delivered immediately prior to the effective time of the merger (which constitutes a change in control under such agreements). In order to facilitate the ability of Nash-Finch’s directors to satisfy estimated tax obligations with respect to the receipt of the shares, the Corporate Governance Committee of Nash-Finch’s board of directors authorized amendments to the RSU agreements that provide, subject to acceptance by a director of the amendment, 40% of the shares otherwise deliverable to the director will be withheld and in lieu thereof the director will receive a cash payment equal to the fair market value of the shares so withheld.

Payout of Certain Earned and Vested Awards and Benefits

Amounts related to equity-based awards and deferred accounts held by the executive officers that have been previously earned and are already vested will generally be distributed either at or shortly after the effective date of the merger pursuant to either the terms of the applicable plan document, individual elections made by the executive officers, or the termination of the applicable plans, as described in further detail below.

Deferred Compensation Plans

SERP

In general, distributions of SERP account balances are made over 10 years following a participant’s separation from service. However, the Compensation and Management Development Committee of Nash-Finch’s board of directors, as part of its action to terminate various deferred compensation arrangements, authorized the SERP to be terminated effective 90 days following the effective date of the merger, and upon or as soon as practicable after such termination, all amounts credited thereunder will be distributed in a lump sum to each participant, including the executive officers; provided, however, that the termination of the SERP is conditioned upon the termination of the automatic deferral arrangements under the LTIPs and RSUs, as described above.

DCP

In general, distributions of DCP account balances are made at the time and in the manner previously elected by participants, which may include a lump sum payment upon a change in control. However, the Compensation and Management Development Committee of Nash-Finch’s board of directors, as part of its action to terminate various deferred compensation arrangements, authorized the DCP to be terminated at the effective time of the merger, and the distribution of all amounts credited thereunder in a lump sum immediately prior to the effective time of the merger; provided, however, that the termination of the DCP is conditioned upon obtaining consent of the participants.

Director Deferred Compensation Plans

Nash-Finch also sponsors two deferred compensation plans for directors—the Amended and Restated Director Deferred Compensation Plan (referred to as “DDCP”) and the 1997 Non-Employee Director Stock Compensation Plan (referred to as the “1997 Plan”). Under the terms of these plans, a change in control will generally not trigger a payout unless a previous election by a director is in place to that effect. However, the Corporate Governance Committee of Nash-Finch’s board of directors authorized the termination of the DDCP and the 1997 Plan effective 90 days following the effective date of the merger, and upon or as soon as practicable after such termination, all amounts credited thereunder will be distributed in a lump sum to each participant. To the extent a participant has amounts credited to a share account under either plan, distribution will be in the form of shares, provided that in order to facilitate a participant’s ability to satisfy estimated tax obligations with respect to the receipt of the shares, the Corporate Governance Committee of Nash-Finch’s board of directors participants in the 1997 Plan to elect cashless tax withholding of 40% of the shares otherwise deliverable, and in lieu thereof to receive a cash payment equal to the fair market value of the shares so withheld.

Conversion of Shares; Adjustment of Certain Awards

To the extent any shares of stock of Nash-Finch are delivered immediately prior to the effective time of the merger (as described in “Accelerated Payout of Certain Awards and Benefits” above), such shares will be treated like any other shares of Nash-Finch stock outstanding and converted to shares of Spartan Stores stock pursuant to the merger agreement. To the extent any award payable in shares of Nash-Finch is not settled prior to the effective date of the merger, pursuant to the merger agreement and action taken by the Compensation and Management Development Committee of Nash-Finch’s board of directors, each such award will be adjusted and converted into an equity award with respect to that number of Spartan Stores shares equal to the product of the number of Nash-Finch shares subject to such award multiplied by the exchange ratio, with any resulting fractional shares settled in cash. All converted awards will continue to be subject to the same terms and conditions set forth in the applicable Nash-Finch stock plans and award agreements.

Funding of Certain Obligations

Under the terms of deferred compensation plans discussed above, upon the merger, Nash-Finch must transfer to a benefits protection trust to be established in connection with these plans an amount of assets sufficient to bring the value of trust assets to at least 125% of the aggregate balance of all participant accounts in each such plan as of the last day of the month immediately preceding the merger. This funding requirement only applies to the extent amounts under the deferred compensation plans are not paid out at the effective time of the merger. The benefits protection trust will be maintained until all amounts have been paid under the terms of the deferred compensation plans discussed above, at which time the trust will terminate and any remaining trust assets will convert to the continued company.

Potential Severance Payments Upon a Qualifying Termination in Connection with the Merger

Each executive officer is a party to a Change in Control Agreement. Consummation of the merger will constitute a change in control under each such Change in Control Agreement.

Upon consummation of the merger and involuntary termination of an executive officer by the combined company not-for-cause or voluntary termination of employment by the executive officer for good reason within 24 months after consummation of the merger (each, referred to as a “qualifying termination”), each executive officer, except Mr. Covington and Mr. Rotelle, would be entitled to receive cash compensation equal to twice the individual’s annual base pay plus the annual Short-Term Incentive Plan (referred to as “STIP”) target. Upon such a termination, Mr. Covington would be entitled to receive cash compensation equal to three times his annual base pay plus STIP target. Upon such a termination, Mr. Rotelle would be entitled to receive cash compensation equal to his annual base pay plus STIP target. Each executive officer, except Mr. Covington and Mr. Rotelle, would also receive continued participation for two years in benefit plans (including health, life, dental and disability) in which his/her dependents were entitled to participate prior to the termination. Mr. Covington would receive continued participation for three years in such benefit plans. Mr. Rotelle would receive continued participation for one year in such benefit plans. Each executive officer is required to sign a release as a pre-requisite to receipt of benefits under his or her respective Change in Control Agreement.

For purposes of these agreements, “good reason” generally includes a reduction in compensation or benefits, demotion, or relocation. Mr. Covington’s Change in Control Agreement provides that if his employment terminates for any reason (other than death, disability or retirement) within six months of a Change in Control, the termination is presumed to be for good reason. No other Change in Control Agreement contains that provision. On September 27, 2013, at the request of Spartan Stores, Nash-Finch provided a Notice of Termination to each of Messrs. Covington, Dimond, Elliott and Sihilling pursuant to each such executive officer’s respective Change in Control Agreement. Pursuant to the Notice of Termination, conditioned upon the consummation of the merger, unless the executive officer voluntarily terminates employment earlier for “good reason,” such executive officer’s employment will be terminated not-for-cause effective December 31, 2013, except for Mr. Sihilling, whose employment will be terminated effective January 31, 2014.

Other than Mr. Brunot and Mr. Elliott, each of the Change in Control Agreements for the executive officers contains a tax gross up provision providing for a full gross up for taxes incurred by the executive officers pursuant to Section 4999 of the Code by reason of receipt of any payments under the Change in Control Agreements (or any other applicable agreement). Since 2012, Nash-Finch’s Change in Control Agreements with newly hired or promoted executives do not contain tax gross-up provisions.

The table below shows the amounts that would be realized with respect to each executive officer’s severance payments and benefits, short-term incentive awards, long-term equity-based awards and deferred compensation, including certain benefits that have been previously earned and/or are currently fully vested, (i) upon a change in control or (ii) in the event each executive officer incurs a qualifying termination in connection with the merger, in each case, assuming the merger occurred on October 2, 2013.

Potential Payments Upon a Change in Control

Upon a change in control

	Bonus (1)	Restricted Stock Units(2)	LTIP Awards(3)	SERP(4)	Deferred Compensation(5)	Total
Alec C. Covington	$980,769	$—	$3,545,192	$1,363,894	$10,209,717	$16,099,572
Christopher A. Brown	$—	$—	$—	$552,967	$—	$552,967
Edward L. Brunot	$284,095	$481,623	$709,043	$453,551	$396,377	$2,324,689
Robert B. Dimond	$363,462	$—	$797,686	$544,348	$1,645,347	$3,350,843
Kevin Elliott	$402,297	$—	$886,279	$—	$—	$1,288,576
Kathleen M. Mahoney	$262,500	$—	$576,192	$618,286	$1,520,645	$2,977,623
Michael W. Rotelle	$187,500	$924,820	$288,058	$305,407	$—	$1,705,785
Calvin S. Sihilling	$302,885	$—	$664,810	$572,696	$1,832,802	$3,373,193

(1)	Consists of acceleration of cash bonus payments due to the executive officer, as discussed in “—Acceleration of Short-Term Cash Bonus Awards.”
(2)	Consists of RSU awards vesting immediately prior to the effective time of the merger. Please see “—Accelerated Vesting of Certain Awards and Benefits – Restricted Stock Unit Awards.” The value of such awards is based upon a share price of $25.09, which is the average of the daily closing price of Nash-Finch’s common stock on the NASDAQ Stock Market from July 15 to July 19, the five trading day period prior to the public announcement of the merger.
(3)	Consists of LTIP awards vesting immediately prior to the effective time of the merger. Upon a change in control, a participant in the Long-Term Incentive Program is entitled to receive a settlement amount for any units issued at least six months prior to the change in control. In determining the amount to be settled, the measurement period shall be deemed to have begun on the grant date of the award and end on the last full fiscal quarter for which periodic reports have been filed with the SEC before the effective date of the merger. Please see “—Accelerated Vesting of Certain Awards and Benefits – LTIP Awards.” The value of such awards is based upon a share price of $25.09, which is the average of the daily closing price of Nash-Finch’s common stock on the NASDAQ Stock Market from July 15 to July 19, the five trading day period prior to the public announcement of the merger.
(4)	Consists of amounts previously earned under the SERP. The SERP accounts of Mr. Covington and Ms. Mahoney are each 100% vested. The SERP accounts of Messrs. Brunot, Sihilling, Brown, Dimond and Rotelle are each vested 80%, 80%, 80%, 70% and 60%, respectively. Except for Mr. Brown, who is no longer an officer or employee of Nash-Finch, each SERP account balance shall immediately become fully vested upon the consummation of the merger. Please see “—Payout of Certain Earned and Vested Awards and Benefits – Deferred Compensation Plans—SERP.”
(5)	Consists of amounts previously earned under the deferred compensation plans consisting of fully vested LTIP awards as to 162,211 shares, 15,683 shares, 21,458 shares, 21,785 shares and 28,231 shares for Mr. Covington, Mr. Brunot, Mr. Dimond, Ms. Mahoney and Mr. Sihilling, respectively and fully vested RSU awards as to 241,756 shares, 43,643 shares, 38,382 shares and 44,287 shares for Mr. Covington, Mr. Dimond, Ms. Mahoney and Mr. Sihilling, respectively. Please see “—Payout of Certain Earned and Vested Awards and Benefits—Deferred Compensation Plans—DCP.” The value of such awards is based upon a share price of $25.09, which is the average of the daily closing price of Nash-Finch’s common stock on the NASDAQ Stock Market from July 15 to July 19, the five trading day period prior to the public announcement of the merger.

No additional benefits are payable to an executive officer upon termination of employment unless such termination is a qualifying termination, as discussed in “—Potential Severance Payments Upon a Qualifying Termination on Connection with the Merger.”

Upon a qualifying termination

	Subtotal of benefits payable upon a change in control	Health and Welfare Benefits	Excise Tax & Gross-Up	Cash Severance (1)	Total
Alec C. Covington	$16,099,572	$25,251	$4,610,497	$5,100,000	$25,835,320
Christopher A. Brown	$552,967	$—	$—	$—	$552,967
Edward L. Brunot	$2,324,689	$16,834	$—	$1,360,000	$3,701,523
Robert B. Dimond	$3,350,843	$16,834	$1,149,043	$1,530,000	$6,046,720
Kevin Elliott	$1,288,576	$16,834	$—	$1,700,000	$3,005,410
Kathleen M. Mahoney	$2,977,623	$16,834	$798,415	$1,105,000	$4,897,872
Michael W. Rotelle	$1,705,785	$8,417	$—	$487,500	$2,201,702
Calvin S. Sihilling	$3,373,193	$16,834	$1,024,910	$1,275,000	$5,689,937

(1)	Upon a qualifying termination, each executive officer, other than Mr. Covington and Mr. Rotelle, would be entitled to cash severance paid over the lesser of the two years following termination or until age 65. Mr. Covington would be entitled to cash severance paid over the lesser of the three years following termination or until age 65. Mr. Rotelle would be entitled to cash severance paid over the lesser of one year following termination or until age 65. The amounts presented in the table above reflect the full amount that would be payable over such period, without any reduction for early termination of severance benefits at age 65.

Share Ownership

As of the close of business on October 2, 2013, the record date for the special meeting, Nash-Finch’s directors and executive officers beneficially owned in the aggregate, 767,812 shares of Nash-Finch common stock (including shares underlying currently vested equity awards), or 1,133,548 shares of common stock giving effect to the receipt of shares thereby upon the accelerated vesting upon consummation of the merger of outstanding RSU awards or awards under the DDCP or 1997 Plan or expected vesting of performance units based upon management’s expectations, in each case, without reduction for any cashless tax withholding of shares, representing approximately 5.9% (or 8.5% giving effect to such vesting of outstanding equity awards) of Nash-Finch’s outstanding shares of common stock. Additional details of the voting interests of Nash-Finch’s directors and executive officers are described under “Security Ownership of Management” in Nash-Finch’s Proxy Statement on Schedule 14A for its Annual Meeting of Stockholders filed with the SEC on March 11, 2013.

Indemnification and Insurance

The merger agreement provides that, for six years following the merger, the combined company shall provide current and former directors and officers of Nash-Finch with exculpation, indemnification and advancement of expenses no less favorable than currently provided by Nash-Finch’s Fifth Restated Certificate of Incorporation, Amended and Restated Bylaws or any agreement to which Nash-Finch or any of its subsidiaries is a party. In addition, the combined company shall maintain in effect for not less than six years from the closing of the merger the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Nash-Finch and its subsidiaries for Nash-Finch’s current and former officers and directors with respect to matters occurring at or prior to the closing of the merger.

New Compensation Arrangements with Spartan Stores

As described under “Board of Directors and Management Following the Merger,” the board of directors of the combined company will include four of the five independent Nash-Finch directors and Alec Covington, the current President and Chief Executive Officer of Nash-Finch, will serve as an advisor to the combined company on an as needed basis to help ensure a smooth transition. Edward Brunot, who currently serves as President of Nash-Finch’s military business, will continue to lead that business in the combined companies. Each of Messrs. Covington, Dimond, Elliott and Sihilling has been notified that his respective employment by the combined company will be terminated following the consummation of the merger. Any executive officers and directors who become officers, directors or employees or who otherwise are retained to provide services to Spartan Stores or the combined company will enter into new individualized compensation arrangements and may participate in cash or equity incentive or other benefit plans maintained by Spartan Stores or the combined company. As of the date of this joint proxy statement/prospectus, no compensation arrangements between such persons and Spartan Stores and/or its affiliates have been established.

Golden Parachute Compensation Table

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of the named executive officers (“NEOs”) of Nash-Finch (i) that is based on or otherwise becomes payable immediately prior, to or upon the effectiveness of, the merger, assuming the closing of the merger occurred on October 2, 2013, which is the latest practicable date prior to the filing of this proxy statement, and (ii) that becomes payable upon the termination of such NEO if such termination occurred immediately thereafter, which reported amounts include such amounts described in the preceding clause (i) payable in connection with the merger, as well as additional amounts payable in connection with the termination. The payments described in the table below are made pursuant to the arrangements discussed in “—Potential Payments Upon a Qualifying Termination in Connection with the Merger.”

Name	Cash(1)	Equity(2)	Pension / NQDC(3)	Perquisites / Benefits(4)	Tax Reimbursement	Total
Upon a change in control
Alec C. Covington	$980,769	$3,545,192	$11,573,611	$—	$—	$16,099,572
Christopher A. Brown	$—	$—	$552,967	$—	$—	$552,967
Edward L. Brunot	$284,095	$1,190,666	$849,928	$—	$—	$2,324,689
Robert B. Dimond	$363,462	$797,686	$2,189,695	$—	$—	$3,350,843
Kathleen M. Mahoney	$262,500	$576,192	$2,138,931	$—	$—	$2,977,623
Calvin S. Sihilling	$302,885	$664,810	$2,405,498	$—	$—	$3,373,193
Upon involuntary termination by the Company not-for-cause or voluntary termination by the NEO for good reason only
Alec C. Covington	$6,080,769	$3,545,192	$11,573,611	$25,251	$4,610,497	$25,835,320
Christopher A. Brown	$—	$—	$552,967	$—	$—	$552,967
Edward L. Brunot	$1,644,095	$1,190,666	$849,928	$16,834	$—	$3,701,523
Robert B. Dimond	$1,893,462	$797,686	$2,189,695	$16,834	$1,149,043	$6,046,720
Kathleen M. Mahoney	$1,367,500	$576,192	$2,138,931	$16,834	$798,415	$4,897,872
Calvin S. Sihilling	$1,577,885	$664,810	$2,405,498	$16,834	$1,024,910	$5,689,937

(1)

Each named executive officer is entitled to certain benefits upon a change in control and to additional amounts upon a qualifying termination following a change in control. No additional benefits are payable to an executive officer upon termination of employment unless such termination is a qualifying termination, as discussed in “—Potential Severance Payments Upon a Qualifying Termination on Connection with the Merger.” Amounts presented under the heading “Cash” consist of acceleration of cash bonus payments of $980,769 for Mr. Covington, $284,095 for Mr. Brunot, $363,462 for Mr. Dimond, $262,500 for Ms. Mahoney and $302,885 for Mr. Sihilling, as discussed in “—Acceleration of Short-Term Cash Bonus Awards,” upon a change in control, as well as cash severance payable upon a qualifying termination of $5,100,000 for Mr. Covington, $1,360,000 for Mr. Brunot, $1,530,000 for Mr. Dimond, $1,105,000 for Ms. Mahoney and $1,275,000 for Mr. Sihilling, consisting of the multiple of the sum of the individual’s annual base pay plus the annual STIP target discussed in “—Potential Severance Payments Upon a Qualifying Termination in Connection with the Merger.”
(2)	Unless otherwise stated, consists of LTIP awards vesting immediately prior to the effective time of the merger. Upon a change in control, a participant in the Long-Term Incentive Program is entitled to receive a settlement amount for any units issued at least six months prior to the change in control. In determining the amount to be settled, the measurement period shall be deemed to have begun on the grant date of the award and end on the last full fiscal quarter for which periodic reports have been filed with the SEC before the effective date of the merger. Please see “—Accelerated Vesting of Certain Awards and Benefits – LTIP Awards.” For Mr. Brunot, also consists of RSU awards with a value of $481,623 vesting immediately prior to the effective time of the merger. Please see “—Accelerated Vesting of Certain Awards and Benefits – RSU Awards.” The value of such awards is based upon a share price of $25.09, which is the average of the daily closing price of Nash-Finch’s common stock on the NASDAQ Stock Market from July 15 to July 19, the five trading day period prior to the public announcement of the merger.
(3)	Includes amounts previously earned under the SERP of $1,363,894 for Mr. Covington, $552,967 for Mr. Brown, $453,551 for Mr. Brunot, $544,348 for Mr. Dimond, $618,286 for Ms. Mahoney and $572,696 for Mr. Sihilling. The SERP accounts of Mr. Covington and and Ms. Mahoney are each 100% vested. The SERP accounts of Messrs. Brunot, Sihilling, Brown and Dimond are each vested 80%, 80%, 80% and 70%, respectively. Except for Mr. Brown, who is no longer an officer or employee of Nash-Finch, each SERP account balance shall immediately become fully vested upon the consummation of the merger. Please see “—Payout of Certain Earned and Vested Awards and Benefits – Deferred Compensation Plans—SERP.” Also includes amounts previously earned under the deferred compensation plans consisting of fully vested LTIP awards as to approximately $4,099,669 for Mr. Covington, $396,377 for Mr. Brunot, $542,332 for Mr. Dimond, $550,594 for Ms. Mahoney and $713,512 for Mr. Sihilling and fully vested RSU awards as to approximately $6,110,049 for Mr. Covington, $1,103,016 for Mr. Dimond, $970,051 for Ms. Mahoney and $1,119,290 for Mr. Sihilling. Please see “—Payout of Certain Earned and Vested Awards and Benefits – Deferred Compensation Plans—DCP.” The value of such awards is based upon a share price of $25.09, which is the average of the daily closing price of Nash-Finch’s common stock on the NASDAQ Stock Market from July 15 to July 19, the five trading day period prior to the public announcement of the merger.
(4)	Consists of continued health insurance benefits payable only upon a qualifying termination.

Board of Directors and Management Following the Merger

Immediately following the effective time of the merger, the board of directors of the combined company will be expanded from its current size of eight members to up to twelve members, seven of whom will be chosen by the current Spartan Stores directors (at least five of whom will be independent for purposes of the Nasdaq rules) and five of whom will be chosen by the current Nash-Finch directors (all of whom will be independent for purposes of the Nasdaq rules), including four of the five current independent members of the Nash-Finch board of directors. The remaining current independent member of the Nash-Finch board of directors has declined to serve on the board of directors of the combined company in order to pursue other interests. Accordingly, Nash-Finch has the right to designate a fifth independent director selected by its board of directors, subject to approval by Spartan Stores (which approval shall not be unreasonably withheld), prior to the consummation of the merger. If such additional independent director is not selected prior to the consummation of the merger, such independent director may be selected by the board of directors of the combined company. Craig C. Sturken, the current Chairman of the board of Spartan Stores, will serve as Chairman of the board of the combined company. Dennis Eidson, the current President and Chief Executive Officer of Spartan Stores, will serve as President and Chief Executive Officer of the combined company and as a member of the board of directors. Alec Covington, the current President and Chief Executive Officer of Nash-Finch, will serve as an advisor to the combined company on an as needed basis to help ensure a smooth transition. Edward Brunot, who currently serves as President of Nash-Finch’s military business, will continue to lead that business in the combined companies.

In addition, following the closing, the Chairman of each of the Audit Committee and the Nominating and Governance Committee of the combined company shall be one of the directors who is currently an independent director of Nash-Finch and the Chairman of the Compensation Committee of the combined company shall be one of the directors who is currently an independent director of Spartan Stores. The Spartan Stores board of directors shall re-nominate the former Nash-Finch members of the board for re-election at each of the next three annual meetings of stockholders.

Regulatory Clearances Required for the Merger

Under the HSR Act, Spartan Stores and Nash-Finch must file notifications with the Federal Trade Commission and the Antitrust Division and observe a mandatory pre-merger waiting period before completing the merger. On July 30, 2013, each of Spartan Stores and Nash-Finch filed its notification under the HSR Act. On August 29, 2013, the pre-merger waiting period under the HSR Act expired without action by the Federal Trade Commission or Department of Justice.

In addition to the HSR Act related filings and clearances, Spartan Stores and Nash-Finch have agreed to use their reasonable best efforts to obtain as promptly as practicable applicable state and other federal antitrust regulatory approvals, and any other approval required under any applicable federal or state law. Spartan Stores and Nash-Finch have agreed to cooperate with one another to determine which regulatory filings or approvals are required to be made or obtained prior to the effective date of the merger and to timely make all such filings and seek all such approvals. Spartan Stores and Nash-Finch are currently reviewing which such regulatory filings and approvals, if any, are required and expect to timely make all such filings and seek all such approvals.

Spartan Stores and Nash-Finch cannot assure you that other government agencies or private parties will not initiate actions to challenge the merger before or after it is completed. Any such challenge to the merger could result in a court order enjoining the merger or in restrictions or conditions that would have a material adverse effect on the combined company following the merger if the merger is completed. Such restrictions and conditions could include requiring the divestiture or spin-off of assets or businesses. Under the terms of the merger agreement, neither Spartan Stores nor Nash-Finch is required to agree to separate or divest any of its assets, facilities, properties or businesses, or to agree to any limitations on its conduct or business practices. No additional stockholder approval is expected to be required or sought for any decision by Spartan Stores or Nash-Finch after the Spartan Stores special meeting and the Nash-Finch special meeting to agree to any terms and conditions necessary to resolve any regulatory objections to the merger.

Exchange of Shares in the Merger

Prior to the effective time of the merger, Spartan Stores will appoint an exchange agent to handle the exchange of shares of Nash-Finch common stock for shares of Spartan Stores common stock. At the effective time of the merger, each share of Nash-Finch common stock will be converted into the right to receive 1.20 shares of Spartan Stores common stock without the need for any action by the holders of Nash-Finch common stock.

Promptly after the effective time of the merger, but in no event later than three business days after the closing of the merger, Spartan Stores will cause the exchange agent to mail to each holder of a Nash-Finch stock certificate a letter of transmittal specifying, among other things, that delivery will be effected, and risk of loss and title to any certificates representing Nash-Finch common stock shall pass, only upon proper delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering Nash-Finch stock certificates in exchange for shares of Spartan Stores common stock. Nash-Finch stockholders should not return Nash-Finch stock certificates with the enclosed proxy card.

After the effective time of the merger, shares of Nash-Finch common stock will no longer be outstanding, will be automatically canceled and will cease to exist and each certificate, if any, that previously represented shares of Nash-Finch common stock will represent only the right to receive the merger consideration as described above. With respect to such shares of Spartan Stores common stock deliverable upon the surrender of Nash-Finch stock certificates, until holders of such Nash-Finch stock certificates have surrendered such stock certificates to the exchange agent for exchange, those holders will not receive dividends or distributions with respect to such shares of Spartan Stores common stock with a record date after the effective time of the merger.

Nash-Finch stockholders will not receive any fractional shares of Spartan Stores common stock pursuant to the merger. Instead of any fractional shares, Nash-Finch stockholders will be paid an amount in cash for such fraction calculated by multiplying the fractional share interest to which such holder would otherwise be entitled by the closing price for a share of Spartan Stores common stock as reported on Nasdaq on the first trading day immediately following the date on which the merger is effective.

Spartan Stores shareholders need not take any action with respect to their shares of Spartan Stores common stock.

Treatment of Nash-Finch Stock Options and Other Equity-Based Awards

Upon completion of the merger, each right of any kind to receive Nash-Finch common stock or benefits measured by the value of a number of shares of Nash-Finch common stock granted under the Nash-Finch stock plans will be converted into an award with respect to a number of shares of Spartan common stock equal to the product of (i) the aggregate number of shares of Nash-Finch common stock subject to such award, multiplied by (ii) 1.20 (the exchange ratio in the merger). Such converted awards shall otherwise continue to have, and be subject to, the same terms and conditions set forth in the applicable Nash-Finch stock plan (or any other agreement to which such converted award was subject immediately prior to the effective time of the merger). The exercise or strike price (if any) per share of Spartan common stock applicable to any such converted award shall be equal to (i) the per share exercise price of such converted award immediately prior to the effective time of the merger divided by (ii)  1.20 (the exchange ratio in the merger).

Treatment of Credit Agreements; New Credit Facilities

It is anticipated that, upon the effective time of the merger, Nash-Finch’s revolving asset-backed credit facility will be terminated and any indebtedness thereunder will be repaid, and Spartan Stores’ senior secured revolving credit facility will be terminated or amended and restated and, if terminated, any indebtedness thereunder will be repaid. In addition, it is anticipated that each of Nash-Finch’s two loan agreements with First National Bank of Omaha and its master loan and security agreement Banc of America Leasing & Capital, LLC will be terminated and any indebtedness thereunder will be repaid.

As of June 15, 2013, there were $391.4 million in outstanding borrowings under Nash-Finch’s credit facility. As of June 22, 2013, Spartan Stores’ senior secured revolving credit facility had outstanding borrowings of $50.8 million. The amount of indebtedness outstanding under the Nash-Finch credit facility and the Spartan Stores credit facility at the effective time of the merger may be significantly more or less than the above listed amounts. To the extent that there is any indebtedness outstanding under either the Nash-Finch credit facility or the Spartan Stores credit facility, the combined company currently plans to fund the repayment of the indebtedness from cash on hand or borrowings under the new credit facilities of the combined company at the effective time of the merger (described in the following paragraph).

In connection with the merger agreement, Spartan Stores entered into a commitment letter (referred to as the “Commitment Letter”), dated as of July 21, 2013, with Wells Fargo Bank, National Association and Bank of America Merrill Lynch (referred to as the “Commitment Parties”), pursuant to which the Commitment Parties have committed to provide up to $1 billion in loans at the effective time of the merger for the purposes of (a) payment in full of the outstanding obligations of Spartan Stores and Nash-Finch under their respective existing credit facilities and certain other debt; (b) payment of expenses and fees in connection with the merger, and (c) working capital of Spartan Stores and its subsidiaries and other general corporate purposes, including funding permitted acquisitions.

The Commitment Letter provides for the following facilities:

•	a senior secured revolving credit and letter of credit facility of up to $900 million through a new facility or amendment and restatement of Spartan Stores’ existing credit facility;

•	a senior secured first-in-last-out revolving credit facility of up to $40 million; and

•	a senior secured term loan facility in the amount of $60 million.

Borrowings under the new credit facilities are expected to bear interest at a rate per annum equal to an applicable margin, plus, at Spartan Stores’ option, either (a) a base rate determined by reference to the highest of (1) the prime rate of Wells Fargo Bank, National Association and (2) a LIBOR rate determined by reference to an index page based on the applicable interest period selected by Spartan Stores, or (b) a LIBOR rate determined by reference to an index page based on the applicable interest period selected by Spartan Stores. The applicable margin for borrowings under the credit facilities is expected to vary for each tranche and is expected to be adjusted based on Spartan Stores’ monthly average excess availability. The expected interest rates are subject to flex provisions.

It is a condition to the closing of the merger that the commitment parties shall not have failed to enter into the credit facility and make the initial loans under the facility due to (i) the occurrence of a Spartan Stores Material Adverse Effect or a Nash-Finch Material Adverse Effect (as such terms are defined in the merger agreement), or (ii) failure of the minimum opening excess availability of the credit facility to be at least $300 million.

Treatment of Other Debt

The completion of the merger will not result in a change of control for purposes of the indenture governing Spartan Stores’ $50.0 million 6.625% senior notes due 2016. Spartan Stores anticipates that Nash-Finch will be a guarantor under the indenture effective upon the merger with Merger Sub.

Dividend Policy

Spartan Stores currently pays quarterly cash dividends on shares of its common stock and currently intends to consider the declaration of a dividend on a quarterly basis. It is expected that following the merger, Spartan Stores will initially pay quarterly cash dividends of $0.12 per share. Any future determination regarding dividend or distribution payments will be at the discretion of the Spartan Stores board of directors, subject to applicable limitations under Michigan law, and will depend upon many factors, including results of operations, financial condition, earnings, capital requirements and other legal requirements. Spartan Stores’ credit agreement and senior notes limit the payment of dividends. Future debt agreements of the combined company following the merger may also restrict the combined company’s ability to pay dividends. It is expected that the credit facility to be entered into at the effective time of the merger will permit the combined company to pay cash dividends without limitation, as long as the covenant with respect to minimum excess availability is satisfied.

Listing of Spartan Stores Common Stock

It is a condition to the completion of the merger that the shares of Spartan Stores common stock to be issued to Nash-Finch stockholders pursuant to the merger (including those shares of Spartan Stores common stock to be issued upon conversion of the Nash-Finch share-based awards) be authorized for listing on Nasdaq, subject to official notice of issuance.

De-Listing and Deregistration of Nash-Finch Stock

Upon completion of the merger, the Nash-Finch common stock currently listed on Nasdaq will cease to be listed on Nasdaq and will subsequently be deregistered under the Exchange Act.

No Appraisal Rights

Under Michigan and Delaware law, as well as the governing instruments of each company, neither the holders of Spartan Stores common stock nor the holders of Nash-Finch common stock, respectively, are entitled to appraisal rights in connection with the merger. See the section entitled “No Appraisal Rights” beginning on page 156.

Litigation Related to the Merger

On or about July 24, 2013, a putative class action complaint was filed in the District Court for the Fourth Judicial District, State of Minnesota, County of Hennepin, by a stockholder of Nash-Finch in connection with the pending transaction. The action is styled Greenblatt v. Nash-Finch Co. et al., Case No. 27-cv-13-13710. That complaint was amended on August 28, 2013 after Spartan Stores’ registration statement containing a preliminary version of this joint proxy statement/prospectus was filed with the SEC. On September 9, 2013, the defendants filed motions to dismiss the complaint, which are currently pending before the court. On or about September 19, 2013, a second putative class action complaint was filed in the United States District Court for the District of Minnesota, by a stockholder of Nash-Finch. The action is styled Benson v. Covington et al., Case No. 0:13-cv-02574. The lawsuits allege that the directors of Nash-Finch breached their fiduciary duties by, among other things, approving a merger that provides for inadequate consideration under circumstances involving certain alleged conflicts of interest; that the merger agreement includes allegedly preclusive deal protection provisions; and that Nash-Finch and Spartan Stores allegedly aided and abetted the directors in breaching their duties to Nash-Finch’s stockholders. Both complaints also allege that the preliminary joint proxy statement/prospectus was false and misleading due to the omission of a variety of allegedly material information. The complaint in the Benson action also asserts additional claims individually on behalf of the plaintiff under the federal securities laws. The actions seek, on behalf of their putative classes, various remedies, including enjoining the merger from being consummated in accordance with its agreed-upon terms, damages, and costs and disbursements relating to the lawsuit.

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement, which is included as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. The summary of the material provisions of the merger agreement below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. Spartan Stores and Nash-Finch encourage you to read carefully the merger agreement in its entirety before making any decisions regarding the transactions as it is the legal document governing the transactions.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement and is not intended to provide any factual information about Spartan Stores or Nash-Finch. Spartan Stores and Nash-Finch are responsible for considering whether additional disclosure of material information is required to make the statements in this joint proxy statement/prospectus not misleading. Factual disclosures about Spartan Stores or Nash-Finch contained in this joint proxy statement/prospectus or Spartan Stores’ or Nash-Finch’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Spartan Stores or Nash-Finch contained in the merger agreement and described in the summary. The representations, warranties and covenants made in the merger agreement by Spartan Stores, Merger Sub and Nash-Finch are qualified and subject to important limitations agreed to by Spartan Stores, Merger Sub and Nash-Finch in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the transactions. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included or incorporated by reference into this joint proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 160.

General; The Merger

At the effective time of the merger, upon the terms and subject to the satisfaction or waiver of the conditions of the merger agreement and in accordance with the Delaware General Corporation Law, Merger Sub will be merged with and into Nash-Finch, and the separate corporate existence of Merger Sub shall cease, and Nash-Finch shall be the surviving corporation of the merger. As of the effective time of the merger, the certificate of incorporation of the surviving corporation will be amended and restated to read as set forth in Exhibit A to the merger agreement, and the by-laws of Merger Sub as in effect immediately prior to the effective time will be the by-laws of the surviving corporation. The directors and officers of Merger Sub immediately prior to the effective time will be the directors and officers of the surviving corporation, until their respective successors are duly elected or appointed or their earlier death, resignation or removal.

When the Merger Becomes Effective

Nash-Finch and Merger Sub will file a certificate of merger (referred to as the “Certificate of Merger”) with the Secretary of State of the State of Delaware as soon as practical on a date to be agreed upon by Spartan Stores and Nash-Finch, which will be no later than two business days immediately following the day on which the last of the conditions to the closing of the merger described under “—Conditions to Completion of the Merger” beginning on page 109 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the closing of the merger), or at such other date and time as the parties may agree. For further discussion of the conditions to the closing of the transactions, see “The merger agreement—Conditions to Completion of the Transaction.” The merger will be effective when the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such later time as is agreed to by the parties and specified in the Certificate of Merger.

Spartan Stores and Nash-Finch currently expect to complete the transaction in the fourth quarter of 2013, subject to receipt of required stockholder and shareholder approvals and regulatory approvals and to the satisfaction or waiver of the other conditions to the transactions described below.

Consideration to be Received Pursuant to the Merger

Conversion of Nash-Finch common stock

The merger agreement provides that, at the effective time of the merger, each share of Nash-Finch common stock issued and outstanding immediately prior to the effective time of the merger (except those shares of Nash-Finch common stock owned by Nash-Finch as treasury stock and each share of Nash-Finch common stock owned by Nash-Finch (or any of its wholly owned subsidiaries), Spartan Stores (or any of its wholly owned subsidiaries) or Merger Sub immediately before the effective time of the merger, which will be cancelled and cease to exist for no consideration)) shall be converted into the right to receive 1.20 (referred to as the “exchange ratio”) fully paid and nonassessable shares of Spartan Stores common stock (referred to as the “Merger Consideration”) and, whereupon, such shares of Nash-Finch common stock will no longer be outstanding and all rights with respect to such shares will cease to exist, except for the right to receive the Merger Consideration (and cash in lieu of fractional shares).

Pursuant to the merger, Spartan Stores will not, in exchange for shares of Nash-Finch common stock, issue any certificates or scrip representing fractional shares of Spartan Stores common stock or pay any dividends or distributions with respect to such fractional share interests, and such fractional share interests will not entitle the holder thereof to vote or to have any rights as a holder of shares of Spartan Stores common stock. Instead, a shareholder of Nash-Finch who otherwise would have been entitled to receive a fraction of a share of Spartan Stores common stock in connection with the merger will receive, in lieu thereof, cash (without interest) in an amount equal to the product of (a) such fractional part of a share of Spartan Stores common stock, multiplied by (b) the closing price for a share of Spartan Stores common stock as reported on NASDAQ on the trading day immediately before the date on which the effective time of the merger occurs.

At 5:00 p.m., eastern time, on the date of the closing of the merger, the share transfer books of Nash-Finch shall be closed, and there shall be no further registrations of transfers on the share transfer books of Nash-Finch of shares of Nash-Finch common stock that were outstanding immediately prior to the effective time of the merger.

Dividends and Distributions

No dividends or other distributions with respect to Spartan Stores common stock with a record date on or after the effective time of the merger will be paid to the holder of any unsurrendered certificate or book-entry share, and no cash payment in lieu of fractional shares of Spartan Stores common stock will be paid to any such holder, until the holder of such certificate or book-entry share will have surrendered such certificate or book-entry share. Following such surrender, there will be paid, without interest, with respect to whole shares of Spartan Stores common stock (a) at the time of such surrender, the amount of dividends or other distributions with a record date and a payment date on or after the effective time of the merger and on or prior to the date of such surrender and the amount of any cash payable in lieu of a fractional share of Spartan Stores common stock to which such holder is entitled, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the effective time of the merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Spartan Stores common stock.

Treatment of Nash-Finch Awards

As of the effective time of the merger, each right of any kind, contingent or accrued, to receive Nash-Finch common stock or benefits measured in whole or in part by the value of a number of shares of Nash-Finch common stock granted under Nash-Finch employee equity award plans, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger shall cease to represent an award with respect to Nash-Finch common stock and shall be converted into an award with respect to a number of shares of Spartan Stores common stock equal to the product of (a) the aggregate number of shares of Nash-Finch common stock subject to such award, multiplied by (b) the exchange ratio. The value of any fractional shares related to any converted award will be paid in cash at the time such converted award is otherwise settled pursuant to its terms under the applicable Nash-Finch equity award plan. All such converted awards shall continue to have, and be subject to, the terms set forth in the applicable Nash-Finch employee equity award plan it was subject to immediately prior to the effective time of the merger, with an exercise price per share of Spartan Stores common stock equal to (a) the per share exercise price of such award immediately prior to the effective time of the merger divided by (b) the exchange ratio. Prior to the effective time of the merger, Nash-Finch will make such amendments and take such other actions with respect to the Nash-Finch stock plans as necessary to effect the adjustment, including notifying all participants in the Nash-Finch equity award plans of such adjustment.

Procedure for Receiving Merger Consideration

Prior to, or at the effective time of the merger, Spartan Stores shall deposit with the exchange agent shares of Spartan Stores common stock, in the aggregate amount equal to the number of shares of Spartan Stores common stock to which holders of Nash-Finch common stock are entitled based on the exchange ratio. In addition, Spartan Stores shall deposit with the Exchange Agent, as necessary, from time to time after the effective time of the merger, cash in an amount sufficient to make payment in lieu of any fractional shares and payment of any dividends or other distributions payable pursuant to the merger agreement. The shares deposited pursuant to the foregoing are referred to as the “Exchange Fund.”

As soon as reasonably practicable after the effective time of the merger (but in any event, no later than three business days after the effective time of the merger), Spartan Stores shall cause the exchange agent to mail to each holder of record of shares of Nash-Finch common stock (other than excluded shares), as of the effective time of the merger, (a) a form of letter of transmittal and (b) instructions for use in effecting the surrender of such certificates or book-entry shares of Nash-Finch common stock in exchange for the Merger Consideration and any cash in lieu of fractional shares and any dividends or other distributions payable pursuant to the merger agreement. Each holder of Nash-Finch common stock will be entitled to receive the appropriate Merger Consideration and cash in lieu of any fractional shares payable and any dividends or distributions payable pursuant to the merger agreement upon surrendering to the exchange agent such stockholders certificates or book-entry shares, together with a properly executed letter of transmittal and any other documents required by the exchange agent. The Merger Consideration and any other consideration paid under the merger agreement may be reduced by any applicable withholding taxes as required by law. You should not return your certificates representing shares of Nash-Finch common stock to the exchange agent without a letter of transmittal, and you should not return your certificates representing Nash-Finch common stock to Nash-Finch.

If payment of the Merger Consideration is to be made to a person other than the person in whose name the certificates or book-entry shares representing shares of Nash-Finch common stock are registered, it will be a condition of exchange that such certificate or book-entry share is properly endorsed or otherwise in proper form for transfer and that the person requesting payment will have paid all applicable taxes relating to the person requesting such payment and any transfer or other taxes required by reason of the transfer or establish, to the reasonable satisfaction of Spartan Stores, that such taxes have been paid or are not applicable.

The exchange agent shall invest any cash included in the Exchange Fund as directed by Spartan Stores subject to certain restrictions, provided, however, that no gain or loss thereon shall affect the amounts payable to holders of Nash-Finch common stock. No interest will be paid or will accrue on the Merger Consideration payable in respect of any certificate or book-entry share of Nash-Finch common stock.

Unclaimed Amounts

Any portion of the Exchange Fund that remains undistributed to Nash-Finch stockholders after the first anniversary of the effective time of the merger shall be delivered to Spartan Stores, upon demand, and any Nash- Finch stockholders shall thereafter look only to Spartan Stores for, and Spartan Stores shall remain liable for, payment of their claims for the Merger Consideration, any cash in lieu of any fractional shares payable and any dividends or other distributions payable pursuant to the merger agreement.

Lost, Stolen or Destroyed Certificates

If any certificate representing shares of Nash-Finch common stock has been lost, stolen or destroyed, Spartan Stores or the Exchange Agent will deliver the applicable Merger Consideration, any cash in lieu of any fractional shares payable and any dividends or other distributions payable pursuant to the merger agreement with respect to the shares formerly represented by such certificate if the stockholder asserting the claim of a lost, stolen or destroyed certificate has delivered an affidavit of that fact to Spartan Stores or the Exchange Agent, as the case may be, provided, that Spartan Stores or the Exchange Agent, as the case may be, may require such stockholder to deliver a bond as indemnity against any claim that may be made against Spartan Stores or the Exchange Agent with respect to such certificate.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by each of Nash-Finch, Spartan Stores and Merger Sub that relate to, among other things:

•	corporate existence, organization, qualification and corporate power;

•	subsidiaries;

•	capital structure and capitalization

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approval and authorization of the merger agreement and the transactions contemplated by the merger agreement by the relevant board of directors and stockholders or shareholders, as applicable, and the receipt by the relevant board of directors of a fairness opinion from its financial advisor;

•	any conflicts created by the transactions contemplated by the merger agreement and the merger;

•	required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	documents filed with the SEC, financial statements included in those documents and regulatory reports filed with governmental entities;

•	absence of undisclosed liabilities;

•	tax matters;

•	compliance with applicable laws, orders and permits;

•	healthcare matters;

•	property;

•	intellectual property;

•	absence of certain changes or events;

•	material contracts;

•	litigation;

•	employee benefits;

•	labor and employment matters;

•	environmental matters;

•	insurance;

•	suppliers and customers;

•	information supplied in connection with this joint proxy statement/prospectus and the registration statement of which it is a part;

•	brokers; and

•	state anti-takeover statutes.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, as the case may be, would be material or have a material adverse effect, as the case may be). For purposes of the merger agreement, a “material adverse effect” with respect to any person is any event, occurrence, fact, condition or change that (i) is, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of such person and its subsidiaries, taken as a whole, or (ii) prohibits or materially impairs the ability of such person to consummate the transactions contemplated by the merger agreement on a timely basis, except for any event, occurrence, fact, condition or change arising out of, relating to or resulting from (either alone or in combination):

i.	conditions or changes generally affecting the economy, or the financial or securities markets;

ii.	any outbreak or escalation of hostilities, war (whether or not declared) or military action or any act of terrorism, the occurrence of any natural disaster, or occurrence of any man-made disaster of wide-spread consequences;

iii.	general conditions in or changes generally affecting the industry or geographic regions in which such party and its subsidiaries operate;

iv.	the failure to meet any internal or public projections, forecasts, or estimates of revenues, earnings or other financial performance or results of operations in and of itself (except that any event, occurrence, fact, condition or change that caused or contributed to such failure to meet projections, forecasts or estimates will not be excluded unless otherwise specifically excluded);

v.	changes in laws (or interpretations thereof);

vi.	changes in generally accepted accounting principles or accounting standards (or interpretations thereof);

vii.	compliance with the terms of, or the taking of any action required by, the merger agreement;

viii.	any decline in the market price, or change in trading volume, of Nash-Finch common stock or Spartan Stores common stock, as applicable (except that any event, occurrence, fact, condition or change that caused or contributed to any decline in market price, or change in trading volume, of Nash-Finch common stock or Spartan Stores common stock, as applicable, will not be excluded unless otherwise specifically excluded);

ix.	the announcement or pendency of the merger or any other transaction contemplated by the merger agreement;

x.	such person’s liability to the Central States, Southeast and Southwest Areas Pension Fund; and

xi.	acts or omissions of (1) Nash-Finch prior to the effective time of the merger taken at the written request of Spartan Stores or Merger Sub or with the prior written consent of Spartan Stores or Merger Sub, or (2) Spartan Stores or Merger Sub prior to the effective time of the merger taken at the written request of Nash-Finch or with the prior written consent of Nash-Finch, in each case in connection with the transactions contemplated by the merger agreement or applicable law;

provided, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (v) and (vi) above shall be taken into account for purposes of such clause only to the extent such event, occurrence, fact, condition or change has a disproportionate effect on such person or its subsidiaries, taken as a whole, compared to other participants in the industries or geographic regions in which such person and its subsidiaries conduct their businesses.

The representations and warranties of the parties to the merger agreement will expire upon the effective time of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Business Pending the Completion of the Transaction

Each of Nash-Finch and Spartan Stores has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, except as expressly contemplated by the merger agreement or as required by applicable law or with the prior written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed), each party will conduct its business in the ordinary course of business generally consistent with past practice, and to the extent consistent therewith, will use its commercially reasonable efforts to preserve substantially intact each party’s and each party’s respective subsidiaries’ business organization, to keep available the services of each party’s and each party’s respective subsidiaries’ current officers and employees, and to preserve each party’s and each party’s respective subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other persons having business relationships with it.

In addition, each of Nash-Finch and Spartan Stores have agreed to reciprocal specific restrictions relating to the conduct of their respective businesses between the date of the merger agreement and the effective time of the merger, including, but not limited to, taking the following actions (subject, in each case, to exceptions specified below and in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement):

•	amendment of its certificate or articles of incorporation or by-laws (or other comparable organizational documents);

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(A) the split, combination or reclassification of any securities issued by such party or its subsidiaries, (B) the repurchase, redemption or other acquisition of, or offer to repurchase, redeem or otherwise acquire, any securities issued by such party or its respective subsidiaries, except for the acceptance of shares of common stock delivered in satisfaction of the exercise price or tax withholding obligations by holders of awards under Nash-Finch stock plans or holders of Spartan Stores stock options, as applicable that are outstanding as of the date of the merger agreement who exercise such Nash-Finch awards or Spartan Stores options, as applicable, and shares of common stock submitted for cancellation to satisfy tax withholding obligations that occur upon the vesting of restricted stock that are outstanding as of the date of the merger agreement, or (C) the declaration, setting aside or payment of any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any contract with respect to the voting of, any shares of its capital stock, except (1) payment of quarterly cash dividends by Nash-Finch in an amount not to exceed $0.18 per share of Nash-Finch common stock or by Spartan Stores in an amount not to exceed $0.09 per share of Spartan Stores common stock and in a manner consistent with past practice with respect to the timing of the declaration, payment and record date of such dividend, and (2) distributions to or from such party’s subsidiaries;

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the issuance, sale, pledge, disposal or encumbrance of any securities issued by such party or any of its respective subsidiaries, other than the issuance of shares of common stock upon the exercise of any award granted pursuant to a Nash-Finch or Spartan Stores employee equity plan, as applicable, and the pledge of any securities issued by any of such party’s respective subsidiary to secure such party’s existing indebtedness;

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except in the ordinary course of business consistent with past practice or as required by applicable law or the express terms of any Nash-Finch or Spartan Stores, as applicable, benefit plan, multiemployer plan, or contract in effect as of the date of the merger agreement, (A) the increase of the compensation (including bonus opportunities) payable or that could become payable by such party or any of its respective subsidiaries to directors or officers or to any substantial class of employees; (B) the entrance into any new or amendment in any material respect of any existing employment, consulting, severance, termination, retention or change in control agreement with any of its past or present officers, directors, or employees, (C) the establishment, adoption, entrance into, amendment of, termination of, or the taking of any action to accelerate rights under any Nash-Finch or Spartan Stores, as applicable, benefit plan; (D) the promotion of any officer or promotion of any nonofficer employee to an officer position; (E) the granting of any severance or termination pay unless provided under any Nash-Finch or Spartan Stores, as applicable, benefit plan; (F) the granting of any compensatory awards that are payable in, relate to, or determined by reference to the value of, Nash-Finch or Spartan Stores, as applicable, common stock; (G) the entrance into any new or amendment of any collective bargaining agreement; or (H) the funding or in any other way securing of any payment of compensation or benefit under any Nash-Finch or Spartan Stores, as applicable, benefit plan;

•	the hire or termination of employment of (A) any officer or (B) any employee holding a specified positions, except for termination for cause and hires to replace;

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the acquisition, by merger, consolidation, acquisition of stock or assets, or otherwise, of any business or division thereof or, except for incentives to existing and new customers generally consistent with past practice and except for transactions with or among wholly owned subsidiaries, the making any loans, advances or capital contributions to or investments in any person in excess of $2,000,000 in the aggregate (other than acquisitions of inventory and personal property in the ordinary course of business generally consistent with past practice);

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the transfer, license, sale, lease or other disposition of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any Nash-Finch or Spartan Stores, as applicable, subsidiary, provided that such party and any of its subsidiaries may (1) sell its inventory to customers and dispose of inventory not sold in the ordinary course of business generally consistent with past practice, or (2) transfer, license, sell, lease or dispose of obsolete or unused or replaced equipment, fixtures or assets being replaced, in each case in the ordinary course of business consistent with past practice; or (B) the adoption of or effecting of a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

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the repurchase, prepayment or incurrence of any indebtedness for borrowed money or guarantee of any such indebtedness of another person, the issuance or sale of any debt securities or options, warrants, calls or other rights to acquire any debt securities of such party or any of its subsidiaries, the guarantee of any debt securities of another person, the entrance into any “keep well” or other contract to maintain any financial statement condition of any other person (other than any wholly owned subsidiary) or the entrance into any arrangement having the economic effect of any of the foregoing, other than (A) in connection with the financing of ordinary course trade payables consistent with past practice; and (B) borrowings and repayments under Nash-Finch’s or Spartan Stores’, as applicable, existing revolving line of credit and other financing arrangements made in the ordinary course of business;

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the entrance into or amendment or modification of in any material respect, or the consent to the termination of (other than at its stated expiry date), any material contract, or any lease with respect to material real estate or any other contract that, if in effect as of the date of the merger agreement, would constitute a material contract, other than in the ordinary course of business consistent with past practice;

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the institution, settlement or compromise of any actions pending or threatened before any arbitrator, court or other governmental entity involving the payment of monetary damages by such party or any of its subsidiaries of any amount exceeding $500,000, except that neither party nor any of its respective subsidiaries will settle or agree to settle any action which settlement involves an admission of any liability or injunctive or similar relief or has a material impact on its business;

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the making of any material change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in generally accepted accounting principles or applicable law;

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the settlement or compromise of any material tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on the books and records of Nash-Finch or Spartan Stores, as applicable, (B) the making or changing of any material tax election, changing of any annual tax accounting period, adoption or changing of any method of tax accounting, or (C) the entrance into any material closing agreement, the surrender in writing any right to claim a material tax refund, the offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to such party or any of its respective subsidiaries;

•	the entrance into any joint venture, strategic partnership or alliance;

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the abandonment, encumbrance, conveyance of title (in whole or in part), exclusive licensing or granting of any right or other licenses to material intellectual property owned by such party or any of its respective subsidiaries, other than in the ordinary course of business consistent with past practice or pursuant to the Nash-Finch or Spartan Stores existing credit agreement, as applicable;

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except for (A) capital expenditures not to exceed the aggregate amount set forth in Nash-Finch’s or Spartan Stores’, as applicable, capital expenditure plans delivered or made available to the other party prior to the date of the merger agreement, (B) capital expenditures required by law or governmental authorities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), or (C) capital expenditures that do not exceed $2,000,000 in the aggregate, the making of any capital expenditures or permit of any of such party’s subsidiaries to make any capital expenditures;

•	except pursuant to the merger, the acquisition of or causing of its affiliates to acquire, directly or indirectly, any shares of the other party’s capital stock; or

•	the agreement or commitment to take any of the foregoing actions.

Restrictions on Solicitation

Except as described below, each of Spartan Stores and Nash-Finch has agreed that, from the time of the execution of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with the terms of the merger agreement, it will not and will cause its subsidiaries and representatives to not: (A) solicit, initiate, facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a proposal that constitutes takeover proposal; or (B) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other party material nonpublic information in connection with any proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a takeover. Each of Spartan Stores and Nash-Finch will, and will cause each of its respective subsidiaries and each of its and its respective subsidiaries’ representatives to, immediately upon execution of the merger agreement, cease any solicitation, encouragement, discussions or negotiations with any person that may be ongoing with respect to a takeover proposal.

A “takeover proposal” with respect to Spartan Stores means any inquiry, proposal or offer from any person (other than Nash-Finch and its subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of Spartan Stores and its subsidiaries equal to more than fifteen percent (15%) of Spartan Stores’ consolidated assets or to which more than fifteen percent (15%) of Spartan Stores’ revenues or earnings on a consolidated basis are attributable, (ii) acquisition of more than twenty percent (20%) of the outstanding Spartan Stores common stock or the capital stock of any subsidiary of Spartan Stores, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning more than twenty percent (20%) of the outstanding Spartan Stores common stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Spartan Stores or any of its subsidiaries or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Spartan Stores common stock involved is more than twenty percent (20%); in each case, other than the merger.

A “takeover proposal” with respect to Nash-Finch means any inquiry, proposal or offer from any person (other than Spartan Stores and its subsidiaries) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of Nash-Finch and its subsidiaries equal to more than fifteen percent (15%) of Nash-Finch’s consolidated assets or to which more than fifteen percent (15%) of Nash-Finch’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of more than twenty percent (20%) of the outstanding Nash-Finch common stock or the capital stock of any subsidiary of Nash-Finch, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning more than twenty percent (20%) of the outstanding Nash-Finch common stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Nash-Finch or any of its subsidiaries or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Nash-Finch common stock involved is more than twenty percent (20%); in each case, other than the merger.

Notwithstanding the restrictions described above, at any time prior to obtaining the relevant stockholder and shareholder approval, if a party receives a takeover proposal it and its representatives are permitted, subject to certain conditions, to furnish information with respect to Spartan Stores or Nash-Finch, as applicable, contact the person who made such proposal to request written clarifications of any term or condition of the takeover proposal such party’s board of directors determines in good faith to be ambiguous or unclear and, enter into negotiations or discussion with the person who has made such takeover proposal if the board of directors of such party determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such takeover proposal constitutes or is reasonably expected to lead to a superior proposal.

A “superior proposal” means, with respect to both Nash-Finch and Spartan Stores, any bona fide written takeover proposal that the relevant party’s board of directors has determined in its good-faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the relevant party’s shareholders or stockholders from a financial point of view than the merger, taking into account (A) all relevant legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the person making the proposal, and (B) any changes to the terms of the merger agreement proposed by the other party to the merger agreement in response to such proposal or otherwise, provided that for purposes of the definition of “superior proposal,” the references to “fifteen percent (15%)” and “twenty percent (20%)” in the definitions of takeover proposal above shall be deemed to be references to “fifty percent (50%).”

The merger agreement requires that the parties notify each other within two business days of, among other things, any material developments, discussions or negotiations regarding any takeover proposal, as well as the status of any takeover proposal. The parties must provide to each other within two business days, subject to any confidentiality agreements, any written material nonpublic information provided to a third party in connection with a takeover proposal, if such information has not already been provided to the other party, and must provide to each other within two business days any written materials received by the other party in connection with a takeover proposal.

If the board of directors of either party changes, qualifies, withholds, withdraws or modifies (in a manner adverse to the other party) its recommendation, such party will nonetheless continue to be obligated to hold its stockholder or shareholder meeting and submit the proposals as set forth herein to its stockholders or shareholders.

Changes in Board Recommendations

The respective boards of directors of Spartan Stores and Nash-Finch have each agreed, subject to certain exceptions discussed below, not to (1) fail to recommend the approval of the transaction, (2) change, qualify, withhold, withdraw or modify, or publicly propose to take such action, in a manner adverse to the other party their respective recommendations with respect to the merger, (3) take any formal action or make any recommendation or public statement in connection with a tender offer of exchange offer other than a recommendation of rejection of such offer, taking no position with respect to such offer, or a temporary “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act, or (4) adopt, approve or recommend a takeover proposal.

Notwithstanding the restrictions described above, prior to obtaining the relevant shareholder or stockholder approval, the board of directors of each of Spartan Stores or Nash-Finch is permitted to change, qualify, withhold, withdraw or modify in a manner adverse to the other party their respective recommendations with respect to the merger if, subject to certain conditions: (i) such action is taken in response to an event, occurrence, fact, condition, circumstance or change (other than the receipt of a superior proposal) which has or would reasonably be expected to have a material effect on the business, results of operations, condition or assets of the business of the other, and was unknown to the board of directors or, if known, the consequences of which were not reasonably foreseeable as of the date of execution of the merger agreement, and that becomes known to the board of directors before receipt of the applicable shareholder or stockholder approval; or (ii) the board of directors of Spartan Stores or Nash-Finch, as applicable, among other things, determines in good faith that a takeover proposal constitutes a superior proposal, and in the case of (i) above, the board of directors of Spartan Stores or Nash-Finch, as applicable, determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law.

Prior to making a change in recommendation as described above, the applicable party whose board of directors is making such change must inform the other party in writing of its board of directors’ intention to change its recommendation and provide to such other party, as applicable, the material facts of the intervening event or the material terms and conditions of (and identity of the person making) the takeover proposal and must, in either case, allow five (5) business days (or three (3) business days in the case of any subsequent intervening event or any amendment to the financial or other material terms of the takeover proposal) to elapse following such other party’s receipt of such written notice, during which time, if requested by such other party, the party whose board of directors is intending to make a change in recommendation must negotiate in good faith changes to the merger agreement that would allow such board of directors not to make such recommendation change.

Efforts to Obtain Required Stockholder Approvals

Spartan Stores has agreed to, as soon as practicable following the date of the merger agreement, hold its special meeting for the purposes of seeking the Spartan Stores shareholder approval and, if Spartan Stores deems it to be advisable, seek approval of the Spartan Stores shareholders to increase the authorized shares of Spartan Stores common stock up to 100,000,000 shares, and to use its reasonable best efforts to solicit the requisite shareholder approval for such proposal. The merger agreement requires Spartan Stores to submit the issuance of the merger consideration to a shareholder vote even if its board of directors has changed its recommendation related to the merger.

Nash-Finch has agreed to, as soon as practicable following the date of the merger agreement, to hold a special meeting of its stockholders for the purpose of seeking the Nash-Finch stockholder approval of the adoption of the merger agreement, and to use its commercially reasonable efforts to, unless its board of directors has changed, qualified, withheld, withdrew or modified if recommendation, solicit the requisite stockholder approval for such proposal. The merger agreement requires Nash-Finch to submit this proposal to a stockholder vote even if its board of directors has changed its recommendation related to the merger.

Efforts to Complete the Transactions

Spartan Stores and Nash-Finch have each agreed to:

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take all reasonable and lawful action as may be necessary or appropriate in order to effectuate the merger in accordance with the merger agreement as promptly as practicable, including (i) using their commercially reasonable efforts to request and obtain all consents and approvals required with respect to the consummation of the transaction, (ii) taking all commercially reasonable and lawful actions as may be necessary or appropriate to transfer or to allow for the surviving corporation to utilize after the effective time of the merger agreement, or obtain, as permitted by law, all permits appropriate of necessary to continue the business of Spartan Stores and Nash-Finch and their respective subsidiaries as currently conducted, and (iii) taking commercially reasonable actions necessary to execute and effectuate any documents, agreements, consents or other papers as may be necessary to transfer any inventory including, but not limited to, alcohol, liquor and tobacco products, in accordance with and as may be required by all laws to the surviving corporation.

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promptly, but in no event later than seven business days after the date of the merger agreement, make their respective filings and thereafter make any required submissions under the HSR Act or other antitrust law and use reasonable best efforts to take all actions proper or advisable to consummate the transactions contemplated by the merger agreement; and

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take commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act, any other antitrust laws and any other applicable laws at the earliest practicable dates.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including the following covenants:

•	there shall be cooperation between Spartan Stores and Nash-Finch in the preparation of this joint proxy statement/prospectus;

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none of the parties will issue any press release or make any public announcement relating to the merger agreement, the merger or the other transactions contemplated by the merger agreement without the prior written approval of the other parties, unless such party makes such press release or make such public announcement it believes in good faith is required to be made by applicable law, rule or regulation promulgated by any applicable securities exchange after consultation with outside legal counsel, in which case the disclosing party will use its commercially reasonable efforts to advise and consult with the other parties regarding any such press release or other announcement prior to making any such disclosure;

•

each of the parties, commencing on the date of the merger agreement through the effective time of the merger, will permit the other parties and the financing sources to have reasonable access to the officers and senior management, the premises, agents, books, records and contracts of or pertaining to the other party, as may reasonably be requested in writing;

•

each of the parties will give prompt written notice to the other party of (i) any event that would reasonably be expected to give rise to a material adverse effect, (ii) any notice or other communication received by such party from any governmental entity or other person in connection with the merger or from any person alleging that the consent of such person is or may be required in connection with the merger, and (iii) any actions commenced or threatened against, relating to or involving or otherwise affecting such party which relate to the merger agreement or the merger;

•

each of the parties will hold and treat in confidence all documents and information concerning the other party and its subsidiaries furnished in connection with the merger or merger agreement pursuant to the confidentiality agreement between Spartan and Nash-Finch;

•

if any anti-takeover laws of any governmental entity is or may become applicable to the merger, the parties agree to use their respective commercially reasonable efforts to take such action reasonably necessary so the merger may be consummated as promptly as practicable under the terms of the merger agreement or so as to eliminate or minimize the effects of any such law on the merger;

•

each of the parties will use its commercially reasonable efforts to take, or cause to be taken, all actions necessary to do, or cause to be done, all things necessary, proper or advisable to arrange the for certain new financing being obtained to fund the combined companies need from and after closing;

•

each of the parties will take all such steps as may be required to cause (a) any dispositions of Nash-Finch common stock (including derivative securities with respect to Nash-Finch common stock and awards) resulting from the merger and the other transactions contemplated by the merger agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Nash-Finch immediately prior to the effective time of the merger, to be exempt under Rule 16b-3 promulgated under the Exchange Act, and (b) any acquisitions or dispositions of Spartan Stores common stock (including derivative securities with respect to Spartan Stores common stock and converted stock-based awards) resulting from the merger and the other transactions contemplated by the merger agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Spartan Stores immediately following the effective time of the merger, to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

each of the parties will take all necessary action to suspend each of its respective employee or director stock purchase plans, and all monies contributed for the purchase of stock pursuant to such plans that have not been applied to the purchase of stock will be promptly refunded to participants;

•

Nash-Finch will establish a rabbi trust and fund such trust to the extent required under the certain Nash-Finch equity award plans according to the terms of each such plan and the elections of each of the participants in those plans;

•

each of the parties will keep the other parties reasonably informed with respect to the defense or settlement of any securityholder action against it and its directors relating to the merger, will give the other parties opportunity to consult with it regarding the defense or settlement of any such securityholder action, and will not settle any such action without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

•

the parties agree that each party will not, and will not permit any of their respective subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, and each party will use commercially reasonable efforts to cause the merger to so qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986; and

•

the parties will coordinate with each other regarding the declaration, setting of record dates, and payment dates of dividends with respect to shares of Spartan Stores common stock and Nash-Finch common stock for the purpose of minimizing the risk that holders of shares of Nash-Finch common stock (a) in respect of any calendar quarter, receive dividends on both shares of Nash-Finch common stock and shares of Spartan Stores common stock received as Merger Consideration, or (b) in respect of any calendar quarter, fail to receive a dividend on shares of Nash-Finch common stock or shares of Spartan Stores common stock received as Merger Consideration.

Indication of Interest Letter

Pursuant the Indication of Indication of Interest Letter and the June 4, 2013 revision thereto (collectively, referred to as the “Letter Agreements”), the Letter Agreements were terminated, provided that such termination shall not relieve either party for breaches thereof arising prior to such termination.

Conditions to Completion of the Merger

The obligations of Spartan Stores and Nash-Finch to consummate the merger are subject to the satisfaction of the following conditions:

•	the adoption of the merger agreement by holders of a majority of the outstanding shares of Nash-Finch common stock;

•

the approval of the issuance of Spartan Stores common stock constituting the Merger Consideration by the holders of the majority of the votes cast by the holders of shares of Spartan Stores common stock entitled to vote on the action;

•	the expiration or otherwise termination of the applicable waiting period (and any extension thereof) under the HSR Act and any other applicable antitrust law;

•	the absence of any provision of the HSR Act and any other applicable antitrust law prohibiting the consummation of the merger;

•

with respect to any provision of the HSR Act and any other applicable antitrust laws, the absence of any temporary, preliminary or permanent restraining order preventing the consummation of the merger;

•

the absence of any law, other than the HSR Act and any other applicable antitrust law, making illegal or otherwise preventing the consummation of the merger shall be in effect and no temporary, preliminary or permanent restraining order, other than under the HSR Act or any other applicable antitrust law, shall be in effect;

•	other than the HSR Act and an applicable other antitrust law, the absence of any Action by any Governmental Entity seeking to prohibit the consummation of the merger;

•

the declaration of effectiveness by the SEC of this registration statement of which this joint proxy statement/prospectus forms a part, which registration statement must not be subject to any stop order or proceedings initiated or threatened by the SEC;

•	the authorization for listing on NASDAQ of the Spartan Stores common stock to be issued pursuant to the merger, subject to official notice of issuance; and

•

if the proposed sources of financing for the combined company have failed to enter into the credit facility or make the initial loans pursuant to the Financing, such failure is not the result of (i) the occurrence of a material adverse effect with respect to either Spartan Stores or Nash-Finch, or (ii) the failure to meet the minimum opening excess availability of the proposed credit facility of the combined companies.

In addition, the obligations of Spartan Stores to effect the merger are subject to satisfaction, or waiver, of the following additional conditions:

•

(i) the representations and warranties of Nash-Finch (other than certain representations related to Nash-Finch’s ownership of subsidiaries, Nash-Finch’s capitalization and Nash-Finch’s authorization, board recommendation, fairness opinion and stockholder approval related to the merger) being true and correct as of the closing as though made as of such date (or, if made as of a specific date, as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, a material adverse effect with respect to Nash-Finch, provided, however, that a failure of any condition related to the HSR Act and any applicable other antitrust law (as described above) will not be deemed a material adverse effect with respect to Nash-Finch for the purpose of this condition, (ii) certain representations and warranties related to Nash-Finch’s ownership of subsidiaries and Nash-Finch’s capitalization being true and correct in all but de minimus respects as of the closing as though made as of the closing (or, if made as of a specific date, in all but de minimus respects as of such date), and (iii) the representations and warranties of Nash-Finch related to Nash-Finch’s authorization, board recommendation, fairness opinion and stockholder approval related to the merger being true and correct as of the closing as though made as of such date (or, if made as of a specific date, as of such date) in all material respects;

•	Nash-Finch having performed in all material respects all of the covenants required to be performed by it under the merger agreement at or prior to the closing;

•

the receipt by Spartan Stores of a certificate, dated as of the closing date, executed by the chief executive officer or chief financial officer of Nash-Finch certifying as to the satisfaction of the conditions described in the preceding two bullets;

•

the absence of any change, state of facts, event, development or effect since December 29, 2012, that has had, or would reasonably be expected to have a material adverse effect with respect to Nash-Finch (except that that a failure of any condition related to the HSR Act and any applicable other antitrust law (as described above) will not be deemed a material adverse effect with respect to Nash-Finch for the purpose of this condition); and

•

the receipt by Spartan Stores from Warner Norcross of a written opinion, dated as of the closing date, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

In addition, the obligations of Nash-Finch to effect the merger are subject to satisfaction, or waiver, of the following additional conditions:

•

the representations and warranties of Spartan Stores (other than certain representations related to Spartan Stores’ ownership of subsidiaries, Spartan Stores’ capitalization and Spartan Stores’ authorization, board recommendation, fairness opinion and stockholder approval related to the merger) being true and correct as of the closing as though made as of such date (or, if made as of a specific date, as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, a material adverse effect with respect to Spartan Stores, provided, however, that a failure of any condition related to the HSR Act and any applicable other antitrust law (as described above) will not be deemed a material adverse effect with respect to Spartan Stores for the purpose of this condition, (ii) certain representations and warranties related to Spartan Stores’ ownership of subsidiaries and Spartan Stores’ capitalization being true and correct in all but de minimus respects as of the closing as though made as of the closing (or, if made as of a specific date, in all but de minimus respects as of such date), and (iii) the representations and warranties of Spartan Stores related to Spartan Stores’ authorization, board recommendation, fairness opinion and stockholder approval related to the merger being true and correct as of the closing as though made as of such date (or, if made as of a specific date, as of such date) in all material respects;

•	Spartan Stores and Merger Sub having performed in all material respects all of the covenants required to be performed by it under the merger agreement at or prior to the closing;

•

the receipt by Spartan Stores of a certificate, dated as of the closing date, executed by the chief executive officer or chief financial officer of Spartan Stores certifying as to the satisfaction of the conditions described in the preceding two bullets;

•

the absence of any change, state of facts, event, development or effect since March 30, 2013, that has had, or would reasonably be expected to have a material adverse effect with respect to Spartan Stores (except that that a failure of any condition related to the HSR Act and any applicable other antitrust law (as described above) will not be deemed a material adverse effect with respect to Spartan Stores for the purpose of this condition);

•

the receipt by Nash-Finch from Morgan Lewis of a written opinion, dated as of the closing date, to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and

•

the receipt by the Spartan Stores board of directors of irrevocable letters of resignation from one or more members of the Spartan Stores board of directors such that there will be seven total members of the Spartan Stores board of directors as of the effective time of the merger.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, and, except as described below, whether before or after the receipt of the required shareholder or stockholder approvals, under the following circumstances:

•	by mutual written consent of Spartan Stores and Nash-Finch;

•	by either Spartan Stores or Nash-Finch:

•

if any governmental entity has issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the merger and such order or other action is final and nonappealable; except that the right to terminate the merger agreement pursuant to this provision will not be available to the party seeking to terminate if such party’s failure to perform any of its obligations under the merger agreement required to be performed at or prior to the effective time of the merger has been the primary cause of, or the primary factor that resulted in, the issuance of such an order or the taking of such an action;

•

if the merger does not occur before January 21, 2014, except that the right to terminate the merger agreement pursuant to this provision will not be available to the party seeking to terminate if such party’s failure to perform any of its obligations under the merger agreement required to be performed at or prior to the effective time of the merger has been the primary cause of, or the primary factor that resulted in, the failure of the effective time of the merger to occur on or before January 21, 2014;

•

(i) if the Spartan Stores shareholder meeting (including any postponements or adjournments thereof) has concluded and been finally adjourned and the Spartan Stores shareholder approval has not been obtained, or (ii) if the Nash-Finch stockholder meeting has concluded and been finally adjourned and the Nash-Finch stockholder approval has not been obtained; except that the right to terminate the merger agreement pursuant to this sub-bullet will not be available to the party seeking to terminate if such party’s failure to perform any of its obligations under the merger agreement required to be performed at or prior to the Spartan Stores shareholder meeting or the Nash-Finch stockholder meeting, as applicable, has been the primary cause of, or the primary factor that resulted in, the Spartan Stores shareholder approval or the Nash-Finch stockholder approval, as applicable, not having been obtained;

•

by Spartan Stores, if Nash-Finch has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, such that the conditions to Spartan Stores’ obligations to complete the transaction are not satisfied, and which either (A) cannot be cured by January 21, 2014, or (B) if capable of being cured by January 21, 2014, have not been cured within thirty (30) business days following receipt of written notice from Spartan Stores of such breach or failure. However, Spartan Stores does not have this right to terminate the merger agreement pursuant to this provision if it is then in breach of any representations, warranties, covenants or other agreements contained in the merger agreement and such breach would give rise to the failure of Spartan Stores’ satisfaction of conditions to closing;

•

by Nash-Finch, if Spartan Stores has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, such that the conditions to Nash-Finch’s obligations to complete the transaction are not satisfied, and which either (A) cannot be cured by January 21, 2014 or (B) if capable of being cured by January 21, 2014, have not been cured within thirty (30) business days following receipt of written notice from Spartan Stores of such breach or failure. However, Nash-Finch does not have this right to terminate the merger agreement pursuant to this provision if it is then in breach of any representations, warranties, covenants or other agreements contained in the merger agreement and such breach would give rise to the failure of Nash-Finch’s satisfaction of conditions to closing;

•

by Spartan Stores prior to the receipt of the Nash-Finch stockholder approval if: (i) the Nash-Finch board of directors has failed to include the Nash-Finch board recommendation in this joint proxy statement/prospectus, or has taken any of the actions in items 1-4 described above under “—Changes in Board Recommendations” beginning on page 106; (ii) the Nash-Finch board of directors has failed to publicly reaffirm its recommendation of the merger agreement within five (5) business days following receipt of a written request by Spartan Stores to provide such reaffirmation in the absence of a publicly announced Nash-Finch takeover proposal; (iii) the Nash-Finch board of directors has failed to reject or takes no position with respect to a Nash-Finch takeover proposal and reaffirm the Nash-Finch board recommendation, in each case, within five (5) business days following the public announcement of such Nash-Finch takeover proposal, and in any event at least two (2) business days prior to the Nash-Finch stockholder meeting; (iv) Nash-Finch enters into any agreement with respect to any Nash-Finch takeover proposal; (v) Nash-Finch has materially breached its obligations under the merger agreement regarding third-party takeover proposals, as described under “—Restrictions on Solicitation” beginning on page 104; or (vi) Nash-Finch or the Nash-Finch board of directors has publicly announced its intention to do any of the foregoing;

•

by Nash-Finch prior to the receipt of the Spartan Stores shareholder approval if: (i) the Spartan Stores board of directors has failed to include the Spartan Stores board recommendation in this joint proxy statement/prospectus, or has taken any of the actions in items 1-4 described above under “—Changes in Board Recommendations” beginning on page 106; (ii) the Spartan Stores board of directors has failed to publicly reaffirm its recommendation of the merger agreement within five (5) business days following receipt of a written request by Nash-Finch to provide such reaffirmation in the absence of a publicly announced Spartan Stores takeover proposal; (iii) the Spartan Stores board of directors has failed to reject or takes no position with respect to a Spartan Stores takeover proposal and reaffirm the Spartan Stores board recommendation, in each case, within five (5) business days following the public announcement of such Spartan Stores takeover proposal, and in any event at least two (2) business days prior to the Spartan Stores shareholder meeting; (iv) Spartan Stores enters into any agreement with respect to any Spartan Stores takeover proposal; (v) Spartan Stores has materially breached its obligations under the merger agreement regarding third-party takeover proposals, as described under “—Restrictions on Solicitation” beginning on page 104; or (vi) Spartan Stores or the Spartan Stores board of directors has publicly announced its intention to do any of the foregoing;

•

by Spartan Stores prior to receipt of the Spartan Stores shareholder approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a superior proposal, except that (i) such agreement cannot have resulted from Spartan Stores’ breach of its obligations described under “—Restrictions on Solicitation” beginning on page 104, and (ii) Spartan Stores pays (or causes to be paid) the termination fee, as described below under “—Termination Fees and Expenses; Liability for Breach” beginning on page 113 prior to or simultaneously with such termination; or

•

by Nash-Finch prior to receipt of the Nash-Finch shareholder approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a superior proposal, except that (i) such agreement cannot have resulted from Nash-Finch’s breach of its obligations described under “—Restrictions on Solicitation” beginning on page 104, and (ii) Nash-Finch pays (or causes to be paid) the termination fee, as described below under “ —Termination Fees and Expenses; Liability for Breach” beginning on page 113 prior to or simultaneously with such termination.

Termination Fees and Expenses; Liability for Breach

Nash-Finch will be obligated to pay:

•	a termination fee of $12,000,000 (referred to as the “termination fee”) no later than two business days following the date of such termination if:

•

Spartan Stores terminates the merger agreement because, prior to the receipt of the Nash-Finch stockholder approval: (i) the Nash-Finch board of directors has failed to include the Nash-Finch board recommendation in this joint proxy statement/prospectus, or has taken any of the actions in items 1-4 described above under “—Changes in Board Recommendations” beginning on page 106; (ii) the Nash-Finch board of directors has failed to publicly reaffirm its recommendation of the merger agreement within five (5) business days following receipt of a written request by Spartan Stores to provide such reaffirmation in the absence of a publicly announced Nash-Finch takeover proposal; (iii) the Nash-Finch board of directors has failed to reject or takes no position with respect to a Nash-Finch takeover proposal and reaffirm the Nash-Finch board recommendation, in each case, within five (5) business days following the public announcement of such Nash-Finch takeover proposal, and in any event at least two (2) business days prior to the Nash-Finch stockholder meeting; (iv) Nash-Finch enters into any agreement with respect to any takeover proposal; (v) Nash-Finch has materially breached its obligations under the merger agreement regarding third-party takeover proposals, as described under “—Restrictions on Solicitation” beginning on page 104; or (vi) Nash-Finch or the Nash-Finch board of directors has publicly announced its intention to do any of the foregoing;

•

(A) the merger agreement is terminated by Nash-Finch because the merger does not occur on or before January 21, 2014 or the merger agreement is terminated by Spartan Stores or Nash-Finch because the Nash-Finch stockholder meeting has concluded and been finally adjourned and the Nash-Finch stockholder approval has not been obtained; (B) any person has made (whether or not subsequently withdrawn) a takeover proposal to Nash-Finch on or after the date of the merger agreement but prior to (1) the date that the merger agreement is terminated, in the event the merger agreement is terminated by Nash-Finch because the merger does not occur on or before January 21, 2014, or (2) the Nash-Finch stockholder meeting in the case of a termination because the Nash-Finch stockholder meeting has concluded and been finally adjourned and the Nash-Finch stockholder approval has not been obtained; and (C) (1) within twelve (12) months after the date of termination, Nash-Finch or any of its affiliates consummates a takeover proposal, or (2) Nash-Finch or any of its affiliates enters into a definitive agreement with respect to a takeover proposal within 12 months after the date of termination and subsequently consummates such takeover proposal at any time thereafter (except that, for purposes of this bullet, the references to “more than fifteen percent (15%)” and “more than twenty percent (20)%” in the definition of “takeover proposal” contained above under the section entitled “The Merger Agreement—Restrictions on Solicitation” beginning on page 104 will be deemed to be references to “more than fifty percent (50%)”);

•

Nash-Finch terminates the merger agreement prior to receipt of the Nash-Finch shareholder approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Nash-Finch superior proposal;

•

all documented out-of-pocket fees and expenses incurred by Spartan Stores or its affiliates in connection with the transactions contemplated by the merger agreement, in an aggregate amount not to exceed $10,000,000 (referred to as the “expense reimbursement”), if Spartan Stores terminates the agreement because Nash-Finch has breached its representations, warranties or covenants under the merger agreement and such breach remains uncured and would give rise to the failure of Nash-Finch’s satisfaction of conditions to closing;

•	an aggregate amount equal to the termination fee less the amount of any expense reimbursement previously paid to Spartan Stores if (A) any person has made (whether or not subsequently withdrawn)

a Nash-Finch takeover proposal on or after the date of the merger agreement but prior to the date that the merger agreement is terminated pursuant to Nash-Finch’s breach of its representations, warranties or covenants under the merger agreement and such breach remains uncured and would give rise to the failure of Nash-Finch’s satisfaction of conditions to closing, and (B) (1) within twelve (12) months after the date of termination, Nash-Finch or any of its affiliates consummates a Nash-Finch takeover proposal, or (2) Nash-Finch or any of its affiliates enters into a definitive agreement with respect to a Nash-Finch takeover proposal within twelve (12) months after the date of termination and subsequently consummates such Nash-Finch takeover proposal at any time thereafter (except that, for purposes of this bullet, the references to “more than fifteen percent (15%)” and “more than twenty percent (20%)” in the definition of “takeover proposal” contained above under “—Restrictions on Solicitation” beginning on page 104 will be deemed to be references to “more than fifty percent (50%)”).

Spartan Stores will be obligated to pay:

•	the termination fee no later than two (2) business days following the date of such termination if:

•

Nash-Finch terminates the merger agreement because, prior to the receipt of the Spartan Stores shareholder approval: (i) the Spartan Stores board of directors has failed to include the Spartan Stores board recommendation in this joint proxy statement/prospectus, or has taken any of the actions in items 1-4 described above under “—Changes in Board Recommendations” beginning on page 106; (ii) the Spartan Stores board of directors has failed to publicly reaffirm its recommendation of the merger agreement within five (5) business days following receipt of a written request by Nash-Finch to provide such reaffirmation in the absence of a publicly announced Spartan Stores takeover proposal; (iii) the Spartan Stores board of directors has failed to reject or takes no position with respect to a Spartan Stores takeover proposal and reaffirm the Spartan Stores board recommendation, in each case, within five (5) business days following the public announcement of such Spartan Stores takeover proposal, and in any event at least two (2) business days prior to the Spartan Stores shareholder meeting; (iv) Spartan Stores enters into any agreement with respect to any takeover proposal; (v) Spartan Stores has materially breached its obligations under the merger agreement regarding third-party takeover proposals, as described under “—Restrictions on Solicitation” beginning on page 104; or (vi) Spartan Stores or the Spartan Stores board of directors has publicly announced its intention to do any of the foregoing;

•

(A) the merger agreement is terminated by Spartan Stores because the merger does not occur on or before January 21, 2014 or the merger agreement is terminated by Nash-Finch or Spartan Stores because the Spartan Stores shareholder meeting has concluded and been finally adjourned and the Spartan Stores shareholder approval has not have been obtained; (B) any person has made (whether or not subsequently withdrawn) a takeover proposal to Spartan Stores on or after the date of the merger agreement but prior to (1) the date that the merger agreement is terminated, in the event the merger agreement is terminated by Nash-Finch because the merger does not occur on or before January 21, 2014, or (2) the Spartan Stores shareholder meeting in the case of a termination because the Spartan Stores shareholder meeting has concluded and been finally adjourned and the Spartan Stores shareholder approval has not been obtained; and (C) (1) within twelve (12) months after the date of termination, Spartan Stores or any of its affiliates consummates a takeover proposal, or (2) Spartan Stores or any of its affiliates enters into a definitive agreement with respect to a takeover proposal within twelve (12) months after the date of termination and subsequently consummates such Spartan Stores takeover proposal at any time thereafter (except that, for purposes of this bullet, the references to “more than fifteen percent (15%)” and “more than twenty percent (20%)” in the definition of “takeover proposal” contained above under “—Restrictions on Solicitation” beginning on page 104 will be deemed to be references to “more than fifty percent (50%)”);

•

Spartan Stores terminates the merger agreement prior to receipt of the Spartan Stores shareholder approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Spartan Stores superior proposal;

•

all documented out-of-pocket fees and expenses incurred by Nash-Finch or its affiliates in connection with the transactions contemplated by the merger agreement, in an aggregate amount not to exceed $10,000,000, if Nash-Finch terminates the agreement because Spartan Stores has breached its representations, warranties or covenants under the merger agreement and such breach remains uncured and would give rise to the failure of Spartan Stores’ satisfaction of conditions to closing;

•

an aggregate amount equal to the termination fee less the amount of any expense reimbursement previously paid to Nash-Finch if (A) any person has made (whether or not subsequently withdrawn) a Spartan Stores takeover proposal on or after the date of the merger agreement but prior to the date that the merger agreement is terminated pursuant to Spartan Stores’ breach of its representations, warranties or covenants under the merger agreement and such breach remains uncured and would give rise to the failure of Spartan Stores’ satisfaction of conditions to closing; and (B) (1) within twelve (12) months after the date of termination, Spartan Stores or any of its affiliates consummates a Spartan Stores takeover proposal, or (2) Spartan Stores or any of its affiliates enters into a definitive agreement with respect to a Spartan Stores takeover proposal within twelve (12) months after the date of termination and subsequently consummates such Spartan Stores takeover proposal at any time thereafter (except that, for purposes of this bullet, the references to “more than fifteen percent (15%)” and “more than twenty percent (20%)” in the definition of “takeover proposal” contained above under “—Restrictions on Solicitation” beginning on page 104 will be deemed to be references to “more than fifty percent (50%)”).

In no event will either of Nash-Finch or Spartan Stores be required to pay the termination fee or the expense reimbursement on more than one occasion.

Upon the termination of the merger agreement in accordance with its terms and payment of the termination fee or expense reimbursement, as applicable, neither Nash-Finch nor Spartan Stores will have any continuing liability to each other (except with respect to press releases, confidentiality and certain miscellaneous provisions). However, each party will remain liable for damages arising from a willful or intentional breach of the merger agreement.

In the event that the termination fee or expense reimbursement is in fact paid to the relevant party when and as required by the merger agreement as described above, such payment will be the sole and exclusive remedy of the receiving party against the paying party and its affiliates and representatives for any loss arising or relating to the merger agreement, the Letter Agreements and the transactions contemplated thereby, except that neither party will be relieved or released from any liability or damages arising from fraud.

Governance of the Combined Company Following the Completion of the Transaction

Spartan Stores has agreed to take all requisite action, effective as of the effective time of the merger, to cause the Spartan Stores board of directors to consist of up to twelve (12) directors, four (4) of whom will be William Voss, Mickey Foret, Douglas Hacker and Hawthorne Proctor (the current independent directors on the Nash-Finch board of directors, referred to as the “Nash-Finch designees”), and seven (7) of whom will be chosen by the current Spartan Stores directors (five (5) of whom will be independent). In addition, Nash-Finch has the right to designate a fifth independent director selected by its board of directors, subject to approval by Spartan Stores (which approval shall not be unreasonably withheld), prior to the consummation of the merger. If such additional independent director is not selected prior to the consummation of the merger, such independent director may be selected by the board of directors of the combined company. Each director shall serve for a term expiring on the earlier of his or her death, resignation or removal or the next annual meeting of Spartan Stores shareholders and, despite the expiration of his or her term, until his or her successor has been elected and qualified or there is a decrease in the size of the Spartan Stores board of directors. The Spartan Stores board of directors will not increase or decrease its size during the three (3)-year period following the effective time of the merger. The Spartan Stores board of directors will cause the Nash-Finch designees to be nominated for re-election at each of the three (3) annual Spartan Stores shareholder meetings occurring after the effective time of the merger.

An independent member of the Nash-Finch board of directors as of the date of the merger agreement will serve as Chair of the Audit Committee of the Spartan Stores board of directors after the effective time of the merger. An independent member of the Nash-Finch board of directors as of the date of the merger agreement will serve as Chair of the Nominating and Governance Committee of the Spartan Stores board of directors after the effective time of the merger. An independent member of the Spartan Stores board of directors as of the date hereof will serve as Chair of the Compensation Committee of the Spartan Stores board of directors after the effective time.

The current Chairman of the Spartan Stores board of directors will continue as the Chairman of the Spartan Stores board of directors after the effective time of the merger. The current President and Chief Executive Officer of Spartan Stores will continue as the President and Chief Executive Officer of Spartan Stores after the effective time of the merger.

Indemnification and Insurance

Spartan Stores has agreed that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of Nash-Finch or its subsidiaries as provided in their respective certificate of incorporation or by-laws or other organization documents or in any agreement with Nash-Finch or its subsidiaries, will survive the merger and will continue in full force and effect in accordance with their relevant terms. The obligations of Spartan Stores to exculpate, indemnify and advance expenses will continue for a period of six (6) years from the effective time of the merger (except with respect to any action pending or asserted or any claim made during such six (6)-year period, in which case the obligations will continue until the disposition of such action or resolution of such claim), and provisions for such obligations will be no less favorable to officers and directors than those set forth in the certificate of incorporation and by-laws or similar organization documents of Nash-Finch and its subsidiaries in effect immediately prior to the date of the merger agreement, and Spartan Stores and the surviving corporation may not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the effective time of the merger were current or former directors, officers or employees of Nash-Finch or any of its subsidiaries.

For a period of six (6) years following the effective time of the merger, the surviving corporation will indemnify and hold harmless each current or former director or officer of Nash-Finch or any of its subsidiaries against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each such indemnified party to the fullest extent permitted by law and following receipt of any undertaking required by applicable law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened actions, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or before the effective time of the merger in such party’s capacity as a director or officer of Nash-Finch or its subsidiaries or in such party’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of Nash-Finch (including acts or omissions in connection with such person’s serving as an officer, director or other fiduciary in any entity if such service in such capacity was at the request or for the benefit of Nash-Finch), including in connection with the transactions contemplated by the merger agreement, except that all rights to indemnification or advancement of expenses in respect of any action pending or asserted or any claim made within such six (6)-year period will continue until the disposition of such action or resolution of such claim. In the event of any such action, Spartan Stores and the surviving corporation will reasonably cooperate with the indemnified party in the defense of any such action.

For a period of six (6) years following the effective time of the merger, the surviving corporation will maintain the current policies (or policies of substantially the same coverage) of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Nash-Finch and its subsidiaries for the indemnified parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the effective time of the merger with respect to matters occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement. However, after the effective time of the merger, Spartan Stores and the surviving corporation will not be required to pay annual premiums for insurance coverages in excess of two hundred and fifty percent (250%) of the last annual premium (referred to as the “maximum amount”) paid by Nash-Finch prior to the date of the merger agreement in respect of the coverages required to be obtained, but in such case will purchase the greatest coverage available for a cost not exceeding the maximum amount. Alternatively, at Spartan Stores’ option, Spartan Stores may cause the surviving corporation to purchase at or after the effective time of the merger, at a cost not exceeding three (3) times the maximum amount, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Nash-Finch and its subsidiaries for the insured parties with respect to matters occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties at any time before or after the receipt of the Nash-Finch stockholder approval or the Spartan Stores shareholder approval; however, after receipt of any such approval, no amendment will be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by the Nash-Finch stockholders or the Spartan Stores shareholders, as applicable, without such further approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of Spartan Stores, Merger Sub and Nash-Finch.

Governing Law

The merger agreement is governed by the laws of the State of Delaware.

No Third Party Beneficiaries

While the merger agreement is not intended to confer upon you or any other person other than Spartan Stores, Nash-Finch and Merger Sub any rights or remedies, it provides limited exceptions for (i) Nash-Finch’s and its subsidiaries’ directors and officers to continue to have indemnification and liability insurance coverage after the completion of the merger, (ii) holders of Nash-Finch common stock after the effective time of the merger and any holder of an award granted under a Nash-Finch stock plan to properly convert their shares of common stock and awards pursuant to the merger agreement, (iii) William Voss, Christopher Bodine, Mickey Foret, Douglas Hacker and Hawthorne Proctor to be appointed to the Spartan Stores board of directors. In addition, the merger agreement provides that no party to the merger agreement will have any rights or claims against the financing sources, and that the financing sources will not have any rights or claims against the parties to the merger agreement.

Specific Performance

The parties to the merger agreement agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached, and that any breach of the merger agreement could not be adequately compensated in all cases by monetary damages alone. The parties agreed that, so long as the party seeking remedy is not in breach of any representations, warranties, covenants or other agreements contained in the merger agreement that would result in a failure of a condition to the other party’s obligation to close, such party will be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of the merger agreement by the other party or to enforce specifically the terms and provisions of the merger agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Morgan, Lewis & Bockius LLP, tax counsel to Nash-Finch, and Warner Norcross & Judd LLP, tax counsel to Spartan Stores, the following are the material U.S. federal income tax consequences of the merger to holders of Nash-Finch common stock that exchange their shares of Nash-Finch common stock for shares of Spartan Stores common stock in the merger.

This discussion addresses only holders of Nash-Finch common stock who hold that stock as a “capital asset” and are “U.S. persons,” each as defined for U.S. federal income tax purposes. For these purposes a “U.S. person” is:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion does not address any non-income taxes (including the unearned income Medicare contribution tax enacted under the Health Care and Education Reconciliation Act of 2010) or any foreign, state or local tax consequences of the merger. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Nash-Finch common stock in light of that holder’s particular circumstances or to a holder subject to special rules (such as, for example, dealers or brokers in securities, commodities or foreign currencies, traders in securities that elect to apply a mark-to-market method of accounting, banks and certain other financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders subject to the alternative minimum tax provisions of the Code, partnerships, S corporations or other pass-through entities or investors in partnerships, S corporations or such other pass-through entities, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold shares of Nash-Finch common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Nash-Finch common stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation or holders who actually or constructively own more than 5% of Nash-Finch common stock). This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Nash-Finch common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of partnerships holding Nash-Finch common stock should consult their own tax advisors.

This discussion of material U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Holders of Nash-Finch common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Tax Consequences of the Merger Generally

Nash-Finch and Spartan Stores intend for the merger to qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Nash-Finch to complete the merger that Nash-Finch receive an opinion from Morgan, Lewis & Bockius, LLP, counsel to Nash-Finch, dated as of the closing date of the merger and to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Spartan Stores to complete the merger that Spartan Stores receive an opinion from Warner Norcross & Judd LLP, counsel to Spartan Stores, dated as of the closing date of the merger and to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The opinions regarding the merger will not address any state, local or foreign tax consequences of the merger. These opinions will be based on facts and representations contained in representation letters provided by Nash-Finch and Spartan Stores and on customary factual assumptions, as well as on certain covenants and undertakings by Spartan Stores and Nash-Finch. Neither of the opinions described above will be binding on the IRS or any court. Nash-Finch and Spartan Stores have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations, assumptions, covenants or undertakings upon which those opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be different than set forth in the opinions. Neither Nash-Finch nor Spartan Stores is aware of any facts or circumstances that would cause the assumptions, representations, covenants and undertakings to be incorrect, incomplete, inaccurate or violated in any material respect.

The U.S. federal income tax consequences of the transactions will be as follows:

Receipt of Spartan Stores Common Stock

Each holder of Nash-Finch common stock who exchanges such holder’s Nash-Finch common stock for Spartan Stores common stock generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of Spartan Stores common stock (as discussed below). The aggregate tax basis of the Spartan Stores common stock each holder receives in the merger (including any fractional shares deemed received and redeemed for cash as described below) will equal the aggregate adjusted tax basis in the shares of Nash-Finch common stock such holder surrenders in the merger. The holding period for the shares of Spartan Stores common stock received in the merger (including any fractional shares deemed received and redeemed for cash as described below) will include the holding period of the shares of Nash-Finch common stock surrendered in the merger. If a holder acquired different blocks of Nash-Finch common stock at different times or at different prices, the Spartan Stores common stock such holder receives will be allocated pro rata to each block of Nash-Finch common stock, and the basis and holding period of each block of Spartan Stores common stock received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Nash-Finch common stock exchanged for such block of Spartan Stores common stock.

Receipt of Cash for Fractional Shares

Each holder of Nash-Finch common stock who receives cash in lieu of a fractional share of Spartan Stores common stock will be treated as having received such fractional share of Spartan Stores common stock pursuant to the merger and then having sold such fractional share of Spartan Stores common stock for cash. As a result, such holder of Nash-Finch common stock will recognize gain or loss equal to the difference between the amount of cash received and the basis in the holder’s fractional share of Spartan Stores common stock as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of Nash-Finch common stock surrendered therefor) exceeds one year. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Reporting Requirements

Payments of cash to a holder of Nash-Finch common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%) unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its correct taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability.

A U.S. holder of Nash-Finch common stock, as a result of having received Spartan Stores common stock in the merger, will be required to retain records pertaining to the merger pursuant to Treasury regulation Section 1.368-3(d). In addition, each U.S. holder of Nash-Finch common stock who is a “significant holder” will be required to file a statement with such holder’s U.S. federal income tax return in accordance with Treasury regulation Section 1.368-3(b) setting forth such holder’s basis in, and the fair market value of, the Nash-Finch common stock surrendered in the merger, the date of the merger and the name and employer identification number of Spartan Stores, Nash-Finch and Merger Sub. A “significant holder” is a holder of Nash-Finch common stock who, immediately before the merger, owned at least 5% (by vote or value) of the outstanding stock of Nash-Finch or securities of Nash-Finch with a basis for U.S. federal income tax purposes of at least $1 million.

Tax Consequences to Spartan Stores, Nash-Finch and Merger Sub

None of Spartan Stores, Nash-Finch or Merger Sub will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

ACCOUNTING TREATMENT

Spartan Stores prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with Spartan Stores being considered the acquirer of Nash-Finch for accounting purposes. This means that Spartan Stores will allocate the purchase price to the fair value of Nash-Finch’s tangible and intangible assets and liabilities at the acquisition date, with any excess purchase price being recorded as goodwill. Under GAAP, goodwill is not amortized, but is tested for impairment at least annually.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheets of Spartan Stores and Nash-Finch, giving effect to the merger as if it had been consummated on June 22, 2013. The Unaudited Pro Forma Condensed Combined Statements of Earnings for the twelve weeks ended June 22, 2013 and the year ended March 30, 2013 combine the historical consolidated statements of earnings of Spartan Stores and Nash-Finch, giving effect to the merger as if it had been consummated on April 1, 2012, the beginning of the earliest period presented. The fiscal period end dates are those of Spartan Stores. The historical consolidated financial statements of Nash-Finch have been adjusted to reflect certain reclassifications in order to conform with Spartan Stores’ financial statement presentation.

The Unaudited Pro Forma Condensed Combined Statement of Earnings for the twelve weeks ended June 22, 2013, combines information from the unaudited historical condensed consolidated statement of earnings of Spartan Stores for the twelve weeks ended June 22, 2013, with the unaudited historical consolidated statement of operations of Nash-Finch for the twelve weeks ended March 23, 2013. The Unaudited Pro Forma Condensed Combined Statement of Earnings for the year ended March 30, 2013, combines information from the audited historical consolidated statement of earnings of Spartan Stores for the fiscal year ended March 30, 2013, with the audited historical consolidated statement of operations of Nash-Finch for the year ended December 29, 2012. The Unaudited Pro Forma Condensed Combined Balance Sheet combines information from the unaudited historical condensed consolidated balance sheet of Spartan Stores as of June 22, 2013, with the unaudited historical consolidated balance sheet of Nash-Finch as of June 15, 2013. For purposes of the pro forma condensed combined financial information, Nash-Finch’s twelve-week fiscal first quarter ended March 23, 2013 was used because it corresponds to Spartan Stores’ twelve-week fiscal first quarter ended June 22, 2013.

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting with Spartan Stores considered the acquirer of Nash-Finch. Accordingly, consideration given by Spartan Stores to complete the merger with Nash-Finch will be allocated to assets and liabilities of Nash-Finch based upon their estimated fair values as of the date of completion of the merger. As of the date of this joint proxy statement/prospectus, Spartan Stores has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair value of the Nash-Finch assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Nash-Finch’s accounting policies to Spartan Stores’ accounting policies. A final determination of the fair value of Nash-Finch’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Nash-Finch that exist as of the date of completion of the merger and, therefore, cannot be made prior to the completion of the transaction. In addition, the value of the consideration to be given by Spartan Stores to complete the merger will be determined based on the trading price of Spartan Stores’ common stock at the time of the completion of the merger. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma purchase price adjustments have been made solely for the purpose of providing the Unaudited Pro Forma Condensed Combined Financial Statements presented below. Spartan Stores estimated the fair value of Nash-Finch’s assets and liabilities based on discussions with Nash-Finch’s management, preliminary valuation studies, due diligence and information presented in public filings. Until the merger is completed, both companies are limited in their ability to share information. Upon completion of the merger, final valuations will be performed. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statement of earnings. There can be no assurance that such finalization will not result in material changes.

These Unaudited Pro Forma Condensed Combined Financial Statements have been developed from and should be read in conjunction with the respective audited and unaudited consolidated financial statements of Spartan Stores and Nash-Finch contained in their Annual Reports on Form 10-K for the fiscal year ended March 30, 2013 and December 29, 2012, respectively, and their Quarterly Reports on Form 10-Q for the twelve weeks ended June 22, 2013 and June 15, 2013, respectively, which are incorporated by reference into this joint proxy statement/prospectus. The Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Spartan Stores would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Spartan Stores expects to incur significant costs associated with integrating the operations of Spartan Stores and Nash-Finch. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

June 22, 2013

(In thousands)

	Historical		Pro Forma Adjustments		Pro Forma Condensed Combined
	Spartan Stores	Nash-Finch(1)
ASSETS
Current assets
Cash and cash equivalents	$4,163	$1,184	$—		$5,347
Accounts receivable, net	60,087	266,483	—		326,570
Inventories, net	135,126	412,707	89,661	(b)	637,494
Prepaid expenses and other	11,239	14,303	—		25,542
Deferred taxes on income	1,558	3,914	(5,472	)(a)	—

Total current assets	212,173	698,591	84,189		994,953
Goodwill	246,665	22,877	(15,266	)(e)	254,276
Deferred tax asset, net	—	29,864	(29,864	)(a)	—
Other, net	64,344	53,914	9,443	(f)	131,702
			4,001	(i)
Property and equipment, net	269,109	293,898	—	(d)	563,007

Total assets	$792,291	$1,099,144	$52,503		$1,943,938

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$129,680	$254,141	$15,464	(g)	$399,285
Accrued income taxes	1,309	13,787	—		15,096
Other accrued expenses	56,463	59,144	10,294	(h)	125,901
Deferred taxes on income	—	—	(5,472	)(a)	25,280
			30,752	(c)
Current maturities of long-term debt and capital lease obligations	3,937	3,034	8,689	(i)	15,660

Total current liabilities	191,389	330,106	59,727		581,222

Long-term liabilities
Deferred taxes on income	81,226	—	(29,864	)(a)	49,688
			(1,674	)(c)
Other long-term liabilities	33,167	35,018	—		68,185
Long-term debt and capital lease obligations	148,031	429,988	1,311	(i)	579,330

Total long-term liabilities	262,424	465,006	(30,227)		697,203

Commitments and contingencies

Shareholders’ equity
Common stock	146,468	23,025	(23,025	)(j)	494,966
			348,498	(k)
Additional paid-in capital	—	114,937	(114,937	)(j)	—
Common stock held in trust	—	(1,317)	1,317	(j)	—
Preferred stock	—	—	—		—
Deferred compensation obligations	—	1,317	(1,317	)(j)	—
Accumulated other comprehensive loss	(13,481)	(15,705)	15,705	(j)	(13,481)
Retained earnings	205,491	233,448	(233,448	)(j)	184,028
			(15,464	)(g)
			(5,999	)(i)
Treasury stock at cost	—	(51,673)	51,673	(j)	—

Total shareholders’ equity	338,478	304,032	23,003		665,513

Total liabilities and shareholders’ equity	$792,291	$1,099,144	$52,503		$1,943,938

(1)	Nash-Finch information is as of June 15, 2013.

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined

Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Twelve Weeks Ended June 22, 2013

(In thousands, except share data)

	Historical		Pro Forma Adjustments		Pro Forma Condensed Combined
	Spartan Stores	Nash-Finch(1)
Net sales	$612,405	$1,094,241	$—		$1,706,646
Cost of sales	487,129	1,001,358	1,300	(a)	1,489,787

Gross profit	125,276	92,883	(1,300)		216,859
Operating expenses
Selling, general and administrative	103,026	75,108	(128	)(a)	178,006
Depreciation and amortization	9,491	8,800	(2,501	)(d)	15,849
			59	(f)
Restructuring and asset impairment charges	987	—	—		987
Merger transaction costs	1,836	—	(1,836	)(l)	—

Total operating expenses	115,340	83,908	(4,406)		194,842
Operating earnings	9,936	8,975	3,106		22,017
Non-operating expense (income)
Interest expense	2,265	6,009	(1,172	)(a)	7,879
			777	(i)
Other, net	(9)	—	—		(9)

Total non-operating expense, net	2,256	6,009	(395)		7,870

Earnings before income taxes and discontinued operations	7,680	2,966	3,501		14,147
Income tax expense	2,896	906	1,357	(c)	5,159

Earnings from continuing operations	$4,784	$2,060	$2,144		$8,988

Earnings from continuing operations per share:
Basic	$0.22	$0.16		(m)	$0.24
Diluted	$0.22	$0.16		(m)	$0.24
Weighted average shares outstanding:
Basic	21,810	12,998		(m)	37,907
Diluted	21,892	13,050		(m)	37,989

(1)	Nash-Finch information is for the twelve weeks ended March 23, 2013.

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Year Ended March 30, 2013

(In thousands, except share data)

	Historical		Pro Forma Adjustments		Pro Forma Condensed Combined
	Spartan Stores	Nash- Finch(1)
Net sales	$2,608,160	$4,820,797	$—		$7,428,957
Cost of sales	2,062,616	4,429,329	(3,805	)(a)	6,488,140

Gross profit	545,544	391,468	3,805		940,817

Operating expenses
Selling, general and administrative	443,906	290,393	8,117	(a)	742,416
Depreciation and amortization	39,081	37,834	(10,838	)(d)	66,331
			254	(f)
Restructuring and asset impairment charges	1,589	166,630	—		168,219
Gain on acquisition of a business	—	(6,639)	—		(6,639)

Total operating expenses	484,576	488,218	(2,467)		970,327
Operating earnings (loss)	60,968	(96,750)	6,272		(29,510)
Non-operating expense (income)
Interest expense	13,410	24,944	(4,312	)(a)	37,882
			3,840	(i)
Debt extinguishment	5,047	—	—		5,047
Other, net	(756)	—	—		(756)

Total non-operating expense, net	17,701	24,944	(472)		42,173

Earnings (loss) before income taxes and discontinued operations	43,267	(121,694)	6,744		(71,683)
Income tax expense (benefit)	15,425	(27,822)	2,532	(c)	(9,865)

Earnings (loss) from continuing operations	$27,842	$(93,872)	$4,212		$(61,818)

Earnings (loss) from continuing operations per share:
Basic	$1.28	$(7.24)		(m)	$(1.63)
Diluted	$1.27	$(7.24)		(m)	$(1.63)
Weighted average shares outstanding:
Basic	21,773	12,970		(m)	37,870
Diluted	21,848	12,970		(m)	37,945

(1)	Nash-Finch information is for the year ended December 29, 2012.

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined

Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

On July 21, 2013, Spartan Stores and Nash-Finch entered into the merger agreement whereby Nash-Finch will become a wholly-owned subsidiary of Spartan Stores. Under the terms of the merger agreement, each outstanding share of Nash-Finch common stock will be exchanged for 1.20 shares of Spartan Stores common stock.

Although Spartan Stores and Nash-Finch have structured the transaction as a merger of equals, the transaction will be treated as a business combination for accounting purposes, and Spartan Stores is the deemed accounting acquirer and Nash-Finch is the deemed accounting acquiree based on a number of factors reviewed at the time of the preparation of this joint proxy statement/prospectus. The accompanying Unaudited Pro Forma Condensed Combined Financial Statements were prepared using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations.

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical consolidated financial statements of Spartan Stores and Nash-Finch, after giving effect to the merger and adjustments described in these notes, and are intended to reflect the impact of the merger on Spartan Stores’ consolidated financial statements. The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings due to operating efficiencies or revenue synergies expected to result from the merger.

The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the merger as if it had been consummated on June 22, 2013 and includes estimated pro forma adjustments for the preliminary valuations of assets acquired and liabilities assumed. These adjustments are subject to further revision as additional information becomes available and additional analyses are performed. The Unaudited Pro Forma Condensed Combined Statements of Earnings for the twelve weeks ended June 22, 2013 and the year ended March 30, 2013 give effect to the merger as if it had been consummated on April 1, 2012, the beginning of the earliest period presented.

The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired. The purchase price allocation in these Unaudited Pro Forma Condensed Combined Financial Statements is based upon a purchase price of approximately $348 million. This amount was derived as described below in accordance with the merger agreement, based on the outstanding shares of Nash-Finch common stock at August 13, 2013, the exchange ratio of 1.20 shares of Spartan Stores common stock for each Nash-Finch share and a price per Spartan Stores common share of $21.65, which represents the closing price of Spartan Stores shares of common stock on August 13, 2013. The actual number of shares of Spartan Stores common stock issued in the merger will be based upon the actual number of Nash-Finch shares outstanding when the merger closes, and the valuation of those shares will be based on the trading price of Spartan Stores’ common stock when the merger closes. This is inclusive of common stock expected to be issuable upon the immediate vesting of outstanding Nash-Finch equity awards. All of the Nash-Finch restricted stock and stock unit awards that were issued prior to July 21, 2013 (date of merger agreement) and outstanding at August 13, 2013 will become fully vested as of the date of merger and will be converted into Spartan Stores equity awards based upon the share exchange ratio.

The preliminary purchase price is calculated as follows:

(In thousands, except per share data)
Assumed outstanding shares of Nash-Finch common stock to be exchanged(1)	13,414
Exchange ratio	1.20

Assumed shares of Spartan Stores common stock to be issued	16,097
Price per share	$21.65

Fair value of Spartan Stores shares expected to be issued	$348,498

(1)	Inclusive of Nash-Finch restricted stock and stock unit awards that will immediately vest upon consummation of the merger. The Nash-Finch awards will be exchanged for Spartan Stores stock awards according to the 1.20 exchange ratio as set forth in the merger agreement.

The preliminary purchase price will fluctuate with changes in the trading price of Spartan Stores common stock until the merger is completed. A 25% increase or decrease in the $21.65 price of Spartan Stores common stock used in the preliminary purchase price calculation above would increase or decrease the purchase price by approximately $87 million.

The table below represents a preliminary allocation of the total consideration to Nash-Finch’s tangible and intangible assets and liabilities based on Spartan Stores’ management’s preliminary estimate of their respective fair values as of June 22, 2013:

(In thousands)
Cash	$1,184
Accounts and notes receivable, net	266,483
Inventories	502,368
Other current assets	14,303
Deferred income taxes, including current	4,700
Intangibles and other non-current assets	63,357
Goodwill	7,611
Properties and equipment	293,898
Long-term debt and capital leases, including current portion	(433,022)
Other liabilities assumed	(372,384)

Total estimated purchase price	$348,498

Upon completion of the fair value assessment after the merger, it is anticipated that the ultimate purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts, if any, will be allocated to goodwill.

Note 2. Pro Forma Adjustments

The Unaudited Pro Forma Condensed Combined Statements of Earnings do not include any material non-recurring charges that will arise in subsequent periods as a result of the merger. The Unaudited Pro Forma Condensed Combined Financial Statements reflect the following adjustments:

(a) Conforming Reclassifications. Reclassifications consist of (i) the reclassification of current deferred income tax assets against current deferred income tax liabilities and non-current deferred income tax assets against non-current deferred income tax liabilities to net all deferred tax amounts, (ii) an adjustment to conform Nash-Finch’s presentation of certain credit card fees and credit card processing income included in interest expense to operating expenses in accordance with Spartan Stores’ policy and (iii) an adjustment to conform Nash-Finch’s presentation of advertising costs included in cost of goods sold to operating expenses in accordance with Spartan Stores’ policy.

(b) Inventories. Reflects the preliminary estimated fair value of Nash-Finch’s inventories.

(c) Income Taxes. Reflects the impact on deferred taxes of the purchase accounting adjustments described within the notes to the unaudited pro forma condensed combined financial statements and the estimated income tax effect of the pro forma adjustments described herein.

(d) Properties and Equipment. Reflects the preliminary purchase price allocation for the estimated fair value of Nash-Finch’s owned properties and equipment including property and equipment recorded under capital leases. This estimated value is preliminary and is subject to further adjustments based on the final fair value determinations to be completed upon completion of the merger.

The Unaudited Pro Forma Condensed Consolidated Statements of Earnings reflect a net decrease in depreciation and amortization of $10.8 million for the year ended March 30, 2013 and $2.5 million for the twelve weeks ended June 22, 2013. This reflects a decrease in depreciation expense resulting from adjustments to useful lives that primarily relate to equipment and building facilities having an estimated fair value of $249 million and estimated weighted average remaining useful lives of 11.9 years.

(e) Goodwill. To record the goodwill attributable to the merger.

(f) Other Assets. Adjustment for the effects of the preliminary purchase price allocation to reflect the estimated fair value of Nash-Finch’s intangible assets.

The final purchase price allocation will be based on a complete appraisal subsequent to completion of the merger and may result in a materially different allocation for intangible assets, and related useful life or purpose. Any change in the amount of the final purchase price allocated to amortizable, definite-lived intangible assets, or any change in the current designation of non-amortizable indefinite-lived intangible assets, could materially affect the amount of amortization expense recorded by the combined company subsequent to the date of completion of the merger.

The Unaudited Pro Forma Condensed Consolidated Statements of Earnings reflect a $0.3 million increase for the year ended March 30, 2013 and a $0.1 million increase for the twelve weeks ended June 22, 2013 in amortization expense resulting from fair value adjustments to Nash-Finch’s intangible assets having an estimated fair value of $24.2 million and estimated weighted average remaining lives of 7.0 years.

(g) Accounts Payable. A $15.5 million increase to accounts payable and decrease to retained earnings to reflect estimated remaining merger transaction costs. These represent estimated one-time investment banking, legal and professional fees, and are not included in the Unaudited Pro Forma Condensed Combined Statements of Earnings as they are non-recurring expenses.

(h) Other Accrued Expenses. Reflects estimated liabilities to be incurred for change in control payments, including accelerated bonuses, related to the merger.

(i) Long-Term Debt. Adjustments were made to (i) record deferred debt issuance costs associated with refinanced debt incurred at the effective time of the merger of $10.0 million, (ii) eliminate the outstanding debt obligations (excluding capital leases) of Spartan Stores and Nash-Finch and record the new debt obligations associated with the refinancing and (iii) eliminate other noncurrent assets associated with the deferred debt issuance costs on the existing obligations of Spartan Stores and Nash-Finch of $6.0 million.

In connection with the Merger Agreement, Spartan Stores entered into a commitment letter with Wells Fargo Bank, National Association and Bank of America Merrill Lynch (the “Commitment Parties”), pursuant to which the Commitment Parties have committed to provide up to $1 billion in loans at the effective time of the Merger for the purposes of (a) payment in full of the outstanding obligations of Spartan Stores and Nash-Finch under their respective existing credit facilities and certain other debt; (b) payment of expenses and fees in connection with the merger, and (c) working capital of Spartan Stores and its subsidiaries and other general corporate purposes including funding permitted acquisitions.

As a result of these adjustments, the Unaudited Pro Forma Condensed Combined Statements of Earnings reflect higher interest expense of $3.8 million for the year ended March 30, 2013 and $0.8 million for the twelve weeks ended June 22, 2013, which reflects the following adjustments: (i) record incremental interest expense as a result of the refinancing and (ii) a reduction to interest expense as a result of the incremental amortization of deferred financing fees associated with debt incurred offset by the impact of eliminating deferred debt issuance costs amortization associated with the eliminated debt obligations. A 1/8 percentage change in the assumed interest rate of 2.93 percent on variable rate debt would result in an adjustment to pro forma interest expense of $0.3 million for the year ended March 30, 2013 and $0.1 million for the twelve weeks ended June 22, 2013.

(j) Nash-Finch Stockholders’ Equity. The elimination of all of Nash-Finch’s stockholders’ equity including $23.0 million of common stock, $114.9 million of additional paid-in capital, $1.3 million of common stock held in trust, $1.3 million of deferred compensation obligations, $233.4 million of retained earnings, $51.7 million of treasury stock and $15.7 million of accumulated other comprehensive loss as a result of the acquisition method of accounting.

(k) Spartan Stores Common Stock Issuance. An assumed 16.1 million shares of Spartan Stores common stock will be issued to Nash-Finch stockholders using an assumed per share price of $21.65 totaling $348 million.

(l) Merger Transaction Cost. To eliminate $1.8 million in one-time direct merger related costs incurred during the twelve weeks ended June 22, 2013.

(m) Earnings (Loss) Per Share. The pro forma combined basic and diluted earnings per share for the twelve weeks ended June 22, 2013 and the year ended March 30, 2013 are calculated as follows:

	Pro Forma Twelve Weeks Ended June 22, 2013	Pro Forma Year Ended March 30, 2013
	(In thousands, except per share data)
Pro forma net earnings (loss) from continuing operations	$8,988	$(61,818)
Spartan Stores weighted average shares outstanding—basic	21,810	21,773
Estimated shares of Spartan Stores common stock to be issued:
Nash-Finch shares issued and outstanding(1)	16,097	16,097

Total weighted shares outstanding—basic	37,907	37,870
Dilutive effect of equity awards—Spartan Stores	82	75

Weighted average shares outstanding—diluted	37,989	37,945

Pro forma earnings (loss) per share—basic	$0.24	$(1.63)

Pro forma earnings (loss) per share—diluted	$0.24	$(1.63)

(1)	Represents estimated shares of Spartan Stores common stock to be issued after giving effect to the 1.20 exchange ratio as set forth in the merger agreement.

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Stock Prices

Shares of Spartan Stores common stock are listed for trading on NASDAQ under the symbol “SPTN.” Shares of Nash-Finch common stock are listed for trading on NASDAQ under the symbol “NAFC.” The following table sets forth the closing sales prices per share of Spartan Stores common stock and Nash-Finch common stock, on an actual and equivalent per share basis, on NASDAQ, on the following dates:

•	July 19, 2013, the last full trading day prior to the public announcement of the merger, and

•	October 14, 2013, the last trading day for which this information could be calculated prior to the filing of this joint proxy statement/prospectus.

	Spartan Stores Common Stock	Nash-Finch Common Stock	Nash-Finch Equivalent Per Share(1)
July 19, 2013	$21.20	$25.43	$25.44
October 14, 2013	$22.69	$27.19	$27.23

(1)	The equivalent per share data for Nash-Finch common stock has been determined by multiplying the market price of one share of Spartan Stores common stock on each of the dates by the exchange ratio of 1.20.

The following tables set forth, for the periods indicated, the high and low sales prices per share of Spartan Stores common stock and Nash-Finch common stock on the NASDAQ trade reporting system. For current price information, you should consult publicly available sources.

	Spartan Stores
	High	Low
Fiscal Year ended March 31, 2012
First Quarter	$19.81	$14.35
Second Quarter	21.37	14.06
Third Quarter	19.21	14.01
Fourth Quarter	19.24	16.95
Fiscal Year ended March 30, 2013
First Quarter	$18.66	$15.91
Second Quarter	18.74	13.44
Third Quarter	16.61	13.62
Fourth Quarter	18.33	15.20
Fiscal Year ending March 29, 2014
First Quarter	$19.73	$16.10
Second Quarter (through August 19, 2013)	24.40	17.90
Third Quarter (through October 14, 2013)	24.78	21.02

	Nash-Finch
	High	Low
Fiscal Year ended December 31, 2011
First Quarter	$44.94	$35.92
Second Quarter	38.82	33.38
Third Quarter	38.80	24.70
Fourth Quarter	30.22	25.00
Fiscal Year ended December 29, 2012
First Quarter	$30.55	$26.51
Second Quarter	29.00	19.75
Third Quarter	22.66	18.77
Fourth Quarter	22.70	18.72
Fiscal Year ending December 28, 2013
First Quarter	$22.01	$18.64
Second Quarter	24.62	18.99
Third Quarter	29.50	21.07
Fourth Quarter (through October 14, 2013)	27.27	26.00

Dividends

Spartan Stores paid a quarterly cash dividend of $0.065 per share for each quarter during fiscal 2012, $0.08 per share for each quarter during fiscal 2013 and $0.09 for the quarter ended June 22, 2013.

Nash-Finch paid a quarterly cash dividend of $0.18 per share for each quarter during fiscal 2011 and fiscal 2012 and for the quarters ended March 23, 2013 and June 15, 2013.

In addition, in July 2013, Spartan Stores’ board of directors declared a regular quarterly cash dividend of $0.09 per share for the quarter ended September 14, 2013, which was paid on September 17, 2013 to holders of record of Spartan Stores common stock as of September 3, 2013. Nash-Finch’s board of directors, in July 2013, declared a regular quarterly cash dividend of $0.18 per share which was paid on September 6, 2013 to holders of record of Nash-Finch common stock as of August 23, 2013.

The combined company expects to consistently continue to return value to shareholders through a dividend which will initially be set at $0.48 on an annualized basis.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of certain provisions of Spartan Stores’ restated articles of incorporation in the context of applicable laws. This summary is subject to and is qualified by reference to all the provisions of Spartan Stores’ restated articles of incorporation, which we urge you to read carefully. As used in this section, “Description of Capital Stock,” references to “Spartan Stores” refer only to Spartan Stores, Inc. and do not include its subsidiaries

General

Spartan Stores is authorized to issue 60,000,000 shares of capital stock consisting of 50,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock. As of October 15, 2013, there were 21,874,509 shares of common stock issued and outstanding. No shares of preferred stock are issued and outstanding. If the proposed amendment to Spartan Stores’ restated articles of incorporation is approved by shareholders, then Spartan Stores will be authorized to issue 100,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock. Spartan Stores’ articles of incorporation provide that no share of common stock will be entitled to any preferences and that all shares will be equal.

The Spartan Stores board of directors is authorized to issue preferred stock from time to time and to fix the rights, preferences and limitations of each series of preferred stock. This includes the designation of each series and the number of shares in it, the dividend rate, whether and when shares will be redeemable, the prices at which shares will be redeemable, rights upon liquidation, any sinking fund provisions, any conversion or exchange privileges, voting rights, any restrictions on the payment of dividends or other distributions on other classes of stock and any other rights, preferences or limitations. The issuance of shares of preferred stock could adversely affect the availability of earnings for distribution to the holders of Spartan Stores common stock if the preferred stock provides for cumulative dividends, dividend preferences, conversion rights or exchange, redemption or other similar rights or preferences.

Dividends

Spartan Stores shareholders are entitled to receive such dividends and other distributions on common stock as are declared from time to time by the board of directors. The board’s right to declare dividends is subject to the rights of any holders of preferred stock or any other stock with superior dividend rights and Spartan Stores’ legal ability to make certain other payments. The board of directors may fix the dividend rights and rates of the preferred stock if and when such shares are first issued. The payment of dividends and other distributions to shareholders is also subject to certain restrictions under the company’s credit facility. It is expected that the credit facility to be entered into at the effective time of the merger will permit the combined company to pay cash dividends up to $25 million in the aggregate per year.

Voting Rights

Each shareholder is entitled to cast one vote for each share of common stock held of record on all matters submitted to a vote of shareholders, including the election of directors.

Dissenters’ Rights

Under Michigan law, in some circumstances, shareholders that do not vote in favor of various types of major corporate actions have the right to dissent and receive cash in exchange for their shares. Michigan law recognizes dissenters’ rights in connection with certain amendments to the articles of incorporation, mergers, consolidations, sales or other dispositions of all or substantially all of the assets of a corporation, and certain acquisitions for stock. Spartan Stores shareholders will not have dissenters’ rights with respect to the proposed merger.

Rights upon Dissolution and Liquidation

Upon the liquidation, dissolution or winding up of the affairs of Spartan Stores, the holders of common stock will be entitled to receive pro rata all of the assets of the corporation available for distribution to the shareholders after an amount has been set aside for payment of debt and liabilities and the holders of all shares having priority over the common stock. The rights of any preferred stock will be determined by the board of directors if and when such shares are first issued.

Shareholder Meetings

The time, date and place of each annual meeting of shareholders is determined by the board of directors. Special meetings of shareholders may be called only by the board of directors.

Board of Directors; Number

Under Michigan law, the number of directors may be fixed in a corporation’s bylaws or articles of incorporation. The Spartan Stores restated articles of incorporation provide that the board of directors may, by a 75% vote of its members, fix the number of directors on the board, but the number of directors may not be less than three. The restated articles of incorporation also provide that all directors are elected at each annual meeting for a term office to expire at the next annual meeting and until such directors’ successors are elected and qualified.

Shareholder Nominations of Directors

Spartan Stores’ restated articles of incorporation allow the board of directors or a shareholder to nominate a director. Shareholders nominating a director must submit certain information concerning the candidate at least 120 days before the election meeting.

Removal of Directors

Michigan law provides that shareholders may remove a director with or without cause, unless the articles of incorporation provide otherwise. Spartan Stores’ restated articles of incorporation allow a director to be removed only for cause. A director being removed because of a felony conviction or a finding by a court of negligence or misconduct in the performance of his or her duties may be removed by a majority of the directors. A director who has become mentally incompetent or is deemed by the board of directors to be in derogation of his or her duties may be removed only by 75% of the total number of directors, excluding the director in question.

Vacancies on Board of Directors

Any vacancy on the board of directors will be filled by the affirmative vote of a majority of the directors then in office. No decrease in the number of directors may shorten the term of any incumbent director.

Personal Liability of Directors

Michigan law provides that a corporation’s articles of incorporation may provide that, except for certain liabilities, a director will not be personally liable to the corporation or its shareholders for monetary damages for a breach of the director’s fiduciary duty. In addition, Michigan law sets forth circumstances under which directors, officers, employees or agents of a corporation may be indemnified or insured against any liabilities that they incur in such capacities.

Spartan Stores’ restated articles of incorporation provide that a director of Spartan Stores will not be personally liable to Spartan Stores or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except for liability for:

•	the amount of a financial benefit received by a director to which he or she is not entitled;

•	intentional infliction of harm on Spartan Stores or its shareholders;

•	certain unlawful dividends, distributions or loans; or

•	intentional criminal acts.

Indemnification

Michigan law permits, and the restated articles of incorporation require, indemnification of Spartan Stores’ directors and executive officers in a variety of circumstances. The restated articles of incorporation require Spartan Stores to indemnify any director or executive officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding because he or she is or was a director or executive officer, or is or was serving at the request of Spartan Stores in another capacity, to the fullest extent permitted by law. Spartan Stores may also indemnify any person who is not a director or executive officer, if the indemnification is authorized by the board of directors.

Spartan Stores’ bylaws require the company to indemnify Spartan Stores’ directors, executive officers and other persons to the extent that an indemnified person successfully defends an action. Spartan Stores must indemnify the indemnified party against actual and reasonable expenses, including attorneys’ fees, incurred in connection with the action and any action brought to enforce the mandatory indemnification provisions.

Before a final determination of an action, Spartan Stores may reimburse an indemnified party for reasonable expenses incurred by him or her, if specified procedures are followed. In addition, a court may order the company to indemnify a director, officer, employee or agent if the court determines that the person is fairly and reasonably entitled to indemnification considering all the relevant circumstances, whether or not the applicable standard of conduct set forth in the bylaws was met or the indemnified party was found liable to the company or its shareholders.

Amendment of Articles and Bylaws

Under Michigan law, some provisions of a corporation’s articles of incorporation may be amended by the board of directors. Other provisions require the approval of the holders of a majority of the outstanding shares, unless a larger percentage is required by the corporation’s articles of incorporation. For certain amendments to the articles of incorporation, the restated articles of incorporation require the approval of the holders of two-thirds of the outstanding shares, unless the amendment is first approved by 80% of the entire board of directors. This provision applies to amendments involving:

•	the number, classification, vacancies, nominations and removal of directors;

•	indemnification of the directors and officers;

•	limitations on director liability; or

•	board evaluation of takeover proposals.

If an amendment is first approved by the holders of 80% of the entire board of directors, the approval of the holders of only a majority of the outstanding shares is required. Any amendment to the provision of the restated articles of incorporation involving business combinations will require the affirmative vote of the holders of not less than two-thirds of the voting shares.

Under Michigan law, unless a corporation’s articles of incorporation and bylaws provide that only shareholders may amend the bylaws, the shareholders or the board of directors may amend the bylaws. The restated articles of incorporation allow the board of directors to amend the bylaws without shareholder approval. The shareholders may amend the bylaws only by the affirmative vote of the holders of two-thirds of the total voting shares.

Board Evaluation of Takeover Proposals

The Spartan Stores restated articles of incorporation allow the board of directors, in considering a takeover proposal, to consider certain factors in addition to the total price offered. Spartan Stores’ articles of incorporation specifically allow the board of directors to consider:

•

the fairness of the consideration to be received by Spartan Stores and its shareholders under the proposed offer, taking into account the trading price of the company’s stock immediately prior to the announcement of the proposed offer, the historical trading price of the company’s stock, the price that might be achieved in a negotiated sale of Spartan Stores as a whole, premiums over the trading price of their securities which have been proposed or offered to other companies in the past in connection with similar offers, and the future prospects of Spartan Stores;

•	the possible social and economic impact of the proposed offer and its consummation on Spartan Stores and its employees, customers and suppliers;

•	the possible social and economic impact of the proposed offer and its consummation on the communities in which Spartan Stores and its subsidiaries operate or are located;

•	the business, financial condition, and earning prospects of the offering party, including, but not limited to, debt service and other existing or likely financial obligations of the offering party;

•	the competence, experience and integrity of the offering party and its management; and

•	the intentions of the offering party regarding the use of the assets of Spartan Stores to finance the transaction.

Business Combinations

Michigan law provides that, unless otherwise provided in the articles of incorporation, any merger or share exchange must be approved by the holders of a majority of the outstanding shares entitled to vote. Michigan law requires shareholder approval for the sale, lease or exchange of substantially all of the assets of Spartan Stores. The restated articles of incorporation require the approval of the holders of two-thirds of the outstanding shares of Spartan Stores for a business combination, unless the business combination is approved by the board of directors, in which case only the approval of the holders of a majority of the outstanding shares of Spartan Stores will be required.

Michigan Fair Price Act

Michigan’s Fair Price Act applies to Spartan Stores. The Fair Price Act requires a vote of the holders of 90% of outstanding shares and a vote of the holders of at least two-thirds of disinterested shares to approve a “business combination.” The Fair Price Act defines a “business combination” to include any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an “interested shareholder” or certain “affiliates.” An “interested shareholder” is generally any person who owns 10% or more of the outstanding voting shares of Spartan Stores. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under the common control of a specified person.

The “supermajority” vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others:

•

the purchase price to be paid for the shares of the corporation in the business combination must be at least equal to the highest of either (1) the market value of the shares or (2) the highest per share price paid by an interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and

•

once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the corporation except as part of the transaction that resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the board of directors has approved or exempted from the requirements of the Fair Price Act by resolution adopted before the interested shareholders first became an interested shareholder. The Fair Price Act does not apply to the proposed merger.

Transfer and Exchange Agent

Spartan Stores’ transfer and exchange agent for its common stock is Computershare, 250 Royall Street, Canton, Massachusetts, 02021.

COMPARISONS OF RIGHTS OF SPARTAN STORES SHAREHOLDERS

AND NASH-FINCH STOCKHOLDERS

Spartan Stores is a Michigan corporation subject to the MBCA. Nash-Finch is a Delaware corporation subject to the DGCL. Nash-Finch’s stockholder rights are currently governed by the Nash-Finch fifth restated certificate of incorporation and the Nash-Finch bylaws. If the merger is completed, the rights of the Nash-Finch stockholders who become Spartan Stores shareholders will be governed by the MBCA, the Spartan Stores restated articles of incorporation and the Spartan Stores bylaws.

The following discussion is a summary of the current rights of Nash-Finch stockholders and the current rights of Spartan Stores shareholders. While this summary includes the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus, the relevant provisions of the DGCL, the MBCA and the other governing documents which are referenced in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Nash-Finch and a shareholder of Spartan Stores. Nash-Finch and Spartan Stores have filed with the SEC their respective governing documents referenced in this summary of stockholder rights and will send copies of these documents to you, without charge, upon your request. See “Where You Can Find More Information” beginning on page 160.

	Spartan Stores	Nash-Finch
Authorized Capital

Spartan Stores’ articles of incorporation provide that Spartan Stores has the authority to issue 60,000,000 shares consisting of:

•   50,000,000 shares of common stock, without par value; and

•   10,000,000 shares of preferred stock.

As of the date of this joint proxy statement/prospectus, Spartan Stores does not have outstanding any shares of preferred stock.

The proposed amendment to Spartan Stores’ articles of incorporation would increase the authorized capital stock of Spartan Stores to 110,000,000 shares consisting of 100,000,000 shares of common stock, without par value, and 10,000,000 shares of preferred stock.

Nash-Finch’s certificate of incorporation provides that Nash-Finch has the authority to issue 50,500,000 shares consisting of:

•   50,000,000 shares of common stock with par value of $1.66 2/3 per share; and

•   500,000 shares of preferred stock without par value.

As of the date of this joint proxy statement/prospectus, Nash-Finch does not have outstanding any shares of preferred stock.

Preferred Stock

Spartan Stores’ articles of incorporation authorize the board of directors to provide from time to time the issuance of shares of preferred stock in one or more series, each with such voting powers, full or limited, or without voting powers, and with such designations, preferences, participating, conversion, optional or other rights, and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions

Nash-Finch’s certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series, each of which series shall have such distinctive designation or title and such number of shares as shall be fixed by the board of directors prior to the issuance of any shares thereof. Each such series of preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative,

	Spartan Stores	Nash-Finch

providing for the issue thereof adopted by the board of directors, and as are not stated in Spartan Stores’ articles of incorporation or any amendments thereto.

All preferred stock shall rank equally and be identical in all respects except as to matters to be fixed by the board of directors and all shares of any one series of preferred stock shall be identical in every particular except as to the date, if any, from which dividends on such shares shall accumulate.

participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series of preferred stock as may be adopted from time to time by the board of directors prior to the issuance of any such preferred shares.

The board of directors is authorized to increase or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock subsequent to the issuance of shares of that series.

Voting Rights	Spartan Stores’ bylaws provide that each outstanding share shall be entitled to one vote on each matter submitted to a vote. Shareholders do not have cumulative voting rights.	Nash-Finch’s bylaws provide that each stockholder shall be entitled to one vote in person or by written proxy for each share of the capital stock having voting power held by such stockholder. Stockholders do not have cumulative voting rights.

Dividends	Spartan Stores shareholders are entitled to receive such dividends and other distributions on common stock as are declared from time to time by the board of directors. The board’s right to declare dividends is subject to the rights of any holders of preferred stock or any other stock with superior dividend rights and Spartan Stores’ legal ability to make certain other payments. The board of directors may fix the dividend rights and rates of preferred stock if and when such shares are first issued. The payment of dividends and other distributions to shareholders will also be subject to certain restrictions under the credit facility that will be entered into upon completion of the merger.

Nash-Finch’s bylaws provide that the board of directors may declare dividends on the capital stock at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of capital stock, subject to the provisions of the certificate of incorporation.

Before payment of any dividend, the board may set aside out of any funds available for dividends a reserve to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of Nash-Finch, or for such other purposes as the directors think conducive to the interest of the company and the directors may modify or abolish such reserve in the manner in which it was created.

Number and Classification of Directors

Spartan Stores’ articles of incorporation provide that the board of directors may, by a 75% vote of its members, fix the number of directors on the board, but the number of directors may not be less than three. Directors need not be shareholders.

At the annual meeting of shareholders in the calendar year 2014 and each annual

Nash-Finch’s bylaws provide that the number of directors shall not be less than seven or more than 12, which number shall be determined by the board from time to time.

Each director shall hold office for a term expiring at the next annual meeting of stockholders to be held in the year

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	meeting occurring thereafter, all directors shall be elected for terms expiring at the next annual meeting of shareholders until such directors’ successors shall have been elected and qualified.	following the year of their election, with such director to hold office until his or her successor is elected and qualified.

Election of Directors	Spartan Stores’ bylaws provide that directors are elected by a plurality of the votes cast at an election.	Nash-Finch’s bylaws provide that each director is elected by the vote of a majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present. However, if as of the 10th day preceding the date the company first mails its notice of meeting for such meeting to the stockholders, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by a vote of a plurality of the votes cast.

Removal of Directors	Michigan law provides that shareholders may remove a director with or without cause, unless the articles of incorporation provide otherwise. Spartan Stores’ articles of incorporation allow a director to be removed only for cause. A director being removed because of a felony conviction or a finding by a court of negligence or misconduct in the performance of his or her duties may be removed by a majority of the directors. A director who has become mentally incompetent or is deemed by the board of directors to be in derogation of his or her duties may be removed only by 75% of the total number of directors, excluding the director in question.	Under Delaware law and Nash-Finch’s bylaws, Nash-Finch’s directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Vacancies of the Board of Directors	Any vacancy on Spartan Stores’ board of directors will be filled by the affirmative vote of a majority of the directors then in office. No decrease in the number of directors may shorten the term of any incumbent director. Any director chosen to fill a vacancy shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified.	Any vacancy on Nash-Finch’s board of directors will be filled by a majority of the remaining directors, though less than a quorum, at a meeting called for that purpose. Such director chosen shall hold office until the next annual meeting of stockholders or until a successor shall be elected and shall qualify.
Action by Written Consent	Under Michigan law, the articles of incorporation of a company may provide that any action required or permitted to be	Nash-Finch’s certificate of incorporation provides that no action shall be taken by the stockholders except in an annual or

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taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted.

Spartan Stores’ articles of incorporation do not contain a provision allowing for actions of the shareholders by written consent.

special meeting as provided in Article II of the certificate of incorporation. Article II of the certificate of incorporation does not allow for actions of the shareholders by written consent.
Advance Notice Requirements for Stockholder Nominations and Other Proposals

Annual and Special Meetings

Spartan Stores’ bylaws provide that for a matter to be properly presented by a shareholder for shareholder action at an annual or special meeting of shareholders, the shareholder must have given timely notice of the matter in writing to the Secretary of Spartan Stores. To be timely, the notice must be delivered to or mailed to and received at the principal executive offices of Spartan Stores not less than 120 calendar days prior to the date corresponding to the date of Spartan Stores’ proxy statement or notice of meeting released to shareholders in connection with the last preceding annual meeting of shareholders in the case of an annual meeting (unless Spartan Stores did not hold an annual meeting within the last year, or if the date of the upcoming annual meeting changed by more than 30 days from the date of the last preceding meeting, then the notice must be delivered or mailed and received not more than seven days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting), and not more than seven days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting in the case of a special meeting.

The notice by the shareholder must set forth: (i) a brief description of the matter the shareholder desires to present for

Annual Meeting

Nash-Finch’s bylaws provide that for business to be properly brought before an annual meeting by a stockholder (other than nominations for election to the Board of Directors, which must comply with the provisions described below under the heading “Nominations for Elections to the Board of Directors”), the stockholder must have given timely notice in proper written form to the Secretary of the company and any such proposed business must constitute a proper matter for stockholder action. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of stockholder’s notice.

To be timely, a stockholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of

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shareholder action; (ii) the name and record address of the shareholder proposing the matter for shareholder action; (iii) the class and number of shares of capital stock of the company that are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in the matter proposed for shareholder action.

Spartan Stores’ bylaws further provide that the shareholder proposal, together with any accompanying supporting statement, shall not in the aggregate exceed 500 words. Except to the extent that a shareholder proposal submitted is not made available at the time of mailing, the notice of the purposes of the meeting shall include the name and address of and the number of shares of the voting security held by the proponent of each shareholder proposal.

A shareholder may submit matters and proposals for shareholder action at any annual or special shareholder meeting if the matters and proposals are of general concern to, and are proper subjects for action by, the shareholders. A submitted proposal or matter may not be presented for shareholder action if it: (i) relates to the enforcement of a personal claim or the redress of a personal grievance against the company, its management, or any other person; (ii) consists of a recommendation, request, or mandate that action be taken with respect to a matter, including a general economic, political, racial, religious, social, or similar cause, that is not significantly related to the company’s business or is not within the company’s power to effectuate; (iii) has, at the shareholder’s request, previously been submitted in either of the last two annual shareholder meetings and the shareholder has failed to present the proposal, in person or by proxy, for action at the meeting; (iv) is substantially similar to a matter or proposal presented within the preceding five calendar years: (x) if it was submitted once during the past five annual meetings and it received less than 3% of the total the annual meeting was mailed or public announcement of the date of the annual meeting was made, whichever first occurs.

To be in proper written form, a stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the company, the language of the proposed amendment) and the reasons for conducting such business at such meeting; (ii) the name and address, as they appear on the company’s books, of the stockholder proposing such business, and the name and record address of the beneficial owner, if any, on whose behalf the proposal is made; (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, (A) the class, series and number of all shares of Nash-Finch’s stock which are owned of record by such stockholder, (B) the name of each nominee holder of shares owned beneficially but not of record by such stockholder and the number of shares of stock held by each such nominee holder, and (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such stockholder and/or such beneficial owner with respect to stock of the company and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such stockholder and/or such beneficial owner, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such stockholder and/or such

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votes cast, or (y) if it was submitted twice during the past five annual meetings and it received less than 6% of the total votes cast at the time of its second submission, or (z) if it was submitted three times during such period and it received less than 10% of the votes cast at the time of its third submission (if any of (x), (y) or (z) apply, the proposal may not be presented for three years after the latest previous submission); or (v) consists of a recommendation or request that the management take action with respect to a matter relating to the conduct of the company’s ordinary business operations.

If the company is subject to the solicitation rules and regulations of the Securities Exchange Act of 1934, as amended, and the shareholder desires to require the company to include the shareholder’s proposal in the company’s proxy materials, matters and proposals submitted for inclusion in the company’s proxy materials shall be governed by those rules and regulations.

Special Meetings

Spartan Stores’ bylaws provide that the board of directors may call a special meeting of shareholders by giving notice of the meeting to each shareholder entitled to vote at the meeting. The notice must be given to each shareholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date fixed for the meeting.

Nominations for Elections to the Board of Directors

Spartan Stores’ articles of incorporation provide that a shareholder of record of shares of a class entitled to vote at an election meeting may make a nomination at the meeting if and only if the shareholder shall have delivered timely notice to the Secretary of the company setting forth (a) the name, age, business address, and residence address of each nominee proposed in such notice; (b) the principal occupation or employment of beneficial owner or to increase the voting power or pecuniary or economic interest of such stockholder and/or such beneficial owner with respect to stock of the company; (iv) a description of all agreements, arrangements, or understandings between such stockholder and/or such beneficial owner and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder and/or such beneficial owner in such business, including any anticipated benefit to the stockholder and/or such beneficial owner therefrom; (v) a representation that such stockholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the annual meeting to bring such business before the meeting; (vi) a representation whether the stockholder and/or the beneficial owner, intends or is a part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the company’s outstanding capital stock required to approve or adopt the proposal and/or (B) otherwise to solicit proxies or votes from stockholders in support of such proposal; and (vii) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies with respect to business brought at an annual meeting of stockholders pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder. The above notice requirements shall be deemed satisfied by a stockholder with respect to business if the stockholder has notified the company of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has

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each such nominee; (c) the number of shares of capital stock of the company which are beneficially owned by each such nominee; (d) a statement that the nominee is willing to be nominated; and (e) such other information concerning each such nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominees. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the company not less than 120 days prior to the date of notice of the election meeting in the case of an annual meeting, and not more than seven days following the date of notice in the case of a special meeting.

If the chairman of the election meeting determines that a nomination was not made in accordance with the foregoing procedures, such nomination shall be void and all votes cast in favor of election of a person so nominated shall be disregarded.

been prepared by Nash-Finch to solicit proxies for such annual meeting.

No business (other than nominations for election to the board of directors) shall be conducted at an annual meeting except in accordance with the procedures set forth above; provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in the procedures above shall be deemed to preclude discussion by any stockholder of any such business. The chairman of the meeting may, if the facts warrant, determine that the business was not properly brought before the meeting; and if the chairman should so determine, the chairman shall so declare to the meeting, and any such business not properly brought before the meeting shall not be transacted.

Unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the company to present proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the company. To be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

A stockholder shall also comply with all applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder with respect to the matters set forth above; provided however, that any reference in the company’s bylaws to the Exchange Act or

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the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to proposals as to any other business to be considered pursuant to Article II, Section 6 of the company’s bylaws, and compliance with Article II, Section 6 shall be the exclusive means for a stockholder to submit other business (other than business brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as such Rule may be amended from time to time). The provisions described above shall not be deemed to affect any rights (a) of stockholders to request inclusion of proposals or nominations in the company’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (b) of the holders of any series of preferred stock of the company to elect directors pursuant to any applicable provisions of the certificate of incorporation.

Special Meetings

Nash-Finch’s bylaws provide that special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called at any time only by the Board Chair or the President or by an affirmative vote of two-thirds of the full board of directors at any regular or special meeting of the board of directors called for that purpose. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the company’s notice of meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than 10 nor more than 60 days before the

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date of such meeting, to each stockholder entitled to vote at such meeting.

Nominations for Elections to the Board of Directors

Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (ii) by any stockholder of the company (a) who is a stockholder of record on the date of the giving of the notice provided for below and on the record date for the determination of stockholders entitled to notice of and to vote at such meeting and (b) who complies with the notice procedures set forth below.

For a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the company. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of stockholder’s notice as described above.

To be timely, a stockholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the company (i) in the case of an annual meeting, not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or public announcement of the date of the annual

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meeting was made, whichever first occurs; and (ii) in the case of a special meeting called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public announcement of the date of the special meeting was made, whichever first occurs. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) (A) the class, series and number of all shares of stock of Nash-Finch which are owned of record by such person, (B) the name of each nominee holder of shares owned beneficially but not of record by such person and the number of shares of stock held by each such nominee holder, and (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person with respect to stock of the company and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such person or to increase the voting power or pecuniary or economic interest of such person with respect to stock of the company; (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice and the beneficial owner, if any, one whose behalf the

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nomination is made, (i) the name and record address of such stockholder and of any such beneficial owner; (ii) (A) the class, series and number of all shares of stock of the company which are owned of record by such stockholder, (B) the name of each nominee holder of shares owned beneficially but not of record by such stockholder and the number of shares of stock held by each such nominee holder, and (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such stockholder and/or such beneficial owner with respect to stock of Nash-Finch and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such stockholder and/or such beneficial owner, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk of stock price changes for, such stockholder and/or such beneficial owner or to increase the voting power or pecuniary or economic interest of such stockholder and/or such beneficial owner with respect to stock of the company; (iii) a description of all agreements, arrangements, or understandings between such stockholder and/or such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, and any material interest of such stockholder and/or such beneficial owner in such nomination, including any anticipated benefit to the stockholder and/or such beneficial owner therefrom; (iv) a representation that such stockholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; (v) a representation as to whether the stockholder or the beneficial owner, if any, intends or is a

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part of a group which intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the company’s outstanding capital stock required to elect the nominee and/or (B) otherwise to solicit proxies or votes from stockholders in support of such nomination; and (vi) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. At the request of the board of directors (or any duly authorized committee thereof), any person nominated by the board of directors (or any duly authorized committee thereof) for election as a director shall furnish to the Secretary of the company that information required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.

The chairman of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed in this bylaw; and if the chairman should so determine, the chairman shall so declare to the meeting, and the defective nomination shall be disregarded.

Unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the company to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the company. To be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic

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transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
Amendments to the Certificate of Incorporation

Under Michigan law, some provisions of a corporation’s articles of incorporation may be amended by the board of directors. Other provisions require the approval of the holders of a majority of the outstanding shares, unless a larger percentage is required by the corporation’s articles of incorporation.

For certain amendments to the articles of incorporation, Spartan Stores’ articles of incorporation require the approval of the holders of two-thirds of the outstanding shares, unless the amendment is first approved by 80% of the entire board of directors. This provision applies to amendments involving:

•   the number, classification, vacancies, nominations and removal of directors;

•   indemnification of the directors and officers;

•   limitations on director liability; or

•   board evaluation of takeover proposals.

If an amendment is first approved by the holders of 80% of the entire board of directors, the approval of the holders of only a majority of the outstanding shares is required.

Any amendment to the provision of Spartan Stores’ articles of incorporation involving business combinations will require the affirmative vote of the holders of not less than two-thirds of the voting shares.

Nash-Finch’s certificate of incorporation provides that the affirmative vote of the holders of at least 75% of all outstanding shares entitled to vote is required to amend provisions of Nash-Finch’s certificate of incorporation relating to the prohibition of stockholder action without a meeting; the limitations on who may call a special stockholders meeting; the number, election and term of directors; and the removal of directors.

Amendments to Bylaws	Under Michigan law, unless a corporation’s articles of incorporation and bylaws provide that only shareholders may amend the bylaws, the shareholders or the	Nash-Finch’s certificate of incorporation provides that the bylaws may be amended by the board of directors.

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board of directors may amend the bylaws. Spartan Stores’ articles of incorporation allow the board of directors to amend the bylaws without shareholder approval. The shareholders may amend the bylaws only by the affirmative vote of the holders of 80% of the total voting shares.

Quorum	Spartan Stores’ bylaws provide that except as provided by the articles of incorporation or statute, the presence in person or by proxy of shareholders holding shares entitled to cast a majority of the votes which may be cast at a meeting constitutes a quorum at the meeting.	Nash-Finch’s bylaws provide that the holders of a majority of the stock issued and outstanding, and entitled to vote thereat, present in person, or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by law, by the certificate of incorporation or by the bylaws.

Limitation of Personal Liability of Directors

Spartan Stores’ articles of incorporation provide that a director of Spartan Stores will not be personally liable to Spartan Stores or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except for liability for:

•   the amount of a financial benefit received by a director to which he or she is not entitled;

•   intentional infliction of harm on Spartan Stores or its shareholders;

•   certain unlawful dividends, distributions or loans;

•   or intentional criminal acts.

Nash-Finch’s certificate of incorporation provides that no director of Nash-Finch shall be personally liable to Nash-Finch or its stockholders for monetary damages for breach of fiduciary duty by such director as a director, except that the foregoing shall not eliminate or limit the liability of a director to the extent provided by applicable law:

•   for any breach of the director’s duty of loyalty to the company or its stockholders;

•   for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•   for unlawful dividends or stock purchases or redemptions by Nash-Finch; or

•   for any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers

Spartan Stores’ articles of incorporation require indemnification of Spartan Stores’ directors and executive officers in a variety of circumstances. Spartan Stores’ articles of incorporation require Spartan Stores to indemnify any director or executive officer who was or is a party or is threatened to be made a party to any

Nash-Finch’s bylaws provide that every person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the

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threatened, pending or completed action, suit or proceeding because he or she is or was a director or executive officer, or is or was serving at the request of Spartan Stores in another capacity, to the fullest extent permitted by law. Spartan Stores may also indemnify any person who is not a director or executive officer, if the indemnification is authorized by the board of directors.

Spartan Stores’ bylaws require it to indemnify its directors, executive officers and other persons to the extent that an indemnified person successfully defends an action. Spartan Stores must indemnify the indemnified party against actual and reasonable expenses, including attorneys’ fees, incurred in connection with the action and any action brought to enforce the mandatory indemnification provisions.

Before a final determination of an action, Spartan Stores may reimburse an indemnified party for reasonable expenses incurred by him or her, if specified procedures are followed. In addition, a court may order Spartan Stores to indemnify a director, officer, employee or agent if the court determines that the person is fairly and reasonably entitled to indemnification considering all the relevant circumstances, whether or not the applicable standard of conduct set forth in the bylaws was met or the indemnified party was found liable to us or our shareholders.

company or, while a director or officer of the company, is or was serving at the request of the company or for its benefit as a director, officer, employee or agent of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, including any employee benefit plan, shall be indemnified and held harmless by Nash-Finch to the fullest extent legally permissible under the DGCL in the manner prescribed therein, from time to time, against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith.

Similar indemnification may be provided by the company to an employee or agent of the company who was or is a party or is threatened to be made a party to or is involved in any such threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was an employee or agent of the company or is or was serving at the request of the company or for its benefit as a director, officer, employee, or agent of another corporation or as its representative in a partnership, joint venture, trust or other enterprise, including any employee benefit plan.

Certain Business Combination Restrictions

Board Evaluation of Takeover Proposals

Spartan Stores’ articles of incorporation allow the board of directors, in considering a takeover proposal, to consider certain factors in addition to the total price offered. Spartan Stores’ articles of incorporation specifically allow the board of directors to consider:

•   the fairness of the consideration to be received by Spartan Stores and its shareholders under the proposed offer, taking into account the trading price of Spartan Stores stock

Under §203 of the DGCL, a corporation is prohibited for a three-year period following the time a stockholder becomes an interested stockholder, from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who is an affiliate or associate of the corporation and within a three-year period did own, 15% or more of the corporation’s voting stock, unless:

•   prior to the time the stockholder became an interested stockholder, the board of directors of the corporation

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immediately prior to the announcement of the proposed offer, the historical trading price of Spartan Stores stock, the price that might be achieved in a negotiated sale of the company as a whole, premiums over the trading price of their securities which have been proposed or offered to other companies in the past in connection with similar offers, and the future prospects of Spartan Stores;

•   the possible social and economic impact of the proposed offer and its consummation on Spartan Stores and its employees, customers and suppliers;

•   the possible social and economic impact of the proposed offer and its consummation on the communities in which Spartan Stores and its subsidiaries operate or are located;

•   the business, financial condition, and earning prospects of the offering party, including, but not limited to, debt service and other existing or likely financial obligations of the offering party;

•   the competence, experience and integrity of the offering party and its management; and

•   the intentions of the offering party regarding the use of the assets of Spartan Stores to finance the transaction.

Business Combinations

Michigan law provides that, unless otherwise provided in the articles of incorporation, any merger or share exchange must be approved by the holders of a majority of the outstanding shares entitled to vote. Michigan law requires shareholder approval for the sale, lease or exchange of substantially all of the assets of the company. Spartan Stores’ articles of incorporation require the approval of the holders of two-thirds of the outstanding shares of Spartan Stores for a business approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•   prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•   the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•   at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•   mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

•   specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•   other transactions resulting in a disproportionate financial benefit to an interested stockholder.

A corporation may elect not to be governed by §203 of the DGCL. Neither

Spartan Stores	Nash-Finch

combination, unless the business combination is approved by the board of directors, in which case only the approval of the holders of a majority of the outstanding shares of Spartan Stores will be required.

Michigan Fair Price Act

Michigan’s Fair Price Act applies to Spartan Stores. The Fair Price Act requires a vote of the holders of 90% of outstanding shares and a vote of the holders of at least two-thirds of disinterested shares to approve a “business combination.” The Fair Price Act defines a “business combination” to include any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an “interested shareholder” or certain “affiliates.” An “interested shareholder” is generally any person who owns 10% or more of the outstanding voting shares of the company. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under the common control of a specified person.

The “supermajority” vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others:

•   the purchase price to be paid for the shares of the corporation in the business combination must be at least equal to the highest of either (1) the market value of the shares or (2) the highest per share price paid by an interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and

•   once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the corporation except as part of the transaction that resulted in the interested shareholder becoming an interested shareholder

Nash-Finch’s certificate of incorporation nor its bylaws contain this election. Therefore, Nash-Finch is governed by §203 of the DGCL.

Spartan Stores	Nash-Finch

or by virtue of proportionate stock splits or stock dividends.

The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the board of directors has approved or exempted from the requirements of the Fair Price Act by resolution adopted before the interested shareholders first became an interested shareholder.

NO APPRAISAL RIGHTS

Under Michigan and Delaware law, as well as the governing documents of each company, neither the holders of Spartan Stores capital stock nor the holders of Nash-Finch capital stock, respectively, are entitled to appraisal rights in connection with the merger.

ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION

Section 14A of the Exchange Act and Rule 14a-21(c) under the Exchange Act require that Nash-Finch seek a nonbinding advisory vote from its stockholders to approve the “golden parachute” compensation that its NEOs will receive in connection with the merger discussed in “Interests of Nash-Finch’s Directors and Executive Officers in the Merger”. As required by these provisions, Nash-Finch is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Nash-Finch’s NEOs in connection with the merger, as disclosed in the table entitled “Golden Parachute Compensation” pursuant to Item 402(t) of Regulation S-K, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The Nash-Finch Board of Directors recommends that you vote “FOR” approval of this nonbinding advisory proposal. Approval of this proposal requires the approval of a majority of the shares of Nash-Finch common stock properly cast upon this proposal. Approval of this proposal is not a condition to completion of the merger. The vote with respect to this proposal is an advisory vote and will not be binding on Nash-Finch, Spartan Stores or the combined company. Therefore, regardless of whether Nash-Finch stockholders approve this proposal, if the merger is approved by the stockholders and completed, the “golden parachute” compensation will still be paid to such NEOs to the extent payable in accordance with the terms of such compensation contracts and arrangements.

LEGAL MATTERS

The validity of the shares of Spartan Stores common stock to be issued pursuant to the merger will be passed upon by Warner Norcross & Judd, LLP. The material U.S. federal income tax consequences relating to the merger will be passed upon for Spartan Stores by Warner Norcross & Judd, LLP and for Nash-Finch by Morgan, Lewis & Bockius, LLP.

EXPERTS

Spartan Stores

The consolidated financial statements incorporated in this joint proxy statement/prospectus by reference from Spartan Stores’ Annual Report on Form 10-K for the year ended March 30, 2013, and the effectiveness of Spartan Stores’ internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated by reference in reliance upon the reports of such firm as experts in accounting and auditing.

Nash-Finch

The audited financial statements, schedule and management’s assessment of the effectiveness of internal control over financial reporting of Nash-Finch incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said reports.

FUTURE STOCKHOLDER PROPOSALS

Spartan Stores

To be considered timely, shareholder proposals intended to be presented at the Spartan Stores 2014 annual meeting of shareholders, whether or not intended to be included in the proxy statement and form of proxy relating to that meeting, must be received by Spartan Stores at its principal executive offices not later than February 14, 2014. Shareholder proposals intended for consideration for inclusion in Spartan Stores’ proxy statement and form of proxy relating to that meeting should be made in accordance with SEC Rule 14a-8.

All shareholder proposals must comply with the notice provisions set forth in Spartan Stores’ bylaws which require that a written notice of a proposal to be considered at the Spartan Stores 2014 annual meeting must be delivered to the Secretary of Spartan Stores at the principal executive offices of Spartan Stores not later than February 14, 2014, if the meeting is held within 30 days of the calendar date of the 2013 annual meeting. To be effective, such a notice must comply fully with the bylaws. You should address all shareholder proposals to the attention of the Corporate Secretary, 850 76th Street, S.W., P.O. Box 8700, Grand Rapids, Michigan 49518-8700.

Nash-Finch

If the merger is completed, Nash-Finch will become a wholly owned subsidiary of Spartan Stores and, consequently, will not hold an annual meeting of its stockholders in 2014. Nash-Finch stockholders will be entitled to participate as shareholders of the combined company in the 2014 annual meeting of shareholders of the combined company.

If the merger is not completed for any reason, then Nash-Finch will hold an annual meeting of its stockholders in 2014.

Under Nash-Finch’s current certificate of incorporation and bylaws and applicable SEC rules, the deadlines for stockholder proposals to be brought before the Nash-Finch 2014 annual meeting of stockholders or to nominate candidates for election as directors are as follows:

Any proposal that a Nash-Finch stockholder intends to present at the 2014 annual meeting and that is to be included in Nash-Finch’s proxy statement pursuant to Rule 14a-8 under the Exchange Act and form of proxy must be received by the Secretary of the company at its principal executive office no later than November 5, 2013. Under Nash-Finch’s bylaws, as amended, a stockholder must follow certain advance notice procedures if such stockholder wishes to nominate candidates for election as directors or to propose an item of business at an annual meeting of stockholders outside the processes of Rule 14a-8 of the Exchange Act. These procedures provide that nominations and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing, and must contain information specified in Nash-Finch’s bylaws, to the Secretary of the company at its principal executive offices:

•	not earlier than the close of business on January 24, 2014; and

•	not later than February 23, 2014.

In the event that the date of the 2014 annual meeting is changed by more than 25 days from the anniversary of the 2013 annual meeting, a stockholder proposal would be required to be received by the company within 10 days following the date on which notice of the meeting date is mailed to stockholders or public disclosure of the date of the annual meeting is made, whichever first occurs.

OTHER MATTERS PRESENTED AT THE MEETINGS

As of the date of this joint proxy statement/prospectus, neither the Spartan Stores board of directors nor the Nash-Finch board of directors knows of any matters that will be presented for consideration at either the Spartan Stores special meeting or the Nash-Finch special meeting, respectively, other than as described in this joint proxy statement/prospectus. If any other matters come before either the Spartan Stores special meeting or the Nash-Finch special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting. It is intended that the persons named in the enclosed proxy and acting thereunder will vote in accordance with their best judgment on such matters.

WHERE YOU CAN FIND MORE INFORMATION

Spartan Stores and Nash-Finch each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Spartan Stores and Nash-Finch, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Spartan Stores’ or Nash-Finch’s website for more information about Spartan Stores or Nash-Finch, respectively. Spartan Stores’ website is www.spartanstores.com. Nash-Finch’s website is www.nashfinch.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

Spartan Stores has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Spartan Stores common stock to be issued to Nash-Finch stockholders pursuant to the merger. The registration statement, including the attached exhibits, contains additional relevant information about Spartan Stores and Spartan Stores common stock. The rules and regulations of the SEC allow Spartan Stores and Nash-Finch to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Spartan Stores and Nash-Finch to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Spartan Stores has previously filed with the SEC (other than information furnished pursuant to Item 2.01 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Spartan Stores, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended March 30, 2013.

•	Proxy Statement on Schedule 14A filed June 14, 2013.

•	Quarterly Report on Form 10-Q for the quarterly period ended June 22, 2013.

•	Current Reports on Form 8-K, filed July 22, 2013, July 25, 2013, July 30, 2013, July 31, 2013, September 3, 2013 and September 20, 2013.

•

The description of Spartan Stores common stock contained in Spartan Stores’ registration statement on Form S-3 filed on August 16, 2007, as amended on September 13, 2007, including any subsequently filed amendments and reports updating such description.

In addition, Spartan Stores incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of this preliminary joint proxy statement/prospectus and prior to the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and (ii) after the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and prior to the closing of the merger (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Spartan Stores will provide you with copies of these documents, without charge, upon written or oral request to:

Spartan Stores, Inc.

850 76th Street, S.W.

P.O. Box 8700

Grand Rapids, Michigan 49518

Attn: Investor Relations

This joint proxy statement/prospectus also incorporates by reference the documents listed below that Nash-Finch has previously filed with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Nash-Finch, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 29, 2012.

•	Proxy Statement on Schedule 14A filed April 16, 2013.

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 23, 2013 (as amended) and June 15, 2013.

•	Current Reports on Form 8-K, filed February 13, 2013, April 25, 2013, April 25, 2013, July 22, 2013, July 25, 2013, July 29, 2013 and October 3, 2013.

In addition, Nash-Finch incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of this preliminary joint proxy statement/prospectus and prior to the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and (ii) after the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and prior to the closing of the merger (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Nash-Finch will provide you with copies of these documents, without charge, upon written or oral request to:

Nash-Finch Company

7600 France Avenue South

P.O. Box 355

Minneapolis, Minnesota 55435

(952) 832-0534

Attention: Investor Relations

In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated October 15, 2013. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this joint proxy statement/prospectus to Spartan Stores shareholders or Nash-Finch stockholders nor the issuance by Spartan Stores of shares of common stock pursuant to the merger will create any implication to the contrary.

This document contains a description of the representations and warranties that each of Spartan Stores and Nash-Finch made to the other in the merger agreement. Representations and warranties made by Spartan Stores, Nash-Finch and other applicable parties are also set forth in contracts and other documents (including the merger agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Spartan Stores, Nash-Finch or their businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER,

dated as of July 21, 2013,

among

Spartan Stores, Inc.

SS Delaware, Inc.

and

Nash-Finch Company

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 21, 2013 (this “Agreement”), by and among Spartan Stores, Inc., a Michigan corporation (“Spartan Stores”), SS Delaware, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Spartan Stores (“Merger Sub”), and Nash-Finch Company, a Delaware corporation (“Nash-Finch”).

RECITALS

WHEREAS, the respective Boards of Directors of each of Spartan Stores, Merger Sub and Nash-Finch have determined that it is in the best interests of their respective corporations and stockholders that Spartan Stores and Nash-Finch engage in a business combination in order to continue and advance their respective long-term business strategies and goals;

WHEREAS, the respective Boards of Directors of each of Spartan Stores, Merger Sub and Nash-Finch have determined that such business combination shall be effected pursuant to the terms of this Agreement through the Merger;

WHEREAS, upon the terms and subject to the conditions set forth herein, Merger Sub will merge with and into Nash-Finch with Nash-Finch as the surviving corporation (the “Merger”);

WHEREAS, upon consummation of the Merger, Nash-Finch will become a wholly owned subsidiary of Spartan Stores;

WHEREAS, the Board of Directors of Spartan Stores has adopted a resolution approving this Agreement and the Merger and authorizing the other transactions contemplated by this Agreement and the issuance of shares of Spartan Stores Common Stock constituting the Merger Consideration, has determined that the terms of this Agreement are fair to and in the best interests of Spartan Stores and the shareholders of Spartan Stores (the “Spartan Stores Shareholders”) and has resolved to recommend to the Spartan Stores Shareholders approval of the issuance of shares of Spartan Stores Common Stock constituting the Merger Consideration;

WHEREAS, the Board of Directors of Nash-Finch has adopted a resolution approving this Agreement and the Merger and authorizing the other transactions contemplated by this Agreement and determined that the terms of this Agreement are fair to and in the best interests of Nash-Finch and the stockholders of Nash-Finch (the “Nash-Finch Stockholders”) and has resolved to recommend adoption of this Agreement by the Nash-Finch Stockholders;

WHEREAS, the Board of Directors of Merger Sub has adopted a resolution approving this Agreement and the Merger and authorizing the other transactions contemplated by this Agreement and determined that the terms of this Agreement are fair to and in the best interests of Merger Sub and its stockholder and has resolved to recommend adoption of this Agreement by the stockholder of Merger Sub;

WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”);

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

SECTION 1.1 Certain Definitions.

(a) When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1(a):

“Accreditations” means all accreditations, approvals or other rights issued by any applicable healthcare accrediting agency, including the Joint Commission on Accreditation of Healthcare Organizations, Accreditation Commission for Health Care, National Quality Forum, and Community Health Accreditation Program.

“Action” means (i) any litigation, claim, action, suit, hearing, proceeding or arbitration, (ii) any material investigation by a Governmental Entity or (iii) any demand or notice of violation by a Governmental Entity (in the case of clauses (i), (ii) and (iii), whether civil, criminal, administrative, labor or investigative).

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including the terms “Controlled by” and “under common Control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

“Book-Entry Shares” means shares of Nash-Finch Common Stock represented by book-entry immediately prior to the Effective Time (other than Excluded Shares).

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Law to close.

“Certificates” means outstanding certificates that immediately prior to the Effective Time represented shares of Nash-Finch Common Stock (other than Excluded Shares).

“CMS” means Centers for Medicare & Medicaid Services of the United States Department of Health and Human Services.

“Collective Bargaining Agreement” means any Contract that has been entered into with any labor organization, union, works council, employee representative or association.

“Contract” means any agreement, contract, commitment, arrangement, memorandum of understanding, side letter, understanding, contractual obligation or other instrument of a contractual nature, whether written or oral.

“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law.

“Environmental Law” means any and all Laws, Environmental Permits, or binding agreements with any Governmental Entity, relating to the protection of health and the environment, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Materials.

“Environmental Permit” means any Permit required or issued by any Governmental Entity under or in connection with any Environmental Law, including without limitation, any and all orders, consent orders or binding agreements issued by or entered into with a Governmental Entity under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to Spartan Stores or Nash-Finch, as applicable, any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 414(n)(6)(B) of the Code) that includes, or at any time included, Nash-Finch or Spartan Stores, as applicable, or any Affiliate of Nash-Finch or Spartan Stores, as applicable, or any predecessor of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Governmental Contract” means (i) any Contract or Prior Contract with a Federal Governmental Entity or (ii) any Contract, Prior Contract or subcontract awarded by a prime contractor, subcontractor or other Person or entity that is not a Federal Governmental Entity under a prime contract with a Federal Governmental Entity or under a grant from a Federal Governmental Entity.

“Federal Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to the United States federal government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or other non-United States international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof and any self-regulatory organization.

“Hazardous Material” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials, polychlorinated biphenyls, and any other chemicals, materials, substances or wastes in any amount or concentration which are regulated under or for which liability can be imposed under any Environmental Law.

“Healthcare Matters Permit” means all Reimbursement Approvals and all material Permits and Accreditations necessary for the operation of Nash-Finch or Spartan Stores, as applicable, and their respective Subsidiaries, as applicable.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (i) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (ii) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (iii) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (iv) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein”; (v) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (vi) Internet domain name registrations.

“Knowledge” or any similar phrase means (i) with respect to Nash-Finch, the knowledge of the Persons set forth in Section 1.1(a) of the Nash-Finch Disclosure Letter, and (ii) with respect to Spartan Stores, the knowledge of the Persons set forth in Section 1.1(a) of the Spartan Stores Disclosure Letter, including, in each case, any knowledge that a person holding such position would reasonably be expected to have in the performance of his or her duties.

“Law” means any federal or state statute, law, ordinance, rule, code, executive order, common law, injunction, judgment, decree, Order or regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, security interest, hypothecation or other encumbrance affecting such property or asset.

“Material Adverse Effect” means with respect to any Person, any event, occurrence, fact, condition or change that (i) is, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of such Person and its Subsidiaries, taken as a whole, or (ii) prohibits or materially impairs the ability of such Person to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Material Adverse Effect shall not include any event, occurrence, fact, condition or change arising out of, relating to or resulting from (either alone or in combination): (A) conditions or changes generally affecting the economy, financial or securities markets; (B) any outbreak or escalation of hostilities, war (whether or not declared) or military action or any act of terrorism, the occurrence of any natural disaster, or occurrence of any man-made disaster of wide-spread consequences; (C) general conditions in or changes generally affecting the industry or geographic regions in which such Person and its Subsidiaries operate; (D) the failure to meet any internal or public projections, forecasts, or estimates of revenues, earnings or other financial performance or results of operations in and of itself (provided, however, that any event, occurrence, fact, condition or change that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded unless otherwise specifically excluded by this definition); (E) changes in Laws (or interpretations thereof); (F) changes in generally accepted accounting principles or accounting standards (or interpretations thereof); (G) compliance with the terms of, or the taking of any action required by, this Agreement; (H) any decline in the market price, or change in trading volume, of Nash-Finch Common Stock or Spartan Stores Common Stock, as applicable (provided, however, that any event, occurrence, fact, condition or change that caused or contributed to any decline in market price, or change in trading volume, of Nash-Finch Common Stock or Spartan Stores Common Stock, as applicable, shall not be excluded unless otherwise specifically excluded by this definition); (I) the announcement or pendency of the Merger or any other transaction contemplated by this Agreement; (J) such Person’s liability to the Central States, Southeast and Southwest Areas Pension Fund and (K) acts or omissions of (1) Nash-Finch prior to the Effective Time taken at the written request of Spartan Stores or Merger Sub or with the prior written consent of Spartan Stores or Merger Sub or (2) Spartan Stores or Merger Sub prior to the Effective Time taken at the written request of Nash-Finch or with the prior written consent of Nash-Finch, in each case, in connection with the transactions contemplated by this Agreement or applicable Law; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (A), (B), (C), (E) and (F) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change or effect has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, compared to other participants in the industries or geographic regions in which such Person and its Subsidiaries conduct their businesses.

“Medicaid Provider Agreement” means a Contract entered into between a healthcare facility, home health agency, hospice, rehabilitation facility or clinic (or equivalent), pharmacy, clinical laboratory, durable medical equipment supplier, orthotics or prosthetics supplier, respiratory therapy provider, wholesaler, physician, practitioner or other healthcare provider or supplier and CMS or any federal or state agency or other entity administering Medicaid in such state, or any other grant of authority by CMS or any federal or state agency or other entity administering Medicaid in such state, under which such healthcare facility, home health agency, hospice, rehabilitation facility or clinic (or equivalent), pharmacy, clinical laboratory, durable medical equipment supplier, orthotics or prosthetics supplier, respiratory therapy provider, wholesaler, physician, practitioner or other healthcare provider or supplier is authorized to provide medical goods and services to Medicaid recipients and to be reimbursed by Medicaid for such goods and services.

“Medicare Provider Agreement” means a Contract entered into between a healthcare facility, home health agency, hospice, rehabilitation facility or clinic (or equivalent), pharmacy, clinical laboratory, durable medical equipment supplier, orthotics or prosthetics supplier, respiratory therapy provider, wholesaler, physician, practitioner or other healthcare provider or supplier and CMS or any federal or state agency or other entity administering Medicare in such state, or other grant of authority by CMS or any federal or state agency or other entity administering Medicare in such state, under which such healthcare facility, home health agency, hospice, rehabilitation facility or clinic (or equivalent), pharmacy, clinical laboratory, durable medical equipment supplier, orthotics or prosthetics supplier, respiratory therapy provider, wholesaler, physician, practitioner or other healthcare provider or supplier is authorized to provide medical goods and services to Medicare patients and to be reimbursed by Medicare for such goods and services.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Global Select Market.

“Nash-Finch Benefit Plan” means, other than any Multiemployer Plan, (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) any Nash-Finch Stock Plan, and (iii) any material deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers’ compensation or other insurance, or other employee benefit plan, or contract, program, or practice, whether written or oral, for the benefit of Nash-Finch’s current or former officers, employees, independent contractors, or directors, in each case either (A) existing at the Closing Date and sponsored, maintained, or contributed to by Nash-Finch or any of its Subsidiaries, or (B) existing at the Closing Date or prior thereto, in respect of which Nash-Finch or any of its Subsidiaries has any Liability.

“Nash-Finch Board of Directors” shall mean the board of directors of Nash-Finch.

“Nash-Finch Intervening Event” means an event, occurrence, fact, condition, circumstance, or change which has, or would reasonably be expected to have, a material effect on the business, results of operations, condition (financial or otherwise) or assets of Nash-Finch and its Subsidiaries, taken as a whole, on the one hand, or of Spartan Stores and its Subsidiaries, taken as a whole, on the other hand, that was not known to the Nash-Finch Board of Directors on the date hereof (or if known, the consequences of which were not known to or reasonably foreseeable by the Nash-Finch Board of Directors as of the date hereof), which event, occurrence, fact, condition, circumstance, or change, or any material consequences thereof, becomes known to the Nash-Finch Board of Directors prior to the time at which Nash-Finch receives the Nash-Finch Stockholder Approval; provided, however, that in no event shall the receipt, existence or terms of a Nash-Finch Takeover Proposal or any matter relating thereto or consequence thereof constitute a Nash-Finch Intervening Event.

“Nash-Finch Loan Agreement” means that certain Credit Agreement dated as of December 21, 2011, among Nash-Finch, the borrowers party thereto, the lenders party thereto and Wells Fargo Capital Finance, LLC as administrative agent, as amended from time to time or otherwise modified, and all related guarantees, agreements and documents.

“Nash-Finch Material Adverse Effect” means a Material Adverse Effect with respect to Nash-Finch.

“Nash-Finch Restricted Stock” means any award of Nash-Finch Common Stock that is subject to restrictions based on performance or continuing service and granted under any Nash-Finch Stock Plan.

“Nash-Finch Site” means a Site with respect to Nash-Finch or any Nash-Finch Subsidiary.

“Nash-Finch Stock Option” means any grant of an option to purchase a share or shares of Nash-Finch Common Stock.

“Nash-Finch Stock Plans” means the Nash-Finch 2009 Incentive Award Plan, the Nash-Finch 2000 Stock Incentive Plan, the Nash-Finch Amended and Restated Director Deferred Compensation Plan, the Nash-Finch 1997 Non-Employee Director Stock Compensation Plan, the Nash-Finch Amended and Restated Deferred Compensation Plan, and any Nash-Finch employee stock purchase plan or director stock purchase plan, all as amended and supplemented as of the date of this Agreement.

“Order” means any award, injunction, judgment, decree, order, ruling or verdict or other similar decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Other Antitrust Laws” means the antitrust, competition or investment Laws of all jurisdictions other than those of the United States and any other similar applicable Law.

“Permit” means any grant, exemption, declaration, registration, filing, order, authorization, approval, consent, exception, accreditation, certificate, license, permit or franchise of, from or required by any Governmental Entity of competent jurisdiction or pursuant to any Law, including Healthcare Matters Permits.

“Permitted Liens” means with respect to any Person, (i) Liens for Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of such Person, (ii) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith for which adequate accruals or reserves have been established on the books and records of such Person, (iii) Liens and encroachments, which do not materially interfere with the present use of the properties or assets they affect, (iv) Liens that will be released prior to or as of the Closing, (v) Liens that are disclosed on the most recent consolidated balance sheet of such Person or notes thereto included in the Spartan Stores SEC Reports or Nash-Finch SEC Reports, as applicable, or securing liabilities reflected on such balance sheet, (vi) Liens that were incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of such Person, (vii) Liens in favor of the lenders under the Nash-Finch Loan Agreement or the Spartan Stores Loan Agreement, as applicable, (viii) Liens set forth on Section 1.1(a) of the Nash-Finch Disclosure Letter or Section 1.1(a) of the Spartan Stores Disclosure Letter and (ix) with respect to real property, whether owned or leased, any Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, a Nash-Finch Material Adverse Effect or a Spartan Stores Material Adverse Effect, as applicable.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

“Prior Contract” means any written agreement, contract, commitment, arrangement, memorandum of understanding, side letter, understanding, contractual obligation or other instrument of a contractual nature, by which a Person or any of its Subsidiaries was once, but is no longer, legally bound.

“Reimbursement Approvals” means any and all certifications, provider or supplier numbers, provider or supplier agreements (including Medicare Provider Agreements and Medicaid Provider Agreements), participation agreements, Accreditations or any other agreements with or approvals by Medicare, Medicaid, CHAMPUS, CHAMPVA, TRICARE, Veteran’s Administration and any other Governmental Entity, or quasi-public agency, any plans funded or administered by Blue Cross/Blue Shield or any of its Subsidiaries or Affiliates, any and all managed care plans and organizations, including Medicare Advantage plans, Medicare Part D prescription drug plans, health maintenance organizations and preferred provider organizations, private commercial insurance companies, employee assistance programs and/or any other governmental or third party arrangements, plans or programs for payment or reimbursement in connection with healthcare services, products or supplies.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing of a Hazardous Material.

“Representatives” means, with respect to any Person, the respective officers, directors, managers, members, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors, Affiliates and other representatives of that Person.

“Spartan Stores Benefit Plan” means, other than any Multiemployer Plan, (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) any Spartan Stores Stock Plan, and (iii) any material deferred compensation, retirement, defined contribution, defined benefit, pension, profit sharing, employee welfare, fringe benefit, flexible spending account, stock purchase, stock option, stock ownership, phantom stock, stock appreciation rights, restricted stock, restricted stock units, severance, separation, employment, change in control, vacation pay, leave of absence, layoff, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, day or dependent care, legal services, cafeteria, health, life, accident, disability, workers’ compensation or other insurance, or other employee benefit plan, or contract, program, or practice, whether written or oral, for the benefit of Spartan Stores’ current or former officers, employees, independent contractors, or directors, in each case either (A) existing at the Closing Date and sponsored, maintained, or contributed to by Spartan Stores or any of its Subsidiaries, or (B) existing at the Closing Date or prior thereto, in respect of which Spartan Stores or any of its Subsidiaries has any Liability.

“Spartan Stores Board of Directors” shall mean the board of directors of Spartan Stores.

“Spartan Stores Intervening Event” means an event, occurrence, fact, condition, circumstance, or change which has, or would reasonably be expected to have, a material effect on the business, results of operations, condition (financial or otherwise) or assets of Spartan Stores and its Subsidiaries, taken as a whole, on the one hand, or of Nash-Finch and its Subsidiaries, taken as a whole, on the other hand, that was not known to the Spartan Stores Board of Directors on the date hereof (or if known, the consequences of which were not known to or reasonably foreseeable by the Spartan Stores Board of Directors as of the date hereof), which event, occurrence, fact, condition, circumstance, or change, or any material consequences thereof, becomes known to the Spartan Stores Board of Directors prior to the time at which Spartan Stores receives the Spartan Stores Shareholder Approval; provided, however, that in no event shall the receipt, existence or terms of a Spartan Stores Takeover Proposal or any matter relating thereto or consequence thereof constitute a Spartan Stores Intervening Event.

“Spartan Stores Loan Agreement” means that certain Loan and Security Agreement, dated as of December 23, 2003, by and among Spartan Stores, the borrowers party thereto, the guarantors party thereto, the lenders party thereto and Wells Fargo Capital Finance, LLC, as administrative agent, as amended from time to time or otherwise modified, and all related guarantees, agreements and documents.

“Spartan Stores Material Adverse Effect” means a Material Adverse Effect with respect to Spartan Stores.

“Spartan Stores Restricted Stock” means any award of Spartan Stores Common Stock that is subject to restrictions based on performance or continuing service and granted under any Spartan Stores Stock Plan.

“Spartan Stores Site” means a Site with respect to Spartan Stores or any Spartan Stores Subsidiary.

“Spartan Stores Stock Option” means any grant of an option to purchase a share or shares of Spartan Stores Common Stock.

“Spartan Stores Stock Plans” means the Spartan Stores 2001 Stock Incentive Plan, the Spartan Stores Stock Incentive Plan of 2005, the Spartan Stores 2001 Stock Bonus Plan, and the Spartan Stores Associate Stock Purchase Plan of 2009, all as amended and supplemented as of the date of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Site” means, with respect to any Person, any real properties (in each case, including all soil, subsoil, surface waters and groundwater thereat) currently or previously owned, leased or operated by: (i) such Person or any of its Subsidiaries; (ii) any predecessors of such Person or any of its Subsidiaries; or (iii) any entities previously owned by such Person or any of its Subsidiaries.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, abandoned property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, transfer, real property transfer, recording, documentary, stamp, registration, unemployment, social security, workers’ compensation, capital, premium, and other governmental taxes, assessments, customs, duties or levies, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Entity.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any similar foreign, state or local Law.

(b) For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder; (ix) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; and (x) any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.

(c) Additional Terms. The following terms are defined in the corresponding Sections of this Agreement:

Term	Section
Acceptable Nash-Finch Confidentiality Agreement	Section 6.2(a)(ii)
Acceptable Spartan Stores Confidentiality Agreement	Section 6.2(b)(ii)
Agreement	Preamble
Award	Section 3.2(a)
Certificate of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Commitment Letter	Section 6.11(a)
Confidentiality Agreement	Section 6.8(c)
Converted Stock-Based Award	Section 3.2(a)
DGCL	Section 2.1
End Date	Section 8.1(c)
Effective Time	Section 2.3
Exchange Agent	Section 3.3(a)
Exchange Fund	Section 3.3(a)
Exchange Ratio	Section 3.1(c)
Excluded Shares	Section 3.1(b)
Financing	Section 6.11(a)
Financing Sources	Section 6.11(a)
Healthcare Regulatory Filings	Section 4.10(a)
Indemnified Party	Section 6.9(b)
Insured Parties	Section 6.9(c)
Intended Tax Treatment	Section 6.18(a)
Joint Proxy Statement	Section 6.3(a)
Letter Agreements	Section 6.8(c)
Maximum Amount	Section 6.9(c)
Merger	Recitals
Merger Consideration	Section 3.1(c)
Merger Sub	Preamble
Nash-Finch	Preamble
Nash-Finch Acquisition Agreement	Section 6.2(a)(iv)
Nash-Finch Adverse Recommendation Change	Section 6.2(a)(iv)
Nash-Finch Board Recommendation	Section 4.4(b)
Nash-Finch Common Stock	Section 4.3(a)
Nash-Finch Designees	Section 6.6(a)
Nash-Finch Disclosure Letter	Article IV
Nash-Finch Expense Reimbursement	Section 8.2(a)(ii)
Nash-Finch Fairness Opinion	Section 4.4(d)
Nash-Finch Material Contract	Section 4.14(a)
Nash-Finch-Owned Intellectual Property	Section 4.12(a)
Nash-Finch Policies	Section 4.19

Nash-Finch Preferred Stock	Section 4.3(a)
Nash-Finch SEC Reports	Section 4.6(a)
Nash-Finch Share-Based Awards	Section 4.3(a)
Nash-Finch Stockholder Approval	Section 4.4(c)
Nash-Finch Stockholder Meeting	Section 6.3(e)
Nash-Finch Stockholders	Recitals
Nash-Finch Subsidiaries	Section 4.1
Nash-Finch Superior Proposal	Section 6.2(a)(ix)
Nash-Finch Takeover Proposal	Section 6.2(a)(viii)
Nash-Finch Termination Fee	Section 8.2(a)(i)
NLRB	Section 4.17(a)
Registration Statement	Section 6.3(a)
Spartan Stores	Preamble
Spartan Stores Acquisition Agreement	Section 6.2(b)(iv)
Spartan Stores Adverse Recommendation Change	Section 6.2(b)(iv)
Spartan Stores Board Recommendation	Section 5.4(b)
Spartan Stores Common Stock	Section 5.3(a)
Spartan Stores Disclosure Letter	Article V
Spartan Stores Expense Reimbursement	Section 8.2(a)(vi)
Spartan Stores Fairness Opinion	Section 5.4(d)
Spartan Stores Material Contract	Section 5.14(a)
Spartan Stores-Owned Intellectual Property	Section 5.12(a)
Spartan Stores Policies	Section 5.19
Spartan Stores Preferred Stock	Section 5.3(a)
Spartan Stores SEC Reports	Section 5.6(a)
Spartan Stores Share-Based Awards	Section 5.3(a)
Spartan Stores Shareholder Approval	Section 5.4(c)
Spartan Stores Shareholder Meeting	Section 6.3(d)
Spartan Stores Shareholders	Recitals
Spartan Stores Subsidiaries	Section 5.1
Spartan Stores Superior Proposal	Section 6.2(b)(ix)
Spartan Stores Takeover Proposal	Section 6.2(b)(viii)
Spartan Stores Termination Fee	Section 8.2(a)(v)
Surviving Corporation	Section 2.1
Termination Date	Section 8.1

ARTICLE II

THE MERGER

SECTION 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (“DGCL”), at the Effective Time, (a) Merger Sub will be merged with and into Nash-Finch and (b) the separate existence of Merger Sub will cease and Nash-Finch will be the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 2.2 Closing. The parties hereto shall consummate the Merger (the “Closing”) (a) at the offices of Warner Norcross & Judd LLP, 900 Fifth Third Center, 111 Lyon Street N.W., Grand Rapids, Michigan, at 10:00 a.m., New York City time, on a date to be agreed upon by Spartan Stores and Nash-Finch, which will be no later than two Business Days immediately following the day on which the last of the conditions to Closing contained in Article VII (other than any conditions that by their nature are to be satisfied at the Closing) is satisfied or waived in accordance with this Agreement or (b) at such other place and time or on such other date as Spartan Stores and Nash-Finch may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

SECTION 2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger (or at such later time as is agreed to by the parties and specified in the Certificate of Merger) (the time at which the Merger becomes effective is referred to as the “Effective Time”).

SECTION 2.4 Effects of the Merger. The Merger shall have the effects set forth in the Certificate of Merger and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: (a) all the rights, privileges, powers, franchises, licenses, and interests in and to every type of property (whether real, personal, or mixed) of Nash-Finch and Merger Sub, shall vest in the Surviving Corporation, (b) all choses in action of Nash-Finch and Merger Sub shall continue unaffected and uninterrupted by the Merger and shall accrue to the Surviving Corporation, and (c) all debts, liabilities and duties of Nash-Finch and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.5 Certificate of Incorporation. The certificate of incorporation of Nash-Finch will be amended and restated as a result of the Merger, at the Effective Time, to read in its entirety as set forth in Exhibit A and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with such certificate of incorporation and applicable Law.

SECTION 2.6 By-laws. The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, will be the by-laws of the Surviving Corporation until thereafter amended in accordance with the certificate of incorporation of the Surviving Corporation, such by-laws and applicable Law.

SECTION 2.7 Directors and Officers.

(a) The members of the Spartan Stores Board of Directors and the committees thereof immediately following the Effective Time shall be as provided in Section 6.6.

(b) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their respective successors are duly elected or appointed or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE III

EFFECT OF MERGER ON CAPITAL STOCK

SECTION 3.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Spartan Stores, Nash-Finch or Merger Sub or any other Person:

(a) Conversion of Merger Sub Common Stock. Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time will automatically be converted into one fully paid and non-assessable share of common stock, no par value, of the Surviving Corporation.

(b) Cancellation of Excluded Shares. Each share of Nash-Finch Common Stock that is owned by Nash-Finch as treasury stock, if any, and each share of Nash-Finch Common Stock that is owned by Nash-Finch (or by any of its wholly-owned Subsidiaries), Spartan Stores (or by any of its wholly-owned Subsidiaries) or Merger Sub (collectively, the “Excluded Shares”) immediately before the Effective Time will automatically be canceled and cease to exist without delivery of any consideration in exchange therefor or in respect thereof.

(c) Conversion of Common Stock. Subject to Sections 3.2(b), 3.3, 3.4, 3.7 and 3.12, each share of Nash-Finch Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted into the right to receive 1.20 (the “Exchange Ratio”) fully paid and nonassessable shares of Spartan Stores Common Stock (the “Merger Consideration”), whereupon such shares of Nash-Finch Common Stock will no longer be outstanding and all rights with respect to each share of Nash-Finch Common Stock will cease to exist, except the right to receive the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 3.7, and any dividends or other distributions payable pursuant to Section 3.4, upon surrender of Certificates or Book-Entry Shares, in accordance with Section 3.3. No interest shall be paid or will accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article III.

SECTION 3.2 Stock Plans. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) Nash-Finch and Spartan Stores shall take all requisite action so that, as of the Effective Time, each right of any kind, contingent or accrued, to receive Nash-Finch Common Stock or benefits measured in whole or in part by the value of a number of shares of Nash-Finch Common Stock granted under the Nash-Finch Stock Plans (each such right, an “Award”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall cease to represent an Award with respect to Nash-Finch Common Stock, and shall be converted by virtue of the Merger and without any action on the part of the holder of that Award, into an award with respect to a number of shares of Spartan Stores Common Stock equal to the product of (i) the aggregate number of shares of Nash-Finch Common Stock subject to such Award, multiplied by (ii) the Exchange Ratio (as converted, a “Converted Stock-Based Award”); provided, however, that the value of any fractional shares related to any Converted Stock-Based Award shall be paid in cash at the time such Converted Stock-Based Award is otherwise settled pursuant to its terms under the applicable Nash-Finch Stock Plan.

(b) All Converted Stock-Based Awards shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Nash-Finch Stock Plan (or any other agreement to which such Converted Stock-Based Award was subject immediately prior to the Effective Time), except as otherwise provided herein. The exercise or strike price (if any) per share of Spartan Stores Common Stock applicable to Converted Stock-Based Awards shall be equal to (i) the per share exercise price of such Award immediately prior to the Effective Time divided by (ii) the Exchange Ratio. Prior to the Effective Time, Nash-Finch shall make such amendments and take such other actions with respect to the Nash-Finch Stock Plans as shall be necessary to effect the adjustment referred to in this Section 3.2, including notifying all participants in the Nash-Finch Stock Plans of such adjustment.

(c) Spartan Stores shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Spartan Stores Common Stock for delivery upon exercise or settlement of the Converted Stock-Based Awards in accordance with this Section 3.2. As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Spartan Stores Common Stock to be registered and issuable under Converted Stock-Based Awards, Spartan Stores shall file a post-effective amendment to the Registration Statement or registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Spartan Stores Common Stock subject to Converted Stock-Based Awards and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Stock-Based Awards remain outstanding.

SECTION 3.3 Surrender of Shares.

(a) Exchange Agent; Exchange Fund. Prior to or at the Effective Time, Spartan Stores shall deposit with a bank or trust company designated by Spartan Stores and reasonably satisfactory to Nash-Finch (the “Exchange Agent”), for the benefit of the holders of Nash-Finch Common Stock as of immediately prior to the Effective Time, whether represented by Certificates or held as Book-Entry Shares, shares of Spartan

Stores Common Stock, in the aggregate amount equal to the number of shares of Spartan Stores Common Stock to which holders of Nash-Finch Common Stock are entitled based on the Exchange Ratio pursuant to Section 3.1. In addition, Spartan Stores shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, cash in an amount sufficient to make payment in lieu of any fractional shares pursuant to Section 3.7 and payment of any dividends or other distributions payable pursuant to Section 3.4. All such shares of Spartan Stores Common Stock and cash deposited with the Exchange Agent (including cash deposited for payment in lieu of fractional shares payable pursuant to Section 3.7 or for any dividends or other distributions payable pursuant to Section 3.4) pursuant to this Section 3.3(a) is referred to as the “Exchange Fund.”

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time (but in any event, no later than three Business Days after the Effective Time), Spartan Stores shall cause the Exchange Agent to mail to each holder of record of shares of Nash-Finch Common Stock (other than Excluded Shares), as of the Effective Time, (i) a form of letter of transmittal (which shall be in customary form and shall specify that delivery will be effected, and risk of loss and title to the Certificates or Book-Entry Shares will pass, only upon proper delivery of such Certificates or Book-Entry Shares to the Exchange Agent upon adherence to the procedures set forth in the letter of transmittal) for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 3.7 and any dividends or other distributions payable pursuant to Section 3.4, and (ii) instructions for use in effecting the surrender of such Certificates or Book-Entry Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 3.7 and any dividends or other distributions payable pursuant to Section 3.4. Upon surrender of a Certificate or of Book-Entry Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, each holder of a Certificate or of Book Entry Shares shall be entitled to receive in exchange therefor (A) book-entry shares representing the number of whole shares of Spartan Stores Common Stock to which such holder is entitled pursuant to Section 3.1, (B) cash in lieu of any fractional shares payable pursuant to Section 3.7, and (C) any dividends or distributions payable pursuant to Section 3.4, and such Certificates and Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Nash-Finch Common Stock that is not registered in the transfer records of Nash-Finch, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificates or Book-Entry Shares so surrendered are registered if properly endorsed or otherwise in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish, to the reasonable satisfaction of Spartan Stores, that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.3(b), each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 3.7 and any dividends or other distributions payable pursuant to Section 3.4.

SECTION 3.4 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Spartan Stores Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Spartan Stores Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Spartan Stores Common Stock shall be paid to any such holder pursuant to Section 3.7, until the holder of such Certificate or Book-Entry Share shall have surrendered such Certificate or Book-Entry Share in accordance with this Article III. Subject to escheat or other applicable Law, following the surrender of any Certificate or Book-Entry Share, there shall be paid to the record holder of whole shares of Spartan Stores Common Stock issued in exchange therefor, without interest, with respect to such whole shares of Spartan Stores Common Stock (a) at the time of such surrender, the amount of dividends or other distributions with a record date and a payment date on or after the Effective Time and on or prior to the date of such surrender and the amount of any cash payable in lieu of a fractional share of Spartan Stores Common Stock to which such holder is entitled pursuant to Section 3.7 and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Spartan Stores Common Stock.

SECTION 3.5 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares for one year after the Effective Time shall be delivered to Spartan Stores, upon demand, and any holders of Certificates or Book-Entry Shares who have not then complied with this Article III shall thereafter look only to Spartan Stores for, and Spartan Stores shall remain liable for, payment of their claims for the Merger Consideration, any cash in lieu of any fractional shares payable pursuant to Section 3.7, and any dividends or other distributions payable pursuant to Section 3.4, in accordance with this Article III. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Exchange Agent or Spartan Stores, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

SECTION 3.6 No Further Ownership Rights in Nash-Finch Common Stock. The Merger Consideration, any cash in lieu of any fractional shares payable pursuant to Section 3.7, and any dividends or other distributions payable pursuant to Section 3.4 upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been in full satisfaction of all rights pertaining to the Nash-Finch Common Stock formerly represented thereby, subject to the obligations of Spartan Stores to pay or cause to be paid any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared and not paid by Nash-Finch prior to the Effective Time. At 5:00 pm, New York City time, on the Closing Date, the share transfer books of Nash-Finch shall be closed, and there shall be no further registration of transfers on the share transfer books of Nash-Finch of shares of Nash-Finch Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to shares of Nash-Finch Common Stock, except as otherwise provided in this Agreement or by applicable Law.

SECTION 3.7 No Fractional Shares. No certificates or scrip representing fractional shares of Spartan Stores Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividends or other distributions of Spartan Stores shall be paid with respect to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a holder of shares of Spartan Stores Common Stock. Notwithstanding any other provision of this Agreement, each holder of Certificates or Book-Entry Shares who would otherwise have been entitled to receive a fraction of a share of Spartan Stores Common Stock (determined after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (a) such fractional part of a share of Spartan Stores Common Stock multiplied by (b) the closing price for a share of Spartan Stores Common Stock as reported on NASDAQ on the trading day immediately before the date on which the Effective Time occurs. As soon as practicable after the determination of the amount of cash to be paid to such former holders of Nash-Finch Common Stock in lieu of any fractional share interests, the Exchange Agent shall notify Spartan Stores, and Spartan Stores shall ensure that there is deposited with the Exchange Agent, and shall cause the Exchange Agent to pay, such amounts to such former holders of Nash-Finch Common Stock in accordance with this Agreement.

SECTION 3.8 No Liability. To the fullest extent permitted by applicable Law, none of Spartan Stores, Nash-Finch, Merger Sub, the Surviving Corporation or the Exchange Agent will be liable to any Nash-Finch Stockholder or any other Person in respect of any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund remaining unclaimed by Nash-Finch Stockholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of Spartan Stores free and clear of any claims or interest of any Person previously entitled thereto.

SECTION 3.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificate has been lost, stolen or destroyed, Spartan Stores or the Exchange Agent will, upon the receipt of an affidavit of that fact by the holder thereof in form and substance reasonably satisfactory to Spartan Stores or the Exchange Agent, as the case may be, pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 3.7 and any dividends or other distributions payable pursuant to Section 3.4 payable in respect of the shares of Nash-Finch Common Stock previously evidenced by such lost, stolen or destroyed Certificate; provided, that Spartan Stores or the Exchange Agent, as the case may be, may, in its discretion and as a condition precedent to the payment of the Merger Consideration, any cash in lieu of fractional shares payable pursuant to Section 3.7 and any dividends or other distributions payable pursuant to Section 3.4, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as Spartan Stores or the Exchange Agent, as the case may be, may reasonably direct as indemnity against any claim that may be made against Spartan Stores or the Exchange Agent with respect to such Certificate.

SECTION 3.10 Withholding Rights. Spartan Stores shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Spartan Stores, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Spartan Stores.

SECTION 3.11 Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Spartan Stores from time to time provided that no gain or loss thereon shall affect the amounts payable or the timing of the amounts payable to Nash-Finch Stockholders pursuant to this Article III; provided, that such investments must be (a) in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, (b) in commercial paper obligations rated A-1 or P-1 or better by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (c) in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks, each of which has capital, surplus and undivided profits aggregating more than $1.0 billion (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise). The Exchange Fund shall not be used for any purpose except as set forth herein. Any interest and other income resulting from such investments shall be for Spartan Stores’ account.

SECTION 3.12 Adjustments. Notwithstanding anything to the contrary in this Article III, if, between the date of this Agreement and the Effective Time, there is declared (with an effective time prior to the Effective Time) or effected a reorganization, reclassification, recapitalization, stock split (including a reverse stock split), split-up, stock dividend or stock distribution (including any dividend or distribution of securities convertible into Spartan Stores Common Stock or Nash-Finch Common Stock), combination, exchange, or readjustment of shares with respect to, or rights issued in respect of, Spartan Stores Common Stock or Nash-Finch Common Stock, the Exchange Ratio shall be proportionately adjusted accordingly to provide to the holders of Nash-Finch Common Stock the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NASH-FINCH

Except as specifically disclosed in the Nash-Finch SEC Reports filed with or furnished to the SEC prior to the date hereof (excluding any risk factor disclosures set forth under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward-looking statement of risk that does not contain a reasonable level of detail about the risks of which the statement warns) or as specifically disclosed in the disclosure letter delivered by Nash-Finch to Spartan Stores prior to or concurrently with the execution of this Agreement (the “Nash-Finch Disclosure Letter”), it being understood and agreed that the disclosure of any item in such Nash-Finch SEC Reports shall be deemed disclosure only to the extent the relevance of such disclosure to the sections or subsections of this Article IV is reasonably apparent on the face of such disclosure, Nash-Finch represents and warrants to Spartan Stores and Merger Sub that:

SECTION 4.1 Organization, Qualification and Corporate Power. Nash-Finch and each of its Subsidiaries (the “Nash-Finch Subsidiaries”) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except where the failure to be in good standing would not be reasonably expected to have a Nash-Finch Material Adverse Effect, and each of Nash-Finch and the Nash-Finch Subsidiaries has all requisite corporate power and authority, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Nash-Finch and each of the Nash-Finch Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing (where applicable), in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing (where applicable) has not had and would not be reasonably expected to have a Nash-Finch Material Adverse Effect. Nash-Finch has made available to Spartan Stores prior to the date hereof true, correct and complete copies of the certificate of incorporation and by-laws (or equivalent organizational and governing documents) of Nash-Finch and each Nash-Finch Subsidiary.

SECTION 4.2 Subsidiaries.

(a) Each Nash-Finch Subsidiary is wholly owned by Nash-Finch and all outstanding shares of capital stock or other ownership interests of such Nash-Finch Subsidiaries are owned, directly or indirectly, by Nash-Finch, free and clear of any Liens (other than Permitted Liens). Nash-Finch has provided to Spartan Stores a true and complete list of all Nash-Finch Subsidiaries as of the date of this Agreement.

(b) Neither Nash-Finch nor any of the Nash-Finch Subsidiaries owns, directly or indirectly, any material equity or other ownership interest in any Person, except for the Nash-Finch Subsidiaries, and Nash-Finch is not subject to any obligation or requirement to make any material investment (in the form of a loan, capital contribution or otherwise) in any Person, except for incentives to existing and new customers generally consistent with past practices and transactions with or among the Nash-Finch Subsidiaries.

SECTION 4.3 Capitalization.

(a) The authorized capital stock of Nash-Finch consists of 50,000,000 shares of common stock, par value $1.66 2/3 per share (“Nash-Finch Common Stock”) and 500,000 shares of preferred stock, no par value per share (the “Nash-Finch Preferred Stock”). As of the date of this Agreement, (i) 12,315,543 shares of Nash-Finch Common Stock were issued and outstanding (not including treasury shares), (ii) 1,499,883 shares of Nash-Finch Common Stock were held in treasury, and (iii) no shares of Nash-Finch Preferred Stock were outstanding. Section 4.3 of the Nash-Finch Disclosure Letter sets forth, as of the date of this Agreement, the number of shares of Nash-Finch Common Stock that are authorized and reserved for issuance under each Nash-Finch Stock Plan, and the number of shares of Nash-Finch Common Stock that are subject to outstanding Nash-Finch Stock Options, Nash-Finch Restricted Stock, restricted stock units, performance units, and any other share-based award (collectively, “Nash-Finch Share-Based Awards”) issued under a Nash-Finch Stock Plan. All Nash-Finch Share-Based Awards have been awarded under a Nash-Finch Stock Plan, and, as of the date hereof, there are no other compensatory awards outstanding pursuant to which Nash-Finch Common Stock has issued or is issuable, or that relate to or are determined by reference to the value of Nash-Finch Common Stock. All outstanding shares of Nash-Finch Common Stock, and all Nash-Finch Common Stock reserved for issuance under the Nash-Finch Stock Plans, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of or subject to any preemptive rights, purchase option, call or right of first refusal rights.

(b) As of the date of this Agreement, there are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests of Nash-Finch or any of the Nash-Finch Subsidiaries and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to the capital stock of Nash-Finch or any of the Nash-Finch Subsidiaries. Neither Nash-Finch nor any of the Nash-Finch Subsidiaries has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with Nash-Finch Stockholders on any matter. There are no Contracts of any kind to which Nash-Finch or any of the Nash-Finch Subsidiaries is a party or by which Nash-Finch or any of the Nash-Finch Subsidiaries is bound, obligating Nash-Finch or any such Nash-Finch Subsidiary to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other equity or voting interests in, or options or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, Nash-Finch or any of the Nash-Finch Subsidiaries, or any “phantom stock” right, stock appreciation right or other similar right with respect to Nash-Finch or any of the Nash-Finch Subsidiaries, or obligating Nash-Finch or any of the Nash-Finch Subsidiaries to enter into any such Contract.

(c) There are no outstanding obligations or Contracts, contingent or otherwise, obligating Nash-Finch or any of the Nash-Finch Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Nash-Finch or any Nash-Finch Subsidiary. There are no voting trusts, registration rights agreements or stockholder agreements to which Nash-Finch or any of the Nash-Finch Subsidiaries is a party with respect to the voting of the capital stock of Nash-Finch or any Nash-Finch Subsidiary or with respect to the granting of registration rights for any capital stock or other securities of Nash-Finch or any of the Nash-Finch Subsidiaries or other equity interests of Nash-Finch or any of the Nash-Finch Subsidiaries or granting any person the right to elect, or designate or nominate for election, a director to the Nash-Finch Board of Directors or the Board of Directors of any Nash-Finch Subsidiary.

(d) There are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by Nash-Finch or any of its Subsidiaries other than those imposed by the Laws of general applicability of their respective jurisdictions of organization.

(e) Neither Nash-Finch nor any Nash-Finch Subsidiary owns, whether beneficially or otherwise, directly or indirectly, any shares of capital stock of Spartan Stores.

SECTION 4.4 Authorization; Board Recommendation; Fairness Opinion; Stockholder Approval.

(a) Nash-Finch has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and, subject only to the Nash-Finch Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by Nash-Finch of this Agreement and the consummation by Nash-Finch of the transactions contemplated hereby have been duly authorized by all necessary action (including the authorization of the Nash-Finch Board of Directors) and no other action is necessary on the part of Nash-Finch or any of the Nash-Finch Subsidiaries to authorize or approve this Agreement or to consummate the Merger or the transactions contemplated hereby (other than the Nash-Finch Stockholder Approval and compliance with the filing and notice requirements in Sections 4.5(b)(i) through (vi)). This Agreement has been duly executed and delivered by Nash-Finch and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of Nash-Finch enforceable against Nash-Finch in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

(b) The Nash-Finch Board of Directors, at a meeting duly called and held, (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Nash-Finch and the Nash-Finch Stockholders, (ii) approved this Agreement and the Merger and authorized the other transactions contemplated by this Agreement, and (iii) resolved to submit this Agreement to and, subject to Section 6.2, recommend adoption of this Agreement by, the Nash-Finch Stockholders (collectively, the “Nash-Finch Board Recommendation”).

(c) The adoption of this Agreement by the holders of a majority in voting power of the outstanding shares of Nash-Finch Common Stock (the “Nash-Finch Stockholder Approval”) is the only vote of the holders of any class or series of Nash-Finch’s securities necessary to adopt or approve this Agreement and the Merger.

(d) The Nash-Finch Board of Directors has received the opinion, dated as of the date hereof (the “Nash-Finch Fairness Opinion”), of J.P. Morgan Securities LLC, a financial advisor to Nash-Finch, to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Exchange Ratio is fair to the Nash-Finch Stockholders from a financial point of view. Nash-Finch has received the consent of J.P. Morgan Securities LLC to permit the inclusion of the text of its written opinion in its entirety in the Joint Proxy Statement, so long as J.P. Morgan Securities LLC and its counsel have pre-approved in writing (i) any summary of, or other description of, the Nash-Finch Fairness Opinion and (ii) references to J.P. Morgan Securities LLC contained in the Joint Proxy Statement in advance of its filing with the SEC.

SECTION 4.5 Noncontravention.

(a) Neither the execution and delivery of this Agreement, nor the consummation of the Merger and the other transactions contemplated hereby, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or by-laws (or comparable organization documents, as applicable) of Nash-Finch or any of the Nash-Finch Subsidiaries, (ii) give rise to any appraisal or other dissenters rights of any Nash-Finch Stockholder, (iii) assuming compliance with the filing and notice requirements set forth in Sections 4.5(b)(i) through (vi) and receipt of applicable approvals thereunder, violate any Law applicable to Nash-Finch or any of the Nash-Finch Subsidiaries on the date hereof or require any filing or registration with, or the giving of any notice to, any Governmental Entity by Nash-Finch or any of the Nash-Finch Subsidiaries, (iv) result in a violation or breach of, constitute a default under, give rise to any right of modification of any obligations or the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or otherwise violate any Nash-Finch Material Contract or Permit held by Nash-Finch or any of the Nash-Finch Subsidiaries or (v) result in the creation of any Lien (other than Permitted Liens) on any properties, rights or assets of Nash-Finch or any of the Nash-Finch Subsidiaries, except in the case of clauses (iv) and (v) to the extent that any such violation or requirement that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Nash-Finch Material Adverse Effect.

(b) None of the execution and delivery of this Agreement, nor the consummation of the Merger and the other transactions contemplated hereby (with or without the giving of notice or the lapse of time or both), nor the performance of this Agreement by Nash-Finch will require any Order or Permit of, or filing with or notification to, any Governmental Entity, except for (i) (A) the filing with the SEC of the Joint Proxy Statement, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Registration Statement, and (C) such other filings under and in compliance with the Securities Act and the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) such filings as may be required under the HSR Act or Other Antitrust Laws, (iii) the filing and recordation of appropriate merger or other documents as required by the DGCL and by relevant authorities of other jurisdictions in which Nash-Finch is qualified to do business (including the filing of the Certificate of Merger), (iv) such Consents from, or registrations, declarations, notices or filings made to or with, any Governmental Entities (other than with respect to securities, antitrust, competition, trade regulation or similar Laws), in each case as may be required in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, (v) such filings with and approvals of NASDAQ as are required to permit the listing of the Merger Consideration, and (vi) such other Orders, Permits, filings and notifications which if not obtained or made would not reasonably be expected to have a material and adverse effect on Nash-Finch and its Subsidiaries, taken as a whole.

SECTION 4.6 SEC Reports.

(a) Since January 1, 2011, Nash-Finch has filed or furnished all forms, documents and reports required to be filed or furnished with the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, but excluding the Joint Proxy Statement and the Registration Statement, the “Nash-Finch SEC Reports”). Each of the Nash-Finch SEC Reports, in each case as of its filing date, or, if amended, as finally amended prior to the date hereof (with respect to those Nash-Finch SEC Reports filed prior to the date hereof), has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and none of the Nash-Finch SEC Reports, when filed or, if amended, as finally amended prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Nash-Finch Subsidiaries are or ever have been required to file periodic reports with the SEC. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Nash-Finch SEC Reports.

(b) Nash-Finch has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and Nash-Finch has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Nash-Finch has disclosed, based on its most recent evaluation prior to the date hereof, to Nash-Finch’s auditors and the audit committee of the Nash-Finch Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Nash-Finch’s ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in Nash-Finch’s internal controls over financial reporting. Since January 1, 2011, neither Nash-Finch nor any of the Nash-Finch Subsidiaries has Knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Nash-Finch or any Nash-Finch Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that Nash-Finch or any Nash-Finch Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness. Since January 1, 2011, subject to any applicable grace periods, Nash-Finch has been and is in compliance with (A) the applicable provisions of the Sarbanes Oxley Act of 2002 and (B) the applicable listing and corporate governance rules and regulations of NASDAQ, except in each case as has not had and would not reasonably be expected to have, a Nash-Finch Material Adverse Effect.

SECTION 4.7 Financial Statements.

(a) The consolidated financial statements (including the related notes and schedules) included in the Nash-Finch SEC Reports (i) complied as to form, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and published rules and regulations of the SEC with respect thereto and (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited statements, as permitted by the SEC with respect to Form 10-Q filings) and, on that basis, fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows and changes in stockholders’ equity of Nash-Finch and the Nash-Finch Subsidiaries as of the indicated dates and for the indicated periods (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of notes).

(b) There exist no Liabilities of Nash-Finch or any of the Nash-Finch Subsidiaries other than (i) Liabilities that are adequately reflected, reserved for or disclosed in Nash-Finch’s consolidated financial statements and related notes set forth in Nash-Finch’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 as filed with the SEC prior to the date hereof, (ii) Liabilities incurred in the ordinary course of business of Nash-Finch and the Nash-Finch Subsidiaries, or (iii) Liabilities that would not reasonably be expected to have a Nash-Finch Material Adverse Effect.

SECTION 4.8 Taxes.

(a) All material Tax Returns required by applicable Law to have been filed by Nash-Finch and each of the Nash-Finch Subsidiaries since December 30, 2006 have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects. Since December 30, 2006, Nash-Finch and each of the Nash-Finch Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third-party. Since December 30, 2006, all material Taxes that are due and payable have been paid.

(b) There is no audit or other proceeding pending against or with respect to Nash-Finch or any of the Nash-Finch Subsidiaries with respect to any material amount of Tax. There are no material Liens on any of the assets of Nash-Finch or any of the Nash-Finch Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c) Neither Nash-Finch nor any of the Nash-Finch Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

(d) Neither Nash-Finch nor any of the Nash-Finch Subsidiaries is a party to any Tax allocation or sharing agreement.

(e) Neither Nash-Finch nor any of the Nash-Finch Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which Nash-Finch and the Nash-Finch Subsidiaries are the only members).

(f) Within the past three years, neither Nash-Finch nor any Nash-Finch Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(g) Neither Nash-Finch nor any Nash-Finch Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code (or a similar provision of state Law).

(h) Neither Nash-Finch nor any Nash-Finch Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(i) There has been no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Nash-Finch or any Nash-Finch Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise.

SECTION 4.9 Compliance with Laws; Orders; Permits.

(a) With such exceptions as have not had, and would not reasonably be expected to have, a Nash-Finch Material Adverse Effect: (i) Nash-Finch and each of the Nash-Finch Subsidiaries is in compliance with all Laws and Permits to which Nash-Finch or any such Nash-Finch Subsidiary is subject; (ii) since January 1, 2011, no Governmental Entity has determined that Nash-Finch or any of the Nash-Finch Subsidiaries has violated any Law or Permit relating to the conduct of Nash-Finch’s or the Nash-Finch Subsidiaries’ business; (iii) neither Nash-Finch nor any of the Nash-Finch Subsidiaries has received notice of any investigation by a Governmental Entity involving whether Nash-Finch or any of the Nash-Finch Subsidiaries has violated any Law or Permit relating to the conduct of Nash-Finch’s or any of the Nash-Finch Subsidiaries’ businesses; and (iv) there is not presently pending or, to the Knowledge of Nash-Finch, threatened, any Action, demand letters, or other communications relating to any alleged violation of any Law or Permit pertaining to the conduct of Nash-Finch’s or any of the Nash-Finch Subsidiaries’ businesses.

(b) Nash-Finch and each of the Nash-Finch Subsidiaries currently owns, holds, possesses, obtained or lawfully uses in the operation of its business all material Permits that are necessary to operate their respective retail, wholesale, military distribution and private label activities; to own, lease, and operate their properties and assets; and conduct their business substantially as presently conducted. Except as have not had, and would not reasonably be expected to have, a Nash-Finch Material Adverse Effect: (i) as of the date hereof, there are no Actions by a Governmental Entity pending or threatened in writing relating to any violation, restriction, amendment, nonrenewal, suspension, withdrawal, revocation, or cancellation of any Permits that are necessary to operate Nash-Finch’s or any of the Nash-Finch Subsidiaries’ retail, wholesale, military distribution and private label activities; to own, lease, and operate their properties and assets; and conduct their business substantially as presently conducted; (ii) Nash-Finch and each of the Nash-Finch Subsidiaries are in compliance with all such Permits; and (iii) all such Permits are in full force and effect.

(c) Except as has not had, and would not reasonably be expected to have, a Nash-Finch Material Adverse Effect, since January 1, 2011 none of the products marketed, sold, or distributed under Nash-Finch’s and each of the Nash-Finch Subsidiaries’ private labels, or otherwise produced, manufactured, or made by Nash-Finch and each of the Nash-Finch Subsidiaries, have been recalled from the market, or subjected to any other similar corrective action, whether voluntary or otherwise, nor is any product recall, or other similar corrective action currently under consideration by Nash-Finch or any of the Nash-Finch Subsidiaries.

(d) (i) Since January 1, 2011, none of Nash-Finch, the Nash-Finch Subsidiaries or any director, officer, manager, member, partner or employee of Nash-Finch or any of the Nash-Finch Subsidiaries have been, and, to the Knowledge of Nash-Finch, none of Nash-Finch, the Nash-Finch Subsidiaries, or any director, officer, manager, member, partner or employee of Nash-Finch or any of the Nash-Finch Subsidiaries has ever been, suspended or debarred from doing business with a Federal Governmental Entity or, to the Knowledge of Nash-Finch, proposed for suspension or debarment by a Federal Governmental Entity; (ii) no reasonable basis exists to give rise to a material claim by a Federal Governmental Entity (or other counterparty) for fraud, conflict of interest, bribery or gratuity violation found in Title 18 of the United States Code or of the False Claim Act (31 U.S.C. §§ 3729-3733) in connection with any Federal Governmental Contract to which Nash-Finch or any of the Nash-Finch Subsidiaries is a party; (iii) neither Nash-Finch nor any of the Nash-Finch Subsidiaries has breached or violated in any material respect any Federal Governmental Contract to which Nash-Finch or any of the Nash-Finch Subsidiaries is a party; (iv) neither Nash-Finch nor any of the Nash-Finch Subsidiaries has received written notice from any Federal Governmental Entity or other counterparty to a Federal Governmental Contract, that Nash-Finch or any of the Nash-Finch Subsidiaries has or may have breached or violated in any material respect any Federal Governmental Contract and (v) to the Knowledge of Nash-Finch, neither any Federal Governmental Entity nor any other counterparty to a Federal Governmental Contract has questioned or disallowed any costs claimed by Nash-Finch or a Nash-Finch Subsidiary under any Federal Governmental Contract to which Nash-Finch or any of the Nash-Finch Subsidiaries is a party, and there are no facts or occurrences that could form a basis for disallowing any such costs.

SECTION 4.10 Healthcare Matters.

(a) Nash-Finch and each of the Nash-Finch Subsidiaries timely, accurately, and completely have filed, or cause to be filed, all regulatory reports, cost reports, claims, schedules, statements, documents, filings, submissions, forms, registrations, and other documents, including claims for payment, that each has been, and continues to be, required to file to secure payment under all governmental and non-governmental healthcare programs (in each case to the extent material, “Healthcare Regulatory Filings”). All such Healthcare Regulatory Filings comply with applicable Law in all material respects. To the Knowledge of Nash-Finch, there are no pending or threatened actions to recoup, disallow, or suspend, any payments due to Nash-Finch or each of the Nash-Finch Subsidiaries or any amounts that are due to any Governmental Entity that remain unpaid.

(b) Neither Nash-Finch, any of the Nash-Finch Subsidiaries nor, to the Knowledge of Nash-Finch, any director, officer, manager, member, partner, or employee of Nash-Finch or any of the Nash-Finch Subsidiaries is party to a corporate integrity agreement, consent order, consent decree, permanent injunction or other settlement agreement with any Governmental Entity or pursuant to any Healthcare Matters Permit, Accreditation or Reimbursement Approval relating to either Nash-Finch or any of the Nash-Finch Subsidiaries. Neither Nash-Finch, any of the Nash-Finch Subsidiaries, nor, to the Knowledge of Nash-Finch, any director, officer, manager, member, partner or employee of Nash-Finch or any of the Nash-Finch Subsidiaries:

(i) has had a civil monetary penalty assessed against it, him or her pursuant to 42 U.S.C. § 1320a-7a;

(ii) has been excluded from participation in state or federal healthcare programs, including Medicare and Medicaid, lost its billing privileges for any state or federal healthcare programs, been debarred from contracting with Governmental Entities, or been debarred pursuant to the Federal Food, Drug, and Cosmetic Act, or has taken any actions that could result in exclusion, loss of billing privileges, or debarment; or

(iii) has been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of those offenses described in 42 U.S.C. § 1320a-7b or 18 U.S.C. §§ 669, 1035, 1347, or 1518.

SECTION 4.11 Properties.

(a) Except as would not reasonably be expected to have a Nash-Finch Material Adverse Effect, Nash-Finch and each Nash-Finch Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which Nash-Finch or any of the Nash-Finch Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens. Nash-Finch and each of the Nash-Finch Subsidiaries has complied in all material respects with the terms of all leases to which it is a party. All material leases to which Nash-Finch or any Nash-Finch Subsidiary is a party and under which it is in possession of any personal or real property are valid and binding contracts and are in full force and effect and neither Nash-Finch nor any Nash-Finch Subsidiary has received any written notice alleging violation, breach, or default of such lease. Nash-Finch and each Nash-Finch Subsidiary is in possession of the properties or assets purported to be leased under all its material leases. The tangible personal and real property and assets of Nash-Finch and the Nash-Finch Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted and subject to maintenance and repair in the ordinary course of business, and are adequate for the uses to which they are being put.

(b) With respect to real property owned by Nash-Finch or any Nash-Finch Subsidiary, none of Nash-Finch nor any Nash-Finch Subsidiary (i) has received written notice of any pending, and to the Knowledge of Nash-Finch there is no threatened, condemnation proceeding against any of such real property or (ii) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, a Nash-Finch Material Adverse Effect.

(c) With respect to real property leased, subleased or licensed by Nash-Finch or any Nash-Finch Subsidiary, none of Nash-Finch nor any Nash-Finch Subsidiary (i) has received any written notice alleging a violation, breach or default under any lease of such real property, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of Nash-Finch or (ii) as of the date of this Agreement, (A) has received written notice of any pending, and to the Knowledge of Nash-Finch there is no threatened, condemnation proceeding with respect to any of such real property or (B) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, a Nash-Finch Material Adverse Effect.

SECTION 4.12 Intellectual Property.

(a) Nash-Finch and the Nash-Finch Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing shall not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 4.12(a). No Actions, suits or other proceedings are pending or, to the Knowledge of Nash-Finch, threatened that Nash-Finch or any of the Nash-Finch Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of Nash-Finch, no Person is infringing, misappropriating or otherwise violating the rights of Nash-Finch or any of the Nash-Finch Subsidiaries with respect to any Intellectual Property owned or purported to be owned by Nash-Finch or any of the Nash-Finch Subsidiaries (collectively the “Nash-Finch-Owned Intellectual Property”). Except as would not reasonably be expected to have a Nash-Finch Material Adverse Effect, to the Knowledge of Nash-Finch, no circumstances exist which could reasonably be expected to give rise to any: (i) proceeding that challenges the rights of Nash-Finch or any of the Nash-Finch Subsidiaries with respect to the validity or enforceability of the Nash-Finch-Owned Intellectual Property; or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person.

(b) Except as would not reasonably be expected to have a Nash-Finch Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any Nash-Finch-Owned Intellectual Property or Intellectual Property licensed to Nash-Finch and/or the Nash-Finch Subsidiaries.

(c) Since January 1, 2011, except as would not reasonably be expected to have a Nash-Finch Material Adverse Effect, Nash-Finch and the Nash-Finch Subsidiaries have taken commercially reasonable steps under the circumstances to protect and maintain the proprietary nature of each item of Nash-Finch-Owned Intellectual Property and the confidentiality of the trade secrets that constitute Nash-Finch-Owned Intellectual Property.

SECTION 4.13 Absence of Certain Changes or Events. Since December 29, 2012 (a) Nash-Finch and the Nash-Finch Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had or would reasonably be expected to have a Nash-Finch Material Adverse Effect.

SECTION 4.14 Contracts.

(a) For the purposes of this Agreement, “Nash-Finch Material Contract” means any of the following Contracts to which Nash-Finch or any of the Nash-Finch Subsidiaries is a party or bound as of the date hereof:

(i) each Contract that (A) has been or (B) would be required to be, but has not been, filed by Nash-Finch as a material contract pursuant to Item 601(b)(10) of Regulation S-K on Form 10-K under the Exchange Act as if such Form 10-K were filed as of the date hereof;

(ii) each Contract, other than any Contracts contemplated by this Agreement, that limits (or purports to limit) in any material respect the ability of Nash-Finch or any of the Nash-Finch Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive arrangements);

(iii) each Contract that creates a material partnership or material joint venture with respect to Nash-Finch or any of the Nash-Finch Subsidiaries;

(iv) each indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness in excess of $2,500,000;

(v) each material Contract with a Governmental Entity (other than a Contract with a Federal Governmental Entity);

(vi) each material Contract with a Federal Governmental Entity;

(vii) each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or material asset, other than this Agreement, pursuant to which Nash-Finch or any of the Nash-Finch Subsidiaries has any continuing obligations, contingent or otherwise;

(viii) each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Nash-Finch or any of the Nash-Finch Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(ix) each voting agreement or registration rights agreement with respect to the capital stock of Nash-Finch or any of the Nash-Finch Subsidiaries;

(x) each Contract granting Nash-Finch or any Nash-Finch Subsidiary the right to use, restricting Nash-Finch’s or any Nash-Finch Subsidiary’s right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of Nash-Finch’s or any Nash-Finch Subsidiary’s business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract), but excluding any Contract entered into with a distribution customer in the ordinary course of business; and

(xi) each Contract involving a standstill or similar obligation of Nash-Finch or any of the Nash-Finch Subsidiaries relating to the purchase of securities of Nash-Finch or any other Person.

(b) Prior to the date of this Agreement, Nash-Finch has provided or made available to Spartan Stores a true and complete copy of each Material Contract. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Nash-Finch Material Adverse Effect, (i) all Nash-Finch Material Contracts are in full force and effect as of the date hereof, (ii) neither Nash-Finch nor any of the Nash-Finch Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Nash-Finch Material Contract, (iii) to the Knowledge of Nash-Finch, no other party to any Nash-Finch Material Contract is in breach of or in default under such Nash-Finch Material Contract, and (iv) neither Nash-Finch nor any of the Nash-Finch Subsidiaries has received written notice of breach or termination (or proposed breach or termination) of any Nash-Finch Material Contract.

SECTION 4.15 Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Nash-Finch, threatened against Nash-Finch or any of the Nash-Finch Subsidiaries that challenges or seeks to enjoin, alter, prevent or materially delay the Merger. There is no Action pending or, to the Knowledge of Nash-Finch, threatened against Nash-Finch or any of the Nash-Finch Subsidiaries that has had, or would reasonably be expected to have, a Nash-Finch Material Adverse Effect. There is no material unsatisfied judgment, penalty or award against Nash-Finch or any of the Nash-Finch Subsidiaries. Neither Nash-Finch nor any of the Nash-Finch Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity that has had, or would reasonably be expected to have, a Nash-Finch Material Adverse Effect. No officer or director of Nash-Finch or any of the Nash-Finch Subsidiaries is a defendant in any Action commenced by any Nash-Finch Stockholder or any of the Nash-Finch Subsidiaries with respect to the performance of his or her duties as an officer or a director of Nash-Finch or any of the Nash-Finch Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger or the transactions contemplated by this Agreement.

SECTION 4.16 Employee Benefits.

(a) Nash-Finch has delivered or made available to Spartan Stores true and complete copies of all material Nash-Finch Benefit Plans and true and complete copies of all participation agreements with any Multiemployer Plans in which Nash-Finch or any ERISA Affiliate participates. Each Nash-Finch Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws, except for such noncompliance that has not had and would not reasonably be expected to have a Nash-Finch Material Adverse Effect.

(b) Each Nash-Finch Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code is so qualified and has at all times since its adoption been so qualified, and to the Knowledge of Nash-Finch, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such qualification in any material respect.

(c) All contributions, payments or premiums required to be made with respect to any Nash-Finch Benefit Plan or Multiemployer Plan by Nash-Finch on or before the date hereof have been timely made, and all benefits accrued under any unfunded Nash-Finch Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of Nash-Finch and the Nash-Finch Subsidiaries have performed all material obligations required to be performed under all Nash-Finch Benefit Plans and any Multiemployer Plan with respect to which Nash-Finch or any ERISA Affiliate of Nash-Finch has an obligation to contribute or has or could have withdrawal liability under Section 4201 of ERISA.

(d) Neither Nash-Finch nor any of the Nash-Finch Subsidiaries maintains or contributes to, or is party to, and, at no time since December 30, 2006 maintained, contributed to, or was a party to, any plan, program, agreement or policy that (i) is a “multiple employer plan” as defined in ERISA or the Code (whether or not subject thereto), (ii) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (iii) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of the Code, (iv) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (v) is primarily for the benefit of employees who reside outside of the United States.

(e) No event has occurred or is expected to occur, and to the Knowledge of Nash-Finch, no condition or circumstance exists, that could result, directly or indirectly, in any indirect, contingent or secondary liability under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA to any party with respect to any Nash-Finch Benefit Plan or Multiemployer Plan.

(f) With respect to each Nash-Finch Benefit Plan that is a “defined benefit plan” within the meaning of section 414(j) of the Code or 3(35) of ERISA (other than a Multiemployer Plan), as of the date of this Agreement, (i) there is no material “accumulated funding deficiency” within the meaning of section 302 of ERISA or section 412 of the Code; (ii) there are no material “unfunded benefit liabilities” within the meaning of section 4001(a)(18) of ERISA; and (iii) since December 30, 2006, no unreported “reportable event” (within the meaning of section 4043 of ERISA) has occurred.

(g) With respect to each Multiemployer Plan, (i) no event or events have occurred or been committed to before the Closing Date that are expected to result in a complete withdrawal or partial withdrawal by Nash-Finch or any of the Nash-Finch Subsidiaries or any ERISA Affiliate either before or after the Closing Date, and Nash-Finch has no reason to believe that any Multiemployer Plan will make a withdrawal liability claim against Nash-Finch based on any event that has occurred prior to the Closing Date, (ii) no written notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the plan is or may become “insolvent” (within the meaning of section 4241 of ERISA), (iii) there is no contingent liability for withdrawal liability by reason of a sale of assets pursuant to section 4204 of ERISA, and (iv) if Nash-Finch or any ERISA Affiliate were to have a complete or partial withdrawal under section 4203 of ERISA as of the Closing, no obligation to pay withdrawal liability would exist on the part of Nash-Finch or any ERISA Affiliate.

(h) With respect to any Nash-Finch Benefit Plan that provides health or death benefit coverage beyond the termination of an employee’s employment, except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, as of the date of this Agreement, there is no material accumulated unfunded post-retirement benefit obligation, within the meaning of, and determined in accordance with FAS 106, attributable to all employees and former employees based on actuarial assumptions used by Nash-Finch to value such obligation in the most recent actuarial valuation thereof, and there is no commitment or agreement (whether written or oral) that would prevent the termination or modification as to such employees or former employees of any Nash-Finch Benefit Plan under which such obligations arise.

(i) The execution, delivery of, and performance by Nash-Finch of its obligations under the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) will not (i) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of Nash-Finch or any of the Nash-Finch Subsidiaries; (ii) result in the triggering or imposition of any restrictions or limitations on the right of Nash-Finch or any of the Nash-Finch Subsidiaries to amend or terminate any Nash-Finch Benefit Plan; or (iii) result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(j) Nash-Finch and the Nash-Finch Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable Nash-Finch Benefit Plan, without the consent of any employee, beneficiary, or other person, prospectively terminate, modify, or amend any such Nash-Finch Benefit Plan effective as of any date on or after the date hereof.

(k) Each Nash-Finch Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) (i) has been operated and administered in compliance with Section 409A of the Code or (ii) any payments under such plans have been earned and vested on or prior to December 31, 2004 and such plans have not been materially modified since October 2, 2004 other than modifications to comply with Code Section 409A and the regulations promulgated thereunder. Neither Nash-Finch nor any of the Nash-Finch Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

(l) There is no pending or, to the Knowledge of Nash-Finch, threatened claim or litigation with respect to any Nash-Finch Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

(m) Since December 29, 2012, neither Nash-Finch nor any of the Nash-Finch Subsidiaries have agreed or otherwise committed to, whether in writing or otherwise, adopt any new plan, program, agreement or policy that would constitute a Nash-Finch Benefit Plan or Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or consultant, except (i) in the ordinary course of business consistent with past practice with respect to individual employees who are not officers (and not with respect to a substantial class of employees) or (ii) as required by applicable Law or any applicable Nash-Finch Benefit Plan, Multiemployer Plan or Collective Bargaining Agreement.

(n) Each of the Nash-Finch Benefit Plans which is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 to the extent applicable, except for such noncompliance that would not reasonably be expected to have a Nash-Finch Material Adverse Effect. Neither Nash-Finch nor any of the Nash-Finch Subsidiaries have any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other material liability arising wholly or partially out of events occurring on or before the Closing.

SECTION 4.17 Labor and Employment Matters.

(a) (i) Nash-Finch and all of the Nash-Finch Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, the identification of particular employees or job classifications as “exempt” or “non-exempt” for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants except for such noncompliance as would not reasonably be expected to have a Nash-Finch Material Adverse Effect; (ii) as of the date hereof there is no unfair labor practice charge or complaint pending before the National Labor Relations Board (the “NLRB”) or, to the Knowledge of Nash-Finch, threatened against Nash-Finch or any of the Nash-Finch Subsidiaries; (iii) as of the date hereof and during the past three years there has been no labor strike, slowdown, work stoppage or lockout, pending or, to the Knowledge of Nash-Finch, threatened against or affecting Nash-Finch or any of the Nash-Finch Subsidiaries; (iv) there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of Nash-Finch or any of the Nash-Finch Subsidiaries; (v) as of the date hereof, Nash-Finch has not received written notice of charges with respect to or relating to Nash-Finch or any of the Nash-Finch Subsidiaries pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (vi) Nash-Finch or any of the Nash-Finch Subsidiaries have not received any written notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Nash-Finch or any of the Nash-Finch Subsidiaries and, to the Knowledge of Nash-Finch, no such investigation is in progress.

(b) Neither Nash-Finch nor any of the Nash-Finch Subsidiaries is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association.

(c) There has been no written representation by Nash-Finch or any of the Nash-Finch Subsidiaries made to any employees that commits Nash-Finch or any of the Nash-Finch Subsidiaries, Spartan Stores, Merger Sub or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.

(d) Since January 1, 2011, neither Nash-Finch nor any of the Nash-Finch Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) or a “mass lay off” (as defined in the WARN Act), in either case affecting any site of employment or facility of Nash-Finch or any of the Nash-Finch Subsidiaries, except in compliance with the WARN Act.

(e) (i) There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or to the Knowledge of Nash-Finch, threatened against Nash-Finch or any of the Nash-Finch Subsidiaries, and (ii) Nash-Finch and all of the Nash-Finch Subsidiaries are in compliance with all applicable occupational health and safety Laws except for such failures to comply as have not had and would not reasonably be expected to have a Nash-Finch Material Adverse Effect.

(f) Neither Nash-Finch nor any of the Nash-Finch Subsidiaries is a party or subject to any Contract which restricts Nash-Finch or any Nash-Finch Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion thereof.

(g) The consummation of the transactions contemplated by this Agreement will not create Liabilities for any act by Nash-Finch or any of the Nash-Finch Subsidiaries on or prior to the Closing under any Collective Bargaining Agreement, Contract or Nash-Finch Benefit Plan.

(h) Nash-Finch has implemented commercially reasonable procedures to ensure that all employees who are performing services for Nash-Finch or any of the Nash-Finch Subsidiaries in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for Spartan Stores, the Surviving Corporation or any of its Subsidiaries or any of the Spartan Stores Subsidiaries following the consummation of the transactions contemplated by this Agreement.

SECTION 4.18 Environmental. Except for any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Nash-Finch Material Adverse Effect, (a) Nash-Finch and each of the Nash-Finch Subsidiaries is and has been in compliance with and has no Liability under applicable Environmental Laws, (b) Nash-Finch and each of the Nash-Finch Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits, (c) there are no Environmental Claims pending or, to the Knowledge of Nash-Finch, threatened against Nash-Finch or any of the Nash-Finch Subsidiaries, and, to the Knowledge of Nash-Finch, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Nash-Finch or any of the Nash-Finch Subsidiaries, (d) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Nash-Finch Site and no Hazardous Materials are present in, on, about or migrating to or from any Nash-Finch Site that could give rise to an Environmental Claim against Nash-Finch or any of the Nash-Finch Subsidiaries, (e) neither Nash-Finch nor any of the Nash-Finch Subsidiaries has entered into or is subject to any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws, (f) neither Nash-Finch nor any of the Nash-Finch Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws, and (g) neither Nash-Finch nor any of the Nash-Finch Subsidiaries, any predecessors of Nash-Finch or any of the Nash-Finch Subsidiaries, nor any entity previously owned by Nash-Finch or any of the Nash-Finch Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against Nash-Finch or any of the Nash-Finch Subsidiaries.

SECTION 4.19 Insurance. Except as has not had and would not reasonably be expected to have a Nash-Finch Material Adverse Effect, each material insurance policy and fidelity bond that covers Nash-Finch or any of the Nash-Finch Subsidiaries or their respective businesses, properties, assets, directors, officers or employees (the “Nash-Finch Policies”) (a) collectively provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law, and (b) is in full force and effect and all premiums due and payable thereon from Nash-Finch or any Nash-Finch Subsidiary have been paid in full. Neither Nash-Finch nor any of the Nash-Finch Subsidiaries is in violation or breach of or default under any of its obligations under any Nash-Finch Policy, except where such default would not reasonably be expected to have a Nash-Finch Material Adverse Effect. There are no material claims by Nash-Finch or any of the Nash-Finch Subsidiaries pending under any of the Nash-Finch Policies as to which coverage has been questioned, denied or disputed by the underwriters in writing or in respect of which such underwriters have reserved their rights in writing.

SECTION 4.20 Suppliers and Customers. As of the date hereof, there is no actual or, to the Knowledge of Nash-Finch, threatened, termination, cancellation or material reduction in the business relationship between Nash-Finch or any of the Nash-Finch Subsidiaries, on the one hand, and any material supplier or material customer of Nash-Finch or the Nash-Finch Subsidiaries, on the other hand, except for the termination of any Contract at its stated expiry date, and no material supplier or material customer has informed Nash-Finch of its intention not to renew or extend, or to the Knowledge of Nash-Finch, threatened not to renew or extend the business relationship between Nash-Finch or any of the Nash-Finch Subsidiaries, on the one hand, and such material supplier or material customer on the other hand.

SECTION 4.21 Information Supplied. None of the information supplied or to be supplied by Nash-Finch for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Joint Proxy Statement, at the date it is first mailed to the Spartan Stores Shareholders or Nash-Finch Stockholders and at the time of the Spartan Stores Shareholder Meeting and the Nash-Finch Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement (other than the portions thereof relating solely to the Spartan Stores Shareholder Meeting), at the time the Joint Proxy Statement is filed with the SEC, at any time it is amended or supplemented, at the time it becomes effective under the Securities Act and at the date it is first mailed to the Spartan Stores Shareholders and Nash-Finch Stockholders, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Nash-Finch with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Spartan Stores or Merger Sub for inclusion or incorporation by reference in the Joint Proxy Statement.

SECTION 4.22 No Brokers. Nash-Finch has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Nash-Finch, Spartan Stores, Merger Sub, or any Nash-Finch Subsidiary to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated by this Agreement, except that Nash-Finch has retained J.P. Morgan Securities LLC to act as its financial advisors in connection with the Merger, the terms of which (including the fees owed by Nash-Finch in connection therewith) have been disclosed in writing to Spartan Stores prior to the date of this Agreement. Nash-Finch has made available to Spartan Stores a true, correct and complete copy of the engagement letter (and all related documents) between Nash-Finch and J.P. Morgan Securities LLC.

SECTION 4.23 Takeover Statutes. Nash-Finch has taken all action required to be taken by it in order to exempt this Agreement, the Merger and the other transactions contemplated by this Agreement from the requirements of any state “moratorium”, “control share acquisition”, “fair price”, “interested Stockholder”, “business combination” or other state anti-takeover laws, other than Section 203 of the DGCL. Nash-Finch does not have in effect any stockholder rights plan, “poison pill” or similar plan or arrangement. Subject to the accuracy of the representation and warranty made in Section 5.3(e), the Nash-Finch Board of Directors has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement and the transactions contemplated hereby, including the Merger.

SECTION 4.24 No Other Representations and Warranties. Except for the representations and warranties made by Nash-Finch and the Nash-Finch Subsidiaries in this Article IV, neither Nash-Finch nor any other Person makes or has made any representation or warranty with respect to Nash-Finch or the Nash-Finch Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Spartan Stores or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing. Except for the representations and warranties contained in this Article IV (as modified or disclosed against by the Nash-Finch Disclosure Letter and Nash-Finch SEC Documents), Nash-Finch hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Spartan Stores or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Spartan Stores by any director, officer, employee, agent, consultant, or representative of Nash-Finch or any of its Affiliates or Representatives). Except for the representations and warranties set forth in Article V or in any certificate delivered pursuant to this Agreement, Nash-Finch hereby acknowledges that neither Spartan Stores, nor any of its respective stockholders, directors, officers, employees, Affiliates, advisors, agents or Representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Spartan Stores, its businesses or operations, including with respect to any information provided or made available to Nash-Finch.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPARTAN STORES

Except as specifically disclosed in the Spartan Stores SEC Reports filed with or furnished to the SEC prior to the date hereof (excluding any risk factor disclosures set forth under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other forward-looking statement of risk that does not contain a reasonable level of detail about the risks of which the statement warns) or as specifically disclosed in the disclosure letter delivered by Spartan Stores to Nash-Finch prior to or concurrently with the execution of this Agreement (the “Spartan Stores Disclosure Letter”), it being understood and agreed that the disclosure of any item in such Spartan Stores SEC Reports shall be deemed disclosure only to the extent the relevance of such disclosure to the sections or subsections of this Article V is reasonably apparent on the face of such disclosure, Spartan Stores and Merger Sub jointly and severally represent and warrant to Nash-Finch that:

SECTION 5.1 Organization, Qualification and Corporate Power. Spartan Stores and each of its Subsidiaries (the “Spartan Stores Subsidiaries”) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except where the failure to be in good standing would not be reasonably expected to have a Spartan Stores Material Adverse Effect, and each of Spartan Stores and the Spartan Stores Subsidiaries has all requisite corporate power and authority, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Spartan Stores and each of the Spartan Stores Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing (where applicable), in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing (where applicable) has not had and would not be reasonably expected to have a Spartan Stores Material Adverse Effect. Spartan Stores has made available to Nash-Finch prior to the date hereof true, correct and complete copies of the certificate of incorporation and bylaws (or equivalent organizational and governing documents) of Spartan Stores and each Spartan Stores Subsidiary.

SECTION 5.2 Subsidiaries.

(a) Each Spartan Stores Subsidiary is wholly owned by Spartan Stores and all outstanding shares of capital stock or other ownership interests of such Spartan Stores Subsidiaries are owned, directly or indirectly, by Spartan Stores, free and clear of any Liens (other than Permitted Liens). Spartan Stores has provided to Nash-Finch a true and complete list of all Spartan Stores Subsidiaries as of the date of this Agreement.

(b) Neither Spartan Stores nor any of the Spartan Stores Subsidiaries owns, directly or indirectly, any material equity or other ownership interest in any Person, except for the Spartan Stores Subsidiaries, and Spartan Stores is not subject to any obligation or requirement to make any material investment (in the form of a loan, capital contribution or otherwise) in any Person, except for incentives to existing and new customers generally consistent with past practices and transactions with or among the Spartan Stores Subsidiaries.

SECTION 5.3 Capitalization.

(a) The authorized capital stock of Spartan Stores consists of 50,000,000 shares of common stock, no par value per share (“Spartan Stores Common Stock”) and 10,000,000 shares of preferred stock, no par value per share (the “Spartan Stores Preferred Stock”). As of the date of this Agreement, (i) 21,897,724 shares of Spartan Stores Common Stock were issued and outstanding, and (ii) no shares of Spartan Stores Preferred Stock were outstanding. Section 5.3 of the Spartan Stores Disclosure Letter sets forth, as of the date of this Agreement, the number of shares of Spartan Stores Common Stock that are authorized and reserved for issuance under each Spartan Stores Stock Plan, and the number of shares of Spartan Stores Common Stock that are subject to outstanding Spartan Stores Stock Options, Spartan Stores Restricted Stock, restricted stock units, performance units, and any other share-based award (collectively, “Spartan Stores Share-Based Awards”) issued under a Spartan Stores Stock Plan. All Spartan Stores Share-Based Awards have been awarded under a Spartan Stores Stock Plan, and, as of the date hereof, there are no other compensatory awards outstanding pursuant to which Spartan Stores Common Stock has issued or is issuable, or that relate to or are determined by reference to the value of Spartan Stores Common Stock. All outstanding shares of Spartan Stores Common Stock, and all Spartan Stores Common Stock reserved for issuance under the Spartan Stores Stock Plans, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and not issued in violation of or subject to any preemptive rights, purchase option, call or right of first refusal rights.

(b) As of the date of this Agreement, there are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any shares of capital stock or other equity or voting interests of Spartan Stores or any of the Spartan Stores Subsidiaries and there are no “phantom stock” rights, stock appreciation rights or other similar rights with respect to the capital stock of Spartan Stores or any of the Spartan Stores Subsidiaries. Neither Spartan Stores nor any of the Spartan Stores Subsidiaries has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with Spartan Stores Shareholders on any matter. There are no Contracts of any kind to which Spartan Stores or any of the Spartan Stores Subsidiaries is a party or by which Spartan Stores or any of the Spartan Stores Subsidiaries is bound, obligating Spartan Stores or any such Spartan Stores Subsidiary to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional shares of capital stock of, or other equity or voting interests in, or options or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, Spartan Stores or any of the Spartan Stores Subsidiaries, or any “phantom stock” right, stock appreciation right or other similar right with respect to Spartan Stores or any of the Spartan Stores Subsidiaries, or obligating Spartan Stores or any of the Spartan Stores Subsidiaries to enter into any such Contract.

(c) There are no outstanding obligations or Contracts, contingent or otherwise, obligating Spartan Stores or any of the Spartan Stores Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, Spartan Stores or any Spartan Stores Subsidiary. There are no voting trusts, registration rights agreements or shareholder agreements to which Spartan Stores or any of the Spartan Stores Subsidiaries is a party with respect to the voting of the capital stock of Spartan Stores or any Spartan Stores Subsidiary or with respect to the granting of registration rights for any capital stock or other securities of Spartan Stores or any of the Spartan Stores Subsidiaries or other equity interests of Spartan Stores or any of the Spartan Stores Subsidiaries or, except in accordance with Section 6.6, granting any person the right to elect, or designate or nominate for election, a director to the Spartan Stores Board of Directors or the Board of Directors of any Spartan Stores Subsidiary.

(d) There are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by Spartan Stores or any of its Subsidiaries other than those imposed by the Laws of general applicability of their respective jurisdictions of organization.

(e) Neither Spartan Stores nor any Spartan Stores Subsidiary owns, whether beneficially or otherwise, directly or indirectly, any shares of capital stock of Nash-Finch.

SECTION 5.4 Authorization; Board Recommendation; Fairness Opinion; Shareholder Approval.

(a) Spartan Stores and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement, to perform their obligations under this Agreement and, subject only to the Spartan Stores Shareholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by Spartan Stores and Merger Sub of this Agreement and the consummation by Spartan Stores and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary action (including the authorization of the Spartan Stores Board of Directors and the board of directors of Merger Sub) and no other action is necessary on the part of Spartan Stores or any of the Spartan Stores Subsidiaries to authorize or approve this Agreement or to consummate the Merger or the transactions contemplated hereby (other than the Spartan Stores Shareholder Approval and compliance with the filing and notice requirements in Sections 5.5(b)(i) through (vi)). This Agreement has been duly executed and delivered by Spartan Stores and Merger Sub and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of Spartan Stores and Merger Sub enforceable against each of Spartan Stores and Merger Sub in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

(b) The Spartan Stores Board of Directors, at a meeting duly called and held, (i) determined after considering the factors set forth in Article VIII, paragraph A of Spartan Stores’ Articles of Incorporation that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Spartan Stores and the Spartan Stores Shareholders, (ii) adopted this Agreement and approved the Merger and authorized the other transactions contemplated by this Agreement, and (iii) subject to Section 6.2, resolved to recommend to the Spartan Stores Shareholders the approval of the issuance of the Spartan Stores Common Stock constituting the Merger Consideration (collectively, the “Spartan Stores Board Recommendation”).

(c) The approval of the issuance of Spartan Stores Common Stock constituting the Merger Consideration by the holders of a majority of the votes cast by the holders of shares of Spartan Stores Common Stock entitled to vote on the action (the “Spartan Stores Shareholder Approval”) is the only vote of the holders of any class or series of Spartan Stores’ securities necessary to approve this Agreement and the Merger.

(d) The Spartan Stores Board of Directors has received the opinion, dated as of the date hereof (the “Spartan Stores Fairness Opinion”), of Moelis & Company LLC, a financial advisor to Spartan Stores, to the effect that, as of such date and based on and subject to the assumptions, qualifications and limitations contained therein, the Exchange Ratio is fair to Spartan Stores from a financial point of view. Spartan Stores has received the consent of Moelis & Company LLC to permit the inclusion of the text of its written opinion in its entirety in the Joint Proxy Statement, so long as Moelis & Company LLC and its counsel have approved any summary of, or other description of, the Spartan Stores Fairness Opinion in the Joint Proxy Statement in advance of its filing with the SEC.

SECTION 5.5 Noncontravention.

(a) Neither the execution and delivery of this Agreement, nor the consummation of the Merger and the other transactions contemplated hereby, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of Spartan Stores or any of the Spartan Stores Subsidiaries, (ii) give rise to any appraisal or other dissenters rights of any Spartan Stores Shareholder, (iii) assuming compliance with the filing and notice requirements set forth in Sections 5.5(b)(i) through (vi) and receipt of applicable approvals thereunder, violate any Law applicable to Spartan Stores or any of the Spartan Stores Subsidiaries on the date hereof or require any filing or registration with, or the giving of any notice to, any Governmental Entity by Spartan Stores or any of the Spartan Stores Subsidiaries, (iv) result in a violation or breach of, constitute a default under, give rise to any right of modification of any obligations or the loss of any benefit under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or otherwise violate any Spartan Stores Material Contract or Permit held by Spartan Stores or any of the Spartan Stores Subsidiaries or (v) result in the creation of any Lien (other than Permitted Liens) on any properties, rights or assets of Spartan Stores or any of the Spartan Stores Subsidiaries, except in the case of clauses (iv) and (v) to the extent that any such violation or requirement that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Spartan Stores Material Adverse Effect.

(b) None of the execution and delivery of this Agreement, nor the consummation of the Merger and the other transactions contemplated hereby (with or without the giving of notice or the lapse of time or both), nor the performance of this Agreement by Spartan Stores and Merger Sub will require any Order or Permit of, or filing with or notification to, any Governmental Entity, except for (i) (A) the filing with the SEC of the Joint Proxy Statement, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Registration Statement, and (C) such other filings under and in compliance with the Securities Act and the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) such filings as may be required under the HSR Act or Other Antitrust Laws, (iii) the filing and recordation of appropriate merger or other documents as required by the DGCL and by relevant authorities of other jurisdictions in which Spartan Stores is qualified to do business (including the filing of the Certificate of Merger), (iv) such Consents from, or registrations, declarations, notices or filings made to or with, any Governmental Entities (other than with respect to securities, antitrust, competition, trade regulation or similar Laws), in each case as may be required in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, (v) such filings with and approvals of NASDAQ as are required to permit the listing of the Merger Consideration, and (vi) such other Orders, Permits, filings and notifications which if not obtained or made would not reasonably be expected to have a material and adverse effect on Spartan Stores and its Subsidiaries, taken as a whole.

SECTION 5.6 SEC Reports.

(a) Since March 26, 2011, Spartan Stores has filed or furnished all forms, documents and reports required to be filed or furnished with the SEC under the Securities Act or the Exchange Act (collectively with any amendments thereto, but excluding the Joint Proxy Statement and the Registration Statement, the “Spartan Stores SEC Reports”). Each of the Spartan Stores SEC Reports, in each case as of its filing date, or, if amended, as finally amended prior to the date hereof (with respect to those Spartan Stores SEC Reports filed prior to the date hereof), has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and none of the Spartan Stores SEC Reports, when filed or, if amended, as finally amended prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Spartan Stores Subsidiaries are or ever have been required to file periodic reports with the SEC. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Spartan Stores SEC Reports.

(b) Spartan Stores has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and Spartan Stores has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Spartan Stores has disclosed, based on its most recent evaluation prior to the date hereof, to Spartan Stores’ auditors and the audit committee of the Spartan Stores Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Spartan Stores’ ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in Spartan Stores’ internal controls over financial reporting. Since March 26, 2011, neither Spartan Stores nor any of the Spartan Stores Subsidiaries has Knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Spartan Stores or any Spartan Stores Subsidiary or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that Spartan Stores or any Spartan Stores Subsidiary has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness. Since March 26, 2011, subject to any applicable grace periods, Spartan Stores has been and is in compliance with (A) the applicable provisions of the Sarbanes Oxley Act of 2002 and (B) the applicable listing and corporate governance rules and regulations of NASDAQ, except in each case as has not had and would not reasonably be expected to have, a Spartan Stores Material Adverse Effect.

SECTION 5.7 Financial Statements.

(a) The consolidated financial statements (including the related notes and schedules) included in the Spartan Stores SEC Reports (i) complied as to form, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and published rules and regulations of the SEC with respect thereto and (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited statements, as permitted by the SEC with respect to Form 10-Q filings) and, on that basis, fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows and changes in shareholders’ equity of Spartan Stores and the Spartan Stores Subsidiaries as of the indicated dates and for the indicated periods (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of notes).

(b) There exist no Liabilities of Spartan Stores or any of the Spartan Stores Subsidiaries other than (i) Liabilities that are adequately reflected, reserved for or disclosed in Spartan Stores’ consolidated financial statements and related notes set forth in Spartan Stores’ Annual Report on Form 10-K for the fiscal year ended March 30, 2013 as filed with the SEC prior to the date hereof, (ii) Liabilities incurred in the ordinary course of business of Spartan Stores and the Spartan Stores Subsidiaries, or (iii) Liabilities that would not reasonably be expected to have a Spartan Stores Material Adverse Effect.

SECTION 5.8 Taxes.

(a) All material Tax Returns required by applicable Law to have been filed by Spartan Stores and each of the Spartan Stores Subsidiaries since March 31, 2007 have been filed when due (taking into account any extensions), and each such Tax Return is complete and accurate and correctly reflects the liability for Taxes in all material respects. Since March 31, 2007, Spartan Stores and each of the Spartan Stores Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any third-party. Since March 31, 2007, all material Taxes that are due and payable have been paid.

(b) There is no audit or other proceeding pending against or with respect to Spartan Stores or any of the Spartan Stores Subsidiaries with respect to any material amount of Tax. There are no material Liens on any of the assets of Spartan Stores or any of the Spartan Stores Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c) Neither Spartan Stores nor any of the Spartan Stores Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Taxes, which waiver or extension is still open.

(d) Neither Spartan Stores nor any of the Spartan Stores Subsidiaries is a party to any Tax allocation or sharing agreement.

(e) Neither Spartan Stores nor any of the Spartan Stores Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return for any taxable period for which the statute of limitations has not expired (other than a group of which Spartan Stores and the Spartan Stores Subsidiaries are the only members).

(f) Within the past three years, neither Spartan Stores nor any Spartan Stores Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(g) Neither Spartan Stores nor any Spartan Stores Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code (or a similar provision of state Law).

(h) Neither Spartan Stores nor any Spartan Stores Subsidiary has taken any action or has Knowledge of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(i) There has been no disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Spartan Stores or any Spartan Stores Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise.

SECTION 5.9 Compliance with Laws; Orders; Permits.

(a) With such exceptions as have not had, and would not reasonably be expected to have, a Spartan Stores Material Adverse Effect: (i) Spartan Stores and each of the Spartan Stores Subsidiaries is in compliance with all Laws and Permits to which Spartan Stores or any such Spartan Stores Subsidiary is subject; (ii) since January 1, 2011, no Governmental Entity has determined that Spartan Stores or any of the Spartan Stores Subsidiaries has violated any Law or Permit relating to the conduct of Spartan Stores’ or the Spartan Stores Subsidiaries’ business; (iii) neither Spartan Stores nor any of the Spartan Stores Subsidiaries has received notice of any investigation by a Governmental Entity involving whether Spartan Stores or any of the Spartan Stores Subsidiaries has violated any Law or Permit relating to the conduct of Spartan Stores’ or any of the Spartan Stores Subsidiaries’ businesses; and (iv) there is not presently pending or, to the

Knowledge of Spartan Stores, threatened, any Action, demand letters, or other communications relating to any alleged violation of any Law or Permit pertaining to the conduct of Spartan Stores’ or any of the Spartan Stores Subsidiaries’ businesses.

(b) Spartan Stores and each of the Spartan Stores Subsidiaries currently owns, holds, possesses, obtained or lawfully uses in the operation of its business all material Permits that are necessary to operate their respective retail, wholesale, and private label activities; to own, lease, and operate their properties and assets; and conduct their business substantially as presently conducted. Except as have not had, and would not reasonably be expected to have, a Spartan Stores Material Adverse Effect: (i) as of the date hereof, there are no Actions by a Governmental Entity pending or threatened in writing relating to any violation, restriction, amendment, nonrenewal, suspension, withdrawal, revocation, or cancellation of any Permits that are necessary to operate Spartan Stores’ or any of the Spartan Stores Subsidiaries’ retail, wholesale, and private label activities; to own, lease, and operate their properties and assets; and conduct their business substantially as presently conducted; (ii) Spartan Stores and each of the Spartan Stores Subsidiaries are in compliance with all such Permits; and (iii) all such Permits are in full force and effect.

(c) Except as has not had, and would not reasonably be expected to have, a Spartan Stores Material Adverse Effect, since January 1, 2011 none of the products marketed, sold, or distributed under Spartan Stores’ and each of the Spartan Stores Subsidiaries’ private labels, or otherwise produced, manufactured, or made by Spartan Stores and each of the Spartan Stores Subsidiaries, have been recalled from the market, or subjected to any other similar corrective action, whether voluntary or otherwise, nor is any product recall, or other similar corrective action currently under consideration by Spartan Stores or any of the Spartan Stores Subsidiaries.

(d) (i) Since January 1, 2011, none of Spartan Stores, the Spartan Stores Subsidiaries or any director, officer, manager, member, partner or employee of Spartan Stores or any of the Spartan Stores Subsidiaries have been, and, to the Knowledge of Spartan Stores, none of Spartan Stores, the Spartan Stores Subsidiaries, or any director, officer, manager, member, partner or employee of Spartan Stores or any of the Spartan Stores Subsidiaries has ever been, suspended or debarred from doing business with a Federal Governmental Entity or, to the Knowledge of Spartan Stores, proposed for suspension or debarment by a Federal Governmental Entity; (ii) no reasonable basis exists to give rise to a material claim by a Federal Governmental Entity (or other counterparty) for fraud, conflict of interest, bribery or gratuity violation found in Title 18 of the United States Code or of the False Claim Act (31 U.S.C. §§ 3729-3733) in connection with any Federal Governmental Contract to which Spartan Stores or any of the Spartan Stores Subsidiaries is a party; (iii) neither Spartan Stores nor any of the Spartan Stores Subsidiaries has breached or violated in any material respect any Federal Governmental Contract to which Spartan Stores or any of the Spartan Stores Subsidiaries is a party; (iv) neither Spartan Stores nor any of the Spartan Stores Subsidiaries has received written notice from any Federal Governmental Entity or other counterparty to a Federal Governmental Contract, that Spartan Stores or any of the Spartan Stores Subsidiaries has or may have breached or violated in any material respect any Federal Governmental Contract and (v) to the Knowledge of Spartan Stores, neither any Federal Governmental Entity nor any other counterparty to a Federal Governmental Contract has questioned or disallowed any costs claimed by Spartan Stores or a Spartan Stores Subsidiary under any Federal Governmental Contract to which Spartan Stores or any of the Spartan Stores Subsidiaries is a party, and there are no facts or occurrences that could form a basis for disallowing any such costs.

SECTION 5.10 Healthcare Matters.

(a) Spartan Stores and each of the Spartan Stores Subsidiaries timely, accurately, and completely have filed, or cause to be filed, all Healthcare Regulatory Filings. All such Healthcare Regulatory Filings comply with applicable Law in all material respects. To the Knowledge of Spartan Stores, there are no pending or threatened actions to recoup, disallow, or suspend, any payments due to Spartan Stores or each of the Spartan Stores Subsidiaries or any amounts that are due to any Governmental Entity that remain unpaid.

(b) Neither Spartan Stores, any of the Spartan Stores Subsidiaries nor, to the Knowledge of Spartan Stores, any director, officer, manager, member, partner, or employee of Spartan Stores or any of the Spartan Stores Subsidiaries is party to a corporate integrity agreement, consent order, consent decree, permanent injunction or other settlement agreement with any Governmental Entity or pursuant to any Healthcare Matters Permit, Accreditation or Reimbursement Approval relating to either Spartan Stores or any of the Spartan Stores Subsidiaries. Neither Spartan Stores, any of the Spartan Stores Subsidiaries, nor, to the Knowledge of Spartan Stores, any director, officer, manager, member, partner or employee of Spartan Stores or any of the Spartan Stores Subsidiaries:

(i) has had a civil monetary penalty assessed against it, him or her pursuant to 42 U.S.C. § 1320a-7a;

(ii) has been excluded from participation in state or federal healthcare programs, including Medicare and Medicaid, lost its billing privileges for any state or federal healthcare programs, been debarred from contracting with Governmental Entities, or been debarred pursuant to the Federal Food, Drug, and Cosmetic Act, or has taken any actions that could result in exclusion, loss of billing privileges, or debarment; or

(iii) has been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any of those offenses described in 42 U.S.C. § 1320a-7b or 18 U.S.C. §§ 669, 1035, 1347, or 1518.

SECTION 5.11 Properties.

(a) Except as would not reasonably be expected to have a Spartan Stores Material Adverse Effect, Spartan Stores and each Spartan Stores Subsidiary has good and valid title to, or valid leasehold interests in, all of their respective personal and real properties and assets as used in their respective businesses as presently conducted, and all such personal and real properties and assets, other than personal and real properties and assets in which Spartan Stores or any of the Spartan Stores Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens. Spartan Stores and each of the Spartan Stores Subsidiaries has complied in all material respects with the terms of all leases to which it is a party. All material leases to which Spartan Stores or any Spartan Stores Subsidiary is a party and under which it is in possession of any personal or real property are valid and binding contracts and are in full force and effect and neither Spartan Stores nor any Spartan Stores Subsidiary has received any written notice alleging violation, breach, or default of such lease. Spartan Stores and each Spartan Stores Subsidiary is in possession of the properties or assets purported to be leased under all its material leases. The tangible personal and real property and assets of Spartan Stores and the Spartan Stores Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted and subject to maintenance and repair in the ordinary course of business, and are adequate for the uses to which they are being put.

(b) With respect to real property owned by Spartan Stores or any Spartan Stores Subsidiary, none of Spartan Stores nor any Spartan Stores Subsidiary (i) has received written notice of any pending, and to the Knowledge of Spartan Stores there is no threatened, condemnation proceeding against any of such real property or (ii) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, a Spartan Stores Material Adverse Effect.

(c) With respect to real property leased, subleased or licensed by Spartan Stores or any Spartan Stores Subsidiary, none of Spartan Stores nor any Spartan Stores Subsidiary (i) has received any written notice alleging a violation, breach or default under any lease of such real property, except for matters being contested in good faith for which adequate accruals or reserves have been established on the books and records of Spartan Stores or (ii) as of the date of this Agreement, (A) has received written notice of any pending, and to the Knowledge of Spartan Stores there is no threatened, condemnation proceeding with respect to any of such real property or (B) has received written notice from any Governmental Entity that such real property is not in compliance with any applicable Law, except as have not had, and would not reasonably be expected to have, a Spartan Stores Material Adverse Effect.

SECTION 5.12 Intellectual Property.

(a) Spartan Stores and the Spartan Stores Subsidiaries exclusively own, or have a valid license or other valid right to use, all material Intellectual Property as used in their business as presently conducted; it being understood that the foregoing shall not be construed to expand or diminish the scope of the non-infringement representations and warranties that follow in this Section 5.12(a). No Actions, suits or other proceedings are pending or, to the Knowledge of Spartan Stores, threatened that Spartan Stores or any of the Spartan Stores Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property. To the Knowledge of Spartan Stores, no Person is infringing, misappropriating or otherwise violating the rights of Spartan Stores or any of the Spartan Stores Subsidiaries with respect to any Intellectual Property owned or purported to be owned by Spartan Stores or any of the Spartan Stores Subsidiaries (collectively the “Spartan Stores-Owned Intellectual Property”). Except as would not reasonably be expected to have a Spartan Stores Material Adverse Effect, to the Knowledge of Spartan Stores, no circumstances exist which could reasonably be expected to give rise to any: (i) proceeding that challenges the rights of Spartan Stores or any of the Spartan Stores Subsidiaries with respect to the validity or enforceability of the Spartan Stores-Owned Intellectual Property; or (ii) claim of infringement, misappropriation, or violation of the Intellectual Property rights of any Person.

(b) Except as would not reasonably be expected to have a Spartan Stores Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not give rise to any claim by any Person to a right to own, purchase, transfer, use, alter, impair, extinguish or restrict any Spartan Stores-Owned Intellectual Property or Intellectual Property licensed to Spartan Stores and/or the Spartan Stores Subsidiaries.

(c) Since January 1, 2011, except as would not reasonably be expected to have a Spartan Stores Material Adverse Effect, Spartan Stores and the Spartan Stores Subsidiaries have taken commercially reasonable steps under the circumstances to protect and maintain the proprietary nature of each item of Spartan Stores-Owned Intellectual Property and the confidentiality of the trade secrets that constitute Spartan Stores-Owned Intellectual Property.

SECTION 5.13 Absence of Certain Changes or Events. Since March 30, 2013 (a) Spartan Stores and the Spartan Stores Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and (b) no event has occurred that has had or would reasonably be expected to have a Spartan Stores Material Adverse Effect.

SECTION 5.14 Contracts.

(a) For the purposes of this Agreement, “Spartan Stores Material Contract” means any of the following Contracts to which Spartan Stores or any of the Spartan Stores Subsidiaries is a party or bound as of the date hereof:

(i) each Contract that (A) has been or (B) would be required to be, but has not been, filed by Spartan Stores as a material contract pursuant to Item 601(b)(10) of Regulation S-K on Form 10-K under the Exchange Act as if such Form 10-K were filed as of the date hereof;

(ii) each Contract, other than any Contracts contemplated by this Agreement, that limits (or purports to limit) in any material respect the ability of Spartan Stores or any of the Spartan Stores Subsidiaries to engage or compete in any business (including geographic restrictions and exclusive arrangements);

(iii) each Contract that creates a material partnership or material joint venture with respect to Spartan Stores or any of the Spartan Stores Subsidiaries;

(iv) each indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness in excess of $2,500,000;

(v) each material Contract with a Governmental Entity (other than a Contract with a Federal Governmental Entity);

(vi) each material Contract with a Federal Governmental Entity;

(vii) each Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise) or material asset, other than this Agreement, pursuant to which Spartan Stores or any of the Spartan Stores Subsidiaries has any continuing obligations, contingent or otherwise;

(viii) each Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Spartan Stores or any of the Spartan Stores Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(ix) each voting agreement or registration rights agreement with respect to the capital stock of Spartan Stores or any of the Spartan Stores Subsidiaries;

(x) each Contract granting Spartan Stores or any Spartan Stores Subsidiary the right to use, restricting Spartan Stores’ or any Spartan Stores Subsidiary’s right to use, or granting any other Person the right to use Intellectual Property that is material to the conduct of Spartan Stores’ or any Spartan Stores Subsidiary’s business (including any license, franchise agreement, co-existence agreement, concurrent-use agreement, settlement agreement or other similar type Contract), but excluding any Contract entered into with a distribution customer in the ordinary course of business; and

(xi) each Contract involving a standstill or similar obligation of Spartan Stores or any of the Spartan Stores Subsidiaries relating to the purchase of securities of Spartan Stores or any other Person.

(b) Prior to the date of this Agreement, Spartan Stores has provided or made available to Nash-Finch a true and complete copy of each Material Contract. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Spartan Stores Material Adverse Effect, (i) all Spartan Stores Material Contracts are in full force and effect as of the date hereof, (ii) neither Spartan Stores nor any of the Spartan Stores Subsidiaries is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Spartan Stores Material Contract, (iii) to the Knowledge of Spartan Stores, no other party to any Spartan Stores Material Contract is in breach of or in default under such Spartan Stores Material Contract, and (iv) neither Spartan Stores nor any of the Spartan Stores Subsidiaries has received written notice of breach or termination (or proposed breach or termination) of any Spartan Stores Material Contract.

SECTION 5.15 Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Spartan Stores, threatened against Spartan Stores or any of the Spartan Stores Subsidiaries that challenges or seeks to enjoin, alter, prevent or materially delay the Merger. There is no Action pending or, to the Knowledge of Spartan Stores, threatened against Spartan Stores or any of the Spartan Stores Subsidiaries that has had, or would reasonably be expected to have, a Spartan Stores Material Adverse Effect. There is no material unsatisfied judgment, penalty or award against Spartan Stores or any of the Spartan Stores Subsidiaries. Neither Spartan Stores nor any of the Spartan Stores Subsidiaries, nor any of their respective properties or assets, is subject to any Order or any investigation by a Governmental Entity that has had, or would reasonably be expected to have, a Spartan Stores Material Adverse Effect. No officer or director of Spartan Stores or any of the Spartan Stores Subsidiaries is a defendant in any Action commenced by any Spartan Stores Shareholder or any of the Spartan Stores Subsidiaries with respect to the performance of his or her duties as an officer or a director of Spartan Stores or any of the Spartan Stores Subsidiaries under any applicable Law, except for any Action arising out of or relating to the Merger or the transactions contemplated by this Agreement.

SECTION 5.16 Employee Benefits.

(a) Spartan Stores has delivered or made available to Nash-Finch true and complete copies of all material Spartan Stores Benefit Plans and true and complete copies of all participation agreements with any

Multiemployer Plans in which Spartan Stores or any ERISA Affiliate participates. Each Spartan Stores Benefit Plan is in compliance with all applicable requirements of ERISA, the Code and all other applicable Laws and has been administered in accordance with its terms and such Laws, except for such noncompliance that has not had and would not reasonably be expected to have a Spartan Stores Material Adverse Effect.

(b) Each Spartan Stores Benefit Plan that is intended to be qualified within the meaning of Section 401 of the Code is so qualified and has at all times since its adoption been so qualified, and to the Knowledge of Spartan Stores, no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such qualification in any material respect.

(c) All contributions, payments or premiums required to be made with respect to any Spartan Stores Benefit Plan or Multiemployer Plan by Spartan Stores on or before the date hereof have been timely made, and all benefits accrued under any unfunded Spartan Stores Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of Spartan Stores and the Spartan Stores Subsidiaries have performed all material obligations required to be performed under all Spartan Stores Benefit Plans and any Multiemployer Plan with respect to which Spartan Stores or any ERISA Affiliate of Spartan Stores has an obligation to contribute or has or could have withdrawal liability under Section 4201 of ERISA.

(d) Neither Spartan Stores nor any of the Spartan Stores Subsidiaries maintains or contributes to, or is party to, and, at no time since March 31, 2007 maintained, contributed to, or was a party to, any plan, program, agreement or policy that (i) is a “multiple employer plan” as defined in ERISA or the Code (whether or not subject thereto), (ii) is described in Section 401(a)(1) of ERISA (whether or not subject thereto), (iii) is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of the Code, (iv) is a voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or (v) is primarily for the benefit of employees who reside outside of the United States.

(e) No event has occurred or is expected to occur, and to the Knowledge of Spartan Stores, no condition or circumstance exists, that could result, directly or indirectly, in any indirect, contingent or secondary liability under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA to any party with respect to any Spartan Stores Benefit Plan or Multiemployer Plan.

(f) With respect to each Spartan Stores Benefit Plan that is a “defined benefit plan” within the meaning of section 414(j) of the Code or 3(35) of ERISA (other than a Multiemployer Plan), as of the date of this Agreement, (i) there is no material “accumulated funding deficiency” within the meaning of section 302 of ERISA or section 412 of the Code; (ii) there are no material “unfunded benefit liabilities” within the meaning of section 4001(a)(18) of ERISA; and (iii) since March 31, 2007, no unreported “reportable event” (within the meaning of section 4043 of ERISA) has occurred.

(g) With respect to each Multiemployer Plan, (i) no event or events have occurred or been committed to before the Closing Date that are expected to result in a complete withdrawal or partial withdrawal by Spartan Stores or any of the Spartan Stores Subsidiaries or any ERISA Affiliate either before or after the Closing Date, and Spartan Stores has no reason to believe that any Multiemployer Plan will make a withdrawal liability claim against Spartan Stores based on any event that has occurred prior to the Closing Date, (ii) no written notice has been received that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the plan is or may become “insolvent” (within the meaning of section 4241 of ERISA), (iii) there is no contingent liability for withdrawal liability by reason of a sale of assets pursuant to section 4204 of ERISA, and (iv) if Spartan Stores or any ERISA Affiliate were to have a complete or partial withdrawal under section 4203 of ERISA as of the Closing, no obligation to pay withdrawal liability would exist on the part of Spartan Stores or any ERISA Affiliate.

(h) With respect to any Spartan Stores Benefit Plan that provides health or death benefit coverage beyond the termination of an employee’s employment, except as required by Part 6 of Subtitle B of Title I of ERISA or section 4980B of the Code or any state Laws requiring continuation of benefits coverage following termination of employment, as of the date of this Agreement, there is no material accumulated unfunded post-retirement benefit obligation, within the meaning of, and determined in accordance with FAS 106, attributable to all employees and former employees based on actuarial assumptions used by Spartan Stores to value such obligation in the most recent actuarial valuation thereof, and there is no commitment or agreement (whether written or oral) that would prevent the termination or modification as to such employees or former employees of any Spartan Stores Benefit Plan under which such obligations arise.

(i) The execution, delivery of, and performance by Spartan Stores of its obligations under the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) will not (i) result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of Spartan Stores or any of the Spartan Stores Subsidiaries; (ii) result in the triggering or imposition of any restrictions or limitations on the right of Spartan Stores or any of the Spartan Stores Subsidiaries to amend or terminate any Spartan Stores Benefit Plan; or (iii) result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(j) Spartan Stores and the Spartan Stores Subsidiaries may, subject to the limitations imposed by applicable Law and the terms of the applicable Spartan Stores Benefit Plan, without the consent of any employee, beneficiary, or other person, prospectively terminate, modify, or amend any such Spartan Stores Benefit Plan effective as of any date on or after the date hereof.

(k) Each Spartan Stores Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) (i) has been operated and administered in compliance with Section 409A of the Code or (ii) any payments under such plans have been earned and vested on or prior to December 31, 2004, and such plans have not been materially modified since October 2, 2004 other than modifications to comply with Code Section 409A and the regulations promulgated thereunder. Neither Spartan Stores nor any of the Spartan Stores Subsidiaries have entered into any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person for any Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

(l) There is no pending or, to the Knowledge of Spartan Stores, threatened claim or litigation with respect to any Spartan Stores Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

(m) Since March 30, 2013, neither Spartan Stores nor any of the Spartan Stores Subsidiaries have agreed or otherwise committed to, whether in writing or otherwise, adopt any new plan, program, agreement or policy that would constitute a Spartan Stores Benefit Plan or Multiemployer Plan or increase or improve the compensation, benefits, or terms and conditions of employment or service of any director, officer, employee, or consultant, except (i) in the ordinary course of business consistent with past practice with respect to individual employees who are not officers (and not with respect to a substantial class of employees) or (ii) as required by applicable Law or any applicable Spartan Stores Benefit Plan, Multiemployer Plan or Collective Bargaining Agreement.

(n) Each of the Spartan Stores Benefit Plans which is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA is in compliance with the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 to the extent applicable, except for such noncompliance that would not reasonably be expected to have a Spartan Stores Material Adverse Effect. Neither Spartan Stores nor any of the Spartan Stores Subsidiaries have any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other material liability arising wholly or partially out of events occurring on or before the Closing.

SECTION 5.17 Labor and Employment Matters.

(a) (i) Spartan Stores and all of the Spartan Stores Subsidiaries are in compliance with all applicable Laws relating to labor and employment practices, including those relating to wages, employee benefits, hours and overtime, workplace safety and health, immigration, individual and collective termination, non-discrimination and data privacy, the identification of particular employees or job classifications as “exempt” or “non-exempt” for purposes of such obligations, and any and all other matters involving compensation or benefits afforded to or not afforded to employees, contractors or consultants except for such noncompliance as would not reasonably be expected to have a Spartan Stores Material Adverse Effect; (ii) as of the date hereof there is no unfair labor practice charge or complaint pending before the NLRB or, to the Knowledge of Spartan Stores, threatened against Spartan Stores or any of the Spartan Stores Subsidiaries; (iii) as of the date hereof and during the past three years there has been no labor strike, slowdown, work stoppage or lockout, pending or, to the Knowledge of Spartan Stores, threatened against or affecting Spartan Stores or any of the Spartan Stores Subsidiaries; (iv) there is no representation claim or petition pending before the NLRB or any similar foreign agency relating to the employees of Spartan Stores or any of the Spartan Stores Subsidiaries; (v) as of the date hereof, Spartan Stores has not received written notice of charges with respect to or relating to Spartan Stores or any of the Spartan Stores Subsidiaries pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices; and (vi) Spartan Stores or any of the Spartan Stores Subsidiaries have not received any written notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Spartan Stores or any of the Spartan Stores Subsidiaries and, to the Knowledge of Spartan Stores, no such investigation is in progress.

(b) Neither Spartan Stores nor any of the Spartan Stores Subsidiaries is party to, bound by, or negotiating any Collective Bargaining Agreement or any other Contract with any labor organization, union, works council, employee representative or association.

(c) There has been no written representation by Spartan Stores or any of the Spartan Stores Subsidiaries made to any employees that commits Spartan Stores or any of the Spartan Stores Subsidiaries, Merger Sub or the Surviving Corporation to retain them as employees for any period of time subsequent to the Closing.

(d) Since January 1, 2011, neither Spartan Stores nor any of the Spartan Stores Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) or a “mass lay off” (as defined in the WARN Act), in either case affecting any site of employment or facility of Spartan Stores or any of the Spartan Stores Subsidiaries, except in compliance with the WARN Act.

(e) (i) There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or to the Knowledge of Spartan Stores, threatened against Spartan Stores or any of the Spartan Stores Subsidiaries, and (ii) Spartan Stores and all of the Spartan Stores Subsidiaries are in compliance with all applicable occupational health and safety Laws except for such failures to comply as have not had and would not reasonably be expected to have a Spartan Stores Material Adverse Effect.

(f) Neither Spartan Stores nor any of the Spartan Stores Subsidiaries is a party or subject to any Contract which restricts Spartan Stores or any Spartan Stores Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion thereof.

(g) The consummation of the transactions contemplated by this Agreement will not create Liabilities for any act by Spartan Stores or any of the Spartan Stores Subsidiaries on or prior to the Closing under any Collective Bargaining Agreement, Contract or Spartan Stores Benefit Plan.

(h) Spartan Stores has implemented commercially reasonable procedures to ensure that all employees who are performing services for Spartan Stores or any of the Spartan Stores Subsidiaries in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for Spartan Stores, the Surviving Corporation or any of its Subsidiaries or any of the Spartan Stores Subsidiaries following the consummation of the transactions contemplated by this Agreement.

SECTION 5.18 Environmental. Except for any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Spartan Stores Material Adverse Effect, (a) Spartan Stores and each of the Spartan Stores Subsidiaries is and has been in compliance with and has no Liability under applicable

Environmental Laws, (b) Spartan Stores and each of the Spartan Stores Subsidiaries possesses, has possessed and is and has been in compliance with all required Environmental Permits, (c) there are no Environmental Claims pending or, to the Knowledge of Spartan Stores, threatened against Spartan Stores or any of the Spartan Stores Subsidiaries, and, to the Knowledge of Spartan Stores, there are no facts or circumstances which could reasonably be expected to form the basis for any Environmental Claim against Spartan Stores or any of the Spartan Stores Subsidiaries, (d) no Releases of Hazardous Materials have occurred and no Person has been exposed to any Hazardous Materials at, from, in, to, on, or under any Spartan Stores Site and no Hazardous Materials are present in, on, about or migrating to or from any Spartan Stores Site that could give rise to an Environmental Claim against Spartan Stores or any of the Spartan Stores Subsidiaries, (e) neither Spartan Stores nor any of the Spartan Stores Subsidiaries has entered into or is subject to any judgment, decree, order or other similar requirement of or agreement with any Governmental Entity under any Environmental Laws, (f) neither Spartan Stores nor any of the Spartan Stores Subsidiaries has assumed responsibility for or agreed to indemnify or hold harmless any Person for any Liability, arising under or relating to Environmental Laws, and (g) neither Spartan Stores nor any of the Spartan Stores Subsidiaries, any predecessors of Spartan Stores or any of the Spartan Stores Subsidiaries, nor any entity previously owned by Spartan Stores or any of the Spartan Stores Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-Site location which has or could result in an Environmental Claim against Spartan Stores or any of the Spartan Stores Subsidiaries.

SECTION 5.19 Insurance. Except as has not had and would not reasonably be expected to have a Spartan Stores Material Adverse Effect, each material insurance policy and fidelity bond that covers Spartan Stores or any of the Spartan Stores Subsidiaries or their respective businesses, properties, assets, directors, officers or employees (the “Spartan Stores Policies”) (a) collectively provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law, and (b) is in full force and effect and all premiums due and payable thereon from Spartan Stores or any Spartan Stores Subsidiary have been paid in full. Neither Spartan Stores nor any of the Spartan Stores Subsidiaries is in violation or breach of or default under any of its obligations under any Spartan Stores Policy, except where such default would not reasonably be expected to have a Nash-Finch Material Adverse Effect. There are no material claims by Spartan Stores or any of the Spartan Stores Subsidiaries pending under any of the Spartan Stores Policies as to which coverage has been questioned, denied or disputed by the underwriters in writing or in respect of which such underwriters have reserved their rights in writing.

SECTION 5.20 Suppliers and Customers. As of the date hereof, there is no actual or, to the Knowledge of Spartan Stores, threatened, termination, cancellation or material reduction in the business relationship between Spartan Stores or any of the Spartan Stores Subsidiaries, on the one hand, and any material supplier or material customer of Spartan Stores or the Spartan Stores Subsidiaries, on the other hand, except for the termination of any Contract at its stated expiry date, and no material supplier or material customer has informed Spartan Stores of its intention not to renew or extend, or to the Knowledge of Spartan Stores, threatened not to renew or extend the business relationship between Spartan Stores or any of the Spartan Stores Subsidiaries, on the one hand, and such material supplier or material customer on the other hand.

SECTION 5.21 Information Supplied. None of the information supplied or to be supplied by Spartan Stores for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Joint Proxy Statement, at the date it is first mailed to Spartan Stores’ Shareholders and Nash-Finch’s Stockholders and at the time of the Spartan Stores Shareholder Meeting and the Nash-Finch Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement (other than the portions thereof relating solely to the Nash-Finch Stockholder Meeting) will at the time the Joint Proxy Statement is filed with the SEC, at any time it is amended or supplemented, at the time it becomes effective under the Securities Act and at the date it is first mailed to the Spartan Stores Shareholders and Nash-Finch Stockholders, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Spartan Stores or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Nash-Finch for inclusion or incorporation by reference in the Joint Proxy Statement.

SECTION 5.22 No Brokers. Spartan Stores has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Nash-Finch, Spartan Stores, Merger Sub or any Spartan Stores Subsidiary to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated by this Agreement, except that Spartan Stores has retained Moelis & Company LLC to act as its financial advisors in connection with the Merger, the terms of which (including the fees owed by Spartan Stores in connection therewith) have been disclosed in writing to Nash-Finch prior to the date of this Agreement. Spartan Stores has made available to Nash-Finch a true, correct and complete copy of the engagement letter (and all related documents) between Spartan Stores and Moelis & Company LLC.

SECTION 5.23 Takeover Statutes. Spartan Stores has taken all action required to be taken by it in order to exempt this Agreement, the Merger and the other transactions contemplated by this Agreement from the requirements of any state “moratorium”, “control share acquisition”, “fair price”, “interested Shareholder”, “business combination” or other state anti-takeover laws. Spartan Stores does not have in effect any shareholder rights plan, “poison pill” or similar plan or arrangement.

SECTION 5.24 No Other Representations and Warranties. Except for the representations and warranties made by Spartan Stores and the Spartan Stores Subsidiaries in this Article V, neither Spartan Stores nor any other Person makes or has made any representation or warranty with respect to Spartan Stores or the Spartan Stores Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Nash-Finch or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing. Except for the representations and warranties contained in this Article V (as modified or disclosed against by the Spartan Stores Disclosure Letter and Spartan Stores SEC Documents), Spartan Stores hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Nash-Finch or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Nash-Finch by any director, officer, employee, agent, consultant, or representative of Spartan Stores or any of its Affiliates or Representatives). Except for the representations and warranties set forth in Article IV or in any certificate delivered pursuant to this Agreement, Spartan Stores hereby acknowledges that neither Nash-Finch, nor any of its respective stockholders, directors, officers, employees, Affiliates, advisors, agents or Representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to Nash-Finch, its businesses or operations, including with respect to any information provided or made available to Spartan Stores.

ARTICLE VI

COVENANTS

SECTION 6.1 Conduct of Business.

(a) Conduct of Business by Nash-Finch. Nash-Finch shall, and shall cause each of the Nash-Finch Subsidiaries to, during the period from the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Spartan Stores (which consent shall not be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary course of business generally consistent with past practice, and, to the extent consistent therewith, Nash-Finch shall, and shall cause each of the Nash-Finch Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and the Nash-Finch Subsidiaries’ business organization, to keep available the services of its and the Nash-Finch Subsidiaries’ current officers and employees, and to preserve its and the Nash-Finch Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, except as otherwise expressly contemplated by this Agreement or as set forth on Section 6.1(a) of the Nash-Finch Disclosure Letter or as required by applicable Law, Nash-Finch shall not, nor shall it permit any of the Nash-Finch Subsidiaries to, without the prior written consent of Spartan Stores (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend its certificate of incorporation or by-laws (or other comparable organizational documents);

(ii) (A) split, combine or reclassify any securities issued by Nash-Finch or any of the Nash-Finch Subsidiaries, (B) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any securities issued by Nash-Finch or any of the Nash-Finch Subsidiaries, except for the acceptance of shares of Nash-Finch Common Stock delivered in satisfaction of the exercise price or tax withholding obligations by holders of Awards under Nash-Finch Stock Plans that are outstanding as of the date hereof who exercise such Awards, and shares of Common Stock submitted for cancellation to satisfy tax withholding obligations that occur upon the vesting of Nash-Finch Restricted Stock that are outstanding as of the date hereof, or (C) except as set forth on Section 6.1(a)(ii) of the Nash-Finch Disclosure Letter declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock, except (1) subject to Section 6.19, payment of quarterly cash dividends by Nash-Finch in an amount not to exceed $0.18 per share of Nash-Finch Common Stock and in a manner consistent with past practice with respect to the timing of the declaration, payment and record date of such dividend, and (2) distributions to or from the Nash-Finch Subsidiaries;

(iii) issue, sell, pledge, dispose of or encumber any securities issued by Nash-Finch or any of the Nash-Finch Subsidiaries, other than the issuance of shares of Common Stock upon the exercise of any Award granted pursuant to a Nash-Finch Stock Plan and the pledge of any securities issued by any Nash-Finch Subsidiary to secure the Nash-Finch Loan Agreement;

(iv) except in the ordinary course of business consistent with past practice or as required by applicable Law or the express terms of any Nash-Finch Benefit Plan, Multiemployer Plan, or Contract in effect as of the date hereof, (A) except as set forth on Section 6.1(a)(iv) of the Nash-Finch Disclosure Letter, increase the compensation (including bonus opportunities) payable or that could become payable by Nash-Finch or any of the Nash-Finch Subsidiaries to directors or officers or to any substantial class of employees; (B) enter into any new or amend in any material respect any existing employment, consulting, severance, termination, retention or change in control agreement with any of its past or present officers, directors, or employees, (C) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Nash-Finch Benefit Plan; (D) promote any officer or promote any non-officer employee to an officer position; (E) grant any severance or termination pay unless provided under any Nash-Finch Benefit Plan; (F) grant any compensatory awards that are payable in, relate to, or determined by reference to the value of, Nash-Finch Common Stock; (G) enter into any new or amend any Collective Bargaining Agreement; or (H) fund or in any other way secure any payment of compensation or benefit under any Nash-Finch Benefit Plan except as provided under this Agreement;

(v) hire or terminate employment of (A) any officer or (B) any employee holding a position set forth on Section 6.1(a)(v) of the Nash-Finch Disclosure Letter, except for termination for cause and hires to replace;

(vi) except as set forth in Section 6.1(a)(vi) of the Nash-Finch Disclosure Letter, acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division thereof or, except for incentives to existing and new customers generally consistent with past practice and except for transactions with or among wholly-owned Subsidiaries, make any loans, advances or capital contributions to or investments in any Person in excess of $2,000,000 in the aggregate (other than acquisitions of inventory and personal property in the ordinary course of business generally consistent with past practice);

(vii) except as set forth in Section 6.1(a)(vii) of the Nash-Finch Disclosure Letter, (A) transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any Nash-Finch Subsidiary, provided that the foregoing shall not prohibit Nash-Finch and the Nash-Finch Subsidiaries from (1) selling its inventory to customers and disposing of inventory not sold in the ordinary course of business generally consistent with past practice, or (2) transferring, licensing, selling, leasing or disposing of obsolete or unused or replaced equipment, fixtures or assets being replaced, in each case in the ordinary course of business consistent with past practice; or (B) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(viii) except as set forth in Section 6.1(a)(viii) of the Spartan Stores Disclosure Letter, repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Nash-Finch or any of the Nash-Finch Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Nash-Finch Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing, other than (A) in connection with the financing of ordinary course trade payables consistent with past practice; and (B) borrowings and repayments under Nash-Finch’s existing revolving line of credit and other financing arrangements made in the ordinary course of business;

(ix) except as set forth in Section 6.1(a)(ix) of the Nash-Finch Disclosure Letter enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Nash-Finch Material Contract, or any lease with respect to material real estate or any other Contract that, if in effect as of the date hereof would constitute a Nash-Finch Material Contract hereunder, other than in the ordinary course of business consistent with past practice;

(x) institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by Nash-Finch or any of its Subsidiaries of any amount exceeding $500,000; provided that neither Nash-Finch nor any of the Nash-Finch Subsidiaries shall settle or agree to settle any Action which settlement involves an admission of any liability or injunctive or similar relief or has a material impact on Nash-Finch’s business;

(xi) make any material change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in GAAP or applicable Law;

(xii) (A) settle or compromise any material Tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on the books and records of Nash-Finch, (B) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting or (C) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to Nash-Finch or the Nash-Finch Subsidiaries;

(xiii) enter into any joint venture, strategic partnership or alliance;

(xiv) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property owned by Nash-Finch or any of the Nash-Finch Subsidiaries, other than in the ordinary course of business consistent with past practice or pursuant to the Nash-Finch Loan Agreement;

(xv) except for (A) capital expenditures not to exceed the aggregate amount set forth in Nash-Finch’s capital expenditure plan delivered or made available to Spartan Stores prior to the date hereof, (B) capital expenditures required by Law or Governmental Authorities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), or (C) capital expenditures that do not exceed $2,000,000 in the aggregate, make any capital expenditures or permit any of the Nash-Finch Subsidiaries to make any capital expenditures;

(xvi) except pursuant to the Merger, acquire or cause its Affiliates to acquire, directly or indirectly, any shares of Spartan Stores capital stock; or

(xvii) agree or commit to do any of the foregoing.

(b) Conduct of Business by Spartan Stores. Spartan Stores shall, and shall cause each of the Spartan Stores Subsidiaries to, during the period from the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Nash-Finch (which consent shall not be unreasonably withheld, conditioned or delayed), conduct its business in the ordinary course of business generally consistent with past practice, and, to the extent consistent therewith, Spartan Stores shall, and shall cause each of the Spartan Stores Subsidiaries to, use its commercially reasonable efforts to preserve substantially intact its and the Spartan Stores Subsidiaries’ business organization, to keep available the services of its and the Spartan Stores Subsidiaries’ current officers and employees, and to preserve its and the Spartan Stores Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, except as otherwise expressly contemplated by this Agreement or as set forth on Section 6.1(b) of the Spartan Stores Disclosure Letter or as required by applicable Law, Spartan Stores shall not, nor shall it permit any of the Spartan Stores Subsidiaries to, without the prior written consent of Nash-Finch (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend its articles of incorporation or bylaws (or other comparable organizational documents);

(ii) (A) split, combine or reclassify any securities issued by Spartan Stores or any of the Spartan Stores Subsidiaries, (B) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any securities issued by Spartan Stores or any of the Spartan Stores Subsidiaries, except for the acceptance of shares of Spartan Stores Common Stock delivered in satisfaction of the exercise price or tax withholding obligations by holders of Spartan Stores Stock Options that are outstanding as of the date hereof who exercise such Spartan Stores Stock Options, and shares of Common Stock submitted for cancellation to satisfy tax withholding obligations that occur upon the vesting of Spartan Stores Restricted Stock that are outstanding as of the date hereof, or (C) except as set forth on Section 6.1(b)(ii) of the Spartan Stores Disclosure Letter declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock, except (1) subject to Section 6.19, payment of quarterly cash dividends by Spartan Stores in an amount not to exceed $0.09 per share of Spartan Stores Common Stock and in a manner consistent with past practice with respect to the timing of the declaration, payment and record date of such dividend, and (2) distributions to or from the Spartan Stores Subsidiaries;

(iii) issue, sell, pledge, dispose of or encumber any securities issued by Spartan Stores or any of the Spartan Stores Subsidiaries, other than the issuance of shares of Common Stock upon the exercise of any Award granted pursuant to a Spartan Stores Stock Plan and the pledge of any securities issued by any Spartan Stores Subsidiary to secure the Spartan Stores Loan Agreement;

(iv) except in the ordinary course of business consistent with past practice or as required by applicable Law or the express terms of any Spartan Stores Benefit Plan, Multiemployer Plan, or

Contract in effect as of the date hereof, (A) except as set forth on Section 6.1(b)(iv) of the Spartan Stores Disclosure Letter, increase the compensation (including bonus opportunities) payable or that could become payable by Spartan Stores or any of the Spartan Stores Subsidiaries to directors or officers or to any substantial class of employees; (B) enter into any new or amend in any material respect any existing employment, consulting, severance, termination, retention or change in control agreement with any of its past or present officers, directors, or employees, (C) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Spartan Stores Benefit Plan; (D) promote any officer or promote any non-officer employee to an officer position; (E) grant any severance or termination pay unless provided under any Spartan Stores Benefit Plan; (F) grant any compensatory awards that are payable in, relate to, or determined by reference to the value of, Spartan Stores Common Stock; (G) enter into any new or amend any Collective Bargaining Agreement; or (H) fund or in any other way secure any payment of compensation or benefit under any Spartan Stores Benefit Plan except as provided under this Agreement;

(v) hire or terminate employment of (A) any officer or (B) any employee holding a position set forth on Section 6.1(b)(v) of the Spartan Stores Disclosure Letter, except for termination for cause and hires to replace;

(vi) except as set forth in Section 6.1(b)(vi) of the Spartan Stores Disclosure Letter, acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or division thereof or, except for incentives to existing and new customers generally consistent with past practice and except for transactions with or among wholly-owned Subsidiaries, make any loans, advances or capital contributions to or investments in any Person in excess of $2,000,000 in the aggregate (other than acquisitions of inventory and personal property in the ordinary course of business generally consistent with past practice);

(vii) except as set forth in Section 6.1(b)(vii) of the Spartan Stores Disclosure Letter, (A) transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any Spartan Stores Subsidiary, provided that the foregoing shall not prohibit Spartan Stores and the Spartan Stores Subsidiaries from (1) selling its inventory to customers and disposing of inventory not sold in the ordinary course of business generally consistent with past practice, or (2) transferring, licensing, selling, leasing or disposing of obsolete or unused or replaced equipment, fixtures or assets being replaced, in each case in the ordinary course of business consistent with past practice; or (B) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(viii) except as set forth in Section 6.1(b)(viii) of the Spartan Stores Disclosure Letter, repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Spartan Stores or any of the Spartan Stores Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person (other than any wholly-owned Spartan Stores Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing, other than (A) in connection with the financing of ordinary course trade payables consistent with past practice; and (B) borrowings and repayments under Spartan Stores’ existing revolving line of credit and other existing financing arrangements made in the ordinary course of business;

(ix) except as set forth in Section 6.1(b)(ix) of the Spartan Stores Disclosure Letter enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Spartan Stores Material Contract, or any lease with respect to material real estate or any other Contract that, if in effect as of the date hereof would constitute a Spartan Stores Material Contract hereunder, other than in the ordinary course of business consistent with past practice;

(x) institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages by Spartan Stores or any of its Subsidiaries of any amount exceeding $500,000; provided that neither Spartan Stores nor any of the Spartan Stores Subsidiaries shall settle or agree to settle any Action which settlement involves an admission of any liability or injunctive or similar relief or has a material impact on Spartan Stores’ business;

(xi) make any material change in any method of financial accounting principles or practices, in each case except for any such change required or to be required by a change in GAAP or applicable Law;

(xii) (A) settle or compromise any material Tax claims, audits or assessments in excess of the amount reserved for such claims, audits or assessments as set forth on the books and records of Spartan Stores, (B) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting or (C) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to Spartan Stores or the Spartan Stores Subsidiaries;

(xiii) enter into any joint venture, strategic partnership or alliance;

(xiv) abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property owned by Spartan Stores or the Spartan Stores Subsidiaries, other than in the ordinary course of business consistent with past practice or pursuant to the Spartan Stores Loan Agreement;

(xv) except for (A) capital expenditures not to exceed the aggregate amount set forth in Spartan Stores’ capital expenditure plan delivered or made available to Nash-Finch prior to the date hereof, (B) capital expenditures required by Law or Governmental Authorities or incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), or (C) capital expenditures that do not exceed $2,000,000 in the aggregate, make any capital expenditures or permit any of the Spartan Stores Subsidiaries to make any capital expenditures;

(xvi) acquire or cause its Affiliates to acquire, directly or indirectly, any shares of Nash-Finch capital stock; or

(xvii) agree or commit to do any of the foregoing.

(c) Prior Written Consent. For the purposes of this Section 6.1, prior written consent of Nash-Finch and Spartan Stores, as applicable, shall be deemed to have been given with respect to any matter for which Nash-Finch or Spartan Stores has requested consent, in writing and delivered to the general counsel and chief financial officer of Nash-Finch or Spartan Stores, as applicable, and in accordance with Section 9.6 (including by providing copies to all required parties), but Nash-Finch or Spartan Stores, as applicable, has not responded in writing within five Business Days of such request.

(d) Further Actions. Each of Nash-Finch, Spartan Stores and Merger Sub and each of their respective Subsidiaries agree that, between the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, it shall not, directly or indirectly take any action (other than any action specifically required by this Agreement or permitted under Section 6.1 or 6.2 or Article VIII) or fail to take any action (other than any action specifically prohibited by this Agreement or applicable Law) that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger (including a failure or material delay in the satisfaction of the conditions set forth in Section 7.2 or Section 7.3).

SECTION 6.2 No Solicitation.

(a) No Solicitation by Nash-Finch.

(i) Except as specifically permitted by this Section 6.2(a), Nash-Finch shall not and shall cause each of its Subsidiaries and Representatives not to, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, directly or indirectly, (A) solicit, initiate, facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Nash-Finch Takeover Proposal, or (B) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other party material non-public information in connection with any Nash-Finch Takeover Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a Nash-Finch Takeover Proposal. Nash-Finch shall, and shall cause each of the Nash-Finch Subsidiaries and each of its and the Nash-Finch Subsidiaries’ Representatives to (1) immediately upon execution of this Agreement, cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to a Nash-Finch Takeover Proposal as of the date of this Agreement, and (2) request promptly thereafter, and in any event within two Business Days of the date of this Agreement, that such Person promptly return or destroy all confidential information concerning Nash-Finch and the Nash-Finch Subsidiaries delivered or made available to such Person or its Representatives by Nash-Finch, the Nash-Finch Subsidiaries or any Representatives thereof, in connection with its consideration of a Nash-Finch Takeover Proposal and any summaries, analyses or extracts thereof or based thereon, and any files, copies or records containing such information in any computer or electronic media, and (3) immediately upon execution of this Agreement terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.

(ii) Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the Nash-Finch Stockholder Approval, Nash-Finch or any of its Representatives receives a Nash-Finch Takeover Proposal from any Person or group of Persons (including any Person or group of Persons that discussed a Nash-Finch Takeover Proposal with Nash-Finch or made a Nash-Finch Takeover Proposal prior to the date of this Agreement), which Nash-Finch Takeover Proposal did not result from any breach of this Section 6.2(a), then Nash-Finch and its Representatives may (A) contact such Person or group of Persons and their Representatives solely to request that such Person or group of Persons provide written clarification of any term or condition of the Nash-Finch Takeover Proposal that the Nash-Finch Board of Directors determines in good faith to be ambiguous or unclear, and (B) if the Nash-Finch Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Nash-Finch Takeover Proposal constitutes or is reasonably expected to lead to a Nash-Finch Superior Proposal, then Nash-Finch and its Representatives may (1) furnish, pursuant to an Acceptable Nash-Finch Confidentiality Agreement, information (including non-public information) with respect to Nash-Finch and its Subsidiaries to the Person or group of Persons who has made such Nash-Finch Takeover Proposal and their respective Representatives and financing sources; provided that Nash-Finch shall (subject to the terms of the Confidentiality Agreement) promptly (and, in any event within two Business Days) make available to Spartan Stores (through an electronic dataroom or otherwise), and concurrently provide express written notification, via electronic mail notification to Spartan Stores in accordance with the applicable provisions of Section 9.6, of the availability of, any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives and financing sources, if such information was not previously provided to Spartan Stores or its Representatives, and (2) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Nash-Finch Takeover Proposal and their respective Representatives and financing sources; provided, further that Nash-Finch shall promptly (and, in any event within two Business Days) provide to Spartan Stores (y) a copy of any Nash-Finch Takeover Proposal made in writing by any such Person or group of Persons to Nash-Finch, any of its Subsidiaries, or any of their respective Representatives, and the identity of the Person making the Nash-Finch Takeover Proposal, and (z) a written summary of the material terms of any such Nash-Finch Takeover Proposal not made in writing. From and after the date hereof, Nash-Finch shall not grant any waiver, amendment or release under, or otherwise amend or modify, any standstill or confidentiality agreement without the prior written consent of Spartan Stores; provided, however, the Nash-Finch Board of Directors may waive any restriction in a standstill provision on a Person making proposals to the Nash-Finch Board of Directors, so long as it concurrently waives any similar restrictions on Spartan Stores contained in the Confidentiality Agreement. For the purposes of this Agreement, “Acceptable Nash-Finch Confidentiality Agreement” means any confidentiality agreement and standstill agreement that contains provisions with respect to confidentiality and standstill matters that are no less favorable to Nash-Finch than those contained in the Confidentiality Agreement, except that such agreement need not prohibit the submission of Nash-Finch Takeover Proposals or amendments thereto to the Nash-Finch Board of Directors.

(iii) Nash-Finch shall keep Spartan Stores reasonably informed of any material developments, discussions or negotiations regarding any Nash-Finch Takeover Proposal occurring after the date hereof, including any such proposal first made or discussed with Nash-Finch prior to the date of this Agreement (including forwarding to Spartan Stores any written materials provided to Nash-Finch or its Representatives in connection with any such Nash-Finch Takeover Proposal) on a current basis (and in any event within two Business Days), and shall notify Spartan Stores of the status of such Nash-Finch Takeover Proposal. Nash-Finch agrees that it and its Subsidiaries will not enter into any confidentiality or other agreements with any Person subsequent to the date hereof which prohibits Nash-Finch from providing any information to Spartan Stores in accordance with this Section 6.2(a).

(iv) Except as permitted by Section 6.2(a)(v) or 6.2(a)(vi), the Nash-Finch Board of Directors shall not (A) (1) fail to recommend to the Nash-Finch Stockholders that the Nash-Finch Stockholder Approval be given or fail to include the Nash-Finch Board Recommendation in the Proxy Statement, (2) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Spartan Stores, the Nash-Finch Board Recommendation, (3) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer, taking no position with respect to such offer, or a temporary “stop, look and listen” communication by the Nash-Finch Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act or (4) adopt, approve or recommend, or publicly propose to approve or recommend to the Nash-Finch Stockholders, a Nash-Finch Takeover Proposal (actions described in this clause (A) being referred to as a “Nash-Finch Adverse Recommendation Change”) or (B) cause or permit Nash-Finch or any of the Nash-Finch Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Nash-Finch Takeover Proposal (other than an Acceptable Nash-Finch Confidentiality Agreement) (each, a “Nash-Finch Acquisition Agreement”).

(v) Notwithstanding anything to the contrary herein, prior to the time the Nash-Finch Stockholder Approval is obtained, the Nash-Finch Board of Directors may take any of the actions set forth in Section 6.2(a)(iv)(A)(1) or (2) in response to a Nash-Finch Intervening Event if the Nash-Finch Board of Directors has determined in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that prior to taking such action, (A) the Nash-Finch Board of Directors has given Spartan Stores at least five Business Days prior written notice of its intention to take such action and a description of the Nash-Finch Intervening Event, (B) Nash-Finch has negotiated, and has caused its Representatives to negotiate, in good faith with Spartan Stores during such notice period to the extent Spartan Stores wishes to negotiate, to enable Spartan Stores to revise the terms of this Agreement in such a manner that would obviate the need for taking such action as a result of the Nash-Finch Intervening Event and (C) following the end of such notice period, the Nash-Finch Board of Directors shall have considered in good faith any changes to this Agreement proposed in writing by Spartan Stores, and shall have determined in good faith, after consultation with outside legal counsel, that failure to take any of the actions set forth in Section 6.2(a)(iv)(A)(1) or (2) in response to such Nash-Finch Intervening Event would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law.

(vi) Notwithstanding anything to the contrary herein, prior to the time the Nash-Finch Stockholder Approval is obtained, the Nash-Finch Board of Directors may, in connection with a bona fide written Nash-Finch Takeover Proposal, which Nash-Finch Takeover Proposal was made after the date of this Agreement (or that was made prior to the date of this Agreement and remade after the date of this Agreement) and that did not result from any breach of this Section 6.2(a), make a Nash-Finch Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(j) to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Nash-Finch Takeover Proposal, if and only if, prior to taking such action, Nash-Finch has complied with its obligations under this Section 6.2(a) and the Nash-Finch Board of Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Nash-Finch Takeover Proposal constitutes a Nash-Finch Superior Proposal; provided, however, that prior to taking any such action (1) Nash-Finch has given Spartan Stores at least five Business Days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Nash-Finch Superior Proposal (including the identity of the party making such Nash-Finch Superior Proposal)) and has contemporaneously provided a copy to Spartan Stores of all written materials (including all transaction agreements and financing related documents) with or from the party making such Nash-Finch Superior Proposal, (2) Nash-Finch has negotiated, and has caused its Representatives to negotiate, in good faith with Spartan Stores during such notice period to the extent Spartan Stores wishes to negotiate, to enable Spartan Stores to revise the terms of this Agreement such that it would cause such Nash-Finch Superior Proposal to no longer constitute a Nash-Finch Superior Proposal and (3) following the end of such notice period, the Nash-Finch Board of Directors shall have considered in good faith any changes to this Agreement proposed in writing by Spartan Stores, and shall have determined that the Nash-Finch Superior Proposal would continue to constitute a Nash-Finch Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a Nash-Finch Takeover Proposal that could have an impact, influence or other effect on the Nash-Finch Board of Directors’ decision or discussion with respect to whether such proposal is a Nash-Finch Superior Proposal, Nash-Finch shall deliver a new written notice to Spartan Stores pursuant to the foregoing clause (1) and again comply with the requirements of this Section 6.2(a)(vi) with respect to such new written notice; provided, however, that references herein to the five Business Day period shall be deemed to be references to a three Business Day period with respect thereto.

(vii) Provided that Nash-Finch and the Nash-Finch Board of Directors comply with their applicable obligations under Sections 6.2(a)(v) and 6.2(a)(vi), nothing in this Section 6.2(a) shall prohibit the Nash-Finch Board of Directors from (A) taking and disclosing to the Nash-Finch Stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (B) making any “stop-look-and-listen” communications to Nash-Finch Stockholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Nash-Finch Stockholders), or (C) making any disclosure to the Nash-Finch Stockholders if the Nash-Finch Board of Directors determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the Nash-Finch Board of Directors’ fiduciary duties under applicable Law; provided, however, that the taking of any action pursuant to any of the preceding clauses (A), (B) or (C) shall in no way limit or modify the effect of this Agreement with respect to any such action taken.

(viii) As used in this Agreement, “Nash-Finch Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Spartan Stores and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of Nash-Finch and its Subsidiaries equal to more than 15% of Nash-Finch’s consolidated assets or to which more than 15% of Nash-Finch’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of more than 20% of the outstanding Nash-Finch Common Stock or the capital stock of any Subsidiary of Nash-Finch, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 20% of the outstanding Nash-Finch Common Stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Nash-Finch or any of its Subsidiaries or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Nash-Finch Common Stock involved is more than 20%; in each case, other than the Merger. Notwithstanding the foregoing, for purposes of Sections 8.2(a)(ii) and (iii), and the definition of “Nash-Finch Intervening Event”, an inquiry shall not on its own be deemed to be a Nash-Finch Takeover Proposal unless such inquiry results in a proposal or offer from such Person.

(ix) As used in this Agreement, “Nash-Finch Superior Proposal” shall mean any bona fide written Nash-Finch Takeover Proposal that the Nash-Finch Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Nash-Finch Stockholders from a financial point of view than the Merger, taking into account (A) all relevant legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person making the proposal; and (B) any changes to the terms of this Agreement proposed by Spartan Stores in response to such proposal or otherwise, provided that for purposes of the definition of “Nash-Finch Superior Proposal”, the references to “15%” and “20%” in the definition of Nash-Finch Takeover Proposal shall be deemed to be references to “50%.”

(x) Notwithstanding anything to the contrary herein (A) any information or materials required to be delivered to Spartan Stores under this Section 6.2(a) within two Business Days shall be due by 5:00 p.m., New York City time, on the day due and (B) any immaterial delay by Nash-Finch in satisfying its obligations under this Section 6.2(a) to deliver information or materials to Spartan Stores that does not prejudice Spartan Stores in any material respect shall not be deemed to be a breach of this Section 6.2(a), so long as such information or materials required to be delivered by Nash-Finch are delivered within three hours of the time they are due; provided, however, that the time during which Spartan Stores must exercise any of its rights or obligations set forth in this Section 6.2(a) shall be deemed extended by an amount of time equal to such immaterial delay.

(b) No Solicitation by Spartan Stores.

(i) Except as specifically permitted by this Section 6.2(b), Spartan Stores shall not and shall cause each of its Subsidiaries and Representatives not to, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, directly or indirectly, (A) solicit, initiate, facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Spartan Stores Takeover Proposal, or (B) engage or enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other party material non-public information in connection with any Spartan Stores Takeover Proposal, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make a Spartan Stores Takeover Proposal. Spartan Stores shall, and shall cause each of the Spartan Stores Subsidiaries and each of its and the Spartan Stores Subsidiaries’ Representatives to (1) immediately upon execution of this Agreement, cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to a Spartan Stores Takeover Proposal as of the date of this Agreement, and (2) request promptly thereafter, and in any event within two Business Days of the date of this Agreement, that such Person promptly return or destroy all confidential information concerning Spartan Stores and the Spartan Stores Subsidiaries delivered or made available to such Person or its Representatives by Spartan Stores, the Spartan Stores Subsidiaries or any Representatives thereof, in connection with its consideration of a Spartan Stores Takeover Proposal and any summaries, analyses or extracts thereof or based thereon, and any files, copies or records containing such information in any computer or electronic media, and (3) immediately upon execution of this Agreement terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.

(ii) Notwithstanding anything to the contrary contained herein, if at any time prior to obtaining the Spartan Stores Shareholder Approval, Spartan Stores or any of its Representatives receives a Spartan Stores Takeover Proposal from any Person or group of Persons (including any Person or group of Persons that discussed a Spartan Stores Takeover Proposal with Spartan Stores or made a Spartan Stores Takeover Proposal prior to the date of this Agreement), which Spartan Stores Takeover Proposal did not result from any breach of this Section 6.2(b), then Spartan Stores and its Representatives may (A) contact such Person or group of Persons and their Representatives solely to request that such Person or group of Persons provide written clarification of any term or condition of the Spartan Stores Takeover Proposal that the Spartan Stores Board of Directors determines in good faith to be ambiguous or unclear, and (B) if the Spartan Stores Board of Directors determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Spartan Stores Takeover Proposal constitutes or is reasonably expected to lead to a Spartan Stores Superior Proposal, then Spartan Stores and its Representatives may (1) furnish, pursuant to an Acceptable Spartan Stores Confidentiality Agreement, information (including non-public information) with respect to Spartan Stores and its Subsidiaries to the Person or group of Persons who has made such Spartan Stores Takeover Proposal and their respective Representatives and financing sources; provided that Spartan Stores shall (subject to the terms of the Confidentiality Agreement) promptly (and, in any event within two Business Days) make available to Nash-Finch (through an electronic dataroom or otherwise), and concurrently provide express written notification, via electronic mail notification to Nash-Finch in accordance with the applicable provisions of Section 9.6, of the availability of, any written material non-public information that is provided to any such Person or group of Persons or their respective Representatives and financing sources, if such information was not previously provided to Nash-Finch or its Representatives, and (2) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Spartan Stores Takeover Proposal and their respective Representatives and financing sources; provided, further that Spartan Stores shall promptly (and, in any event within two Business Days) provide to Nash-Finch (y) a copy of any Spartan Stores Takeover Proposal made in writing by any such Person or group of Persons to Spartan Stores, any of its Subsidiaries, or any of their respective Representatives, and the identity of the Person making the Spartan Stores Takeover Proposal, and (z) a written summary of the material terms of any such Spartan Stores Takeover Proposal not made in writing. From and after the date hereof, Spartan Stores shall not grant any waiver, amendment or release under, or otherwise amend or modify, any standstill or confidentiality agreement without the prior written consent of Nash-Finch; provided, however, the Spartan Stores Board of Directors may waive any restriction in a standstill provision on a Person making proposals to the Spartan Stores Board of Directors, so long as it concurrently waives any similar restrictions on Nash-Finch contained in the Confidentiality Agreement. For the purposes of this Agreement, “Acceptable Spartan Stores Confidentiality Agreement” means any confidentiality agreement and standstill agreement that contains provisions with respect to confidentiality and standstill matters that are no less favorable to Spartan Stores than those contained in the Confidentiality Agreement, except that such agreement need not prohibit the submission of Spartan Stores Takeover Proposals or amendments thereto to the Spartan Stores Board of Directors.

(iii) Spartan Stores shall keep Nash-Finch reasonably informed of any material developments, discussions or negotiations regarding any Spartan Stores Takeover Proposal occurring after the date hereof, including any such proposal first made or discussed with Spartan Stores prior to the date of this Agreement (including forwarding to Nash-Finch any written materials provided to Spartan Stores or its Representatives in connection with any such Spartan Stores Takeover Proposal) on a current basis (and in any event within two Business Days), and shall notify Nash-Finch of the status of such Spartan Stores Takeover Proposal. Spartan Stores agrees that it and its Subsidiaries will not enter into any confidentiality or other agreements with any Person subsequent to the date hereof which prohibits Spartan Stores from providing any information to Nash-Finch in accordance with this Section 6.2(b).

(iv) Except as permitted by Section 6.2(b)(v) or 6.2(b)(vi), the Spartan Stores Board of Directors shall not (A) (1) fail to recommend to the Spartan Stores Shareholders that the Spartan Stores

Shareholder Approval be given or fail to include the Spartan Stores Board Recommendation in the Proxy Statement, (2) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Nash-Finch, the Spartan Stores Board Recommendation, (3) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation of rejection of such offer, taking no position with respect to such offer, or a temporary “stop, look and listen” communication by the Spartan Stores Board of Directors pursuant to Rule 14d-9(f) of the Exchange Act or (4) adopt, approve or recommend, or publicly propose to approve or recommend to the Spartan Stores Shareholders, a Spartan Stores Takeover Proposal (actions described in this clause (A) being referred to as a “Spartan Stores Adverse Recommendation Change”) or (B) cause or permit Spartan Stores or any of the Spartan Stores Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Spartan Stores Takeover Proposal (other than an Acceptable Spartan Stores Confidentiality Agreement) (each, a “Spartan Stores Acquisition Agreement”).

(v) Notwithstanding anything to the contrary herein, prior to the time the Spartan Stores Shareholder Approval is obtained, the Spartan Stores Board of Directors may take any of the actions set forth in Section 6.2(b)(iv)(A)(1) or (2) in response to a Spartan Stores Intervening Event if the Spartan Stores Board of Directors has determined in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that prior to taking such action, (A) the Spartan Stores Board of Directors has given Nash-Finch at least five Business Days prior written notice of its intention to take such action and a description of the Spartan Stores Intervening Event, (B) Spartan Stores has negotiated, and has caused its Representatives to negotiate, in good faith with Nash-Finch during such notice period to the extent Nash-Finch wishes to negotiate, to enable Nash-Finch to revise the terms of this Agreement in such a manner that would obviate the need for taking such action as a result of the Spartan Stores Intervening Event and (C) following the end of such notice period, the Spartan Stores Board of Directors shall have considered in good faith any changes to this Agreement proposed in writing by Nash-Finch, and shall have determined in good faith, after consultation with outside legal counsel, that failure to take any of the actions set forth in Section 6.2(b)(iv)(A)(1) or (2) in response to such Spartan Stores Intervening Event would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law.

(vi) Notwithstanding anything to the contrary herein, prior to the time the Spartan Stores Shareholder Approval is obtained, the Spartan Stores Board of Directors may, in connection with a bona fide written Spartan Stores Takeover Proposal, which Spartan Stores Takeover Proposal was made after the date of this Agreement (or that was made prior to the date of this Agreement and remade after the date of this Agreement) and that did not result from any breach of this Section 6.2(b), make a Spartan Stores Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(i) to enter into a definitive merger agreement or other definitive purchase or acquisition agreement with respect to such Spartan Stores Takeover Proposal, if and only if, prior to taking such action, Spartan Stores has complied with its obligations under this Section 6.2(b) and the Spartan Stores Board of Directors has determined in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Spartan Stores Takeover Proposal constitutes a Spartan Stores Superior Proposal; provided, however, that prior to taking any such action (1) Spartan Stores has given Nash-Finch at least five Business Days prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Spartan Stores Superior Proposal (including the identity of the party making such Spartan Stores Superior Proposal)) and has contemporaneously provided a copy to Spartan Stores of all written materials (including all transaction agreements and financing related documents) with or from the party making such Spartan Stores Superior Proposal, (2) Spartan Stores has negotiated, and has caused its Representatives to negotiate, in good faith with Nash-Finch during such notice period to the extent Nash-Finch wishes to negotiate, to enable Nash-Finch to revise the terms of this Agreement such that it would cause such Spartan Stores Superior Proposal to no longer constitute a Spartan Stores Superior Proposal and

(3) following the end of such notice period, the Spartan Stores Board of Directors shall have considered in good faith any changes to this Agreement proposed in writing by Nash-Finch, and shall have determined that the Spartan Stores Superior Proposal would continue to constitute a Spartan Stores Superior Proposal if such revisions were to be given effect. In the event of any material revisions to a Spartan Stores Takeover Proposal that could have an impact, influence or other effect on the Spartan Stores Board of Directors’ decision or discussion with respect to whether such proposal is a Spartan Stores Superior Proposal, Spartan Stores shall deliver a new written notice to Nash-Finch pursuant to the foregoing clause (1) and again comply with the requirements of this Section 6.2(b)(vi) with respect to such new written notice; provided, however, that references herein to the five Business Day period shall be deemed to be references to a three Business Day period with respect thereto.

(vii) Provided that Spartan Stores and the Spartan Stores Board of Directors comply with their applicable obligations under Sections 6.2(b)(v) and 6.2(b)(vi), nothing in this Section 6.2(b) shall prohibit the Spartan Stores Board of Directors from (A) taking and disclosing to the Spartan Stores Shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (B) making any “stop-look-and-listen” communications to Spartan Stores Shareholders pursuant to Section 14d-9(f) promulgated under the Exchange Act (or any similar communications to the Spartan Stores Shareholders), or (C) making any disclosure to the Spartan Stores Shareholders if the Spartan Stores Board of Directors determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the Spartan Stores Board of Directors’ fiduciary duties under applicable Law; provided, however, that the taking of any action pursuant to any of the preceding clauses (A), (B) or (C) shall in no way limit or modify the effect of this Agreement with respect to any such action taken.

(viii) As used in this Agreement, “Spartan Stores Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Nash-Finch and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of Spartan Stores and its Subsidiaries equal to more than 15% of Spartan Stores’ consolidated assets or to which more than 15% of Spartan Stores’ revenues or earnings on a consolidated basis are attributable, (ii) acquisition of more than 20% of the outstanding Spartan Stores Common Stock or the capital stock of any Subsidiary of Spartan Stores, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 20% of the outstanding Spartan Stores Common Stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Spartan Stores or any of its Subsidiaries or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Spartan Stores Common Stock involved is more than 20%; in each case, other than the Merger. Notwithstanding the foregoing, for purposes of Sections 8.2(a)(vi) and (vii), and the definition of “Spartan Stores Intervening Event”, an inquiry shall not on its own be deemed to be a Spartan Stores Takeover Proposal unless such inquiry results in a proposal or offer from such Person.

(ix) As used in this Agreement, “Spartan Stores Superior Proposal” shall mean any bona fide written Spartan Stores Takeover Proposal that the Spartan Stores Board of Directors has determined in its good faith judgment, after consultation with its independent financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and that is reasonably likely to result in the consummation of a transaction more favorable to the Spartan Stores Shareholders from a financial point of view than the Merger, taking into account (A) all relevant legal, regulatory and financial aspects of the proposal (including availability of financing and certainty of closing) and the Person making the proposal; and (B) any changes to the terms of this Agreement proposed by Nash-Finch in response to such proposal or otherwise, provided that for purposes of the definition of “Spartan Stores Superior Proposal”, the references to “15%” and “20%” in the definition of Spartan Stores Takeover Proposal shall be deemed to be references to “50%.”

(x) Notwithstanding anything to the contrary herein (A) any information or materials required to be delivered to Nash-Finch under this Section 6.2(b) within two Business Days shall be due by 5:00 p.m., New York City time, on the day due and (B) any immaterial delay by Spartan Stores in satisfying its obligations under this Section 6.2(b) to deliver information or materials to Nash-Finch that does not prejudice Nash-Finch in any material respect shall not be deemed to be a breach of this Section 6.2(b), so long as such information or materials required to be delivered by Spartan Stores are delivered within three hours of the time they are due; provided, however, that the time during which Nash-Finch must exercise any of its rights or obligations set forth in this Section 6.2(b) shall be deemed extended by an amount of time equal to such immaterial delay.

SECTION 6.3 Preparation of the Registration Statement and the Joint Proxy Statement: Stockholders Meetings.

(a) As promptly as practicable following the date of this Agreement, Spartan Stores and Nash-Finch shall use commercially reasonable efforts to: (i) jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the Spartan Stores Shareholders and the Nash-Finch Stockholders relating to the Spartan Stores Shareholder Meeting and the Nash-Finch Stockholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and (ii) jointly prepare and Spartan Stores shall cause to be filed with the SEC a Registration Statement on Form S-4 (the “Registration Statement”) (provided, that Spartan Stores and Nash-Finch shall file both the preliminary Joint Proxy Statement and Registration Statement with the SEC no later than 30 days after the date hereof), in which the Joint Proxy Statement will be included as a prospectus, and Spartan Stores and Nash-Finch shall use their respective commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and use all commercially reasonable efforts to keep the Registration Statement effective as long as reasonably necessary to consummate the transactions contemplated hereby; provided, that prior to the filing of the Joint Proxy Statement or the Registration Statement, each of Spartan Stores and Nash-Finch shall consult with the other party with respect to such filings and shall afford the other party and its Representatives reasonable opportunity to comment thereon. Each of Nash-Finch and Spartan Stores shall furnish all information concerning itself and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Registration Statement and Joint Proxy Statement, and the Registration Statement and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of Spartan Stores and Nash-Finch shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the Merger and the issuance of Spartan Stores Common Stock in the Merger and under the Nash-Finch Stock Plans, and each of Spartan Stores and Nash-Finch shall furnish all information concerning itself, its Affiliates, and the Spartan Stores Shareholders and the Nash-Finch Stockholders, as applicable, (and rights to acquire Spartan Stores Common Stock pursuant to Nash-Finch Stock Plans or Spartan Stores Stock Plans, as applicable) as may be reasonably requested in connection therewith. Each of Nash-Finch and Spartan Stores shall promptly provide to the other copies of all correspondence between it or its Representatives, on the one hand, and the SEC, on the other hand, related to the Registration Statement or Joint Proxy Statement. Each of Nash-Finch and Spartan Stores shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement or Joint Proxy Statement and shall provide the other with copies of all such SEC comments or requests. Each of Nash-Finch and Spartan Stores shall use its commercially reasonable efforts to respond to as promptly as practicable and resolve any comments from the SEC with respect to the Registration Statement or Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Nash-Finch and Spartan Stores (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of Nash-Finch and Spartan Stores shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the registration or qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of Nash-Finch and Spartan Stores shall use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the parties agree to correct any information provided by it for use in the Joint Proxy Statement or Registration Statement that shall have become false or misleading in any material respect.

(b) If, prior to the Effective Time, any event occurs with respect to Spartan Stores or any Spartan Stores Subsidiary, or any change occurs with respect to other information supplied by Spartan Stores for inclusion in the Joint Proxy Statement or the Registration Statement, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, Spartan Stores shall promptly notify Nash-Finch of such event, and Spartan Stores and Nash-Finch shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Spartan Stores Shareholders and the Nash-Finch Stockholders.

(c) If, prior to the Effective Time, any event occurs with respect to Nash-Finch or any Nash-Finch Subsidiary, or any change occurs with respect to other information supplied by Nash-Finch for inclusion in the Joint Proxy Statement or the Registration Statement, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, Nash-Finch shall promptly notify Spartan Stores of such event, and Nash-Finch and Spartan Stores shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Spartan Stores Shareholders and the Nash-Finch Stockholders.

(d) Spartan Stores shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a special meeting of the Spartan Stores Shareholders for the purposes of seeking the Spartan Stores Shareholder Approval and, if Spartan Stores determines it to be advisable, seeking approval of the Spartan Stores Shareholders to increase the authorized shares of Spartan Stores Common Stock up to 100,000,000 shares (the “Spartan Stores Shareholder Meeting”). Spartan Stores shall use its commercially reasonable efforts to (i) cause the Joint Proxy Statement to be mailed to the Spartan Stores Shareholders and to hold the Spartan Stores Shareholder Meeting as soon as practicable after the Registration Statement is declared effective under the Securities Act and (ii) except if the Spartan Stores Board of Directors shall have made a Spartan Stores Adverse Recommendation Change as permitted by Section 6.2, solicit the Spartan Stores Shareholder Approval. Spartan Stores shall, through the Spartan Stores Board of Directors, recommend to the Spartan Stores Shareholders that they give the Spartan Stores Shareholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Spartan Stores Board of Directors shall have made a Spartan Stores Adverse Recommendation Change as permitted by Section 6.2. Except as expressly contemplated by the two immediately preceding sentences, Spartan Stores agrees that its obligations pursuant to this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Spartan Stores of any Spartan Stores Takeover Proposal or by the making of any Spartan Stores Adverse Recommendation Change by the Spartan Stores Board of Directors. For avoidance of doubt, in no event shall the making of a Spartan Stores Adverse Recommendation Change relieve Spartan Stores of any obligation to plan for, convene, and conduct the Spartan Stores Shareholder Meeting, and to distribute, collect, tabulate and vote proxies for the Spartan Stores Shareholder Meeting, in each case to the extent generally consistent with past practice for Spartan Stores shareholder meetings. Spartan Stores may adjourn or postpone the Spartan Stores Shareholder Meeting (y) to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to the Spartan Stores Shareholders in advance of a vote on the Spartan Stores Shareholder Approval or (z) if as of the time for which the Spartan Stores Shareholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient Spartan Stores Shareholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Spartan Stores Shareholder Meeting or there are insufficient votes to obtain the Spartan Stores Shareholder Approval, (A) at the request of Nash-Finch, Spartan Stores shall adjourn or postpone the Spartan Stores Shareholder Meeting to a date no more than 10 Business Days later than the date of the initial Spartan Stores Shareholder Meeting; provided, that Nash-Finch may not request that Spartan Stores make such an adjournment or postponement more than once, and (B) Spartan Stores may adjourn or postpone the Spartan Stores Shareholder Meeting.

(e) Nash-Finch shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a special meeting of the Nash-Finch Stockholders for the purpose of seeking the Nash-Finch Stockholder Approval (“Nash-Finch Stockholder Meeting”). Nash-Finch shall use its commercially reasonable efforts to (i) cause the Joint Proxy Statement to be mailed to the Nash-Finch Stockholders and to hold the Nash-Finch Stockholder Meeting as soon as practicable after the Registration Statement is declared effective under the Securities Act and (ii) except if the Nash-Finch Board of Directors shall have made a Nash-Finch Adverse Recommendation Change as permitted by Section 6.2, solicit the Nash-Finch Stockholder Approval. Nash-Finch shall, through the Nash-Finch Board of Directors, recommend to the Nash-Finch Stockholders that they give the Nash-Finch Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Nash-Finch Board of Directors shall have made a Nash-Finch Adverse Recommendation Change as permitted by Section 6.2. Except as expressly contemplated by the two immediately preceding sentences, Nash-Finch agrees that its obligations pursuant to this Section 6.3 shall not be affected by the commencement, public proposal, public disclosure or communication to Nash-Finch of any Nash-Finch Takeover Proposal or by the making of any Nash-Finch Adverse Recommendation Change by the Nash-Finch Board of Directors. For avoidance of doubt, in no event shall the making of a Nash-Finch Adverse Recommendation Change relieve Nash-Finch of any obligation to plan for, convene, and conduct the Nash-Finch Stockholder Meeting, and to distribute, collect, tabulate and vote proxies for the Nash-Finch Stockholder Meeting, in each case to the extent generally consistent with past practice for Nash-Finch stockholder meetings. Nash-Finch may adjourn or postpone the Nash-Finch Stockholder Meeting (y) to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to the Nash-Finch Stockholders in advance of a vote on the Nash-Finch Stockholder Approval or (z) if as of the time for which the Nash-Finch Stockholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement) there are insufficient Nash-Finch Stockholders represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Nash-Finch Stockholder Meeting or to obtain the Nash-Finch Stockholder Approval or there are insufficient votes to obtain the Nash-Finch Stockholder Approval, (A) at the request of Spartan Stores, Nash-Finch shall adjourn or postpone the Nash-Finch Stockholder Meeting to a date no more than 10 Business Days later than the date of the initial Nash-Finch Stockholder Meeting; provided, that Spartan Stores may not request that Nash-Finch make such an adjournment or postponement more than once and (B) Nash-Finch may adjourn or postpone the Nash-Finch Stockholder Meeting.

(f) Spartan Stores and Nash-Finch shall each use their commercially reasonable efforts to hold the Spartan Stores Shareholder Meeting and Nash-Finch Stockholder Meeting on the same day at the same time.

SECTION 6.4 Stock Exchange Listing. Spartan Stores shall use its commercially reasonable efforts to cause (a) the shares of Spartan Stores Common Stock to be issued pursuant to the Merger and (b) the shares of Spartan Stores Common Stock to be reserved for issuance upon the exercise, vesting or payment under any Converted Stock-Based Award, to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

SECTION 6.5 Regulatory Matters and Approvals.

(a) Each of Nash-Finch and Spartan Stores will (i) as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than seven Business Days following the execution and delivery of this Agreement, if required under applicable Law, file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required for the transactions contemplated by this Agreement and any information required to be provided therewith pursuant to the HSR Act, which forms will specifically request early termination of the waiting period prescribed by the HSR Act, and (ii) as promptly as practicable and before the expiration of any relevant legal deadline, file with any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any Other Antitrust Laws or any other applicable Laws. Each of Nash-Finch and Spartan Stores will furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act, any Other Antitrust Laws and any other applicable Laws.

(b) Each of Nash-Finch and Spartan Stores will use its respective commercially reasonable efforts to obtain promptly any clearance required under the HSR Act, any Other Antitrust Laws and any other applicable Laws for the consummation of the transactions contemplated by this Agreement and will keep each other apprised of the status of any material communications with, and any reasonable inquiries or requests for additional information from, any Governmental Entity and will comply promptly with any such inquiry or request from any such Governmental Entity.

(c) Subject to Section 6.5(a), each of Nash-Finch and Spartan Stores agrees to instruct their respective counsel to cooperate with each other and use their respective commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act, any Other Antitrust Laws and any other applicable Laws at the earliest practicable dates. Such commercially reasonable efforts and cooperation will include causing its counsel (i) to inform promptly the other of any oral communication with, and provide (as permitted) copies of written communications (excluding competitively sensitive information) with, any Governmental Entity regarding any such filings or applications or any such transaction, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Entity. None of Nash-Finch, Spartan Stores nor any of their respective Affiliates or Representatives will independently contact any Governmental Entity or participate in any meeting or discussion with any Governmental Entity in respect of any such filings, applications, investigation or other inquiry without giving, in the case of Spartan Stores and its Affiliates or Representatives, Nash-Finch, and in the case of Nash-Finch and its Affiliates or Representatives, Spartan Stores, prior notice of the meeting and, to the extent permitted by the relevant Governmental Entity, the opportunity to attend and participate (which, at the request of Nash-Finch or Spartan Stores, as applicable, will be limited to outside antitrust counsel only).

(d) In furtherance and not in limitation of this Section 6.5, if any administrative or judicial Action, including any Action by a private party, is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Agreement, including the Merger, as in violation of the HSR Act, any Other Antitrust Laws or any other applicable Law, each of Spartan Stores and Nash-Finch shall cooperate in all respects with each other and shall use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including the Merger.

(e) Notwithstanding the foregoing, in connection with efforts to obtain any clearance required under the HSR Act, Other Antitrust Laws and any other applicable Laws for the consummation of the transactions contemplated by this Agreement, (i) in no event shall “commercially reasonable efforts” of either Nash-Finch or Spartan Stores include entering into a consent decree or other commitment containing, as applicable, Nash-Finch’s or Spartan Stores’ agreement to hold separate or divest any of its or its Subsidiaries’ assets, facilities, properties or businesses, or agreeing to any limitations on its or its Subsidiaries’ conduct or actions or covenants affecting business practices, (ii) in no event shall Nash-Finch or its Subsidiaries or Spartan Stores or its Subsidiaries be required to take any of the actions described in the foregoing clause (i), and (iii) neither Nash-Finch nor Spartan Stores, without the other party’s prior written consent, shall commit to or allow its Subsidiaries to commit to any of the actions described in the foregoing clause (i).

(f) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.5 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b), so long as such party has, prior to such termination, complied, in all material respects, with its obligations under this Section 6.5.

SECTION 6.6 Governance Matters.

(a) Spartan Stores shall take all requisite action, effective as of the Effective Time, (i) to cause the size of the Spartan Stores Board of Directors to be 12 directors, and (ii) to cause the directors on the Spartan Stores Board of Directors to be comprised of (A) all five members of the Nash-Finch Board of Directors as of the date hereof who are independent for purposes of the rules of NASDAQ (the “Nash-Finch Designees”); provided, if any such member of the Nash-Finch Board of Directors shall be unwilling, ineligible or otherwise not capable or qualified to act in such capacity, the current Nash-Finch Board of Directors shall prior to the Effective Time, subject to the prior written consent of Spartan Stores (which shall not be unreasonably withheld), designate another qualified person or persons (who is or are independent for purposes of the rules of NASDAQ) to serve as a Nash-Finch Designee, and (B) seven directors chosen by the current Spartan Stores Directors (five of whom shall be independent for purposes of the rules of NASDAQ), each to serve for a term expiring on the earlier of his or her death, resignation or removal or the next annual meeting of Spartan Stores Shareholders and, despite the expiration of his or her term, until his or her successor has been elected and qualified or there is a decrease in the size of the Spartan Stores Board of Directors. The Spartan Stores Board of Directors will not increase or decrease the size of the Spartan Stores Board of Directors during the three-year period following the Effective Time. The Spartan Stores Board of Directors will cause the Nash-Finch Designees to be nominated for re-election at each of the three annual Spartan Stores Shareholder meetings occurring after the Effective Time, provided that each Nash-Finch Designee remains willing and able, and is qualified, to serve on the Spartan Stores Board of Directors at the time of nomination.

(b) A member of the Nash-Finch Board of Directors as of the date hereof who is independent for purposes of the rules of NASDAQ shall serve as Chair of the Audit Committee of the Spartan Stores Board of Directors after the Effective Time. A member of the Nash-Finch Board of Directors as of the date hereof who is independent for purposes of the rules of NASDAQ shall serve as Chair of the Nominating and Governance Committee of the Spartan Stores Board of Directors after the Effective Time. A member of the Spartan Stores Board of Directors as of the date hereof who is independent for purposes of the rules of NASDAQ shall serve as Chair of the Compensation Committee of the Spartan Stores Board of Directors after the Effective Time.

(c) The current Chairman of the Spartan Stores Board of Directors shall continue as the Chairman of the Spartan Stores Board of Directors after the Effective Time. The current President and Chief Executive Officer of Spartan Stores shall continue as the President and Chief Executive Officer of Spartan Stores after the Effective Time.

SECTION 6.7 Press Releases and Public Announcement. None of Nash-Finch, Spartan Stores, or Merger Sub will issue any press release or make any public announcement relating to this Agreement, the Merger or the other transactions contemplated by this Agreement without the prior written approval of, in the case of Spartan Stores and Merger Sub, Nash-Finch, and in the case of Nash-Finch, Spartan Stores; provided, that each party may issue any such press release or make such public announcement, including with respect to actions contemplated by Section 6.2, it believes in good faith is required to be made by applicable Law or any applicable rule or regulation promulgated by any applicable securities exchange after consultation with outside legal counsel, in which case the disclosing party will use its commercially reasonable efforts to advise and consult with the other parties regarding any such press release or other announcement prior to making any such disclosure. Notwithstanding the foregoing, nothing in this Section 6.7 shall be deemed to expand, modify or limit Nash-Finch’s and Spartan Stores’ rights and obligations set forth in Section 6.2. Nash-Finch and Spartan Stores agree to issue a joint press release initially announcing this Agreement and the transactions contemplated by this Agreement, including the Merger.

SECTION 6.8 Access to Information.

(a) Subject to applicable Law, during the period commencing on the date hereof and ending at the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, Nash-Finch and Spartan Stores will, and will cause each of their Subsidiaries to, upon reasonable prior written notice, permit the other party and its respective Representatives and the Financing Sources to have reasonable access (including promptly and fully responding to all reasonable document or other information requests of the other party) at all reasonable times, and in a manner so as not to interfere with the normal business operations of Nash-Finch, Spartan Stores and each of their Subsidiaries, to the officers and senior management, the premises, agents, books, records, and Contracts of or pertaining to Nash-Finch and the Nash-Finch Subsidiaries or Spartan Stores and the Spartan Stores Subsidiaries as may be reasonably requested in writing; provided, however, that such access will (i) comply with all applicable Laws, (ii) not result in, or reasonably be expected to result in, the waiver of the attorney-client privilege, or (iii) not result in, or reasonably be expected to result in, a material breach of any material Contract; provided, further, however, that no such access shall affect the representations, warranties, covenants or agreements of the parties (or the remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. Nash-Finch and Spartan Stores will use commercially reasonable efforts to obtain from third parties any consents or waivers of any confidentiality restrictions with respect to any such information requested to be provided by it.

(b) Spartan Stores and Merger Sub will give prompt written notice to Nash-Finch of any event that would reasonably be expected to give rise to a Spartan Stores Material Adverse Effect. Nash-Finch will give prompt written notice to Spartan Stores of any event that would reasonably be expected to give rise to a Nash-Finch Material Adverse Effect. Each of Nash-Finch, Spartan Stores and Merger Sub will give prompt written notice to the other parties of (i) any notice or other communication received by such party from any Governmental Entity or other Person in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transaction contemplated hereby and (ii) any Actions commenced or, to the knowledge of such party, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement or any of the transactions contemplated hereby or thereby. The delivery of any notice pursuant to this Section 6.8(b) will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

(c) Each of Spartan Stores and Merger Sub, on the one hand, and Nash-Finch, on the other hand, will, and will cause their respective Representatives to, hold and treat in confidence all documents and information concerning the other party and its Subsidiaries furnished to the applicable party or their respective Representatives in connection with the transactions contemplated by this Agreement in accordance with the letter agreement, dated January 8, 2013, between Nash-Finch and Spartan Stores (“Confidentiality Agreement”), which shall remain in full force and effect in accordance with its terms. Each of that certain letter agreement, dated as of April 10, 2013, between Spartan Stores and Nash-Finch and that certain letter agreement, dated as of June 4, 2013, between Spartan Stores and Nash-Finch (including Section 3 thereof) (collectively, the “Letter Agreements”) are hereby terminated and shall be of no further force or effect, provided that, subject to Sections 8.2(g) and (h), and the proviso in Section 9.3 such termination shall not relieve Spartan Stores or Nash-Finch (as applicable) from any liability or obligation arising out of any breach of the Letter Agreements that occurred prior to termination, and any such liability shall survive such termination; provided, that in no event shall Spartan Stores make any claim arising out of any breach of any Letter Agreement following the date two years from the date hereof.

SECTION 6.9 Indemnification and Insurance.

(a) Spartan Stores agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of Nash-Finch or the Nash-Finch Subsidiaries as provided in their respective certificate of incorporation or by-laws or other organization documents or in any agreement with Nash-Finch or any of the Nash-Finch Subsidiaries shall survive the Merger and, except as otherwise expressly provided in this Section 6.9, shall continue in full force and effect in accordance with their terms. For a period of six years from the Effective Time, Spartan Stores and the Surviving Corporation, subject to compliance with applicable Law, shall maintain in effect exculpation, indemnification and advancement of expenses provisions that are no less favorable to officers and directors than those set forth in the certificate of incorporation and by-laws or similar organization documents of Nash-Finch and the Nash-Finch Subsidiaries in effect immediately prior to the date hereof, and, subject to compliance with applicable Law, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of Nash-Finch or any of the Nash-Finch Subsidiaries; provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b) From and after the Effective Time and until the sixth anniversary thereof, the Surviving Corporation shall, and Spartan Stores shall cause the Surviving Corporation to, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by applicable Law) to the fullest extent permitted under applicable Law, each current or former director or officer of Nash-Finch or any of the Nash-Finch Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law and following receipt of any undertaking required by applicable Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Actions, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or before the Effective Time in such Indemnified Party’s capacity as a director or officer of Nash-Finch or any of the Nash-Finch Subsidiaries or in such Indemnified Party’s capacity as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of Nash-Finch (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service in such capacity was at the request or for the benefit of Nash-Finch), including, for the avoidance of doubt, in connection with the transactions contemplated by this Agreement; provided, however, that all rights to indemnification or advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. In the event of any such Action, Spartan Stores and the Surviving Corporation shall reasonably cooperate with the Indemnified Party in the defense of any such Action.

(c) The Surviving Corporation shall, and Spartan Stores shall cause the Surviving Corporation to, maintain in effect for not less than six years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Nash-Finch and Nash-Finch’s Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated hereby; provided that Spartan Stores or the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions that, taken as a whole, are no less advantageous to the Insured Parties; provided, however, that after the Effective Time, Spartan Stores and the Surviving Corporation shall not be required to pay annual premiums for insurance coverages in excess of 250% of the last annual premium (such 250% threshold, the “Maximum Amount”) paid by Nash-Finch prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase the greatest coverage available for a cost not exceeding the Maximum Amount. Alternatively, at Spartan Stores’ option, Spartan Stores may cause the Surviving Corporation to purchase at or after the Effective Time, at a cost not exceeding three times the Maximum Amount, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Nash-Finch and the Nash-Finch

Subsidiaries for the Insured Parties with respect to matters occurring at or prior to the Effective Time, including the transactions contemplated hereby. If such “tail” prepaid policy has been obtained, Spartan Stores shall cause such policy to be maintained in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) The rights of each Indemnified Party and Insured Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the certificate of incorporation or by-laws or other organization documents of Nash-Finch or any of the Nash-Finch Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL, directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Nash-Finch or the Nash-Finch Subsidiaries or otherwise. The provisions of this Section 6.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties and Insured Parties, each of whom is a third-party beneficiary of this Section 6.9. Spartan Stores shall pay, or cause to be paid, all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party or Insured Party in successfully enforcing the indemnity and other obligations provided in this Section 6.9.

(e) In the event Spartan Stores, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, in each case, proper provision shall be made so that the successors and assigns of Spartan Stores or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

SECTION 6.10 Takeover Laws. If any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover Laws of any Governmental Entity is or may become applicable to the Merger, the parties shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Law on the Merger and the transactions contemplated by this Agreement.

SECTION 6.11 Financing.

(a) From the date of this Agreement until the earlier of (i) the Closing Date and (ii) termination of this Agreement pursuant to Section 8.1, Spartan Stores and Nash-Finch shall use, and shall cause the Spartan Stores Subsidiaries and Nash-Finch Subsidiaries, respectively, to use, their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the financing and related transactions (including the payment, refinancing and tendering of existing indebtedness) (the “Financing”) described in the executed commitment letter dated as of the date of this Agreement (the “Commitment Letter”), including using commercially reasonable efforts to (A) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter and providing customary deliverables, (B) satisfy on a timely basis all conditions to obtaining the Financing set forth therein, (C) obtain legal opinions, surveys and title insurance, customary landlord, warehouse and bailee lien and access waivers and deposit and investment account control agreements and (D) consummate the Financing at or prior to Closing, including: (1) participating in a reasonable number of meetings, road shows, rating agency sessions and drafting sessions, and providing reasonable and customary due diligence, (2) furnishing the financial institutions providing or arranging the Financing (the “Financing Sources”) with such financial and other pertinent information as may be reasonably requested to consummate the Financing, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act (including any required audits thereof, which shall be unqualified) and of the type and form customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act, (3) assisting the Financing Sources in the preparation of an offering document for any portion of the Financing, materials for rating agency presentations, bank information memoranda and similar documents in connection with the Financing, (4) executing and delivering any necessary pledge and security documents and otherwise facilitating the Financing Sources obtaining a first priority perfected security interest in and lien upon the collateral contemplated under the Commitment Letter (and including mortgages as to any real property collateral) in connection with the Financing and executing and delivering such other definitive agreements relating to the Financing as may be reasonably requested by the Financing Sources as necessary and customary in connection with the Financing, (5) reasonably cooperating with the marketing efforts for any portion of the Financing, (6) causing their respective independent accountants to provide assistance and cooperation in the Financing, including (x) participating in a reasonable number of drafting sessions and accounting due diligence sessions, (y) providing any necessary consents to use their audit reports relating to Spartan Stores or Nash-Finch, as applicable, and (z) providing any necessary “comfort letters”, (7) executing and delivering and causing its Subsidiaries to execute and deliver customary certificates (including a certificate of the principal financial officer of Spartan Stores or any of its Subsidiaries with respect to solvency matters), or other documents and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by the Financing Sources as necessary and customary in connection with the Financing, (8) cooperating reasonably with the Financing Sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of Spartan Stores or Nash-Finch, (9) taking all corporate action, subject to the occurrence of the Closing, necessary to permit the consummation of the Financing and (10) authorizing any existing lenders or agent for such lenders to disclose any information with respect to Nash-Finch, Spartan Stores or any of their respective Subsidiaries to Financing Sources (including, but not limited to, any field examinations, appraisals, title insurance, surveys, and legal documents) on terms and conditions reasonably satisfactory to such existing lenders or agent. Spartan Stores and Nash-Finch shall, and shall cause their respective Subsidiaries to, refrain from taking, directly or indirectly, any action that would reasonably be expected to result in the failure of any of the conditions contained in the Commitment Letter or in any definitive agreement related to the Financing. In the event any portion of the Financing becomes unavailable on the terms and conditions set forth in the Commitment Letter, Spartan Stores and Nash-Finch shall use their commercially reasonable efforts to obtain alternative financing from alternative sources as promptly as reasonably practicable following the occurrence of such event. Spartan Stores shall give Nash-Finch prompt notice of any material breach by any party to the Commitment Letter of which Spartan Stores becomes aware. Nash-Finch shall give Spartan Stores prompt notice of any material breach by any party to the Commitment Letter of which Nash-Finch becomes aware. Nash-Finch and Spartan Stores agree that the financing process will be managed by Spartan Stores in coordination with Nash-Finch, leveraging the relationships and abilities of both Nash-Finch and Spartan Stores to put in place the optimal credit facilities. Nash-Finch and Spartan Stores hereby consent to the use of their and their respective Subsidiaries’ logos in connection with the Financing contemplated by the Commitment Letter, provided, however, that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage Nash-Finch, Spartan Stores or any of their Subsidiaries or the reputation or goodwill of any of them.

(b) All non-public or otherwise confidential information regarding Nash-Finch obtained by Spartan Stores pursuant to the arrangement of the Financing shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that disclosure shall be permitted as necessary and consistent with customary practices in connection with the Financing upon the prior written consent of Nash-Finch (such consent not to be unreasonably withheld, conditioned or delayed). All non-public or otherwise confidential information regarding Spartan Stores obtained by Nash-Finch pursuant to the arrangement of the Financing shall be kept confidential in accordance with the Confidentiality Agreement; provided, however, that disclosure shall be permitted as necessary and consistent with customary practices in connection with the Financing upon the prior written consent of Spartan Stores (such consent not to be unreasonably withheld, conditioned or delayed).

(c) From the date of this Agreement until the earlier of the Effective Time, the termination of this Agreement in accordance with Section 8.1 and the expiration or termination of the Commitment Letter, Spartan Stores and Nash-Finch will not, and will not permit any of their respective Affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility, or debt or preferred equity security of Spartan Stores or any Spartan Stores Subsidiary or Nash-Finch or any Nash-Finch Subsidiary (other than the syndication of the Financing), including any renewals or refinancings of any existing debt facility, without the prior written consent of the Financing Sources; provided, that, the foregoing shall not apply to (i) purchase money financing of equipment, (ii) borrowings under existing credit facilities, (iii) other immaterial ordinary course indebtedness, and (iv) the incurrence of up to $25,000,000 of new indebtedness secured by real estate and up to $50,000,000 of unsecured indebtedness, in each case on terms and conditions reasonably satisfactory to the Financing Sources.

SECTION 6.12 Section 16 Matters. Prior to the Effective Time, Nash-Finch, Spartan Stores and Merger Sub each shall take all such steps as may be required to cause (a) any dispositions of Nash-Finch Common Stock (including derivative securities with respect to Nash-Finch Common Stock and Awards) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Nash-Finch immediately prior to the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions or dispositions of Spartan Stores Common Stock (including derivative securities with respect to Spartan Stores Common Stock and Converted Stock-Based Awards) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Spartan Stores immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.13 Stock Purchase Plans. Effective as of the date of this Agreement, each of Nash-Finch and Spartan Stores shall take all necessary action to suspend each of their respective employee or director stock purchase plans, and all monies contributed for the purchase of stock pursuant to such plans that have not been so applied to the purchase of stock shall promptly be refunded to participants.

SECTION 6.14 Rabbi Trust. As promptly as practicable following the execution of this Agreement, Nash-Finch shall establish a grantor trust of the type referred to as a “rabbi trust” if such a trust has not previously been established and, not later than the Effective Time, fund such trust to the extent required under the Nash-Finch Amended and Restated Director Deferred Compensation Plan, Nash-Finch 1997 Non-Employee Director Stock Compensation Plan, Nash-Finch Amended and Restated Deferred Compensation Plan, Nash-Finch Income Deferral Plan, and Nash-Finch Supplemental Executive Retirement Plan, according to the terms of each such plan and the elections of each of the participants in those plans.

SECTION 6.15 Taking of Necessary Action; Further Action.

(a) Subject to the terms and conditions of this Agreement, each of Nash-Finch, Spartan Stores, Merger Sub and the Surviving Corporation will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all of the assets, properties, rights, privileges, powers, immunities and franchises of Nash-Finch and Merger Sub, the directors and officers of Spartan Stores and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take all such lawful and necessary action. Without limiting the generality of the foregoing, each of Nash-Finch and Spartan Stores shall use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to request and obtain all consents and approvals required with respect to the consummation of the transactions contemplated by this Agreement, including, as applicable, the consents and approvals referred to in Sections 4.5(b) or 5.5(b) or disclosed in the Nash-Finch Disclosure Letter or the Spartan Stores Disclosure Letter, provided, however, that (i) no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested, and (ii) the parties acknowledge that the receipt of such consents pursuant to this Section 6.15 shall not be deemed a condition to any party’s obligation to effect the Merger, except to the extent specifically set forth in Article VII.

(b) Each of Nash-Finch and Spartan Stores shall and shall cause their respective Subsidiaries to take all commercially reasonable and lawful actions as may be necessary or appropriate to transfer, or to allow for the Surviving Corporation to utilize after the Effective Time, or obtain, as permitted by Law, all Permits appropriate or necessary to continue the business of Nash-Finch and Spartan Stores and their respective Subsidiaries as currently conducted. Each of Nash-Finch and Spartan Stores shall (and shall cause their respective Subsidiaries to) take all commercially reasonable actions necessary to execute and effectuate any documents, agreements, consents, or other papers as may be necessary to transfer any inventory including, but not limited to, alcohol, liquor, and tobacco products, in accordance with and as may be required by all Laws to the Surviving Corporation.

SECTION 6.16 Securityholder Litigation. Each party shall keep the other parties reasonably informed with respect to the defense or settlement of any securityholder Action against it and its directors relating to the Merger. Each party shall give the other parties the opportunity to consult with it regarding the defense or settlement of any such securityholder Action and shall not settle any such Action without the other party’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 6.17 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Spartan Stores, directly or indirectly, the right to control or direct Nash-Finch’s operations or give Nash-Finch, directly or indirectly, the right to control or direct Spartan Stores’ operations prior to the Effective Time. Prior to the Effective Time, each of Spartan Stores and Nash-Finch shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

SECTION 6.18 Tax-Free Reorganization Treatment.

(a) The parties to this Agreement intend that the Merger will qualify as a reorganization under Section 368(a) of the Code (the “Intended Tax Treatment”), and each party shall not, and shall not permit any of their respective Subsidiaries to, take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code. Nash-Finch and Spartan Stores shall use commercially reasonable efforts, and shall cause their respective Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, including providing reasonable and customary representations, covenants and certificates requested by counsel under Sections 7.2(e) and 7.3(e). Within 45 days following the Effective Time, Spartan Stores shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations.

(b) Each of Nash-Finch and Spartan Stores shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

SECTION 6.19 Dividends. Nash-Finch and Spartan Stores shall coordinate with each other regarding the declaration, setting of record dates, and payment dates of dividends with respect to shares of Spartan Stores Common Stock and Nash-Finch Common Stock for the purpose of minimizing the risk that holders of shares of Nash-Finch Common Stock (a) in respect of any calendar quarter, receive dividends on both shares of Nash-Finch Common Stock and shares of Spartan Stores Common Stock received as Merger Consideration or (b) in respect of any calendar quarter, fail to receive a dividend on shares of Nash-Finch Common Stock or shares of Spartan Stores Common Stock received as Merger Consideration.

SECTION 6.20 Expenses. Whether or not the Merger is consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that Nash-Finch and Spartan Stores shall each pay and bear one-half of (a) each regulatory filing, notification, registration or similar fee required to be paid by any party in connection with this Agreement and the transactions contemplated hereby under the HSR Act, the Securities Act, the Exchange Act and other applicable laws, rules and regulations of any governmental authority and (b) any fees and expenses (excluding each party’s internal costs and fees and expenses of attorneys, accountants and financial and other advisors) incurred in respect of printing, filing and mailing of the Joint Proxy Statement and the Registration Statement.

SECTION 6.21 Fairness Opinion. Spartan Stores will use commercially reasonable efforts to deliver to Nash-Finch a copy of the fairness opinion received from Moelis & Company LLC promptly after the date hereof. Nash-Finch will use commercially reasonable efforts to deliver to Spartan Stores a copy of the fairness opinion received from J.P. Morgan Securities LLC promptly after the date hereof.

SECTION 6.22 Spartan Stores Consent. Promptly following the date hereof, Spartan Stores shall, in its capacity as the sole shareholder of Merger Sub, authorize and approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS TO OBLIGATIONS TO CLOSE

SECTION 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by Spartan Stores and Nash-Finch) at or prior to the Effective Time of the following conditions:

(a) The Spartan Stores Shareholder Approval and the Nash-Finch Stockholder Approval shall have been obtained.

(b) (i) All applicable waiting periods (and any extensions thereof) under the HSR Act and any Other Antitrust Laws will have expired or otherwise been terminated; (ii) no provision of the HSR Act or any applicable Other Antitrust Laws making illegal or otherwise prohibiting the consummation of the Merger shall be in effect and, with respect to the HSR Act or any Other Antitrust Laws, no temporary, preliminary or permanent restraining Order preventing the consummation of the Merger will be in effect; and (iii) no Actions by any Governmental Entity seeking to prohibit the consummation of the Merger with respect to matters related to the HSR Act or any Other Antitrust Laws, shall be pending.

(c) No provision of any applicable Law, other than the HSR Act and any applicable Other Antitrust Law, which condition is set forth in Section 7.1(b), making illegal or otherwise prohibiting the consummation of the Merger shall be in effect and no temporary, preliminary or permanent restraining Order, other than an Order under the HSR Act or any applicable Other Antitrust Law, which condition is set forth in Section 7.1(b), preventing the consummation of the Merger will be in effect.

(d) No Actions, other than an Action under the HSR Act or any applicable Other Antitrust Law, which condition is set forth in Section 7.1(b), by any Governmental Entity seeking to prohibit the consummation of the Merger shall be pending.

(e) The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness thereof shall have been issued by the SEC and no proceedings for that purpose shall have been commenced or threatened by the SEC.

(f) The shares of Spartan Stores Common Stock to be issued pursuant to the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(g) The Financing Sources shall not have failed to enter into the credit facility and make the initial loans pursuant to the Financing due to (i) the failure of the condition set forth in paragraph (f) of Schedule 3 to the Commitment Letter term sheet as a result of the occurrence of a Spartan Stores Material Adverse Effect or a Nash-Finch Material Adverse Effect, or (ii) the failure of the condition set forth in paragraph (b) of Schedule 3 to the Commitment Letter term sheet relating to minimum opening excess availability of the credit facility.

SECTION 7.2 Conditions to Obligations of Spartan Stores and Merger Sub to Effect the Merger. The respective obligations of Spartan Stores and Merger Sub to effect the Merger shall be subject to the fulfillment (or waiver by Spartan Stores) at or prior to the Effective Time of the following additional conditions:

(a) (i) The representations and warranties of Nash-Finch set forth in this Agreement (other than Sections 4.2(a), 4.3, and 4.4) will be true and correct (without giving effect to any limitation as to “materiality” or “Nash-Finch Material Adverse Effect” contained herein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, a Nash-Finch Material Adverse Effect, provided, however, that a failure of the condition set forth in Section 7.1(b) to be satisfied shall not be deemed a Nash-Finch Material Adverse Effect for the purpose of this Section 7.2(a), (ii) the representations and warranties of Nash-Finch set forth in Sections 4.2(a) and 4.3 will be true and correct in all but de minimus respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct in all but de minimus respects as of such other time), and (iii) the representations and warranties of Nash-Finch set forth in Section 4.4 will be true and correct as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time) in all material respects.

(b) Nash-Finch will have performed in all material respects all of the covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Nash-Finch shall have delivered to Spartan Stores a certificate, dated as of the Closing Date and signed on behalf of Nash-Finch by the Chief Executive Officer or the Chief Financial Officer of Nash-Finch certifying to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d) Since December 29, 2012, there has not been any change, state of facts, event, development or effect that has had or would reasonably be expected to have a Nash-Finch Material Adverse Effect; provided, however, that a failure of the condition set forth in Section 7.1(b) to be satisfied shall not be deemed a Nash-Finch Material Adverse Effect for purposes of this Section 7.2(d).

(e) Spartan Stores shall have received the opinion of Warner Norcross & Judd LLP, acting as counsel to Spartan Stores, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing Date, a copy of which shall be furnished to Nash-Finch, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Spartan Stores, Nash-Finch and Merger Sub as to such matters as such counsel may reasonably request.

SECTION 7.3 Conditions to Obligations of Nash-Finch to Effect the Merger. The obligation of Nash-Finch to effect the Merger shall be subject to the fulfillment (or waiver by the Nash-Finch) at or prior to the Effective Time of the following additional conditions:

(a) (i) The representations and warranties of Spartan Stores set forth in this Agreement (other than Sections 5.2(a), 5.3 and 5.4) will be true and correct (without giving effect to any limitation as to “materiality” or “Spartan Stores Material Adverse Effect” contained herein) as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, a Spartan Stores Material Adverse Effect, provided, however, that a failure of the condition set forth in Section 7.1(b) to be satisfied shall not be deemed a Spartan Stores Material Adverse Effect for the purpose of this Section 7.3(a), (ii) the representations and warranties of Spartan Stores set forth in Sections 5.2(a) and 5.3 will be true and correct in all but de minimus respects as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct in all but de minimus respects as of such other time), and (iii) the representations and warranties of Spartan Stores set forth in Section 5.4 will be true and correct as of the Closing Date as though made as of such date (except to the extent such representations and warranties speak as of another time, in which case such representations and warranties will be true and correct as of such other time) in all material respects.

(b) Spartan Stores and Merger Sub each will have performed in all material respects all of the covenants required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Spartan Stores shall have delivered to Nash-Finch a certificate, dated as of the Closing Date and signed on behalf of Spartan Stores and Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Spartan Stores, certifying to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) Since March 30, 2013, there has not been any change, state of facts, event, development or effect that has had or would reasonably be expected to have a Spartan Stores Material Adverse Effect; provided, however, that a failure of the condition set forth in Section 7.1(b) to be satisfied shall not be deemed a Spartan Stores Material Adverse Effect for purposes of this Section 7.3(d).

(e) Nash-Finch shall have received the opinion of Morgan, Lewis & Bockius LLP, acting as counsel to Nash-Finch, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing Date, a copy of which shall be furnished to Spartan Stores, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon customary representations of officers of Spartan Stores, Nash-Finch and Merger Sub as to such matters as such counsel may reasonably request.

(f) The Spartan Stores Board of Directors shall have received irrevocable letters of resignation from one or more members of the Spartan Stores Board of Directors such that there shall be seven total members of the Spartan Stores Board of Directors as of the Effective Time, which such resignations shall be effective as of the Effective Time.

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

SECTION 8.1 Termination of Agreement. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Effective Time, whether before or, subject to the terms hereof, after receipt of the Spartan Stores Shareholder Approval or the Nash-Finch Stockholder Approval (the date of such termination, the “Termination Date”), as follows:

(a) by mutual written consent of Spartan Stores and Nash-Finch;

(b) by either Spartan Stores or Nash-Finch, if any Governmental Entity has issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such Order or other action is final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the party seeking to terminate if (i) the failure of Spartan Stores or the Merger Sub, in the case of a termination by Spartan Stores, or (ii) the failure of Nash-Finch, in the case of a termination by Nash-Finch, to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of, or the primary factor that resulted in, the issuance of such an Order or the taking of such an action;

(c) by either Spartan Stores or Nash-Finch, if the Merger does not occur on or before January 21, 2014 following the date hereof (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if (i) the failure of Spartan Stores or the Merger Sub, in the case of a termination by Spartan Stores, or (ii) the failure of Nash-Finch, in the case of a termination by Nash-Finch, to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the primary cause of, or the primary factor that resulted in, the failure of the Effective Time to occur on or before the End Date.

(d) by either Spartan Stores or Nash-Finch (i) if the Spartan Stores Shareholder Meeting (including any postponements or adjournments thereof) shall have concluded and been finally adjourned and the Spartan Stores Shareholder Approval shall not have been obtained or (ii) if the Nash-Finch Stockholder Meeting (including any postponements or adjournments thereof) shall have concluded and been finally adjourned and the Nash-Finch Stockholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the party seeking to terminate if (A) the failure of Spartan Stores or the Merger Sub, in the case of a termination by Spartan Stores, or (B) the failure of Nash-Finch, in the case of a termination by Nash-Finch, to perform any of its obligations under this Agreement required to be performed at or prior to the Spartan Stores Shareholder Meeting or the Nash-Finch Stockholder Meeting, as applicable, has been the primary cause of, or the primary factor that resulted in, the Spartan Stores Shareholder Approval or the Nash-Finch Stockholder Approval, as applicable, not having been obtained;

(e) by Spartan Stores, if Nash-Finch shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or 7.2 (it being acknowledged and agreed that the failure of the condition set forth in Section 7.1(g) shall not affect Spartan Stores’ right to terminate this Agreement pursuant to this Section 8.1(e) and the remedies available to Spartan Stores as a result of such termination) and (ii) (A) cannot be cured by the End Date or (B) if capable of being cured by the End Date, shall not have been cured within 30 Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Spartan Stores’ intention to terminate this Agreement if such breach or failure is not cured) from Spartan Stores of such breach or failure; provided, that Spartan Stores shall not have a right to terminate this Agreement pursuant to this Section 8.1(e) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or 7.3;

(f) by Nash-Finch, if Spartan Stores or Merger Sub shall have breached or failed to perform any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or 7.3 (it being acknowledged and agreed that the failure of the condition set forth in Section 7.1(g) shall not affect Nash-Finch’s right to terminate this Agreement pursuant to this Section 8.1(f) and the remedies available to Nash-Finch as a result of such termination) and (ii) (A) cannot be cured by the End Date or (B) if capable of being cured by the End Date, shall not have been cured within 30 Business Days following receipt of written notice (which notice shall specify in reasonable detail the nature of such breach or failure and Nash-Finch’s intention to terminate this Agreement if such breach or failure is not cured) from Nash-Finch of such breach or failure; provided, that Nash-Finch shall not have a right to terminate this Agreement pursuant to this Section 8.1(f) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or 7.2;

(g) by Spartan Stores prior to the receipt of the Nash-Finch Stockholder Approval if (i) the Nash-Finch Board of Directors shall have failed to include the Nash-Finch Board Recommendation in the Joint Proxy Statement or shall have effected a Nash-Finch Adverse Recommendation Change; (ii) the Nash-Finch Board of Directors shall have failed to publicly reaffirm its recommendation of this Agreement in the absence of a publicly announced Nash-Finch Takeover Proposal within five Business Days after Spartan Stores so requests in writing; (iii) the Nash-Finch Board of Directors shall have failed to reject or take no position with respect to a Nash-Finch Takeover Proposal and reaffirm the Nash-Finch Board Recommendation, in each case, within five Business Days following the public announcement of such Nash-Finch Takeover Proposal and in any event at least two Business Days prior to the Nash-Finch Stockholder Meeting;

(iv) Nash-Finch enters into a Nash-Finch Acquisition Agreement; (v) Nash-Finch shall have materially breached Section 6.2(a).; or (vi) Nash-Finch or the Nash-Finch Board of Directors shall have publicly announced its intention to do any of the foregoing;

(h) by Nash-Finch prior to receipt of the Spartan Stores Shareholder Approval if (i) the Spartan Stores Board of Directors shall have failed to include the Spartan Stores Board Recommendation in the Joint Proxy Statement or shall have effected a Spartan Stores Adverse Recommendation Change; (ii) the Spartan Stores Board of Directors shall have failed to publicly reaffirm its recommendation of this Agreement in the absence of a publicly announced Spartan Stores Takeover Proposal within five Business Days after Spartan Stores so requests in writing; (iii) the Spartan Stores Board of Directors shall have failed to reject or take no position with respect to a Spartan Stores Takeover Proposal and reaffirm the Spartan Stores Board Recommendation, in each case, within five Business Days following the public announcement of such Spartan Stores Takeover Proposal and in any event at least two Business Days prior to the Spartan Stores Shareholder Meeting; (iv) Spartan Stores enters into a Spartan Stores Acquisition Agreement; (v) Spartan Stores shall have materially breached Section 6.2(b).; or (vi) Spartan Stores or the Spartan Stores Board of Directors shall have publicly announced its intention to do any of the foregoing;

(i) by Spartan Stores prior to receipt of the Spartan Stores Shareholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Spartan Stores Superior Proposal; provided, however, that (i) such agreement did not result from a breach of Section 6.2(b) and (ii) Spartan Stores pays (or causes to be paid) the Spartan Stores Termination Fee prior to or simultaneously with such termination; or

(j) by Nash-Finch prior to receipt of the Nash-Finch Stockholder Approval, in order to enter into a definitive merger agreement or other definitive purchase or acquisition agreement that constitutes a Nash-Finch Superior Proposal; provided, however, that (i) such agreement did not result from a breach of Section 6.2(a) and (ii) Nash-Finch pays (or causes to be paid) the Nash-Finch Termination Fee prior to or simultaneously with such termination.

SECTION 8.2 Effect of Termination.

(a) In the event that:

(i) this Agreement is terminated by Spartan Stores pursuant to Section 8.1(g), Nash-Finch shall pay, or cause to be paid, to Spartan Stores no later than two Business Days following the date of such termination cash in immediately available funds in an amount equal to $12,000,000 (the “Nash-Finch Termination Fee”);

(ii) this Agreement is terminated by Spartan Stores pursuant to Section 8.1(e) and at such time the conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and those conditions that are not satisfied, directly or indirectly, as a result of Nash-Finch’s breach of this Agreement) then Nash-Finch will pay, or will cause to be paid, to Spartan Stores in immediately available funds all documented out-of-pocket fees and expenses incurred by Spartan Stores or its Affiliates in connection with the transactions contemplated by this Agreement (“Nash-Finch Expense Reimbursement”; provided, that the Nash-Finch Expense Reimbursement shall not be more than an aggregate amount equal to $10,000,000); and if (A) any Person shall have made (whether or not subsequently withdrawn) a Nash-Finch Takeover Proposal on or after the date hereof but prior to the date that this Agreement is terminated pursuant to Section 8.1(e) and (B) (1) within 12 months after the Termination Date, Nash-Finch or any of its Affiliates consummates a Nash-Finch Takeover Proposal, or (2) Nash-Finch or any of its Affiliates enters into a definitive agreement with respect to a Nash-Finch Takeover Proposal within 12 months after the Termination Date and subsequently consummates such Nash-Finch Takeover Proposal at any time thereafter (provided, that, for purposes of this Section 8.2(a)(ii), the references to “more than 15%” and “more than 20%” in the definition of “Nash-Finch Takeover Proposal” will be deemed to be references to “more than 50%.”), then Nash-Finch shall pay, or cause to be paid, to Spartan Stores, an aggregate amount equal to the Nash-Finch Termination Fee, less the amount of any Nash-Finch Expense Reimbursement previously paid to Spartan Stores;

(iii) (A) this Agreement is terminated by Nash-Finch pursuant to Section 8.1(c) or by Spartan Stores or Nash-Finch pursuant to Section 8.1(d)(ii), (B) any Person shall have made (whether or not subsequently withdrawn) a Nash-Finch Takeover Proposal on or after the date hereof but prior to (1) the date that this Agreement is terminated in the case of a termination pursuant to Section 8.1(c) or (2) the Nash-Finch Stockholder Meeting in the case of a termination pursuant to Section 8.1(d)(ii), and (C) (1) within 12 months after the Termination Date, Nash-Finch or any of its Affiliates consummates a Nash-Finch Takeover Proposal, or (2) Nash-Finch or any of its Affiliates enters into a definitive agreement with respect to a Nash-Finch Takeover Proposal within 12 months after the Termination Date and subsequently consummates such Nash-Finch Takeover Proposal at any time thereafter (provided, that, for purposes of this Section 8.2(a)(iii), the references to “more than 15%” and “more than 20%” in the definition of “Nash-Finch Takeover Proposal” will be deemed to be references to “more than 50%.”), then Nash-Finch shall pay, or cause to be paid, to Spartan Stores, an aggregate amount equal to the Nash-Finch Termination Fee;

(iv) this Agreement is terminated by Nash-Finch pursuant to Section 8.1(j), then Nash-Finch shall pay, or cause to be paid, to Spartan Stores, prior to or contemporaneously with such termination, cash in an amount equal to the Nash-Finch Termination Fee (and any purported termination pursuant to Section 8.1(j) shall be void and of no force or effect unless Nash-Finch shall have made such payment);

(v) this Agreement is terminated by Nash-Finch pursuant to Section 8.1(h), Spartan Stores shall pay, or cause to be paid, to Nash-Finch no later than two Business Days following the date of such termination cash in immediately available funds in an amount equal to $12,000,000 (the “Spartan Stores Termination Fee”);

(vi) this Agreement is terminated by Nash-Finch pursuant to Section 8.1(f) and at such time the conditions set forth in Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and those conditions that are not satisfied, directly or indirectly, as a result of Spartan Stores’ breach of this Agreement) then Spartan Stores will pay, or will cause to be paid, to Nash-Finch in immediately available funds all documented out-of-pocket fees and expenses incurred by Nash-Finch or its Affiliates in connection with the transactions contemplated by this Agreement (“Spartan Stores Expense Reimbursement”; provided, that the Spartan Stores Expense Reimbursement shall not be more than an aggregate amount equal to $10,000,000); and if (A) any Person shall have made (whether or not subsequently withdrawn) a Spartan Stores Takeover Proposal on or after the date hereof but prior to the date that this Agreement is terminated pursuant to Section 8.1(f) and (B) (1) within 12 months after the Termination Date, Spartan Stores or any of its Affiliates consummates a Spartan Stores Takeover Proposal, or (2) Spartan Stores or any of its Affiliates enters into a definitive agreement with respect to a Spartan Stores Takeover Proposal within 12 months after the Termination Date and subsequently consummates such Spartan Stores Takeover Proposal at any time thereafter (provided, that, for purposes of this Section 8.2(b)(vi), the references to “more than 15%” and “more than 20%” in the definition of “Spartan Stores Takeover Proposal” will be deemed to be references to “more than 50%.”), then Spartan Stores shall pay, or cause to be paid, to Nash-Finch, an aggregate amount equal to the Spartan Stores Termination Fee, less the amount of any Spartan Stores Expense Reimbursement previously paid to Nash-Finch.

(vii) (A) this Agreement is terminated by Spartan Stores pursuant to Section 8.1(c) or by Spartan Stores or Nash-Finch pursuant to Section 8.1(d)(i), (B) any Person shall have made (whether or not subsequently withdrawn) a Spartan Stores Takeover Proposal on or after the date hereof but prior to (1) the date that this Agreement is terminated in the case of a termination pursuant to Section 8.1(c) or (2) the Spartan Stores Shareholder Meeting in the case of a termination pursuant to Section 8.1(d)(i), and (C) (1) within 12 months after the Termination Date, Spartan Stores or any of its Affiliates consummates a Spartan Stores Takeover Proposal, or (2) Spartan Stores or any of its Affiliates enters into a definitive agreement with respect to a Spartan Stores Takeover Proposal within 12 months after the Termination Date and subsequently consummates such Spartan Stores Takeover Proposal at any time thereafter (provided, that, for purposes of this Section 8.2(a)(vii), the references to “more than

15%” and “more than 20%” in the definition of “Spartan Stores Takeover Proposal” will be deemed to be references to “more than 50%.”), then Spartan Stores shall pay, or cause to be paid, to Nash-Finch, an aggregate amount equal to the Spartan Stores Termination Fee; or

(viii) this Agreement is terminated by Spartan Stores pursuant to Section 8.1(i), then Spartan Stores shall pay, or cause to be paid, to Nash-Finch, prior to or contemporaneously with such termination, cash in an amount equal to the Spartan Stores Termination Fee (and any purported termination pursuant to Section 8.1(i) shall be void and of no force or effect unless Spartan Stores shall have made such payment).

(b) The Nash-Finch Termination Fee and Nash-Finch Expense Reimbursement, as applicable, will be paid in the aggregate to Spartan Stores by or at the direction of Nash-Finch in immediately available funds in the case of Section 8.2(a)(ii) or Section 8.2(a)(iii), upon the occurrence of the event giving rise to the obligation to make such payment.

(c) The Spartan Stores Termination Fee and Spartan Stores Expense Reimbursement, as applicable, will be paid in the aggregate to Nash-Finch by or at the direction of Spartan Stores in immediately available funds in the case of Section 8.2(a)(vi) or Section 8.2(a)(vii), upon the occurrence of the event giving rise to the obligation to make such payment.

(d) Each of the parties hereto acknowledge and agree that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated hereby, and that without these agreements, the other party would not enter into this Agreement. Accordingly, (i) if Nash-Finch fails to pay the amounts due pursuant to this Section 8.2 and, in order to obtain such payment, Spartan Stores commences a suit that results in a judgment against Nash-Finch for the Nash-Finch Termination Fee or the Nash-Finch Expense Reimbursement, then Nash-Finch shall pay Spartan Stores its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Nash-Finch Termination Fee or the Nash-Finch Expense Reimbursement, as applicable, from the date such payment was required to be made until the date of payment at the prime rate of Wells Fargo Bank N.A., in effect on the date such payment was required to be made and (ii) if Spartan Stores fails to pay the amount due pursuant to this Section 8.2 and, in order to obtain such payment, Nash-Finch commences a suit that results in a judgment against Spartan Stores for the Spartan Stores Termination Fee or the Spartan Stores Expense Reimbursement, then Spartan Stores shall pay Nash-Finch its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Spartan Stores Termination Fee or the Spartan Stores Expense Reimbursement, as applicable, from the date such payment was required to be made until the date of payment at the prime rate of Wells Fargo Bank N.A., in effect on the date such payment was required to be made.

(e) On any termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate and forthwith become void and have no further force or effect (except for the provisions of Sections 6.7, 6.8(c), and 8.2 and Article IX), and, subject to the payment of any amounts owing pursuant to this Section 8.2, there shall be no other liability on the part of Spartan Stores or Nash-Finch to the other; provided, however, that notwithstanding anything in this Agreement to the contrary, no party hereto will be relieved or released from any liability or damages arising from a willful or intentional breach of this Agreement.

(f) For the avoidance of doubt, the parties acknowledge that (i) in no event shall Nash-Finch be required to pay the Nash-Finch Termination Fee or the Nash-Finch Expense Reimbursement on more than one occasion; and (ii) in no event shall Spartan Stores be required to pay the Spartan Stores Termination Fee or the Spartan Stores Expense Reimbursement on more than one occasion. Any payment of the Nash-Finch Termination Fee, Nash-Finch Expense Reimbursement, Spartan Stores Termination Fee or Spartan Stores Expense Reimbursement shall be made by wire transfer of immediately available funds to an account designated in writing by the party entitled to receive such payment or, if no such account is designated, by bank check.

(g) Notwithstanding anything to the contrary in this Agreement (including the final sentence of Section 6.8(c), and the proviso in Section 9.3), in the event that the Nash-Finch Termination Fee or the

Nash-Finch Expense Reimbursement (as applicable) is in fact paid to Spartan Stores (or any Spartan Stores designee) when and as required under Section 8.2(a)(ii), payment of the Nash-Finch Termination Fee or the Nash-Finch Expense Reimbursement (as applicable) shall be the sole and exclusive remedy of Spartan Stores, Merger Sub and each of their respective Affiliates against Nash-Finch, the Nash-Finch Subsidiaries and any of their respective former, current and future Affiliates, and each of their respective directors, officers, employees, shareholders, controlling persons or Representatives for any loss or damage based upon, arising out of or relating to this Agreement, the Letter Agreements or the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby and thereby and none of Nash-Finch, its Subsidiaries, each of their respective former, current and future direct or indirect equityholders, controlling persons, shareholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, or assignees will have any Liability to Spartan Stores, Merger Sub or any of their Affiliates relating to or arising out of this Agreement or the Letter Agreements in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith, whether at law or equity, in contract, in tort or otherwise and payment of the Nash-Finch Termination Fee or the Nash-Finch Expense Reimbursement (as applicable) when in fact paid to Spartan Stores (or any Spartan Stores designee) as required by Section 8.2(a)(ii) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by, Spartan Stores, Merger Sub or any other Person in connection with this Agreement, the Letter Agreements and the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and, only if Spartan Stores (or any Spartan Stores designee) is in fact paid the Nash-Finch Termination Fee or the Nash-Finch Expense Reimbursement (as applicable) as required by Section 8.2(a)(ii), none of Spartan Stores, Merger Sub or any other Person shall be entitled to bring or maintain any Action against Nash-Finch, its Subsidiaries and any of their respective former, current and future Affiliates, and each of their respective directors, officers, employees, shareholders, controlling persons or Representatives arising out of or in connection with this Agreement, the Letter Agreements, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination (provided, that in the event of payment of the Nash-Finch Expense Reimbursement as required by Section 8.2(a)(ii), this Section 8.2(g) shall not in any way limit Spartan Stores’ rights with respect to payment of the Nash-Finch Termination Fee (including Spartan Stores’ rights to enforce payment of the Nash-Finch Termination Fee) pursuant to Section 8.2(a)(ii)); provided, however, that notwithstanding anything in this Agreement to the contrary, no party hereto will be relieved or released from any liability or damages arising from fraud.

(h) Notwithstanding anything to the contrary in this Agreement (including the final sentence of Section 6.8(c), and the proviso in Section 9.3), in the event that the Spartan Stores Termination Fee or the Spartan Stores Expense Reimbursement (as applicable) is in fact paid to Nash-Finch (or any Nash-Finch designee) when and as required under Section 8.2(a)(vi), payment of the Spartan Stores Termination Fee or the Spartan Stores Expense Reimbursement (as applicable) shall be the sole and exclusive remedy of Nash-Finch and each of its Affiliates against Spartan Stores, Merger Sub and each of their respective Affiliates against Spartan Stores, Merger Sub, the Spartan Stores Subsidiaries and any of their respective former, current and future Affiliates, and each of their respective directors, officers, employees, shareholders, controlling persons or Representatives for any loss or damage based upon, arising out of or relating to this Agreement, the Letter Agreements or the negotiation, execution or performance hereof or thereof or the transactions contemplated hereby and thereby and none of Spartan Stores, Merger Sub, their respective Subsidiaries, each of their respective former, current and future direct or indirect equityholders, controlling persons, shareholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, or assignees will have any Liability to Nash-Finch or any of its Affiliates relating to or arising out of this Agreement or the Letter Agreements in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith, whether at law or equity, in contract, in tort or otherwise and payment of the Spartan Stores Termination Fee or the Spartan Stores Expense Reimbursement (as applicable) when in fact paid to Nash-Finch (or any Nash-Finch designee) as required by Section 8.2(a)(vi), shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by, Nash-Finch or any other Person in connection with this Agreement, the Letter Agreements and the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and, only if Nash-Finch (or any Nash-Finch designee) is in fact paid the Spartan Stores Termination Fee or the Spartan Stores Expense Reimbursement (as applicable) as required by Section 8.2(a)(vi), neither Nash-Finch nor any other Person shall be entitled to bring or maintain any Action against Spartan Stores, Merger Sub, their respective Subsidiaries and any of their respective former, current and future Affiliates, and each of their respective directors, officers, employees, shareholders, controlling persons or Representatives arising out of or in connection with this Agreement, the Letter Agreements, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination (provided, that in the event of payment of the Spartan Stores Expense Reimbursement as required by Section 8.2(a)(vi), this Section 8.2(h) shall not in any way limit Nash-Finch’s rights with respect to payment of the Spartan Stores Termination Fee (including Nash-Finch’s rights to enforce payment of the Spartan Stores Termination Fee) pursuant to Section 8.2(a)(vi)); provided, however, that notwithstanding anything in this Agreement to the contrary, no party hereto will be relieved or released from any liability or damages arising from fraud.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, other than Section 6.9 (which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein), Article III (which shall be for the benefit of the holders of Nash-Finch Common Stock after the Effective Time, whether represented by Certificates or Book-Entry Shares, and any holder of an Award granted under a Nash-Finch Stock Plan), Section 6.6(a) (which shall be for the benefit of the members of the Nash-Finch Board of Directors who will serve as members of the Spartan Stores Board of Directors as of the Effective Time pursuant to Section 6.6(a)), and Section 9.13(b) (which shall be for the benefit of the Financing Sources).

SECTION 9.2 Specific Performance.

(a) The parties agree that irreparable damage to Spartan Stores, Merger Sub and Nash-Finch, as applicable, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. The parties acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Section 8.1, (i) so long as Spartan Stores or Merger Sub is not in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Sections 7.1 or 7.3, Spartan Stores and Merger Sub shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Nash-Finch or to enforce specifically the terms and provisions hereof and (ii) so long as Nash-Finch is not in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Sections 7.1 or 7.2, Nash-Finch shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Spartan Stores and Merger Sub or to enforce specifically the terms and provisions of this Agreement.

(b) The parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Spartan Stores, Merger Sub or Nash-Finch, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of Spartan Stores, Merger Sub and Nash-Finch, as applicable, under this Agreement, all in accordance with the terms of this Section 9.2.

(c) None of Spartan Stores, Merger Sub or Nash-Finch, as applicable, shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, all in accordance with the terms of this Section 9.2.

(d) For the avoidance of doubt, while Nash-Finch or Spartan Stores may pursue payment of the Spartan Stores Termination Fee or Nash-Finch Termination Fee, as applicable (only to the extent permitted by Section 8.2(a)), a grant of specific performance, and any other remedy available to them, under no circumstances shall Spartan Stores be permitted or entitled to receive both such payment of the Nash-Finch Termination Fee and grant of specific performance and under no circumstances shall Nash-Finch be permitted or entitled to receive both such payment of the Spartan Stores Termination Fee and grant of specific performance.

SECTION 9.3 Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto), together with the Confidentiality Agreement, constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral (including the Letter Agreements), to the extent they are related in any way to the subject matter hereof, provided that, subject to Sections 8.2(g) and (h), this Section 9.3 shall not relieve Spartan Stores or Nash-Finch (as applicable) from any liability or obligation arising out of any breach of a Letter Agreement that occurred prior to termination, and any such liability shall survive such termination; provided, that in no event shall Spartan Stores make any claim arising out of any breach of the Letter Agreements following the date two years from the date hereof.

SECTION 9.4 Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of, in the case of assignment by Spartan Stores or Merger Sub, Nash-Finch, and, in the case of assignment by Nash-Finch, Spartan Stores. Notwithstanding the foregoing, Spartan Stores may assign this Agreement to any Financing Source or agent for such Financing Source as security for obligations to such Financing Source in respect of the Financing and any refinancings, extensions, refundings or renewals of the Financing.

SECTION 9.5 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 9.6 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt, by facsimile transmission or electronic mail (if receipt by the intended recipient is confirmed by like means, which confirmation each party agrees to transmit reasonably promptly (it being understood that any notice received by facsimile or electronic mail on any day that is not a Business Day or any Business Day after 5:00 p.m. (New York City time) shall be deemed to have been received at 9:00 a.m. (New York City time) on the next Business Day unless the notice is required by this Agreement to be delivered within a number of hours or calendar days)) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the following addresses, facsimile numbers or electronic mail addresses:

If to Spartan Stores or Merger Sub, to:

Spartan Stores, Inc. Post Office Box 8700 Grand Rapids, Michigan 49518
Facsimile:	(616) 878-8287
Attention:	Alex J. DeYonker
Executive Vice President General Counsel and Secretary
E-mail:	alex_deyonker@spartanstores.com

with copies to:

Warner Norcross& Judd LLP 900 Fifth Third Center 111 Lyon Street, N.W. Grand Rapids, Michigan 49503
Facsimile:	(616) 222-2752
Attention:	Gordon R. Lewis
E-mail	glewis@wnj.com

If to Nash-Finch, to:

Nash-Finch Company 7600 France Avenue South Minneapolis, Minnesota 55435
Facsimile:	(952) 806-6984
Attention:	Kathleen M. Mahoney
Executive Vice President, General Counsel and Secretary
E-mail:	kathleen.mahoney@nashfinch.com

with copies to:

Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178
Facsimile:	(212) 309-6001
Attention:	David W. Pollak
Jonathan D. Morris
E-mail:	dwpollak@morganlewis.com
jmorris@morganlewis.com

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

SECTION 9.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof or of any other jurisdiction which would require the application of any other state’s laws, except that the fiduciary obligations of the Spartan Stores directors shall be governed by Michigan law.

SECTION 9.8 Exclusive Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or any federal court of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, in any Action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action or proceeding shall be heard and determined in such Delaware court or, to the extent permitted by law, in such federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, Action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any such Delaware court or in any such federal court, (c) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such Action or proceeding in any such court and (d) agrees that a final judgment in any such suit, Action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law, provided, however, in the event such courts decline jurisdiction over such action or proceeding, all references in this Section 9.8 to Delaware shall be deemed to be references to Minnesota, in the case of an Action or proceeding initiated by Spartan Stores or Merger Sub, or Michigan, in the case of an Action or proceeding initiated by Nash-Finch. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in Section 9.6 shall be effective service of process for any suit, action or proceeding brought in any such court.

SECTION 9.9 Waiver of Jury Trial. Each of the parties waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action or proceeding directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

SECTION 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.11 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible; provided that the parties intend that the remedies and limitations thereon contained in Article VIII are to be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder.

SECTION 9.12 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

SECTION 9.13 Limited Recourse.

(a) Notwithstanding anything in this Agreement to the contrary, the obligations and Liabilities of the parties hereunder will be without recourse to any stockholder of such party or any of such stockholder’s Affiliates (other than such party), or any of their respective Representatives or agents (in each case, in their capacity as such). For the avoidance of doubt, nothing in this Section 9.13 shall limit in any way Spartan Stores’ rights with respect to Nash-Finch, Spartan Stores’ liabilities and obligations to Nash-Finch, Nash-Finch’s rights with respect to Spartan Stores or Nash-Finch’s liabilities and obligations to Spartan Stores, under this Agreement.

(b) Subject to the rights of the parties to the Commitment Letter and any other agreement related to the Financing under the terms thereof, (i) none of the parties hereto, nor or any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any of the Financing Sources, solely in their respective capacities as lenders or arrangers in connection with the Financing, in connection with this Agreement or the Financing, whether at law or equity, in contract, in tort or otherwise, and (ii) the Financing Sources, solely in their respective capacities as lenders or arrangers in connection with the Financing, shall not have any rights or claims against any party hereto or any related person thereof, in connection with this Agreement or the Financing, whether at law or equity, in contract, in tort or otherwise. The parties hereto shall not amend this Section 9.13(b) in a manner that is adverse to the Financing Sources without the prior written consent of the Financing Sources.

SECTION 9.14 Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized, in the case of Spartan Stores, by the Spartan Stores Board of Directors, in the case of Merger Sub, by its board of directors, and in the case of Nash-Finch, by the Nash-Finch Board of Directors, at any time before or after the receipt of the Nash-Finch Stockholder Approval or the Spartan Stores Shareholder Approval, but, after receipt of any such approval, no amendment will be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the Nash-Finch Stockholders or the Spartan Stores Shareholders, as applicable, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of Spartan Stores, Merger Sub and Nash-Finch.

SECTION 9.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail in PDF format will be effective as delivery of a manually executed counterpart of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SPARTAN STORES, INC.

By:	/s/ Dennis Eidson
Name: Dennis Eidson
Title: President and Chief Executive Officer

SS DELAWARE, INC.

By:	/s/ Dennis Eidson
Name: Dennis Eidson
Title: President

NASH-FINCH COMPANY

By:	/s/ Alec C. Covington
Name: Alec C. Covington
Title: President and CEO

[Signature Page to Merger Agreement]

Exhibit A

FORM OF CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

CERTIFICATE OF INCORPORATION

OF

NASH-FINCH COMPANY

ARTICLE I

Name: The name of this corporation shall be Nash-Finch Company.

ARTICLE II

Office and Resident Agent: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware, Zip Code 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

Nature and Purpose: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

Class of Stock; Rights and Preferences; No Preemptive Rights. The total number of shares of stock which the Corporation shall have authority to issue is Five Thousand (5,000) shares of Common Stock, with no par value. All shares of the stock of the Corporation shall be uncertificated shares pursuant to Section 158 of the Delaware General Corporation Law. The holders of the outstanding Common Stock shall be entitled to receive dividends in each calendar year when, as, and if declared by the Board of Directors out of any assets at the time legally available therefor. The right to such dividends on the Common Stock shall not be cumulative. Except as otherwise required by law or as set forth herein, each holder of shares of Common Stock shall be entitled to the number of votes equal to the number of shares of Common Stock held by such holder. No holder of any shares Common Stock shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of capital stock or of securities of the corporation convertible into capital stock, of any class or series whatsoever, whether now or hereafter authorized and whether issued for cash, property, services or otherwise.

ARTICLE V

Term of Existence: The term of duration and existence of the Corporation shall be perpetual.

ARTICLE VI

Corporate Debts: The private property of the stockholders shall not be subject to the payment of corporate debts.

Exhibit A-1

ARTICLE VII

Bylaws: The Board of Directors shall have power to make, alter, amend and repeal bylaws for the Corporation. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the corporation need not be by written ballot.

ARTICLE VIII

Release of Directors from Personal Liability: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article VIII shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by any such amendment. Any amendment to or repeal of this Article VIII shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment or repeal.

Exhibit A-2

ANNEX B

PROPOSED AMENDMENT TO THE SPARTAN STORES RESTATED ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

The proposed amendment affects only the first paragraph of Article IV of the Spartan Stores, Inc. Restated Articles of Incorporation, which is set forth below. Deleted language is stricken and new or amended language is indicated by underlining.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is ~~60,000,000~~ 110,000,000 shares, consisting of ~~50,000,000~~ 100,000,000 shares of common stock, without par value (“Common Stock”), and 10,000,000 shares of preferred stock (“Preferred Stock”).

***

B-1

ANNEX C

[Letterhead of Moelis & Company LLC]

July 21, 2013

Board of Directors

Spartan Stores, Inc.

850 76th Street S.W.

Grand Rapids, MI

49518

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Spartan Stores, Inc. (the “Company”) of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by Nash-Finch Company (the “Merger Partner”), the Company and SS Delaware, Inc., a wholly owned subsidiary of the Company (the “Merger Sub”). As more fully described in the Agreement, Merger Sub will be merged with and into the Merger Partner (the “Transaction”) and each issued and outstanding share of the common stock, par value $1.66-2/3 per share (“Merger Partner Common Stock”), of the Merger Partner will be converted into the right to receive 1.20 (the “Exchange Ratio”) shares of the common stock, no par value per share (“Company Common Stock”), of the Company.

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Merger Partner. We have provided investment banking and other services to the Company unrelated to the Transaction but have received no separate fees for the rendering of such services. In the past two years prior to the date hereof, we acted as financial advisor to the Company in connection with the Company’s consideration from time to time of various strategic opportunities.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the Exchange Ratio to the extent expressly specified herein. Our opinion relates to the relative values of the Company and the Merger Partner. With your consent, we express no opinion as to what the value of Company Common Stock actually will be when issued pursuant to the Transaction or the prices at which Company Common Stock or Merger Partner Common Stock may trade at any time. We are not tax, legal, regulatory or accounting experts and have assumed and relied upon, without independent verification, the assessments of the Company and its other advisors with respect to tax, legal, regulatory and accounting matters. In rendering this opinion, we have assumed, with your consent, that the Transaction will be consummated in accordance with its terms, that the representations and warranties contained in the Agreement and true and complete and that the parties to the Agreement will comply with all of the material terms of the Agreement. We also have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on the Merger Partner or the Company or on the expected benefits to the Company of the Transaction. In addition, representatives of the Company have advised us, and we have assumed, with your consent, that the Transaction will qualify as a reorganization for federal income tax purposes.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Merger Partner and the Company; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Merger Partner furnished to us

C-1

by the Company and the Merger Partner, including financial forecasts provided to or discussed with us by the management of the Company and the Merger Partner (it being understood that, for purposes of our opinion, we relied, at your direction, only on such forecasts as were provided by the Company and not those provided by the Merger Partner); (iii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company; (iv) reviewed certain internal information relating to cost savings, synergies and related expenses expected to result from the Transaction (the “Expected Synergies”) furnished to us by the Company; (v) conducted discussions with members of the senior managements and representatives of the Company and the Merger Partner concerning the information described in clauses (i)–(iv) of this paragraph, as well as the businesses and prospects of the Merger Partner and the Company generally; (vi) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (vii) reviewed the execution copy, dated as of July 21, 2013, of the Agreement; (viii) participated in certain discussions and negotiations among representatives of the Company and the Merger Partner and their advisors; and (ix) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off- balance-sheet, or otherwise) of the Merger Partner or the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and other information relating to the Merger Partner and the Company and the Expected Synergies referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Merger Partner or the Company, as the case may be, as to the future performance of the Merger Partner and the Company and such Expected Synergies (including the amount, timing and achievability thereof). We also have assumed, at your direction, that the future financial results (including Expected Synergies) reflected in such forecasts will be achieved at the times and in the amounts projected. In addition, at your direction, we have relied on the assessments of the management of the Company as to the Company’s ability to retain key employees of the Merger Partner and to integrate the businesses of the Merger Partner and the Company.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

This opinion is for the use and benefit of the Board of Directors of the Company (in its capacity as such) in its evaluation of the Transaction and may not be disclosed without our prior written consent. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company or the Merger Partner.

In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Exchange Ratio in the Transaction is fair from a financial point of view to the Company.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC

C-2

ANNEX D

J.P. Morgan	CONFIDENTIAL

July 21, 2013

The Board of Directors

Nash-Finch Company

7600 France Avenue So., PO Box 355

Minneapolis, MN 55440

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $1.66 2/3 per share (the “Company Common Stock”), of Nash-Finch Company (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Spartan Stores, Inc. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger, dated as of July 21, 2013 (the “Agreement”), among the Company, the Merger Partner and its subsidiary, SS Delaware, Inc., the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Company, the Merger Partner, or any of their wholly-owned subsidiaries, will be converted into the right to receive 1.20 shares (the “Exchange Ratio”) of the Merger Partner’s common stock, no par value per share (the “Merger Partner Common Stock”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Merger Partner relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Transaction on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties

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made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Merger Partner. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on one of the Company’s credit facilities in December 2011. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan

J.P. Morgan Securities LLC

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NASH-FINCH COMPANY ATTN: Kathleen M Mahoney 7600 FRANCE AVENUE SOUTH EDINA, MN 55435 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For Against Abstain 1 To adopt the Agreement and Plan of Merger, dated as of July 21, 2013, by and among Nash-Finch Company (the Company), Spartan Stores, Inc. a Michigan corporation (Spartan Stores), and SS Delaware, Inc., a Delaware corporation and a wholly-owned subsidiary of Spartan Stores, as it may be amended from time to time. 2 To approve an advisory (non-binding) proposal on the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise related to the proposed transactions. 3 To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Special Meeting to approve Proposal 1. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000186453_1 R1.0.0.51160

PERFORMANCE DRIVEN NASH FINCH COMPANY Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com . NASH-FINCH COMPANY Special Meeting of Stockholders November 18, 2013 9:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) William R. Voss, Alec C. Covington and Kathleen M. Mahoney, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of NASH-FINCH COMPANY that the stockholder(s) is/are entitled to vote at the Special Meeting of stockholder(s) to be held at 9:00 AM, CDT on 11/18/2013, at the Westin Edina Galleria, Room: Cahill B, 3201 Galleria, Edina, MN 55435 and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side 0000186453_2 R1.0.0.51160